As filed with the Securities and Exchange Commission on May 8, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
QUEBECOR MEDIA INC.
(Exact name of Registrant as specified in its charter)

Province of Québec	4841	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Quebecor Media Inc.
612 Saint-Jacques Street
Montréal, Québec H3C 4M8
Canada
(514) 380-1999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8600
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Frédéric Despars, Esq. Quebecor Media Inc. 612 Saint-Jacques Street Montréal, Quebec H3C 4M8 Canada (514) 380-1999	Marc Lacourcière, Esq. Ogilvy Renault llp 1981 McGill College Avenue, Suite 1100 Montréal, Quebec H3A 3C1 Canada (514) 847-4747

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Unit(1)	Price(1)	Fee(1)

7 3/4 % Senior Notes due March 15, 2016	$525,000,000	100%	$525,000,000	$56,175.00

(1)	The registration fee has been calculated in accordance with Rules 457(a), 457(f)(2) and 457(n) under the Securities Act.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 8, 2006
PROSPECTUS
US$525,000,000
QUEBECOR MEDIA INC.
Offer to Exchange All Outstanding
7 3/4% Senior Notes due March 15, 2016
Issued on January 17, 2006 for
New 7 3/4% Senior Notes due March 15, 2016

The Exchange Offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that have been registered. In this prospectus, we refer to our outstanding 7 3/4% Senior Notes due March 15, 2016 as the “old notes” and to the new 7 3/4 % Senior Notes due March 15, 2016 to be issued in exchange for the old notes as the “Notes.”

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 PM, New York City time, on , 2006, unless we extend the exchange offer.
The New Notes:

•	The terms of the Notes to be issued in the exchange offer are substantially identical to the terms of the old notes, except that the Notes will be freely tradeable by persons who are not affiliated with us.

•	No active public market currently exists for the old notes. We do not intend to list the Notes on any securities exchange and, therefore, no active public market is anticipated.

•	The Notes, like the old notes, are:

—	senior unsecured obligations of Quebecor Media;

—	effectively junior to all of Quebecor Media’s existing and future secured indebtedness, including any borrowings under our Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness; and

—	effectively junior in right of payment to all of the existing and future liabilities, including trade payables, of Quebecor Media’s subsidiaries.

This investment involves risks. See “Risk Factors” beginning on page 15.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

      You should rely only on the information contained in this prospectus or the documents to which we have referred you, copies of which may be obtained from us upon request. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      The Notes have not been and will not be qualified for public distribution under the securities laws of any province or territory of Canada. The Notes are not being offered and may not be offered, directly or indirectly, in Canada or to any resident thereof except in accordance with the securities laws of the provinces and territories of Canada. The old notes were issued pursuant to exemptions from the prospectus requirements of the applicable Canadian provincial and territorial securities laws and may be sold in Canada only pursuant to an exemption therefrom.
      Until 90 days after the expiration date, all dealers that effect transactions in the Notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments and subscriptions and pursuant to the commitment to deliver a prospectus in connection with resales of the Notes.

EXPLANATORY NOTES
      All references in this prospectus to “Quebecor Media,” “QMI” or the “Company,” as well as use of the terms “we,” “us,” “our” or similar terms, are references to Quebecor Media Inc., a company incorporated in Canada in August 2000 under Part IA of the Companies Act (Québec), and, unless the context otherwise requires, its subsidiaries and operating companies. All references in this prospectus to “Videotron” are references to our indirect wholly-owned subsidiary Videotron Ltd.; all references to “Sun Media” are references to our indirect wholly-owned subsidiary Sun Media Corporation; all references to “Le SuperClub Vidéotron” are to our indirect wholly-owned subsidiary Le SuperClub Vidéotron ltée; all references in this prospectus to “TVA Group” are to our subsidiary, TVA Group Inc.; and all references in this prospectus to “Nurun” are to our subsidiary, Nurun Inc. All references to “Videotron Telecom” are to Videotron Telecom Ltd., which, prior to its merger with Videotron on January 1, 2006, had been our indirect wholly-owned subsidiary. All references in this prospectus to “Quebecor” are references to Quebecor Inc., and all references to “CDP Capital” are to CDP Capital d’Amérique Investissements Inc.
INDUSTRY AND MARKET DATA
      Industry statistics and market data used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications, including the Canadian Radio-Television and Telecommunications Commission, or the CRTC, the Television Bureau of Canada, the National Cable & Telecommunications Association, or the NCTA, A.C. Nielsen Media Research, Kagan Research LLC, the Canadian Newspaper Association, the Audit Bureau of Circulations NADbank Inc. and ComScore Media Metrix. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information is not guaranteed. Similarly, internal surveys and industry and market data, while believed to be reliable, have not been independently verified, and we make no representation as to the accuracy of this information.
      Information contained in this prospectus concerning the media industry, our general expectations concerning this industry and our market positions and market shares may also be based on estimates and assumptions made by us based on our knowledge of the industry and which we believe to be reliable. We believe, however, that these data are inherently imprecise, although generally indicative of relative market positions and market shares. Industry and company data are approximate and may reflect rounding in certain cases.
ENFORCEABILITY OF CIVIL LIABILITIES
      We are incorporated under and governed by the laws of the Province of Québec. Substantially all our directors, controlling persons and officers, as well as certain of the experts named in this prospectus, are residents of Canada, and all or a substantial portion of their assets and all of our assets are located outside the United States. We have agreed, in accordance with the terms of the indenture under which the Notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the Notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the Notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal or state securities laws. We have been advised by Ogilvy Renault LLP, our legal counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements with respect to our financial condition, results of operations, business and certain of our plans and objectives. These forward-looking statements are made pursuant to the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate as well as beliefs and assumptions made by our management. Such statements include, in particular, statements about our plans, prospects, financial position and business strategies. Words such as “may,” “will,” “expect,” “continue,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe” or “seek” or the negatives of these terms or variations of them or similar terminology are intended to identify such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements, by their nature, involve risks and uncertainties and are not guarantees of future performance. Such statements are also subject to assumptions concerning, among other things: our anticipated business strategies; anticipated trends in our business; and our ability to continue to control costs. We can give no assurance that these estimates and expectations will prove to have been correct. Actual outcomes and results may, and often do, differ from what is expressed, implied or projected in such forward-looking statements, and such differences may be material. Some important factors that could cause actual results to differ materially from those expressed in these forward-looking statements include, but are not limited to:

•	general economic, financial or market conditions;

•	the intensity of competitive activity in the industries in which we operate;

•	unanticipated higher capital spending required to address continued development of competitive alternative technologies or the inability to obtain additional capital to continue the development of our business;

•	our ability to implement successfully our business and operating strategies and manage our growth and expansion;

•	our ability to continue to distribute a wide range of television programming and to attract large audiences and readership;

•	variations in the cost, quality and variety of our television programming;

•	cyclical and seasonal variations in our advertising revenue;

•	disruptions to the network through which we provide our digital television, Internet access and telephony services, and our ability to protect such services from piracy;

•	labor disputes or strikes;

•	changes in our ability to obtain services and equipment critical to our operations;

•	changes in laws and regulations, or in their interpretations, which could result in, among other things, the loss (or reduction in value) of our licenses or markets or in an increase in competition, compliance costs or capital expenditures;

•	our substantial indebtedness and the restrictions on our business imposed by the terms of our debt; and

•	interest rate fluctuations that affect a portion of our interest payment requirements on long-term debt.
      We caution you that the above list of cautionary statements is not exhaustive. These and other factors are discussed in further detail elsewhere in this prospectus, including under the section “Risk Factors.” Each of these forward-looking statements speaks only as of the date of this prospectus. We will not update these statements unless the securities laws require us to do so. We advise you to consult any documents we may file or furnish with the U.S. Securities and Exchange Commission, or the SEC, as described under “Where You Can Find More Information.”

PRESENTATION OF FINANCIAL INFORMATION
      Our consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and the accounting principles generally accepted in the United States, or U.S. GAAP, see note 25 to our audited consolidated financial statements for the years ended December 31, 2003, 2004 and 2005 included in this prospectus. We prepare our financial statements in Canadian dollars. In this prospectus, references to Canadian dollars, Cdn$ or $ are to the currency of Canada, and references to U.S. dollars or US$ are to the currency of the United States.
      We use certain financial measures that are not calculated in accordance with Canadian GAAP or U.S. GAAP to assess our financial performance. We use these non-GAAP financial measures, such as operating income, free cash flow from operations and average monthly revenue per user, because we believe that they are meaningful measures of our performance. Our method of calculating these non-GAAP financial measures may differ from the methods used by other companies and, as a result, the non-GAAP financial measures presented in this prospectus may not be comparable to other similarly titled measures disclosed by other companies. We provide a definition of the non-GAAP financial measures used in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.” We provide a definition of operating income, and a reconciliation of operating income to the most directly comparable financial measure under Canadian GAAP and under U.S. GAAP principles in note 1 to the tables under the caption “Selected Consolidated Financial Data.” When we discuss free cash flow from operations in this prospectus, we provide a reconciliation to the most directly comparable GAAP financial measure in the same section.
EXCHANGE RATE INFORMATION
      We prepare our financial statements in Canadian dollars. The following table presents the average, high, low and end of period noon buying rates for the periods indicated, in the City of New York for cable transfers in foreign currencies, as published by the Federal Reserve Bank of New York, or the “noon buying rate.” Such rates are presented as U.S. dollars per $1.00 and are the inverse of rates published by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On May 5, 2006, the inverse of the noon buying rate was $1.00 equals US$0.9033. We do not make any representation that Canadian dollars could have been converted into U.S. dollars at the rates shown or at any other rate.

Year Ended	Average(1)	High	Low	Period End

December 31, 2001	0.6446	0.6697	0.6241	0.6279
December 31, 2002	0.6370	0.6619	0.6200	0.6329
December 31, 2003	0.7205	0.7738	0.6349	0.7738
December 31, 2004	0.7719	0.8493	0.7158	0.8310
December 31, 2005	0.8282	0.8690	0.7872	0.8579

Month Ended	Average(2)	High	Low	Period End

November 30, 2005	0.8463	0.8579	0.8361	0.8569
December 31, 2005	0.8610	0.8690	0.8521	0.8579
January 31, 2006	0.8642	0.8744	0.8528	0.8744
February 28, 2006	0.8704	0.8788	0.8638	0.8788
March 2006	0.8641	0.8834	0.8531	0.8569
April 2006	0.8740	0.8926	0.8534	0.8926
May 2006 (through May 5, 2006)	0.9024	0.9037	0.8985	0.9033

(1)	The average of the exchange rates on the last day of each month during the applicable year.

(2)	The average of the exchange rates for all days during the applicable month.

      Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities, except as described under “Certain Canadian Federal Income Tax Considerations — Canadian Material Federal Income Tax Considerations for Non-Residents of Canada.”

v

SUMMARY
      The following summary highlights selected information contained elsewhere in this prospectus to help you understand Quebecor Media, the exchange offer and the Notes. This summary may not contain all of the information that is important to you. For a more complete understanding of Quebecor Media Inc., the exchange offer and the Notes, we encourage you to read this entire prospectus carefully. Unless otherwise specified or the context otherwise requires, the terms “we.” “our,” “us,” the “Company” and “Quebecor Media” refer to Quebecor Media Inc. and its consolidated subsidiaries, collectively. In this prospectus, references to Canadian dollars, Cdn$ or $ are to the currency of Canada, and references to U.S. dollars or US$ are to the currency of the United States.
Our Business
      We are one of Canada’s leading media companies, with activities in cable distribution, newspaper publishing, television broadcasting, business and residential telecommunications, book, magazine and video retailing, publishing and distribution, music recording, production and distribution and new media services. Through our operating subsidiaries, we hold leading positions in the creation, promotion and distribution of news, entertainment and Internet-related services that are designed to appeal to audiences in every demographic category.
      Through our operating subsidiary Videotron Ltd., or Videotron, we are the largest distributor of pay-television services in the Province of Québec and the third largest cable operator in Canada, a major Internet service provider and a provider of telephony services in the Province of Québec. Through our operating subsidiary Sun Media Corporation, or Sun Media, we are the largest newspaper publisher in the Province of Québec, the largest national chain of tabloids and community newspapers in Canada and we have established the number one or two market position in each of our eight urban daily markets. Through our public operating subsidiary TVA Group Inc., or TVA Group, of which we own 45.2% of the equity and control 99.9% of the voting power, we are the largest private-sector television broadcaster in Québec, the largest private-sector French-language television broadcaster in North America and one of the largest private-sector producers of French-language television programming in Québec. In the new media sector, we have developed, through Canoe Inc., or Canoe, and its subsidiaries, two of Canada’s leading English and French-language Internet news and information portals, as well as leading Internet sites dedicated to automobiles, employment, personals, real estate and classifieds and, through Nurun Inc., or Nurun, we provide interactive communications and technology services. We are also engaged in book publishing and distribution; magazine publishing and production; distribution and retailing of cultural products through companies such as Archambault Group Inc., or Archambault Group (which owns one of the largest chains of music, books, videos and musical instruments stores in Québec and is the largest producer of French-language music products in Québec and the largest independent distributor of music and video products in Canada); film and television distribution through TVA Films Inc., or TVA Films; and video and video game rental and retailing through Le SuperClub Vidéotron Ltée, or Le SuperClub Vidéotron, chain of video rental stores, which is the largest chain of video stores in Québec.
      We believe that our diversified portfolio of media assets provides us with a number of competitive advantages, including the ability to:

•	cross-promote our brands, programs and other content across multiple media platforms;

•	provide advertisers with an integrated solution for local, regional and national multi-platform advertising;

•	offer a differentiated, bundled suite of entertainment, information and communication services and products, including digital television, high-speed Internet access, video-on-demand and other interactive television services, as well as residential and commercial telephony services using Voice over IP technology, or VoIP;

•	deliver high-quality services and products, including, for example, our standard high-speed Internet access service that enables our customers to download data at a higher speed than that currently offered by standard digital subscriber line, or DSL, technology, and the widest range of French-language programming in Canada;

•	leverage our content, management, sales and marketing and production resources to provide superior information and entertainment services to our customers;

•	extend our market reach by leveraging our multimedia platform and cross-marketing expertise and experience to enhance our national media platform;

•	leverage our single, highly contiguous network that covers approximately 80% of Québec’s total addressable market and five of the province’s top six urban areas, which provides many benefits, including a higher quality and more reliable network, the ability to rapidly and efficiently launch and deploy new products and services, and a lower cost structure through reduced maintenance and technical support costs; and

•	leverage our advanced broadband network, 98% of which is bi-directional, which allows us to offer a wide range of advanced services on the same medium, such as analog and digital television, video-on-demand, high-speed Internet access and VoIP telephony services.
      We have a strong, market-focused management team that has extensive experience and expertise in a range of areas, including marketing, finance, telecommunications, publishing and technology. Under the leadership of our senior management team, we have, despite intense competition, successfully increased sales of our digital television and high-speed Internet access products as well as launched our new VoIP telephony services.
Refinancing Plan
      The offering of the old notes formed part of our refinancing plan that we announced on December 16, 2005. Our refinancing plan was comprised of (i) our tender offers pursuant to which we repurchased our outstanding 11 1/8% Senior Notes due 2011 and our 13 3/4% Senior Discount Notes due 2011, which we refer to collectively as our “Existing Notes,” (ii) the settlement of related currency and interest rate swaps, (iii) the repayment and termination of our existing $75.0 million credit facility and (iv) the payment of the fees and expenses related to the refinancing. The proceeds of our refinancing plan were also used to pay a $15.0 million dividend to our shareholders. These transactions were funded with (a) borrowings of approximately $125.0 million and US$350.0 million under our new senior secured credit facilities, which we refer to as our “Senior Secured Credit Facilities,” and which consist of a 5-year $100.0 million revolving credit facility, a 5-year $125.0 million Term Loan A facility and a 7-year US$350.0 million Term Loan B facility, (b) the proceeds of the offering of the old notes and (c) $291.7 million of new borrowings by our subsidiaries Videotron and Sun Media. In this prospectus, we refer to these transactions collectively as our “Refinancing Plan.” See also “Use of Proceeds” and “Description of Certain Indebtedness.”
      We repurchased and retired US$561.6 million aggregate principal amount of our Senior Notes due 2011 and US$275.6 million aggregate principal amount at maturity of our Senior Discount Notes due 2011 pursuant to tender offers on January 17, 2006. We intend to redeem all Existing Notes not tendered on July 15, 2006.
Our Shareholder
      We are 54.7% owned by Quebecor Inc., or Quebecor, a communications holding company, and 45.3% owned by CDP Capital d’Amérique Investissements Inc., or CDP Capital. Quebecor’s primary assets are its interests in Quebecor Media and in Quebecor World Inc., or Quebecor World, one of the world’s largest commercial printers. CDP Capital is a wholly owned subsidiary of Caisse de dépôt et placement du Québec, Canada’s largest pension fund with approximately $216 billion in assets under management as at Decem-

ber 31, 2005. None of Quebecor, Quebecor World or CDP Capital is an obligor or a guarantor of the obligations under the old notes or the Notes.
Our Corporate Structure
      The following chart illustrates the relationship among Quebecor Media and its subsidiaries, all of which were incorporated or organized in Canada or in various Canadian provinces. In each case, unless otherwise indicated, Quebecor Media owns a 100% equity and voting interest in its subsidiaries. Where applicable, the number on the top indicates the percentage of equity owned and the number on the bottom indicates the percentage of voting rights held directly and indirectly by Quebecor Media. This chart is a simplification of our corporate structure and omits certain subsidiaries. This chart is as of December 31, 2005, but gives effect to the mergers of our subsidiaries CF Cable TV Inc. and Videotron (Regional) Ltd., and of our subsidiaries Videotron and Videotron Telecom Ltd. Nurun is an unrestricted subsidiary under the indenture governing the old notes and the Notes.
Our Principal Executive Office
      Our principal executive office is located at 612 Saint-Jacques Street, Montréal, Québec, Canada H3C 4M8. Our telephone number is (514) 380-1999. Our corporate website may be accessed through the following URL: http://www.quebecor.com. The information found on our corporate website does not constitute part of this prospectus and you should rely only on the information contained in this prospectus when making a decision as to whether exchange old notes for Notes. With respect to the Notes offered hereby, our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

The Exchange Offer
      The summary below describes the principal terms of the exchange offer and the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Notes.
      On January 17, 2006, we sold our 7 3/4 % Senior Notes due March 15, 2016 in a private placement exempt from the registration requirements of the Securities Act, and the initial purchasers of these old notes then resold them in reliance on other exemptions from the registration requirements of the Securities Act. We entered into a registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we agreed, among other things, to deliver to you this prospectus and to keep the exchange offer open for not less than 30 days after the date on which the exchange offer is mailed to the holders of the old notes. In addition, we agreed that if the exchange offer is not completed by September 29, 2006, we will file, and use our best efforts to cause to become effective, a shelf registration statement covering the resale of the old notes. You are entitled to exchange your old notes for the Notes in the exchange offer. The Notes are identical in all material respects to the old notes except that:

•	the Notes have been registered under the Securities Act and will be freely tradeable by persons who are not affiliated with us;

•	the Notes are not entitled to the rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay special interest on the Notes if (a) the exchange offer registration statement that includes this prospectus is not declared effective by August 15, 2006 or (b) if the exchange offer is not consummated by September 29, 2006, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the Notes.

The Exchange Offer	We are offering to exchange up to US$525.0 million aggregate principal amount of our new 7 3/4% Senior Notes due March 15, 2016, which have been registered under the Securities Act, for up to US$525.0 million aggregate principal amount of our old 7 3/4 % Senior Notes due March 15, 2016, which were issued on January 17, 2006 pursuant to a private placement offering. Old notes may be exchanged only in integral multiples of US$1,000.

Resale of the Notes	Based on interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you are:

• acquiring the Notes in the ordinary course of business;

• not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Notes; and

• not a broker-dealer who purchased your old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the Notes. If this interpretation is inapplicable and you transfer any Notes issued to you in the exchange offer without delivering a prospectus or without an exemption under the Securities Act, you may incur liability under the Securities Act. We do not assume and will not indemnify you against this liability.

Each broker-dealer that receives Notes for its own account in exchange for the old notes that were acquired by this broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those Notes. See “Plan of Distribution.”

Any holder of Notes who:

• is our “affiliate” as defined in Rule 405 under the Securities Act;

• does not acquire the Notes in the ordinary course of its business;

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the Notes; or

• is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A or any other available exemption under the Securities Act,

cannot rely on the position of the SEC staff expressed in the no-action letters described above and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Notes.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to exchange your old notes for Notes pursuant to the exchange offer, you must complete, sign and date the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, together with your old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, or ATOP, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• you are acquiring the Notes in the ordinary course of business;

• you have no arrangement or understanding with any person to participate in the distribution of the Notes;

• if you are a broker-dealer that will receive Notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act.

See “The Exchange Offer — Procedures for Tendering Old Notes.”

Special Procedures for Beneficial Owners	If you own a beneficial interest in old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program by the expiration date, you must tender your old notes pursuant to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Consequences of Failure to Exchange the Old Notes for the Notes	All unexchanged old notes will continue to be subject to transfer restrictions. In general, the old notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the market for secondary resales of any unexchanged old notes is likely to be minimal. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Federal Income Tax Consequences	The exchange of the old notes for the Notes will generally not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Tax Considerations” and “Certain Canadian Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Notes in the exchange offer. We will pay all expenses incidental to the exchange offer. See “Use of Proceeds” and “The Exchange Offer — Fees and Expenses.”

Exchange Agent for Notes	U.S. Bank National Association is the exchange agent for the exchange offer.

Dissenter or Appraisal Rights	Holders of old notes will not have dissenters’ or appraisal rights in connection with the exchange offer.

The Notes
      The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Notes.

Issuer	Quebecor Media Inc.

Notes Offered	US$525,000,000 in principal amount of 7 3/4 % senior unsecured notes due 2016. The Notes will be issued under an indenture dated as of January 17, 2006 between us and U.S. Bank National Association as trustee, which is the same indenture under which we issued the old notes.

Maturity	The Notes will mature on March 15, 2016.

Interest Payment Dates	June 15 and December 15 of each year commencing on June 15, 2006.

Ranking	The Notes will be:

• senior unsecured obligations of Quebecor Media:

• effectively junior to all of Quebecor Media’s existing and future secured indebtedness, including any borrowings under our Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness; and

• effectively junior in right of payment to all of the existing and future liabilities, including trade payables, of Quebecor Media’s subsidiaries.

As of December 31, 2005, after giving effect to the completion of the offering of the old notes and the application of the net proceeds therefrom as described under “Use of Proceeds,” Quebecor Media and its consolidated subsidiaries would have had $3.0 billion of indebtedness outstanding, Quebecor Media, excluding its subsidiaries, would have had $532.1 million of senior secured indebtedness, and Quebecor Media’s subsidiaries would have had $3.3 billion of total liabilities, excluding intercompany liabilities. See “Capitalization.”

Optional Redemption	Prior to March 15, 2011, we may from time to time redeem all or a portion of the Notes by paying a special “make-whole” premium specified in this prospectus under “Description of the Notes — Optional Redemption.”

At any time on or after March 15, 2011, we may redeem all or a portion of the Notes at fixed redemption prices specified in the section “Description of the Notes — Optional Redemption.”

In addition, at any time and from time to time on or prior to March 15, 2009, we may redeem a portion of the Notes with the net cash proceeds of any equity offerings by us, so long as:

• we pay 107.75% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption;

• at least 65% of the aggregate principal amount of all old notes and Notes issued under the indenture remain outstanding afterwards; and

• the redemption occurs within 90 days of the date of the closing of such equity offering.

Additional Amounts	Any payments made by us with respect to the Notes will be made without withholding or deduction, unless required by law. If we are required by law to withhold or deduct for taxes with respect to a payment to the holders of Notes, we will, subject to certain exceptions, pay the additional amount necessary so that the net amount received by holders of Notes (other than certain excluded holders) after the withholding is not less than the amount they would have received in the absence of the withholding. See “Description of the Notes — Payment of Additional Amounts.”

Tax Redemption	If we are required to pay additional amounts as a result of changes in laws applicable to tax-related withholdings or deductions in respect of payments on the Notes, we will have the option to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to the date of redemption and any additional amounts that may be then payable. See “Description of the Notes — Redemption for Changes in Withholding Taxes” and “— Payment of Additional Amounts.”

Change of Control	If we experience a change in control, we must offer to purchase the Notes at 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants	The indenture governing the Notes limits our ability and the ability of our restricted subsidiaries to:

• borrow money or sell preferred stock;

• pay dividends beyond certain amounts and make other restricted payments;

• create or permit certain liens;

• use the proceeds from sales of assets and subsidiary stock;

• create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions;

• enter into certain transactions with affiliates;

• issue guarantees of debt; and

• enter into certain mergers, consolidations and transfers of all or substantially all of our assets.

These covenants are subject to important exceptions and limitations. See “Description of the Notes.”

Tax Consequences	For a discussion of the possible U.S. and Canadian federal income tax consequences of an investment in the Notes, see “Certain U.S. Federal Tax Considerations” and “Certain Canadian Federal Income Tax Considerations.” You should consult your own tax advisor to determine the federal, state, provincial, local and other tax consequences of an investment in the Notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Notes in the exchange offer. See “Use of Proceeds.”

Absence of an Active Public Market for the Notes	The old notes are presently eligible for trading in the PORTAL market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchasers of the old notes have advised us that they intend to make a market for the Notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Exchange Offer; Registration Rights	Pursuant to a registration rights agreement among us and the initial purchasers of the old notes, we agreed to:

• file a registration statement within 120 days after the issue date of the old notes, relating to the exchange of the privately placed old notes for publicly registered exchange notes with substantially identical terms evidencing the same continuing indebtedness;

• use our best efforts to cause the registration statement to become effective within 210 days after the issue date of the old notes;

• keep the exchange offer open for not less than 30 days;

• consummate the exchange offer by September 29, 2006; and

• file a shelf registration statement for the resale of the old notes if we cannot effect or consummate an exchange offer within the specified time periods and in certain other circumstances described in this prospectus.

We intend the registration statement relating to this prospectus to satisfy these obligations. If we do not comply with our obligations under the registration rights agreement, we will be required to pay additional special interest on the old notes and/or the Notes under specific circumstances. See “The Exchange Offer — Purpose and Effect of the Exchange Offer”.

Offering; Transfer Restrictions	The Notes are not being offered for sale and may not be offered or sold directly or indirectly in Canada except in accordance with applicable securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the Notes, and accordingly, the Notes will be subject to restrictions on resale in Canada.
You should refer to “Risk Factors” for an explanation of certain risks of investing in the Notes.

Summary Consolidated Financial Data
      You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.
      The following tables present financial information derived from our consolidated financial statements. Our audited consolidated financial statements included in this prospectus are comprised of consolidated balance sheets as at December 31, 2004 and 2005 and the consolidated statements of income, shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2005 and have been audited by KPMG LLP, an independent registered public accounting firm. KPMG LLP’s report on these audited consolidated financial statements is included in this prospectus.
      The consolidated balance sheet data as at December 31, 2003 have been derived from our audited consolidated balance sheet not included in this prospectus.
      Our financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 25 to our audited consolidated financial statements for the years ended December 31, 2003, 2004 and 2005 included elsewhere in this prospectus.
      Our historical results are not necessarily indicative of our future financial condition or results of operations.

CANADIAN GAAP DATA

	Year Ended December 31,

	2003	2004	2005

	(In millions)
STATEMENT OF INCOME DATA:
Revenues
Cable	$805.0	$871.6	$1,002.0
Newspapers	845.9	888.1	915.6
Broadcasting	340.9	358.0	401.4
Leisure and Entertainment	205.0	241.7	255.4
Business Telecommunications	77.7	78.6	102.1
Interactive Technologies and Communications	44.8	51.9	65.1
Internet/ Portals	28.2	34.5	50.0
Head Office and inter-segment	(49.4)	(62.0)	(88.7)

	2,298.1	2,462.4	2,702.9

Cost of sales, selling and administrative expenses	(1,686.3)	(1,765.2)	(1,969.3)
Amortization	(226.6)	(225.9)	(231.9)
Financial expenses	(300.1)	(314.6)	(285.3)
Reserve for restructuring of operations, impairment of assets and other special charges	(1.8)	(2.8)	0.2
Gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary	144.1	(4.8)	(60.0)
Gain (loss) on sale of businesses and other assets	(1.1)	9.3	0.1
Write-down of goodwill	(0.5)	—	—
Income taxes	12.5	(37.4)	(44.0)
Non-controlling interest	(34.6)	(31.7)	(16.2)
Income (loss) from discontinued operations and other expenses	0.2	(1.1)	—

Net income	$203.9	$88.2	$96.5

OTHER FINANCIAL DATA:
Operating income(1)	$611.8	$697.2	$733.6
Additions to property, plant and equipment	131.2	181.1	315.5

	At December 31,

	2003	2004	2005

	(In millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$103.6	$108.8	$97.4
Total assets	6,610.6	6,509.2	6,675.5
Total debt	2,756.8	2,548.8	2,533.2
Capital stock	1,773.7	1,773.7	1,773.7
Shareholders’ equity	2,395.0	2,459.9	2,450.1

U.S. GAAP DATA

	Year Ended December 31,

	2003	2004	2005

	(In millions)
STATEMENT OF INCOME DATA:
Revenues
Cable	$805.0	$880.9	$1,008.2
Newspapers	845.9	888.1	915.6
Broadcasting	340.9	358.0	401.4
Leisure and Entertainment	205.0	241.7	255.4
Business Telecommunications	77.7	78.6	102.1
Interactive Technologies and Communications	44.8	51.9	65.1
Internet/ Portals	28.2	34.5	50.0
Head Office and inter-segment	(49.4)	(62.0)	(88.7)

	2,298.1	2,471.7	2,709.1

Cost of sales, selling and administrative expenses	(1,683.0)	(1,764.3)	(1,973.5)
Amortization	(226.6)	(225.7)	(229.6)
Financial expenses	(467.6)	(308.0)	(274.0)
Reserve for restructuring of operations, impairment of assets and other special charges	(1.8)	(2.8)	0.2
Loss on debt refinancing	(9.6)	(4.8)	(60.0)
Gain (loss) on sale of businesses and other assets	(1.1)	9.3	1.6
Write-down of goodwill	(0.5)	—	—
Income taxes	13.8	(43.4)	(14.2)
Non-controlling interest	(34.6)	(35.1)	(18.4)
Income (loss) from discontinued operations and other expenses	16.4	(0.8)	—

Net (loss) income	$(96.5)	$96.1	$141.2

OTHER FINANCIAL DATA:
Operating income(1)	$615.1	$707.4	$735.6
Additions to property, plant and equipment	131.2	181.1	315.5
Comprehensive (loss) income	(155.7)	(11.3)	172.4

	At December 31,

	2003	2004	2005

	(In millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$103.6	$108.8	$97.4
Total assets	6,602.2	6,480.1	6,664.1
Total debt	2,736.1	2,514.9	2,468.5
Capital stock	1,773.7	1,773.7	1,773.7
Shareholders’ equity	2,253.3	2,218.4	2,301.7

(1)	We define operating income, as reconciled to net income under Canadian GAAP, as net income (loss) before amortization, financial expenses, reserve for restructuring of operations, impairment of assets and other special charges, gain (loss) on sales of businesses and other assets, (loss) gain on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary, write-down of goodwill, income taxes, amortization of goodwill (net of non-controlling interest), non-controlling interest and discontinued operations and other expenses. We define operating income, as reconciled to net income under U.S. GAAP, as net income (loss) before amortization, financial expenses, reserve for restructuring of operations, impairment of assets and other special charges, gains (losses) on sale of businesses and other assets, loss on debt refinancing, write-down of goodwill, income taxes, non-controlling interest and income (loss) from discontinued operations and other expenses. Operating income as defined above is not a measure of results that is consistent with Canadian GAAP or U.S. GAAP. It is not intended to be regarded as an alternative to other financial operating performance measures or to the statement of cash flows as a measure of liquidity. It is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Canadian GAAP or U.S. GAAP. Our management believes that operating income is a meaningful measure of performance. Our parent company, Quebecor, considers the media segment as a whole and uses operating income in order to assess the performance of its investment in Quebecor Media. Our management and Board of Directors use this measure in evaluating Quebecor Media’s consolidated results as well as results of Quebecor Media’s operating segments. As such, this measure eliminates the significant level of non-cash depreciation of tangible assets and amortization of certain intangible assets, and it is unaffected by the capital structure or investment activities of Quebecor Media and of its segments. Operating income is also relevant because it is a significant component of Quebecor Media’s annual incentive compensation programs. A limitation of this measure, however, is that it does not reflect the periodic costs of capitalized tangible and intangible assets used in generating revenues in Quebecor Media’s segments. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and free cash flows from operations. In addition, measures like operating income are commonly used by the investment community to analyze and compare the performance of companies in the industries in which we are engaged. Our definition of operating income may not be the same as similarly titled measures reported by other companies.

The following table provides a reconciliation of operating income to net income under Canadian GAAP as disclosed in our financial statements:

	Year Ended December 31,

	2003	2004	2005

	(In millions)
Reconciliation of net income (Canadian GAAP) and operating income disclosed herein
Net income	$203.9	$88.2	$96.5
Amortization	226.6	225.9	231.9
Financial expenses	300.1	314.6	285.3
Reserve for restructuring of operations, impairment of assets and other special charges	1.8	2.8	(0.2)
(Gain) loss on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary	(144.1)	4.8	60.0
(Gain) loss on sale of businesses and other assets	1.1	(9.3)	(0.1)
Write-down of goodwill	0.5	—	—
Income taxes	(12.5)	37.4	44.0
Non-controlling interest	34.6	31.7	16.2
(Income) loss from discontinued operations and other expenses	(0.2)	1.1	—

Operating income	$611.8	$697.2	$733.6

The following table provides a reconciliation of operating income to net income under U.S. GAAP as disclosed in our financial statements:

	Year Ended December 31,

	2003	2004	2005

	(In millions)
Reconciliation of net (loss) income (U.S. GAAP) and operating income disclosed herein
Net (loss) income	$(96.5)	$96.1	$141.2
Amortization	226.6	225.7	229.6
Financial expenses	467.6	308.0	274.0
Reserve for restructuring of operations, impairment of assets and other special charges	1.8	2.8	(0.2)
Loss on debt refinancing	9.6	4.8	60.0
(Gain) loss on sale of businesses and other assets	1.1	(9.3)	(1.6)
Write-down of goodwill	0.5	—	—
Income taxes	(13.8)	43.4	14.2
Non-controlling interest	34.6	35.1	18.4
(Income) loss from discontinued operations and other expenses	(16.4)	0.8	—

Operating income	$615.1	$707.4	$735.6

RISK FACTORS
      An investment in the Notes involves risks. You should consider carefully the risks described below as well as the other information appearing elsewhere in this prospectus before you decide to tender your old notes in the exchange offer.
Risks Relating to Our Business

We operate in highly competitive industries and our inability to effectively compete could have a material adverse effect on our business.
      We operate in highly competitive industries. In our cable operations, we compete against direct broadcast satellite providers, or DBS (which is also called DTH in Canada, for “direct-to-home” satellite), multi-channel multipoint distribution systems, or MDS, satellite master antenna television systems and over-the-air television broadcasters. In addition, we compete against incumbent local exchange carriers, or ILECs, which have secured licenses to launch video distribution services using video digital subscriber line, or VDSL, technology. The Canadian Radio-television and Telecommunications Commission, or the CRTC, has approved a regional license for the main ILEC in our market to provide terrestrial broadcasting distribution in Montreal and several other communities in Québec. The same ILEC has also recently acquired a cable network in our main service area which currently serves approximately 15,000 customers. We also face competition from illegal providers of cable television services and illegal access both to non-Canadian DBS (also called grey market piracy) as well as signal theft of DBS that enable customers to access programming services from U.S. and Canadian DBS without paying any fees (also called black market piracy). Competitors in the video business also include the video stores industry (rental & sale) and other alternative entertainment media.
      In our Internet access business, we compete against other Internet service providers, or ISPs, offering residential and commercial Internet access services. The CRTC also requires us to offer access to our high speed Internet system to our ISP competitors and several third party ISPs have access or have requested access to our network. A recent CRTC decision requires that we extend the access to third party ISPs for voice or telephony applications as well.
      Our voice-over-IP (or “VoIP”) telephony service has numerous competitors, including ILECs, competitive local exchange carriers, or CLECs, wireless telephone service operators and other providers of telephony services, and competitors that are not facilities-based and therefore have a much lower infrastructure cost.
      In our broadcasting and publishing operations, and in particular in the newspaper industry, we compete for advertising revenue and viewers/readers. Competition for newspaper advertising revenue is largely based on readership, circulation, demographic composition of the market, price and content of the newspaper. Competition for readers is largely based on price, editorial content, quality of delivery service and availability of publications. Competition for advertising revenue and readers comes from local, regional and national newspapers, radio, broadcast and cable television, direct mail and other communications and advertising media that operate in our markets. In recent years, competition with online services and other new media technologies has also increased significantly. In addition, consolidation in the Canadian broadcasting, publishing and other media industries has increased significantly, and our competitors include market participants with interests in multiple industries and media, some of which have greater financial and other resources than we do.
      We cannot assure you that our existing and future competitors will not pursue or adopt business strategies similar to or competitive with ours. We may not be able to compete successfully in the future against existing or potential competitors, and increased competition could have a material adverse effect on our business, financial condition or results of operations.

We compete, and will continue to compete, with alternative technologies, and we may be required to invest a significant amount of capital to address continued technological development.
      The media industry is experiencing rapid and significant technological changes, which may result in alternative means of program and content transmission. The continued growth of the Internet has presented alternative content distribution options that compete with traditional media. Furthermore, in each of our broadcasting markets, industry regulators have authorized DTH, microwave services and VDSL services and may authorize other alternative methods of transmitting television and other content with improved speed and quality. We may not be able to successfully compete with existing or newly developed alternative technologies, such as digital television over Internet connections (IPTV), or we may be required to acquire, develop or integrate new technologies ourselves. The cost of the acquisition, development or implementation of new technologies could be significant and our ability to fund such implementation may be limited and could have a material adverse effect on our ability to successfully compete in the future. Any such difficulty or inability to compete could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to obtain additional capital to continue the development of our business.
      Our cable television business has required substantial capital for the upgrade, expansion and maintenance of our network and the launch and expansion of new or additional services and we expect we will need to make additional capital expenditures to maintain and expand services such as Internet access, high definition television, or HDTV, and new telephony services. We may not be able to obtain the funds necessary to finance our capital improvement program or any additional capital requirements through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, we would not be able to implement our business strategy and our business, financial condition or results of operations could be materially adversely affected.

We may not successfully implement our business and operating strategies.
      Our business strategies are based on leveraging an integrated platform of media assets. Our strategies include offering multi-platform advertising solutions, launching and deploying additional value-added products and services, pursuing cross-promotional opportunities, maintaining our advanced broadband network, pursuing enhanced content development to reduce costs, further integrating the operations of our operating subsidiaries, leveraging geographic clustering and maximizing customer satisfaction. Our ability to successfully implement these strategies could be adversely affected by a number of factors beyond our control, including operating difficulties, regulatory developments, general or local economic conditions, increased competition and the other factors described in this “Risk Factors” section. Any material failure to implement our strategies could have a material adverse effect on our business, financial condition or results of operations and on our ability to meet our obligations, including our ability to service our indebtedness.

We have grown rapidly. This rapid growth presents significant strains on our management. If we do not effectively manage our growth, our financial results and operations could be adversely affected.
      We have experienced substantial growth in our business and have significantly expanded our operations in recent years. The acquisition of Videotron in October 2000 contributed approximately $1.5 billion, or 56%, to our revenue for the year ended December 31, 2005. We have made a number of other acquisitions in the recent past. Some of our acquisitions have involved expansion into businesses in which we have historically had limited or no involvement. This growth has placed, and will continue to place, a significant demand on our management. In addition, in the future we may make strategic acquisitions and further expand the types of businesses in which we participate. Such acquisitions and expansion may not meet our strategic objectives or may require us to incur significant costs or divert significant resources. If we are not successful in managing and integrating any acquired businesses, or if we are required to incur significant or unforeseen costs, it could have a material adverse effect on our business, financial condition or results of operations.

Our financial performance will be materially adversely affected if we cannot continue to distribute a wide range of television programming on reasonable terms.
      The financial performance of our cable service business depends in large part on our ability to distribute a wide range of appealing, conveniently-scheduled television programming at reasonable rates. We obtain television programming from suppliers pursuant to programming contracts. The quality and amount of television programming offered by us affect the attractiveness of our services to customers and, accordingly, the prices we can charge. We may be unable to maintain key programming contracts at commercially reasonable rates for television programming. Loss of programming contracts, or our inability to obtain programming at reasonable rates, or our inability to pass on rate increases to our customers could have a material adverse effect on our results of operations.
      In addition, our ability to attract and retain digital cable customers depends, to a certain extent, upon our capacity to offer quality content and a variety of programming choices and packages. If the number of specialty channels being offered decreases significantly or if the content offered on such channels does not receive audience acceptance, it may have a significant negative impact on revenues from our digital cable operations.

Our content may not attract large audiences, which may limit our ability to generate advertising and circulation revenue.
      Revenues from our broadcasting operations and publishing operations, in particular our newspaper operations, are derived from advertising and circulation revenues. Advertising and circulation revenues are largely dependent upon audience acceptance or readership, which is in large part a function of the content offered and is influenced by factors such as reviews by critics, promotions, quality and acceptance of other competing content in the marketplace, availability of alternative forms of entertainment, general economic conditions, public tastes generally and other intangible factors. In addition, the increase in narrowcast programming or specialty services in Canada has caused the conventional television audience to become increasingly fragmented. These factors continue to evolve rapidly and many are beyond our control. Lack of audience acceptance for our content or shrinking or fragmented audiences or readership could limit our ability to generate advertising and circulation revenue. If our television operations’ ability to generate advertising revenue is limited, we may need to develop new or alternative financing sources in order to be able to continue providing attractive television programming for broad audiences. There can be no assurance that we would be able to develop any such new financing sources, and any such limitation of our ability to generate revenue together with an inability to generate new financing sources could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely affected by variations in our costs, quality and variety of our television programming.
      The most significant cost in our broadcasting business is television programming. Our broadcasting operations may be exposed in the future to volatile or increased television programming costs which may adversely affect our operating results. Developments in cable, satellite or other forms of distribution could also affect both the availability and the cost of programming and increase competition for advertising revenue. The production and distribution costs of television and other forms of entertainment may also increase in the future. Moreover, programs may be purchased for broadcasting two to three years in advance, making it difficult to predict how such programs will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in accounting adjustments that would accelerate the recognition of expenses.
      In our cable business, our ability to attract and retain digital cable customers depends, to a certain extent, upon our capacity to offer quality content and a variety of programming choices and packages. If the number of specialty channels being offered decreases significantly or if the content offered on such channels does not receive audience acceptance, it may have a significant negative impact on revenues from our digital cable operations.

Our advertising revenue is subject to cyclical and seasonal variations, which may cause our results to vary.
      Some of our businesses are cyclical in nature and have experienced significant seasonality due to, among other things, seasonal advertising patterns and seasonal influences on people’s viewing, reading and listening habits. Because we depend upon the sale of advertising for a significant portion of our revenue, our operating results are also sensitive to prevailing economic conditions, including changes in local, regional and national economic conditions, particularly as they may affect advertising expenditures. In addition, because a significant portion of our revenue is derived from retail and auto-sector advertisers, which have historically been sensitive to general economic cycles, our business, financial condition or results of operations could be materially adversely affected by a downturn in the retail or automotive sectors. Furthermore, Quebecor Media’s operations are labor intensive and, as a result, have a relatively high fixed-cost structure. During periods of economic contraction, revenue may decrease while certain costs remain fixed, resulting in decreased earnings.

We provide our digital television, Internet access and telephony services through a single clustered network, which may be more vulnerable to widespread disruption.
      We provide our digital television, Internet access and telephony services through a primary headend and our analog television services through eight additional regional headends in our single clustered network. This characteristic means that a failure in our primary headend could prevent us from delivering some of our products and services throughout our network until we have resolved the failure, which may result in significant customer dissatisfaction. To reduce our risk, we completed the construction of a back-up primary headend in July 2005, which has been fully operational since February 2006.

We depend on third-party suppliers and providers for services and other items critical to our operations.
      We depend on third-party suppliers and providers for certain services and other items that are critical to our cable business and our telephony and wireless operations. These materials and services include set-top boxes, cable and telephony modems, servers and routers, fiber-optic cable, telephony switches, inter-city links, support structures, software, the “backbone” telecommunications network for our Internet access and telephony service, and construction services for expansion and upgrades of our network. These services and equipment are available from a limited number of suppliers. If no supplier can provide us with the equipment or services that comply with evolving Internet and telecommunications standards or that are compatible with our other equipment and software, our business, financial condition and results of operations could be materially adversely affected.
      In addition, if we are unable to obtain critical equipment, software, services or other items on a timely basis and at an acceptable cost, our ability to offer our products and services and roll out our advanced services may be delayed, and our business, financial condition and results of operations could be materially adversely affected.
      In addition, when we launch our wireless offering, which is currently expected in the second half of 2006, our wireless voice and data services will be provided by Rogers Wireless Inc. across its network, which we will not control. Any failure by the network provider to maintain its network could have an adverse effect on our wireless customers and could have an adverse effect on our business, results of operation and financial condition. In addition, if we are unable to secure a timely supply of handsets that are compatible with the wireless network at an acceptable cost, our ability to offer our wireless service could be adversely affected.

We are dependent upon our information technology systems and those of certain third parties and the inability to enhance our systems or a security breach or disaster could have an adverse impact on our financial results and operations.
      The day-to-day operation of our business is highly dependent on information technology systems, including those of certain third-party suppliers. An inability to maintain and enhance our existing information technology systems or obtain new systems to accommodate additional customer growth or to support new products and services could have an adverse impact on our ability to acquire new subscribers, retain existing customers, produce accurate and timely billing, generate revenue growth and manage operating expenses, all of which could adversely impact our financial results and position. However, we use industry standard network and information technology security, survivability and disaster recovery practices.

Malicious and abusive Internet practices could impair our cable data services.
      Our cable data customers utilize our network to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as unsolicited mass advertising (or spam) and dissemination of viruses, worms and other destructive or disruptive software. These activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers and damage to our or our customers’ equipment and data. Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to us to service our customers and protect our network. Any significant loss of cable data customers or revenue or significant increase in costs of serving those customers could adversely affect our growth, financial condition and results of operations.

We may not be able to protect our services from piracy, which may have a negative effect on our customer base and lead to a possible decline in revenues.
      In our cable, Internet access and VoIP telephony operations, we may not be able to protect our services from piracy. We may be unable to prevent unauthorized access to our analog and digital programming, as well as our Internet access services. We use encryption technology to protect our cable signals from unauthorized access and to control programming access based on subscription packages. We may not be able to develop or acquire adequate technology to prevent unauthorized access to our services, which may have a negative effect on our customer base and lead to a possible decline in our revenues.

We may be adversely affected by the cost of newsprint.
      Newsprint expense represents our largest raw material expense (amounting to $104.2 million in 2005) and, after wages and employee benefits expenses and programming acquisition costs, is our most significant operating cost. The newsprint industry is highly cyclical, and newsprint prices have historically experienced significant volatility caused by supply and demand imbalances. Changes in the price of newsprint could significantly affect the earnings of our publishing operations, and volatile or increased newsprint costs have in the past and may in the future affect our publishing operations and could have a material adverse effect on our financial condition and results of operations.
      We acquire substantially all of our newsprint from a single newsprint producer. Our supply agreement with this producer expired on December 31, 2005, although it has continued to supply newsprint to us as we negotiate the extension of this supply agreement through December 31, 2006. If we are unable to renew this agreement, or if we are unable to otherwise source sufficient newsprint on terms acceptable to us, our costs could increase materially and our newspaper operations could be materially disrupted.

We may be adversely affected by strikes and other labor protests.
      At December 31, 2005, approximately 41% of our employees were represented by collective bargaining agreements. Through our subsidiaries, we are currently a party to 78 collective bargaining agreements. As of December 31, 2005:

•	Videotron’s 4 collective bargaining agreements, representing 2,199, or 100%, of its unionized employees, had been recently renewed and are scheduled to expire on various dates between December 2009 and August 2011;

•	20 of Sun Media’s collective bargaining agreements, representing approximately 388, or 19%, of its unionized employees, had expired. Negotiations regarding these 20 collective bargaining agreements are either in progress or will be undertaken in 2006. Furthermore, eight of Sun Media’s collective bargaining agreements, covering 484 employees, expire in 2006, while Sun Media’s 21 other collective bargaining agreements, representing approximately 1,137 unionized employees, are scheduled to expire on various dates between December 2007 and June 2010;

•	12 of TVA Group’s 15 collective bargaining agreements, representing approximately 379, or 41%, of its unionized employees, will expire between April 2007 and the end of December 2008, one of its collective bargaining agreements, representing approximately 516, or 56%, of its unionized employees, will expire at the end of December 2006 and two collective bargaining agreements, representing 26, or 3%, of its employees, have expired and negotiations regarding these collective bargaining agreements will be undertaken in 2006. A group of 53 employees is currently in the process of being unionized; and

•	three of our other collective bargaining agreements, representing approximately 126, or 13%, of our other unionized employees, had expired. Negotiations regarding these collective bargaining agreements are either in progress or will be undertaken in 2006. Another seven of our collective bargaining agreements, representing approximately 859, or 87%, of our other unionized employees, expire at various dates between the end of December 2006 and March 2010.

      We have had significant labor disputes in the past, which have disrupted our operations, resulted in damages to our network or our equipment and impaired our growth and operating results. We cannot predict the outcome of our current or any future negotiations relating to the renewal of our collective bargaining agreements or to union representation, nor can we assure you that we will not experience work stoppages, strikes, property damage or other forms of labor protests pending the outcome of our current negotiations or any future negotiations. If our unionized workers engage in a strike or if there is any other form of work stoppage, we could experience a significant disruption of our operations, damages to our property and/or service interruption, which could adversely affect our business, assets, financial position and results of operations. Even if we do not experience strikes or other forms of labor protests, the outcome of labor negotiations could negatively impact our business and results of operations.

We depend on key personnel.
      Our success depends to a large extent upon the continued services of our senior management and our ability to retain skilled employees. There is intense competition for qualified management and skilled employees, and our failure to recruit, retain and train such employees could have a material adverse effect on our business, financial condition or operating results. In addition, to manage growth effectively, we must maintain a high level of content quality, efficiency and performance and must continue to enhance our operational, financial and management systems, and attract, train, motivate and manage our employees. If we are not successful in these efforts, it may have an adverse effect on our business, results of operations or financial condition.

We may be adversely affected by fluctuations of exchange rates.
      Most of our revenues and expenses, other than interest expense on U.S. dollar-denominated debt, purchases of set-top boxes and cable modems, and certain capital expenditures, are received or denominated in Canadian dollars. A large portion of our debt is denominated in U.S. dollars, and interest, principal and premium, if any, thereon is payable in U.S. dollars. For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign exchange gain or loss on the translation of any unhedged U.S. dollar denominated debt into Canadian dollars. Consequently, our reported earnings and debt could fluctuate materially as a result of foreign exchange gains or losses. Although we have entered into transactions to hedge the exchange rate risk with respect to 100% of our U.S. dollar-denominated debt, these hedging transactions may not be successful in protecting us against exchange rate fluctuations, or we may in the future be required to provide cash and other collateral to secure our obligations with respect to such hedging transactions.
      In 2003, Quebecor Media renegotiated these cross-currency swap agreements to raise the negative fair value floor by $182.0 million, from $100.0 million to $282.0 million. Due to the increase in the negative fair value of certain cross-currency swap agreements in 2003, 2004 and 2005, Quebecor Media had to make prepayments totalling $123.6 million, $197.7 million and $75.9 million, respectively. These prepayments were financed using Quebecor Media’s cash assets and its subsidiaries’ existing credit facilities. As part of the Refinancing Plan implemented on January 17, 2006, Quebecor Media settled these existing cross-currency swap agreements and entered into new hedging contracts under which it is not required to make prepayments in the future.
      In addition, certain cross-currency interest rate swaps entered into by Quebecor Media and its subsidiaries include an option that allows each party to unwind the transaction on a specific date or at any time, from an anniversary date of the transaction to maturity, at the then-fair value.
      The fair value of the derivative financial instruments are estimated using period-end market rates and reflect the amount Quebecor Media would receive or pay if the instruments were closed out at those dates. At December 31, 2005, the aggregate fair market value of the derivative financial instruments was negative $585.7 million.
      Certain of the commodities we consume in our daily operations are traded on commodities exchanges or are negotiated on their respective markets in U.S. dollars, and, therefore, although we pay our suppliers in Canadian dollars, the prices we pay for such commodities may be affected by fluctuations in the exchange rate. We have entered into or may in the future enter into transactions to hedge the exchange rate risk related to the prices of some of those commodities. However, fluctuations of the exchange rate for the portion of our commodities purchases that are not hedged could affect the prices we pay for such commodities and could have an adverse effect on our results of operations.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our ability to operate our business, our financial results and investors’ view of us.
      Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We have begun the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in connection with the application of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments starting with fiscal year 2007. We may, during testing, identify material weaknesses or significant deficiencies in our internal controls over financial reporting requiring remediation, or areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or subject to material weaknesses or significant deficiencies or are otherwise perfectible, or that we are unable to produce accurate financial statements may adversely affect the price of our outstanding notes.
Risks Relating to our Industry

We are subject to extensive government regulation. Changes in government regulation could adversely affect our business, financial condition or results of operations.
      Broadcasting operations in Canada are subject to extensive government regulation. Regulations govern the issuance, amendment, renewal, transfer, suspension, revocation and ownership of broadcast programming and distribution licenses. With respect to programming, regulations govern, among other matters, the timing and content of programming, the timing, content and amount of commercial advertising, and the amount of foreign versus domestically produced programming. With respect to distribution, regulations govern, among other things, the distribution of Canadian and non-Canadian programming services and the maximum fees to be charged to the public in certain circumstances. In addition, there are significant restrictions on the ability of non-Canadian entities to own or control broadcasting licenses in Canada. See “Regulation.”
      Our broadcasting distribution and telecommunications operations (including Internet access service) are regulated respectively by the Broadcasting Act (Canada) and the Telecommunications Act (Canada) and regulations thereunder. The CRTC, which administers the Broadcasting Act and the Telecommunications Act, has the power to grant, amend, suspend, revoke and renew broadcasting licenses, approve certain changes in corporate ownership and control, and make regulations and policies in accordance with the Broadcasting Act and the Telecommunications Act, subject to certain directions from the Federal Cabinet. We are also subject to technical requirements and performance standards under the Radiocommunication Act (Canada) administered by Industry Canada.
      The introduction of competition in the broadcast distribution field could have a material adverse effect on this segment of our business. Diversification of broadcast distribution to include two-way and interactive broadcast and telecommunications services has been undertaken prior to the introduction of competition in order to develop new markets and, therefore, compensate for the loss of cable customers.
      At the present time, the CRTC, through an exemption order, does not regulate the content of the Internet or interactive television and does not regulate broadcast distribution via the Internet. However, the CRTC has a policy of reviewing any of its exemption orders every five to seven years.
      Changes to the regulations and policies governing broadcast television, specialty services and program distribution through cable or alternate means, the introduction of new regulations, policies or terms of license or change in the treatment of the tax deductibility of advertising expenditures could have a material adverse effect on our business, financial condition or results of operations. For example, the Supreme Court of Canada decided in April 2002 that the Radiocommunication Act (Canada) covers and prohibits both the “black market” reception of satellite television signals (i.e., the unauthorized decoding of Canadian and foreign encrypted satellite signals) and the “grey market” reception of satellite television signals (i.e., the reception of foreign signals through subscriptions in Canada paid to foreign satellite television providers), but expressly did not rule on the question of the constitutionality of the legislative prohibition against grey market reception. On October 28, 2004, a Québec court of first instance held that the provisions of the Radiocommunication Act (Canada), which prohibited grey market reception of satellite signals, violated the principle of freedom of expression guaranteed by the Canadian Charter of Rights and Freedoms and were therefore invalid. The Québec court suspended its declaration of invalidity for a one-year period starting on the date of the judgment. The Government of Canada filed an appeal of the decision in order to attempt to render the prohibition of grey market reception valid under the Canadian Charter of Rights and Freedoms. On March 31, 2005, the Québec Superior Court overturned the earlier ruling of unconstitutionality on the basis that the first instance judge erred in ruling on the constitutionality of the prohibition against grey market reception in that case as it involved black market reception. The Québec Court of Appeal heard the appeal on the constitutional issue in January 2006, and we are awaiting the decision of the Québec Court of Appeal.
      On May 12, 2005, the CRTC established a framework for regulating voice communications services using Internet Protocol. The CRTC has decided that it will regulate only local VoIP services (meaning VoIP services providing subscribers with access to and/or from the Public Switched Telephone Network along with the ability to make and/or receive calls that originate and terminate within an exchange or local calling area as defined in the ILECs’ tariffs) and that the regulatory framework governing competition for local exchanges services should apply to local VoIP services. As a result, local VoIP services provided in-territory by ILECs are subject to economic regulation and prior tariff approval, as well as other provisions restricting bundling, contacts with former customers (winback rules) and promotions, whereas local VoIP services provided by competitors of the ILECs (such as us) are not. The CRTC also ruled that cable operators, such as us, are required to fulfill obligations imposed on CLECs when providing local VoIP services, and must also remove any restrictions that would prevent third-party Internet service providers from offering VoIP services over Internet access facilities leased from the cable operators on a wholesale basis. We believe that our local telephony service plans will not be materially altered by the CRTC’s decision. However, on July 28, 2005, Bell Canada and other ILECs filed a petition with the Federal Cabinet requesting that it overturn that part of the

CRTC’s decision that applies economic regulation and prior tariff approval to the ILECs’ VoIP offerings. Within one year of the CRTC’s decision, Cabinet has the authority, if the petition is successful, to vary or rescind the decision or refer it back to the CRTC for reconsideration. A successful petition could have a material impact on our business ability to compete with the ILECs in the local telephony market. Several ILECs have also filed an appeal with the Federal Court of Appeal challenging the constitutionality of the winback restrictions imposed on ILECs.
      On April 6, 2006, the CRTC issued a decision setting out the framework for the forbearance from regulation of local exchange services (including local VoIP services) offered by the ILECs. Most significantly, the CRTC has decided that: (i) residential local exchange services and business local exchange services are in different relevant markets; (ii) the relevant geographic market for local forbearance analysis is the census metropolitan area (for urban markets) and the sub-provincial economic region (for rural markets); and (iii) the incumbent carrier must suffer a 25% market share loss in the relevant market, in addition to satisfying a range of criteria related to the availability and quality of provision of services to competitors, before forbearance can be sought in any given market. The CRTC also reduced the residential no contact period under the local incumbent winback restrictions from 12 months to 3 months, and indicated it is predisposed to favourably consider applications for complete removal of these restrictions in a given market once the incumbent has suffered a 20% market share loss. We believe that our local telephony service plans will not be materially altered by the CRTC’s decision.
      For a more complete description of the regulatory environment affecting our business, see “Regulation.”

The CRTC may not renew our existing broadcast and distribution licenses or grant us new licenses on acceptable terms, or at all.
      Our CRTC broadcasting and distribution licenses must be renewed from time to time, typically every seven years, and cannot be transferred without regulatory approval.
      While CRTC regulations and policies do not require CRTC approval before a broadcaster purchases an unregulated media entity, such as a newspaper, the CRTC may consider the issue of our cross-media ownership at license renewal proceedings, and may also consider the issue in deciding whether to grant new licenses to us. The CRTC has established a policy for the promotion of diversity in broadcasting expression at a local and national level, primarily with respect to news editorial voices, and has the power to preserve diversity of news editorial voices. For example, in licensing programming undertakings controlled by companies that have cross-media interests, the CRTC may impose conditions of licence to promote these objectives. Our licences for various of our programming undertakings include as conditions of licence that, among other things, TVA, LCN and Argent operations be independent of other Quebecor Media entities and that TVA management be separate and independent of management of our newspapers and have authority to make independent decisions on day-to-day matters.
      The CRTC further has the power to prevent or address the emergence of undue competitive advantage on behalf of one licensee where it is found to exist.
      The CRTC may require us to take measures which could have a material adverse effect on the integration of our assets, our employees and our ability to realize certain of the anticipated benefits of our acquisitions. Our inability to renew any of our licenses or acquire new interests or licenses on acceptable terms, or at all, could have a material adverse effect on our business, financial condition or results of operations.

We are required to provide third-party Internet service providers with access to our cable systems, which may result in increased competition.
      The four largest cable operators in Canada, including Videotron, have been required by the CRTC to provide third-party Internet service providers with access to their cable systems at mandated wholesale rates. The CRTC has approved cost-based rates for our third-party Internet access service and has resolved most, if not all, of the technical issues that had been delaying third-party interconnection. The CRTC has also required us to file new costs studies in order to review the rates that will be charged to third-party Internet service providers and to establish the level of mark-up on costs that is appropriate for third-party access services and facilities provided by us. Operations by one third-party Internet service provider interconnected to our cable network commenced in the fourth quarter of 2005. Several other providers are in the process of interconnecting. Upon the CRTC’s decision, which is expected in 2006, a new rate for our third-party Internet access service will be implemented.
      Until access through interconnection is provided to third-party Internet service providers to the underlying telecommunications facilities used to provide Internet service, the CRTC requires us and other incumbent cable carriers to allow third-party retail Internet service providers to purchase for the purpose of resale our retail cable Internet services at a discount of 25% off the lowest retail Internet service rate charged by such cable carriers to their cable customers during a one-month period. We expect some, if not all, of our existing resellers to migrate their customers to our third-party Internet access service.
      The CRTC has also recently directed that large cable carriers, such as Videotron, remove restrictions in their third-party Internet access tariffs in order to allow third-party Internet service providers to provide VoIP telephony services in addition to retail Internet services.
      As a result of these requirements, we may experience increased competition for retail cable Internet and residential telephony customers. In addition, because our third-party Internet access rates are regulated by the CRTC, we could be limited in our ability to recover our costs associated with providing this access.

We may have to support increasing costs in securing access to support structures needed for our network.
      We require access to the support structures of hydro-electric and telephone utilities and to municipal rights of way to deploy our cable network. Where access cannot be secured, we may apply to the CRTC to obtain a right of access under the Telecommunications Act (Canada). However, the CRTC’s jurisdiction to establish the terms and conditions of access to the support structure of hydro-electric utilities has been challenged in the courts. In a recent decision of the Supreme Court of Canada, it was held that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the support structure of hydro-electric utilities. As a result, our costs of obtaining access to support structures of hydro-electric companies could be substantially increased. We were a party to an agreement for access to the support structures of hydro-electricity utilities in Québec which expired in December 2005, and negotiations with the hydro-electricity utility in our service areas have begun. However, if the parties are unable to come to an agreement, we may elect to file an application with the Commission municipale du Québec, a provincial administrative tribunal, requesting that it exercise its legislated power to order the sharing of the utilization of a public utility installation on such conditions as it may determine.

We are subject to a variety of environmental laws and regulations.
      We are subject to a variety of environmental laws and regulations. Certain of our operations are subject to federal, provincial, state and municipal laws and regulations concerning, among other things, emissions to the air, water and sewer discharges, handling and disposal of hazardous materials, wastes, recycling, or otherwise relating to the protection of the environment. In addition, laws and regulations relating to workplace safety and worker health, which, among other things, regulate employee exposure to hazardous substances in the workplace, also govern our operations. Failure to comply with present or future laws or regulations could result in substantial liability to us. Environmental laws and regulations and their interpretation have changed rapidly in recent years and may continue to do so in the future. Our properties, as well as areas surrounding those properties, particularly those in areas of long-term industrial use, may have had historic uses, or may have current uses, in the case of surrounding properties, which may affect our properties and require further study or remedial measures. We are not currently planning any material study or remedial measure, and none has been required by regulatory authorities. However, we cannot provide assurance that all environmental liabilities have been determined, that any prior owner of our properties did not create a material environmental condition not known to us, that a material environmental condition does not otherwise exist as to any such property, or that expenditure will not be required to deal with known or unknown contamination.

Risks Relating to the Notes

If you do not properly tender your old notes, you will not receive new Notes in the exchange offer, and you may not be able to sell your old notes.
      We registered the Notes, but not the old notes, under the Securities Act. We will only issue Notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and duly signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes.
      Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or offered or sold in a transaction exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.
      Although we may in the future seek to acquire unexchanged old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, we have no present plans to acquire any unexchanged old notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged old notes. In addition, and except for initial purchasers or holders of old notes who are prohibited by applicable law or SEC policy from participating in the exchange offer or who may not resell the Notes acquired in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for such resales, holders who do not tender their old notes will not have any further registration rights and will not have the right to receive special interest on their old notes.

The market for the old notes may be significantly more limited after the exchange offer.
      Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them. The extent of the market for the old notes and the availability of price quotations would depend on a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a smaller number of units available for trading may command a lower, and more volatile, price than would a comparable issue of securities with a larger number of units available for trading. Therefore, the market price for the old notes that are not exchanged may be lower and more volatile as a result of the reduction in the aggregate principal amount of the old notes outstanding.

Our substantial indebtedness and significant related interest payment requirements could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.
      We currently have a substantial amount of debt and significant interest payment requirements. As of December 31, 2005, on a pro forma basis after giving effect to the Refinancing Plan, we would have had $3.0 billion of consolidated long-term debt. Our substantial indebtedness could have significant consequences, including the following:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness, reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt or greater financial resources; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.
      Although we are leveraged, the indenture governing the old notes and the Notes and our Senior Secured Credit Facilities will permit us to incur substantial additional indebtedness in the future, including up to an additional $100.0 million that we may borrow under the revolving credit facility, and an additional $350.0 million that we may borrow under the incremental facility. See “Description of Certain Indebtedness” elsewhere in this prospectus. If we and/or our subsidiaries incur additional debt, the risks we now face as a result of our leverage could intensify.

We are a holding company and depend on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the old notes and the Notes.
      We are a holding company and a substantial portion of our assets are the capital stock of our subsidiaries. As a holding company, we conduct substantially all of our business through our subsidiaries, which generate substantially all of our revenues. Consequently, our cash flow and ability to service our debt obligations, including the old notes and the Notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these entities to us. The ability of these entities to pay dividends or make other loans, advances or payments to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt. Each of Videotron and Sun Media has public notes and credit facilities that limit the ability of each to distribute cash to us.
      The ability of our subsidiaries to generate sufficient cash flow from operations to allow us to make scheduled payments on our debt obligations, including the old notes and the Notes, will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our or their control. We cannot assure you that the cash flow and earnings of our operating subsidiaries and the amount that they are able to distribute to us as dividends or otherwise will generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the old notes and the Notes, and, in the event our subsidiaries cannot generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the old notes and the Notes.

Restrictive covenants in our outstanding debt instruments may reduce our operating and financial flexibility.
      Our Senior Secured Credit Facilities and the indenture governing the old notes and the Notes contain a number of restrictive covenants that impose significant operating and financial covenants on us, including, among other things, restrictions on our ability to:

•	borrow money or sell preferred stock;

•	create or permit certain liens;

•	pay dividends beyond certain amounts and make other restricted payments;

•	make certain types of investments;

•	use the proceeds from sales of assets and subsidiary stock;

•	enter into certain asset sales;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions;

•	enter into certain transactions with affiliates;

•	issue guarantees of debt; and

•	enter into certain mergers, consolidations and transfers of all or substantially all of our assets.
      If we are unable to comply with these covenants and are unable to obtain waivers from our lenders, we would be unable to make additional borrowings under these facilities, our indebtedness under these agreements would be in default and could be accelerated by our lenders and could cause a cross-default under our other indebtedness, including the old notes and the Notes. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. In addition, if we incur additional debt in the future, we may be subject to additional covenants, which may be more restrictive than those that we are subject to now.

The old notes and the Notes will be structurally subordinated to the debt and liabilities of our subsidiaries.
      The old notes are not, and the Notes will not be, guaranteed by any of our subsidiaries. As a result, the old notes and the Notes are structurally subordinated to all of the debt and other liabilities of our subsidiaries, including trade creditors. As at December 31, 2005, our subsidiaries accounted for approximately 99% of our consolidated assets and, after giving effect to our Refinancing Plan, the notes would have been junior in right of payment to approximately $3.3 billion of debt and other liabilities of our subsidiaries, excluding intercompany liabilities. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries or joint venture interests, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of our subsidiaries before any assets are made available for distribution to us.

Although the old notes and the Notes are referred to as “senior notes,” the old notes are and the Notes will be effectively subordinated to our secured indebtedness.
      The old notes are, and the Notes will be, unsecured and therefore are effectively subordinated to any secured indebtedness that we have incurred, or may in the future incur, to the extent of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding, the assets that serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the old notes or the Notes. The old notes and the Notes are effectively subordinated to any borrowings under our Senior Secured Credit Facilities. As of December 31, 2005, on a pro forma basis after giving effect to the Refinancing Plan, we, excluding our subsidiaries, would have had approximately $532.1 million of senior secured indebtedness. In addition, our Senior Secured Credit Facilities will permit us to incur substantial additional indebtedness in the future, including up to an additional $100.0 million that we may borrow under the revolving credit facility, and an additional $350.0 million under the incremental facility. See “Description of Certain Indebtedness” elsewhere in this prospectus.

We may need to refinance certain of our indebtedness. Our inability to do so on favorable terms, or at all, could have a material adverse effect on us.
      We may need to refinance certain of our existing debt instruments at their term. Our ability to obtain additional financing to repay our existing debt at maturity will depend upon a number of factors, including prevailing market conditions and our operating performance. There can be no assurance that the terms and conditions of such additional financing will be favorable to us or that any such financing will be available at all.

We may not be able to finance an offer to purchase the Notes as required by the indenture following a change of control because we may not have sufficient funds at the time of the change of control or our credit facilities may not allow the repurchases.
      If we experience a change of control, as that term is defined under “Description of the Notes — Offers to Repurchase at the Option of Holders — Change of Control,” or if we or our subsidiaries dispose of significant assets under circumstances described under “Description of the Notes — Offers to Repurchase at the Option of Holders — Asset Sales,” we may be required to make an offer to repurchase all of your Notes prior to maturity. We cannot assure you that we will have sufficient funds or be able to arrange for additional financing to repurchase the Notes following such change of control or asset sale. There is no sinking fund with respect to the Notes.
      In addition, under our Senior Secured Credit Facilities, a change of control would be an event of default. Any future credit agreement or other agreements relating to our senior indebtedness to which we become a party may contain similar provisions. Similarly, our failure to purchase the Notes upon a change of control would, pursuant to the indentures, constitute an event of default under the indentures. Any such default could in turn constitute an event of default under future senior indebtedness, any of which may cause the related debt to be accelerated after the expiry of any applicable notice or grace periods. If debt were to be accelerated, we may not have sufficient funds to repurchase the Notes and repay the debt.

Canadian bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the Notes.
      The rights of the trustee who represents the holders of the Notes to enforce remedies could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and to file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class, including those creditors that did not vote to accept the proposal. Moreover, this legislation, in certain instances, permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument, during the period that the stay against proceedings remains in place.
      The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies’ Creditors Arrangement Act (Canada) have been interpreted and exercised broadly so as to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the Notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture governing the Notes or whether and to what extent holders of the Notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

An active trading market for the Notes may not develop or be maintained.
      The old notes are not listed on a national securities exchange, and we do not intend to have the Notes listed on a national securities exchange. We have been informed by the initial purchasers of the old notes that they currently intend to make a market in the Notes. However, they are under no obligation to do so, and, if they do make a market in the Notes, they may cease their market-making at any time without notice. Accordingly, we cannot assure you of the liquidity of the market for the Notes or the prices at which you may be able to sell the Notes.
      In addition, the market for non-investment grade debt has historically been subject to disruptions that caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions. Any such disruptions may have a negative effect on your ability to sell the Notes regardless of our prospects and financial performance.

Non-U.S. holders of the Notes are subject to restrictions on the resale of Notes.
      We sold the old notes in reliance on exemptions from applicable Canadian provincial securities laws and the laws of other jurisdictions where the old notes were offered and sold, and therefore the old notes may be transferred and resold only in compliance with the laws of those jurisdictions to the extent applicable to the transaction, the transferor and/or the transferee. Although we registered the Notes under the Securities Act, we did not, and we do not intend to, qualify the Notes by prospectus in Canada, and, accordingly, the Notes will remain subject to restrictions on resale in Canada. In addition, non-U.S. holders will remain subject to restrictions imposed by the jurisdiction in which the holder is resident. See “The Exchange Offer — Resale of the Notes.”

U.S. investors in the Notes may have difficulties enforcing civil liabilities.
      We are incorporated under and governed by the laws of the Province of Québec. Moreover, substantially all of our directors, controlling persons and officers are residents of Canada or other jurisdictions outside of the United States and a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for holders of old notes or Notes to effect service of process upon us or such persons within the United States or to enforce against us or them in the United States, judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal or state securities laws or other laws of the United States. In addition, there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal or state securities law against us and our directors, controlling persons and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts.

USE OF PROCEEDS
      We will not receive any cash proceeds from the exchange offer. Because we are exchanging the Notes for the old notes, which have substantially identical terms, the issuance of the Notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement. The old notes were issued on January 17, 2006 at par value, and the gross proceeds from the offering of the old notes were US$525.0 million. The proceeds from the offering of the old notes, net of commissions and expenses, were US$517.8 million, or Cdn$602.8 million based on the noon buying rate on January 17, 2006, the date on which the old notes were issued. We applied the net proceeds from the offering of the old notes as part of our Refinancing Plan to repurchase and retire our Existing Notes, settle related currency and interest rate swaps, repay $40.0 million drawn on our then existing $75.0 million credit facility, pay $15.0 million in dividends to our shareholders, and pay the fees and expenses related to our Refinancing Plan.

CAPITALIZATION
      The following table presents our capitalization as of December 31, 2005 (i) on an actual basis, and (ii) as adjusted for and after giving effect to our Refinancing Plan, including the completion of the offering of the old notes and the application of the proceeds therefrom as described under “Use of Proceeds.” This table is presented and should be read with our consolidated financial statements and the related notes included in this prospectus. See “Summary — Summary Consolidated Financial Data,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness.”

	As at December 31, 2005

	Actual	As Adjusted

	(Dollars in millions,
	unaudited)
Long-term debt, including current portion:
Quebecor Media
$75.0 million credit facility(1)(2)	$—	$—
Revolving credit facility	—	—
Term Loan A	—	125.0
Term Loan B(2)	—	407.1
11 1/8 % Senior Notes due 2011(2)(3)	672.0	28.8
13 1/4 % Senior Discount Notes due 2011(2)(3)	316.1	7.9
7 3/4 % Senior Notes due 2016 (the old notes)(2)	—	610.6
Videotron
Revolving credit facility	—	251.7
6 1/8 % Senior Notes due 2014	769.2	769.2
6 1/8 % Senior Notes due 2015	202.5	202.5
Sun Media
Revolving credit facility	—	—
Term Loan B	231.1	231.1
Term Loan C	—	40.0
7 1/8 % Senior Notes due 2015	235.2	235.2
Other long-term debt
TVA Group credit facility	107.1	107.1

Total long-term debt, including current portion	2,533.2	3,016.2
Total shareholder’s equity(4)	2,450.1	2,238.1

Total capitalization	$4,983.3	$5,254.3

(1)	On December 19, 2005, the Board of Directors of Quebecor Media declared a dividend of $75.0 million. On December 20, 2005, $15.0 million of the declared dividend was paid to Quebecor Media’s shareholders using cash on hand. On January 4, 2006, a further $45.0 million of the declared dividend was paid using $40.0 million in borrowings under Quebecor Media’s then existing $75.0 million credit facility and cash on hand. The remaining $15.0 million of this declared dividend was paid to Quebecor Media’s shareholders using proceeds from Quebecor Media’s Refinancing Plan on January 17, 2006. A portion of the proceeds of the Refinancing Plan was used to repay Quebecor Media’s then existing $75.0 million credit facility, which was also terminated as of January 17, 2006.

(2)	Converted from U.S. dollars to Canadian dollars based on the noon-buying rate on December 31, 2005 of $1.1630 to US$1.00, or $1.00 to US$0.8598.

(3)	“As adjusted” gives effect to the partial repurchase of our Existing Notes on January 17, 2006.

(4)	“As adjusted” gives effect to a net loss on debt refinancing of $212.0 million (net of income taxes recovery of approximately $119.6 million) comprised of the excess of the total consideration paid over the carrying value of our Existing Notes purchased and hedging contracts terminated and the write-off of deferred financing costs.

SELECTED CONSOLIDATED FINANCIAL DATA
      You should read the following selected consolidated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.
      The following tables present financial data and ratios derived from our consolidated financial statements. Our audited consolidated financial statements included in this prospectus are comprised of consolidated balance sheets as at December 31, 2004 and 2005 and the consolidated statements of income, shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2005 and have been audited by KPMG LLP, an independent registered public accounting firm. KPMG LLP’s report on these audited consolidated financial statements is included in this prospectus.
      The consolidated balance sheet information as at December 31, 2001, 2002 and 2003 and the consolidated statements of income and cash flow information for the years ended December 31, 2001 and 2002 have been derived from our audited consolidated balance sheet not included in this prospectus.
      Our financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 25 to our audited consolidated financial statements for the years ended December 31, 2003, 2004 and 2005 included elsewhere in this prospectus.
      Our historical results are not necessarily indicative of our future financial condition or results of operations.

CANADIAN GAAP DATA

	Year Ended December 31,

	2001	2002	2003	2004	2005

	(In millions, except ratios)
STATEMENT OF INCOME DATA:
Revenues
Cable	$525.4	$781.0	$805.0	$871.6	$1,002.0
Newspapers	815.0	831.6	845.9	888.1	915.6
Broadcasting	114.7	323.4	340.9	358.0	401.4
Leisure and Entertainment	223.5	206.3	205.0	241.7	255.4
Business Telecommunications	14.6	91.9	77.7	78.6	102.1
Interactive Technologies and Communications	62.3	49.9	44.8	51.9	65.1
Internet/ Portals	27.4	26.8	28.2	34.5	50.0
Head Office and inter-segment	(17.8)	(57.9)	(49.4)	(62.0)	(88.7)

	1,765.1	2,253.0	2,298.1	2,462.4	2,702.9
Cost of sales, selling and administrative expenses	(1,375.7)	(1,680.6)	(1,686.3)	(1,765.2)	(1,969.3)
Amortization	(150.3)	(224.6)	(226.6)	(225.9)	(231.9)
Financial expenses	(289.2)	(323.4)	(300.1)	(314.6)	(285.3)
Reserve for restructuring of operations, impairment of assets and other special charges	(151.2)	(36.9)	(1.8)	(2.8)	0.2
Gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary	—	—	144.1	(4.8)	(60.0)
Gain (loss) on sale of businesses and other assets and gain on dilution	1.5	3.6	(1.1)	9.3	0.1
Write-down of goodwill	(132.8)	(178.1)	(0.5)	—	—
Income taxes	6.9	(4.4)	12.5	(37.4)	(44.0)
Amortization of goodwill, net of non-controlling interest	(125.7)	—	—	—	—
Non-controlling interest	26.0	(30.5)	(34.6)	(31.7)	(16.2)
(Loss) income from discontinued operations and other expenses	(24.1)	(7.9)	0.2	(1.1)	—

Net (loss) income	$(449.5)	$(229.8)	$203.9	$88.2	$96.5

OTHER FINANCIAL DATA AND RATIO:
Operating income(1)	$389.4	$572.4	$611.8	$697.2	$733.6
Additions to property, plant and equipment	129.7	135.8	131.2	181.1	315.5
Ratio of earnings to fixed charges(2)	—	0.4	1.7	1.5	1.5

	At December 31,

	2001	2002	2003	2004	2005

	(In millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$207.8	$188.3	$103.6	$108.8	$97.4
Total assets	9,255.9	6,742.8	6,610.6	6,509.2	6,675.5
Total debt	3,695.4	3,506.6	2,756.8	2,548.8	2,533.2
Capital stock	3,985.0	1,341.8	1,773.7	1,773.7	1,773.7
Shareholders’ equity	4,093.4	1,751.9	2,395.0	2,459.9	2,450.1

U.S. GAAP DATA

	Year Ended December 31,

	2003	2004	2005

	(In millions)
STATEMENT OF INCOME DATA:
Revenues
Cable	$805.0	$880.9	$1,008.2
Newspapers	845.9	888.1	915.6
Broadcasting	340.9	358.0	401.4
Leisure and Entertainment	205.0	241.7	255.4
Business Telecommunications	77.7	78.6	102.1
Interactive Technologies and Communications	44.8	51.9	65.1
Internet/ Portals	28.2	34.5	50.0
Head Office and inter-segment	(49.4)	(62.0)	(88.7)

	2,298.1	2,471.7	2,709.1
Cost of sales, selling and administrative expenses	(1,683.0)	(1,764.3)	(1,973.5)
Amortization	(226.6)	(225.7)	(229.6)
Financial expenses	(467.6)	(308.0)	(274.0)
Reserve for restructuring of operations, impairment of assets and other special charges	(1.8)	(2.8)	0.2
Loss on debt refinancing	(9.6)	(4.8)	(60.0)
Gain (loss) on sale of businesses and other assets	(1.1)	9.3	1.6
Write-down of goodwill	(0.5)	—	—
Income taxes	13.8	(43.4)	(14.2)
Non-controlling interest	(34.6)	(35.1)	(18.4)
Income (loss) from discontinued operations and other expenses	16.4	(0.8)	—

Net (loss) income	$(96.5)	$96.1	$141.2

OTHER FINANCIAL DATA AND RATIO:
Operating income(1)	$615.1	$707.4	$735.6
Additions to property, plant and equipment	131.2	181.1	315.5
Comprehensive (loss) income	(155.7)	(11.3)	172.4
Ratio of earnings to fixed charges(2)	0.8	1.6	1.6

	At December 31,

	2003	2004	2005

	(In millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$103.6	$108.8	$97.4
Total assets	6,602.2	6,480.1	6,664.1
Total debt	2,736.1	2,514.9	2,468.5
Capital stock	1,773.7	1,773.7	1,773.7
Shareholders’ equity	2,253.3	2,218.4	2,301.7

(1)	We define operating income, as reconciled to net income under Canadian GAAP, as net income (loss) before amortization, financial expenses, reserve for restructuring of operations, impairment of assets and other special charges, gain (loss) on sales of businesses and other assets and gain on dilution, gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary, write-down of goodwill, income taxes, amortization of goodwill net of non-controlling interest, non-controlling interest and loss (income) from discontinued operations and other expenses. We define operating income, as reconciled to net income under U.S. GAAP, as net income (loss) before amortization, financial expenses, reserve for restructuring of operations, impairment of assets and other special charges, gain (loss) on sale of businesses and other assets, loss on debt refinancing, write-down of goodwill, income taxes, non-controlling interest and income (loss) from discontinued operations and other expenses. Operating income as defined above is not a measure of results that is consistent with Canadian GAAP or U.S. GAAP. It is not intended to be regarded as an alternative to other financial operating performance measures or to the statement of cash flows as a measure of liquidity. It is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Canadian GAAP or U.S. GAAP. Our management believes that operating income is a meaningful measure of performance. Our parent company, Quebecor, considers the media segment as a whole and uses operating income in order to assess the performance of its investment in Quebecor Media. Our management and Board of Directors use this measure in evaluating Quebecor Media’s consolidated results as well as results of Quebecor Media’s operating segments. As such, this measure eliminates the significant level of non-cash depreciation of tangible assets and amortization of certain intangible assets, and it is unaffected by the capital structure or investment activities of Quebecor Media and of its segments. Operating income is also relevant because it is a significant component of Quebecor Media’s annual incentive compensation programs. A limitation of this measure, however, is that it does not reflect the periodic costs of capitalized tangible and intangible assets used in generating revenues in Quebecor Media’s segments. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and free cash flows from operations. In addition, measures like operating income are commonly used by the investment community to analyze and compare the performance of companies in the industries in which we are engaged. Our definition of operating income may not be the same as similarly titled measures reported by other companies.

The following table provides a reconciliation of operating income to net income under Canadian GAAP as disclosed in our financial statements:

	Year Ended December 31,

	2001	2002	2003	2004	2005

	(In millions)
Reconciliation of net (loss) income and operating income disclosed herein (Canadian GAAP)
Net (loss) income	$(449.5)	$(229.8)	$203.9	$88.2	$96.5
Amortization	150.3	224.6	226.6	225.9	231.9
Financial expenses	289.2	323.4	300.1	314.6	285.3
Reserve for restructuring of operations, impairment of assets and other special charges	151.2	36.9	1.8	2.8	(0.2)
(Gain) loss on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary	—	—	(144.1)	4.8	60.0
(Gain) loss on sale of businesses and other assets and gains on dilution	(1.5)	(3.6)	1.1	(9.3)	(0.1)
Write-down of goodwill	132.8	178.1	0.5	—	—
Income taxes	(6.9)	4.4	(12.5)	37.4	44.0
Amortization of goodwill, net of non-controlling interest	(125.7)	—	—	—	—
Non-controlling interest	(26.0)	30.5	34.6	31.7	16.2
(Loss) income from discontinued operations and other expenses	24.1	7.9	(0.2)	1.1	—

Operating income	$389.4	$572.4	$611.8	$697.2	$733.6

The following table provides a reconciliation of operating income to net income under U.S. GAAP as disclosed in our financial statements:

	Year Ended December 31,

	2003	2004	2005

	(In millions)
Reconciliation of net (loss) income (U.S. GAAP) and operating income
Net (loss) income	$(96.5)	$96.1	$141.2
Amortization	226.6	225.7	229.6
Financial expenses	467.6	308.0	274.0
Reserve for restructuring of operations, impairment of assets and other special charges	1.8	2.8	(0.2)
Loss on debt refinancing	9.6	4.8	60.0
(Gain) loss on sale of businesses and other assets	1.1	(9.3)	(1.6)
Write-down of goodwill	0.5	—	—
Income taxes	(13.8)	43.4	14.2
Non-controlling interest	34.6	35.1	18.4
(Income) loss from discontinued operations and other expenses	(16.4)	0.8	—

Operating income	$615.1	$707.4	$735.6

(2)	For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of net income (loss) plus non-controlling interest in subsidiary, income taxes, fixed charges, amortized capitalized interest, less interest capitalized and (ii) fixed charges consist of interest expensed and capitalized, plus amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the interest within rental expense. For the years ended December 31, 2001 and 2002, earnings, as calculated under Canadian GAAP, were inadequate to cover our fixed charges, and the coverage deficiency for such years was $502.1 million and $209.2 million, respectively. For the year ended December 31, 2003, earnings, as calculated under U.S. GAAP, were inadequate to cover our fixed charges, and the coverage deficiency was $76.0 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion and analysis provides information concerning our operating results and financial condition. This discussion should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ from U.S. GAAP in certain respects. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, and the extent to which these differences affect our consolidated financial statements, see note 25 to our audited consolidated financial statements for the years ended December 31, 2003, 2004 and 2005 included elsewhere in this prospectus. This discussion contains forward-looking statements, which are subject to a variety of factors that could cause actual results to differ materially from those contemplated by these statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
      Except where otherwise specified, the following discussion and analysis do not reflect the Refinancing Plan implemented by us on January 17, 2006.
Overview
      Quebecor Media is one of Canada’s leading media companies, with activities in cable distribution, newspaper publishing, television broadcasting, business and residential telecommunications, book, magazine and video retailing, publishing and distribution, music recording, production and distribution, and new media services. Through its operating subsidiaries, the Company holds leading positions in the creation, promotion and distribution of news, entertainment and Internet-related services that are designed to appeal to audiences in every demographic category. Quebecor Media continues to pursue a convergence strategy to capture synergies among its portfolio of media properties.
      The Company’s operating subsidiaries’ primary sources of revenues include: subscriptions for cable television, Internet access and telephony services; newspaper advertising and distribution; television broadcasting advertising and distribution; book and magazine publishing and distribution; retailing, distribution and production of music products (compact discs, or CDs, digital video discs, or DVDs, musical instruments, and music recording); rental and sale of videocassettes and DVDs; and internet/portal services. Its broad portfolio of media assets includes businesses that have historically tended to provide stable revenues with relatively low sensitivity to general economic conditions, such as cable television, and businesses that have tended to be more cyclical and sensitive to economic conditions and fluctuations, such as newspaper publishing. While some of the Company’s businesses are relatively stable or mature, it continues to develop, acquire or take advantage of capabilities and assets with growth potential, such as cable telephone service and digital cable.
      Principal direct costs of the Company consist of television programming costs, Internet bandwidth and transportation costs, newsprint and publishing costs, and set-top box and modem costs. Major components of its operating expenses include salaries and benefits, subcontracting costs, advertising, and regulatory expenses.
Lines of Business
      Quebecor Media’s subsidiaries operate in the following business segments: Cable, Newspapers, Broadcasting, Leisure and Entertainment, Business Telecommunications, Interactive Technologies and Communications, and Internet/ Portals.

Cable Segment
      Videotron is the largest distributor of pay television services in the Province of Québec and the third largest cable operator in Canada, based on the number of cable customers. Its state-of-the-art network passes 2.4 million homes and serves approximately 1.6 million customers. At December 31, 2005, Videotron had approximately 1.5 million cable customers, including approximately 474,600 subscribers to its illico Digital TV service. Videotron is also involved in interactive multimedia development and Internet Service Provider

(“ISP”) services, with 656,000 subscribers to its cable modem and dial-up Internet access services and 163,000 subscribers to its Internet Protocol (“IP”) telephone service. Its Le SuperClub Vidéotron stores are engaged in sales and rentals of DVDs, videocassettes and video games.

Newspapers Segment
      Sun Media is Canada’s largest national chain of tabloids and community newspapers. It publishes paid daily newspapers in eight of the ten largest markets in the country. In all, Sun Media publishes 22 dailies, including 3 free dailies in Toronto, Montréal and Vancouver, and 184 community weeklies and specialty publications across Canada. Sun Media is also engaged in the distribution of newspapers and magazines. In addition, it offers commercial printing and related services to other publishers through its national printing and production platform. Sun Media holds a 25% interest in the Sun TV television station in Toronto, Ontario, acquired in partnership with TVA Group at the end of 2004. Sun TV operations are reported in our Broadcasting segment.

Broadcasting Segment
      TVA Group is the largest private-sector producer and broadcaster of French-language entertainment, information and public affairs programming in North America and one of the largest private-sector producers of French-language programming in Québec. It is sole owner of 6 of the 10 television stations in the TVA Network, of the analog specialty channel Le Canal Nouvelles TVA (“LCN”) and of the digital specialty channels Mystère and Argent. It holds a 75% interest in the English-language analog station Sun TV in Toronto. TVA Group also holds interests in the Canal Évasion specialty channel, the Indigo pay-per-view service, and the English-language digital specialty channels Men TV and Mystery. In addition, TVA Group is engaged in teleshopping services. Its TVA Publishing Inc. (“TVA Publishing”) subsidiary, the largest publisher of French-language magazines in Québec, publishes general-interest and entertainment weeklies and monthlies. Its TVA Films subsidiary distributes films and television products in Canada’s English- and French-language markets.

Leisure and Entertainment Segment
      The operations in the Leisure and Entertainment segment consist primarily of retailing CDs, books, videos, musical instruments and magazines through the Archambault chain of stores and the archambault.ca e-commerce site; online sales of downloadable music through the ZIK.ca service; distribution of CDs and videos (through Select, a division of Archambault Group); music recording and video production in Québec and Europe (through Musicor, a division of Archambault Group, and Groupe Archambault France S.A.S., a subsidiary of Archambault Group); and book publishing in the academic, literary and general literature categories through 14 publishing houses, including 7 acquired with the acquisition of Sogides Ltée, or Sogides, in 2005. The acquisition of Sogides, one of the largest book publishing and distribution groups in Québec, adds significantly to Quebecor Media’s book publishing and distribution assets, notably with the acquisition of distributor Messageries A.D.P. inc., which we refer to as Messageries A.D.P.

Business Telecommunications Segment
      Videotron Telecom, which was merged with and into Videotron on January 1, 2006, is a business telecommunications provider that offers a wide range of network solutions, Internet services, application/server hosting, local and long-distance telephone service, and studio-quality audio-video services to large and medium-sized business, ISPs, application service providers (“ASP”), broadcasters and carriers. Videotron Telecom’s regional network has over 9,000 km of fiber optic cable in Québec and 2,000 km of fibre optic cable in Ontario and reaches more than 80% of the businesses located in the major metropolitan areas of each of Québec and Ontario. Videotron Telecom’s extensive network supports direct connectivity with networks in Ontario, eastern Québec, the Maritimes and the United States.

Interactive Technologies and Communications Segment
      Our Interactive Technologies and Communications segment consists of Nurun, which provides global and local blue-chip clients with consulting services which include strategic planning and online branding; web and new media interface design; technical platform implementation (content management, e-commerce, automated publishing solutions); online marketing and customer relationship programs; online media planning and buying; and web/data analytics.

Internet/ Portals Segment
      Canoe is an integrated company offering e-commerce, information and communication services and information technology consulting. Canoe operates the Internet portal network of the same name which serves over 6.2 million Internet users per month and includes canoe.ca, canoe.qc.ca, La Toile du Québec (toile.com) and money.canoe.ca (argent.canoe.com in French). Canoe also operates a number of e-commerce sites: jobboom.com (employment), autonet.ca (automobiles), flirt.canoe.ca and reseaucontact.com (dating), micasa.ca (real estate), classifiedextra.ca and classeesextra.ca (classifieds). In addition, Canoe operates the tva.canoe.com and lcn.canoe.com sites, as well as two sites for popular TVA Group programs, occupationdouble.com and staracademie.ca. Canoe’s subsidiary Progisia Informatique offers information technology consulting services that include e-commerce, outsourcing, integration and secure transaction environments. The Jobboom publishing division produces various print publications, including the magazine Jobboom, which has a print run of 100,000 copies and is distributed free 10 times a year, and career guides such as the bestseller Carrières d’avenir, which is sold in bookstores.
2005 Highlights
      Quebecor Media developed its business and introduced successful new products and services in 2005. Customer growth and product line expansion in the Cable, Business Telecommunications, Interactive Technologies and Communications and Internet/ Portals segments helped increase Quebecor Media’s revenues and profitability. The Cable segment’s revenues broke through the $1.0 billion mark for the first time in 2005. Videotron also registered record customer growth for its digital cable television and Internet access services in 2005, as well as strong consumer response to the roll-out of its cable telephone service.
      Also in 2005, Quebecor Media announced major investments in its Newspapers segment and strategic acquisitions in its Interactive Technologies and Communications and its Leisure and Entertainment segments. Investments in new product launches and in product development by the Broadcasting and Newspapers segments impacted the results and cut into the growth recorded by the other segments.
     Significant developments since the end of 2004 include:
      In January 2006, Quebecor Media refinanced almost the totality of its Existing Notes as part of its Refinancing Plan. The Senior Notes and Senior Discount Notes that were refinanced were repurchased in two stages, the first block on July 19, 2005, and the second block on January 17, 2006. The refinancing will reduce Quebecor Media’s annual interest expense by approximately $80.0 million. On July 15, 2005, Videotron also repurchased all the outstanding Senior Notes of its CF Cable TV subsidiary. These refinancing transactions were carried out in the following stages:

•	On January 17, 2006, Quebecor Media issued the old notes, being US$525.0 million aggregate principal amount of 7 3/4 % Senior Notes due March 2016. The Company also established its Senior Secured Credit Facilities consisting of a five-year term loan A facility in the amount of $125.0 million, maturing in 2011, a seven-year term loan B facility in the amount of US$350.0 million, maturing in 2013, and a five-year revolving credit facility in the amount of $100.0 million, maturing in 2011. The facilities also provide for an uncommitted $350 million incremental facility that may be available to Quebecor Media under certain conditions.

•	Quebecor Media used the proceeds from its offering and issuance of the old notes, the full amount of its new term loan A and term loan B, and amounts received from its subsidiaries ($251.7 million from Videotron, drawn on its existing revolving credit facilities and cash on hand, and $40.0 million from

Sun Media, drawn on its new credit facility), to finance the repurchase, on January 17, 2006, of US$561.6 million aggregate principal amount of its 11 1/8% Senior Notes and US$275.6 million aggregate principal amount at maturity of its 13 3/4 % Senior Discount Notes (representing 95.7% and 97.4%, respectively, of these notes outstanding at that date). Quebecor Media paid a total cash consideration of $1.3 billion to purchase the notes, including the premium and the cost of settlement of cross-currency swap agreements. Consequently, Quebecor Media has recognized a loss on settlement of debt of $206.0 million (net of income tax recovery of approximately $125.6 million, of which $6.0 million was recognized in the fourth quarter of 2005).

•	On September 16, 2005, Videotron successfully closed a private placement of US$175.0 million aggregate principal amount of 6 1/8% Senior Notes due December 15, 2015. The total net proceeds of $205.1 million from the sale of Senior Notes and the Company’s cash assets were used to finance the repurchase of Senior Notes of Videotron’s CF Cable TV subsidiary for a cash consideration of $99.3 million, and the repurchase of US$128.2 million aggregate principal amount of its 11 1/8% Senior Notes and US$12.1 million aggregate principal amount of its 13 3/4 % Senior Discount Notes by Quebecor Media on July 19, 2005. Quebecor Media paid a total cash consideration of $215.3 million to purchase the notes, including the premium and the cost of settlement of cross-currency swap agreements. Consequently, Quebecor Media recognized a loss on settlement of debt of $41.0 million, net of income tax, in the third quarter of 2005.

      During 2005, Videotron phased in a cable telephony service for residential customers. The popularity of its VoIP telephony service exceeded all expectations, and, following the launch and the accompanying marketing campaign, Videotron added approximately 163,000 customers for its VoIP telephony service. In 2005, Videotron also recorded net additions of 135,400 customers for its cable Internet access service, an annual growth record; 140,900 customers for its illico Digital TV service (including customers who upgraded from Videotron’s analog cable service), also an annual growth record; and 53,500 customers for its basic cable television service, the best performance since 1999.
      On February 21, 2005, TVA Group launched Argent, the first French-language all-business channel in North America. The service carries business, financial, economic and market news.
      On June 14, 2005, Videotron signed agreements extending its collective agreements with its employees in the Montréal, Québec City, Saguenay-Lac-Saint-Jean, and Gatineau areas.
      On August 24, 2005, Quebecor Media announced an investment of more than $110.0 million to relocate and modernize the Journal de Montréal printing plant. Construction of the new printing plant in Saint-Janvier-de-Mirabel, north of Montréal, began on September 9, 2005, and should be completed by spring 2007.
      On August 29, 2005, Quebecor Media and Quebecor World Inc. (“Quebecor World”) announced the creation of a partnership to operate a new printing plant in Islington, in the Greater Toronto Area. The $110.0 million facility will facilitate consolidating some of Quebecor World’s printing operations in Ontario and strengthen convergence between Quebecor Media’s Toronto media properties. The new plant should be fully operational by 2007.
      On December 13, 2005, Quebecor Media closed the acquisition of Sogides, a major Québec book publishing and distribution group, for cash consideration of $24.0 million, and an additional contingent amount of $5.0 million payable upon on the satisfaction of specific conditions in 2008.
Non-GAAP Financial Measures
      We use certain financial measures that are not calculated in accordance with Canadian GAAP or U.S. GAAP to assess our financial performance. We use these non-GAAP financial measures, such as operating income, free cash flow from operations and average monthly revenue per user, which we refer to as ARPU, because we believe that they are meaningful measures of our performance. Our method of calculating these non-GAAP financial measures may differ from the methods used by other companies and, as a result, the non-GAAP financial measures presented in this prospectus may not be comparable to other similarly titled measures disclosed by other companies.
      Operating Income. We define operating income, as reconciled to net income under Canadian GAAP, as net (loss) income before amortization, financial expenses, reserve for restructuring of operations, impairment of assets and other special charges, gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary, gain (loss) on sales of businesses and other assets and gain on dilution, write-down of goodwill, income taxes, amortization of goodwill (net of non-controlling interest), non-controlling interest and the results of discontinued operations and other expenses. Operating income as defined above is not a measure of results that is consistent with Canadian GAAP or U.S. GAAP. It is not intended to be regarded as an alternative to other financial operating performance measures or to the statement of cash flows as a measure of liquidity. It is not intended to represent funds available for debt service, dividends or distributions, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Canadian GAAP or U.S. GAAP. Our management believes that operating income is a meaningful measure of performance. Our parent company, Quebecor, considers the media segment as a whole and uses operating income in order to assess the performance of its investment in Quebecor Media. Our management and Board of Directors use this measure in evaluating our consolidated results as well as results of our operating segments. As such, this measure eliminates the significant level of non-cash depreciation of tangible assets and amortization of certain intangible assets, and it is unaffected by the capital structure or investment activities of Quebecor Media and of our segments. Operating income is also relevant because it is a significant component of our annual incentive compensation programs. A limitation of this measure, however, is that it does not reflect the periodic costs of capitalized tangible and intangible assets used in generating revenues in our segments. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and free cash flow from operations. In addition, measures like operating income are commonly used by the investment community to analyze and compare the performance of companies in the industries in which we are engaged. Our definition of operating income may not be the same as similarly titled measures reported by other companies. We provide a reconciliation of operating income to net income as disclosed in our financial statements in note 1 to the tables under the caption “Selected Consolidated Financial Data.”
      Free Cash Flow from Operations. We use free cash flow from operations as a measure of liquidity. Free cash flow from operations represents funds available for business acquisitions, the payment of dividends on equity shares and the repayment of long-term debt. Free cash flow from operations is not a measure of liquidity that is consistent with Canadian GAAP or U.S. GAAP. It is not intended to be regarded as an alternative to other financial operating performance measures or to the statement of cash flows as a measure of liquidity. Free cash flow from operations is considered to be an important indicator of our liquidity and is used by our management and Board of Directors to evaluate cash flows generated by our consolidated operations and our segment operations. This measure is unaffected by our capital structure or by those of our segments. Our definition of free cash flow from operations may not be identical to similarly titled measures reported by other companies. When we discuss free cash flow from operations in this prospectus we provide a reconciliation to the most directly comparable GAAP financial measure in the same section.
      ARPU. Average monthly revenue per user, or ARPU, is an industry metric that we use to measure our average cable, Internet and telephony revenues per month per basic cable customer. ARPU is not a measurement under Canadian GAAP or U.S. GAAP, and our definition and calculation of ARPU may not be the same as identically titled measurements reported by other companies. We calculate ARPU by dividing our combined cable television, Internet-access and telephony revenues by the average number of basic cable customers during the applicable period, and then dividing the resulting amount by the number of months in the applicable period.
Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004
      Quebecor Media’s revenues totalled $2.70 billion in 2005, compared with $2.46 billion in 2004, an increase of $240.5 million (9.8%). All segments posted revenue increases: Cable ($130.4 million or 15.0%), Broadcasting ($43.4 million or 12.1%), Newspapers ($27.5 million or 3.1%), Business Telecommunications

($23.5 million or 29.9%), Internet/ Portals ($15.5 million or 44.9%), Leisure and Entertainment ($13.7 million or 5.7%), and Interactive Technologies and Communications ($13.2 million or 25.4%).
      Quebecor Media’s operating income rose by $36.4 million (5.2%) from $697.2 million in 2004 to $733.6 million in 2005 due to increases in the following segments: Cable ($40.8 million or 12.0%), Business Telecommunications ($8.7 million or 38.5%), Internet/ Portals ($6.0 million or 133.3%), Leisure and Entertainment ($4.3 million or 18.9%), and Interactive Technologies and Communications ($1.6 million or 69.6%). Those increases were however partially offset by decreases in the Broadcasting segment ($27.5 million or -34.2%) and Newspapers segment ($5.6 million or -2.5%).
      Net income was $96.5 million in 2005, an increase of $8.3 million (9.4%) from $88.2 million in 2004. The increase in operating income and the decrease in financial expenses more than offset the impact of the recording of a loss on debt refinancing of $60.0 million in 2005, compared with $4.8 million in 2004.
      The amortization charge increased by $6.0 million from $225.9 million in 2004 to $231.9 million in 2005 as a result of increased investments in capital assets in 2005 and 2004.
      Financial expenses totalled $285.3 million in 2005 compared with $314.6 million in 2004, a $29.3 million decrease. Interest on Quebecor Media’s long-term debt decreased by $11.4 million, primarily because of the impact of refinancing a portion of the notes issued by Quebecor Media (including a repayment from the cash and cash equivalents held by the Company) and all the notes issued by CF Cable TV, a subsidiary of Videotron, as well as the impact of prepayments resulting from an increase in the negative fair value of certain cross-currency swap agreements. As well, the loss on re-measurement of the Additional Amount payable to The Carlyle Group (see “— Contractual Obligations — The Carlyle Group” below) totalled $10.1 million in 2005, compared with $26.9 million in 2004, a $16.8 million improvement. Finally, certain derivative financial instruments are recognized at fair value when they become ineffective (according to the criteria established under accounting standards) and/or when hedge accounting is not used. The impact of exchange rate fluctuations on the value of the debt denominated in foreign currency affects the income statement without any offset when the hedging instrument has become ineffective (according to the criteria established under accounting standards). A $4.4 million loss was recognized in 2005 in respect of the re-measurement of financial instruments, compared with an $8.0 million loss in 2004, a $3.6 million improvement.
      In 2005, Quebecor Media recognized a loss on settlement of debt of $60.0 million, compared with $4.8 million in 2004. The loss on settlement of debt in 2005 derived primarily from the repurchase of US$128.2 million principal amount of Quebecor Media’s 11 1/8% Senior Notes and US$12.1 million principal amount at maturity of its 13 3/4 % Senior Discount Notes in the third quarter of 2005. The Company paid a cash consideration of $215.3 million to purchase the notes, including the redemption premium and the cost of settlement of the cross-currency swap agreements. The loss includes the amount by which the disbursements exceeded the book value of the repurchased notes and the related cross-currency swap agreements, as well as the write-down of deferred financial expenses. The Refinancing Plan enables Quebecor Media and its subsidiaries to take advantage of more advantageous interest rates.
      In 2004, Quebecor Media recorded a reserve for restructuring of operations, impairment of assets and other special charges in the amount of $2.8 million, compared with a reversal of $0.2 million in 2005 related to restructuring initiatives of prior years. It also recorded a gain on disposal of businesses and other assets of $9.3 million in 2004, resulting mainly from a gain on the transfer of Sun Media’s 29.9% interest in CP24 as consideration for the acquisition of Sun TV.
      Income tax expense was $44.0 million in 2005, a $6.6 million increase from 2004. Under a tax planning arrangement involving an exchange of tax benefits with Quebecor, the Company recognized tax benefits in the amount of $15.9 million in 2005 in connection with capital losses related to the winding up of a subsidiary. The Company also recognized tax benefits totalling $8.2 million in 2005 related to previously unrecorded operating losses and capital losses. In 2004, $23.7 million in previously unrecorded tax benefits were recognized. In 2005, the Company also recorded a future tax impact in the amount of $11.9 million in connection with an increase in the tax rate in the Province of Québec. Finally, non-deductible expenses, primarily financial expenses, decreased in 2005 compared with 2004. In view of tax loss carry forwards and other tax attributes held by

Quebecor Media, as well as its latest income forecasts, Quebecor Media does not expect to incur significant current income tax outflows between now and the year 2008, except in respect of its TVA Group subsidiary. The Company’s consolidated income tax expense should therefore consist mainly in future income taxes and Part 1.3 large corporation taxes, with the exception of income tax payable by TVA Group.
Segment Analysis
      The Company is subject to certain reporting requirements under the indentures governing its Senior Notes and Senior Discount Notes issued in July 2001 and under the indenture governing the old notes and the Notes. Pursuant to the indentures, the Interactive Technologies and Communications subsidiary, Nurun, has been designated an “Unrestricted Subsidiary.” Following the privatization of Canoe in September 2004, its designation was changed from “Unrestricted Subsidiary” to “Restricted Subsidiary.” For the purpose of reporting the financial condition and operating results of the Company and its Restricted Subsidiaries, the figures for 2003 and 2004 have been reorganized to retroactively reflect the new designation.

Restricted Subsidiaries
      In 2005, the Company and its Restricted Subsidiaries generated revenues of $2.64 billion, compared with $2.41 billion in 2004, and operating income of $729.7 million, compared with $694.9 million in 2004.

Cable Segment
      In 2005, the Cable segment generated revenues of $1.0 billion, compared with $871.6 million in 2004, an increase of $130.4 million (15.0%).
      The revenues of Videotron’s illico Digital TV service, excluding related services, rose $54.8 million (39.5%) to $193.5 million in 2005. The strong performance of illico Digital TV in 2005 more than compensated for decreased revenues from analog cable television services. Combined revenues from all cable television services increased by $41.5 million (7.2%) to $618.3 million due to the impact of customer base growth, higher rates, sales of more lucrative packages, the favourable impact of the introduction of the illico on Demand service, and increased pay-per-view revenues. These favourable factors were partially offset by decreased revenues from equipment rentals and other sources.
      At the end of 2005, illico Digital TV had a customer base of 474,600, compared with 333,700 at the end of 2004 (see Table 1). The 140,900 (42.2%) increase is the largest annual customer base growth, in absolute terms, since the launch of the service at the beginning of 1999. By comparison, illico Digital TV recruited 69,200 and 92,800 new customers in 2003 and 2004 respectively. In the fourth quarter of 2005 alone, illico Digital TV recruited 50,000 customers, the largest quarterly increase, in absolute terms, since 1999. As of December 31, 2005, illico Digital TV had a penetration rate (number of subscribers as a proportion of total subscribers to all cable television services) of 31.5%, compared with 23.0% a year earlier.

      Videotron’s analog cable television services had a net decrease of 87,400 customers in 2005, compared with decreases of 76,100 and 64,400 in 2003 and 2004 respectively (see Table 1). The combined customer base for all of Videotron’s cable television services increased by 53,500 in 2005, compared with a decrease of 6,900 in 2003 and an increase of 28,400 in 2004 (see Table 1). In the fourth quarter of 2005, analog cable television services lost 15,500 customers. The combined customer base for all cable television services thus increased by 34,500 in the fourth quarter of 2005. The increases of 53,500 customers in 2005 and 34,500 in the fourth quarter of 2005 are the largest annual and quarterly net growth numbers for cable television services since 1999.
Table 1
Customer base for cable television services
      Videotron’s Internet access services registered continued growth in 2005, posting revenues of $270.8 million, a $48.3 million (21.7%) increase over 2004. The improvement was mainly due to customer growth. The number of customers for cable Internet access services stood at 638,000 at the end of 2005, an increase of 135,400 (26.9%) from the end of 2004 (see Table 2). By comparison, the number of customers for the service increased by 101,200 in 2003 and 96,300 in 2004. In the fourth quarter of 2005, the number of customers for cable Internet services increased by 50,300 or 8.5%. The increases of 135,400 customers in 2005 and 50,300 in the fourth quarter of 2005 are the largest annual and quarterly growth numbers, in absolute terms, since the service was launched in 1998.
Table 2
Customer base for cable Internet access services

      Videotron’s Internet telephone service was officially launched at the beginning of 2005. The number of customers grew substantially during each quarter of 2005 and stood at 163,000 at the end of 2005. In the fourth quarter of 2005, 67,000 new customers subscribed to the service, a 69.8% increase (see Table 3). The Internet telephone service generated total revenues of $21.1 million in 2005.
Table 3
Customer base for cable telephone service
      Videotron’s net monthly ARPU increased by $5.36 (11.5%) to $51.86 in 2005, compared with $46.50 in 2004. By comparison, ARPU increased by $2.82 (6.5%) in 2004.
      Le SuperClub Vidéotron registered revenues of $55.4 million in 2005. The $7.1 million (14.6%) increase mainly reflects the impact of the acquisition of Jumbo Entertainment Inc. (“Jumbo Entertainment”) in July 2004, as well as higher retail sales, the opening of two new stores, and an increase in the number of franchises. These factors were partially offset by a decrease in rental revenues.
      The Cable segment generated total operating income of $382.0 million in 2005, compared with $341.2 million in 2004. The $40.8 million (12.0%) rise was due primarily to customer growth and the improved profitability of Videotron’s services as a result of increases in some rates. These favourable factors offset the negative impact on profitability of increases in some operating expenses, including labour, advertising and promotion costs, some royalty expenses, and statutory contributions. The new Internet telephone service launched at the beginning of 2005 accounted for a large portion of the increase in operating costs.
      The operating income of Le SuperClub Vidéotron increased by $1.3 million (9.8%) to $14.5 million, mainly because of the impact of the acquisition of Jumbo Entertainment, as well as the favourable effect of the increase in revenues.
      The Cable segment’s operating margin for all operations, i.e., operating income as a percentage of revenues, was 38.1% in 2005, compared with 39.1% in 2004.

      Under the Company’s accounting policies, revenues and costs related to equipment sales to customers are entered in full in the results as the transactions are made. It is a common industry practice to sell equipment at less than cost, often as part of promotions aimed at increasing customer recruitment and generating recurring revenues over an extended period. Table 4 below shows operating income before the cost of subsidies granted to customers on equipment sales and their impact on the segment’s results.
Table 4: Cable segment
Operating income

	2003	2004	2005

	(In millions of
	Canadian dollars)
Operating income before cost of equipment subsidies to customers	$310.9	$377.9	$418.7
Cost of equipment subsidies to customers	(35.6)	(36.7)	(36.7)

Operating income	$275.3	$341.2	$382.0

      Free cash flow from operations amounted to $163.9 million in 2005, compared with $189.0 million in 2004, a $25.1 million decrease (see Table 5). A $43.7 million increase in cash flows from continuing operating activities, including the favourable impact of the increase in operating income, and a $13.6 million improvement in the net change in non-cash balances related to operations, were offset by a $68.7 million increase in additions to property, plant and equipment as a result of investment in the network, including investments made in connection with the cable telephony project.
Table 5: Cable segment
Free cash flow from operations

	2003	2004	2005

	(In millions of
	Canadian dollars)
Cash flow from operating activities before undernoted item	$220.4	$291.7	$321.8
Net change in non-cash balances related to operations	(45.2)	19.0	32.6

Cash flow from operating activities	175.2	310.7	354.4
Additions to property, plant and equipment	(90.3)	(123.1)	(191.8)
Proceeds from disposal of assets	3.8	1.4	1.3

Free cash flow from operations	$88.7	$189.0	$163.9

      In the fourth quarter of 2005, the Cable segment recorded revenues of $278.0 million, compared with $231.2 million in the same period of the previous year, an increase of $46.8 million (20.2%). The segment’s operating income grew by $12.2 million (13.9%) to $99.9 million. The higher quarterly revenues and operating income were essentially due to the factors noted above in the discussion of the annual results. ARPU was $55.09 in the fourth quarter of 2005, an increase of $7.16 (14.9%) from $47.93 in the same period of 2004. Le SuperClub Vidéotron’s revenues increased by $2.4 million (15.7%) to $17.4 million and its operating income by $0.7 million (17.4%) to $4.8 million in the fourth quarter of 2005.
      The Cable segment’s average operating margin for all operations was 35.9% in the fourth quarter of 2005, compared with 37.9% in the same period of 2004.
      The operations of Videotron Telecom (Business Telecommunications segment) have been incorporated into the Cable segment since January 1, 2006. The Cable segment now includes a new division called Videotron Business Solutions, a full-service business telecommunications provider which offers telephone, high-speed data transmission, Internet access, hosting, and cable television services.

      On September 20, 2005, Videotron announced a strategic agreement with Rogers Wireless, a subsidiary of Rogers Communications Inc., which should enable Videotron to offer its customers wireless telephone service in the second half of 2006. The launch of Videotron’s own wireless service will meet consumer demand for one-stop shopping for telephone (land line and wireless), cable television and Internet access services.
      With respect to labour relations, Videotron signed agreements with its employees on June 14, 2005, extending its collective agreements until 2009 in the Montréal and Québec City areas, until 2010 in Saguenay-Lac-Saint-Jean, and until 2011 in Gatineau. The agreements enhance Videotron’s competitive position by giving it the increased operational flexibility it needs to invest in network modernization and new product launches.
      Videotron twice increased download speeds on its basic cable Internet access service, first from 128 kbps to 300 kbps on March 7, 2005, and then from 300 kbps to 600 kbps on January 16, 2006. On the Extreme High-Speed service, download speeds were increased from 6.5 mbps to 10 mbps on January 16, 2006.
      In March 2005, illico Digital TV announced the introduction of the new Hispano package, which includes five major international Spanish-language services and the popular Italian channel Telelatino.
      On January 24, 2005, Videotron and Videotron Telecom launched an IP-based telephone service on Montréal’s South Shore. Videotron became the first major cable company in Canada to offer consumers residential telephone service over cable. Following strong consumer acceptance of the new product on the South Shore, Videotron rolled out the service in Laval (March 29), Montréal West Island (May 25), the Québec City area (July 11), the rest of the Island of Montréal (August 17) and on Montréal’s North Shore (November 24). As of December 31, 2005, Videotron had 163,000 customers for its residential telephone service in the Montréal, Laval and Québec City areas. When announcing the Québec City roll-out, Videotron also unveiled plans to invest $29.0 million by the end of 2006 to upgrade its network and add bandwidth in the Québec City area.

Newspapers Segment
      The revenues of the Newspapers segment increased by $27.5 million (3.1%) to $915.6 million in 2005, compared with $888.1 million in 2004. Advertising revenues grew by 4.5%, primarily as a result of higher total volumes. Distribution revenues also rose, while revenues from circulation and commercial printing decreased by 3.5% and 2.9% respectively. The revenues of the urban dailies grew by $14.5 million (2.2%) in 2005. The free dailies 24 heures Montréal Métropolitaintm in Montréal and 24 Hours in Toronto and Vancouver accounted for $8.6 million of the increase. At the community newspapers, revenues rose by $19.5 million (7.2%).
      Operating income decreased by $5.6 million (-2.5%) from $227.8 million in 2004 to $222.2 million in 2005. At the urban dailies (excluding the free dailies), operating income decreased by $12.5 million (-6.6%). The revenue growth did not entirely offset increases in operating costs, including labour, distribution, promotion and marketing costs. The operating losses of the free dailies rose by $1.8 million from $12.2 million in 2004 to $14.0 million in 2005. The increase in the operating loss attributable to the launch of 24 Hours in Vancouver in 2005 outweighed the decrease in the operating losses of the other free dailies. At the community newspapers, operating income increased by $9.0 million (14.3%), mainly because of the higher revenues, which were partially offset by higher operating and circulation costs.

      The Newspapers segment generated free cash flow from operations of $107.9 million in 2005, compared with $159.2 million in 2004, a decrease of $51.3 million (see Table 6). The decrease was essentially caused by an increase in additions to property, plant and equipment due to progress payments made to acquire six new presses to print products including Le Journal de Montréal, The Toronto Sun and The London Free Press.
Table 6: Newspapers segment
Free cash flows from operations

	2003	2004	2005

	(In millions of
	Canadian dollars)
Cash flows from continuing operating activities before undernoted item	$199.8	$187.1	$184.6
Net change in non-cash balances related to operations	25.2	(9.7)	(3.2)

Cash flows from continuing operating activities	225.0	177.4	181.4
Additions to property, plant and equipment	(14.3)	(18.8)	(74.0)
Proceeds from disposal of assets	0.3	0.6	0.5

Free cash flows from operations	$211.0	$159.2	$107.9

      In the fourth quarter of 2005, the revenues of the Newspapers segment amounted to $242.8 million, compared with $247.2 million in the same period of 2004. The $4.4 million (-1.8%) decline was caused primarily by decreases of 9.0% and 0.7% in circulation and advertising revenues respectively, due in large part to the impact on operating results of an extra week in the fourth quarter of 2004. Operating income totalled $69.3 million, compared with $72.2 million in the same period of 2004, a $2.9 million (-4.0%) decrease attributable to the lower revenues and to increases in some operating expenses. The free dailies increased their revenues by $0.7 million and reduced their operating losses by $1.7 million in the fourth quarter of 2005 in comparison with the third quarter.
      In the third quarter of 2005, Quebecor Media announced an investment of more than $110.0 million to relocate and modernize the Journal de Montréal printing plant. The project involves construction of a printing plant with a total floor area of more than 200,000 square feet in Saint-Janvier-de-Mirabel, north of Montréal, and the acquisition of three new printing presses and new shipping and inserting equipment. Construction began on September 9, 2005, and should be completed by the spring of 2007.
      Another major investment was also announced for construction of a new printing plant in Islington in the Greater Toronto Area at a cost of $110.0 million. The new facility, to be operated by Quebecor Media and Quebecor World, will facilitate consolidating some of Quebecor World’s printing operations in Ontario and strengthen Quebecor Media’s Toronto properties. The two new printing plants should be fully operational by 2007. Management has not yet completed its analysis of the impact of the two projects on work-force reduction costs or adopted a plan in this regard.
      Sun Media acquired the assets of five community newspapers in 2005: the Morinville Mirror and Redwater Tribune in Alberta, as well as The Weekender, L’Horizon and The Londoner in Ontario. The total value of the above transactions was $1.8 million. Sun Media also acquired the Journal La Vallée in exchange for the Beauport Express and a cash consideration of $0.3 million. This transaction was recognized at the book value of the transferred net assets.
      In March 2005, Sun Media launched 24 Hours in Vancouver in partnership with Great Pacific Capital Partnership, owned by The Jim Pattison Group. Sun Media’s third free daily, after the newspapers in Montréal and Toronto, is a new advertising product that offers national advertisers a more attractive vehicle.

Broadcasting Segment
      The Broadcasting segment reported revenues of $401.4 million in 2005, compared with $358.0 million in 2004, a $43.4 million (12.1%) increase. Revenues from broadcasting operations rose by $35.6 million (13.1%) due to higher advertising revenues, including revenues from the Sun TV television station, the LCN channel, and the new Mystère and Argent channels, as well as higher commercial production revenues. Distribution revenues rose by $8.5 million, primarily because of revenues generated by the video release of White Noise, the success of the theatrical release of the Québec feature C.R.A.Z.Y., the DVD released by comic Lise Dion, and the DVD of the television series Le coeur a ses raisons. Publishing revenues increased by $0.9 million in 2005.
      Operating income totalled $53.0 million in 2005, compared with $80.5 million in 2004, a decrease of $27.5 million (-34.2%). Operating income from broadcasting operations declined by $12.9 million in 2005, mainly as a result of the operating losses at Sun TV and the newly launched specialty channels Mystère and Argent. The increase in revenues from comparable operations was partially offset by an increase in operating costs, including programming. Distribution operations generated $0.3 million in operating income in 2005, compared with a $1.8 million operating loss in 2004. The $2.1 million improvement was mainly due to the success of the films White Noise and C.R.A.Z.Y. Operating income from publishing operations declined by $15.4 million in 2005, primarily as a result of increased investment in content, advertising and marketing at the weekly magazines in response to increased competition.
      In the fourth quarter of 2005, the Broadcasting segment’s revenues were $119.6 million, a $13.2 million (12.4%) increase. Operating income decreased by $8.7 million (-34.1%) to $16.8 million. The increase in quarterly revenues and the decrease in operating income were due to essentially the same factors as those noted above in the discussion of the annual results.
      In 2005, TVA Group changed the name of its general-interest television station in Toronto, acquired in December 2004, from Toronto 1 to Sun TV. The new name reflects the closer ties that will be established between Sun TV and Quebecor Media’s properties in the Toronto market, particularly the daily The Toronto Sun, the free daily 24 Hours, and the Internet portal canoe.ca.
      During the fall season, from September 5 to December 18, 2005, the TVA Network had 19 of the 20 top-rated shows in Québec. The Star Académie 2005 Sunday-evening galas attracted an average of 2,377,500 viewers. According to BBM People Meter survey results, the TVA Network had an audience share of 31% during the period; its audience share again exceeded that of its two main rivals, Radio-Canada (15%) and TQS (13%), combined.
      On July 6, 2005, TVA Group repurchased 3,449,199 Class B Non Voting Shares for a cash consideration of $76.0 million under its substantial issuer bid dated May 19, 2005. The share repurchase was financed using TVA Group’s revolving credit facility, which was increased by $65.0 million to $160.0 million during the second quarter of 2005 pursuant to an amendment to the credit agreement. During the 12-month period ended December 31, 2005, a total of 3,739,599 Class B Non-Voting Shares were repurchased under TVA Group’s share repurchase and cancellation program and under its substantial issuer bid. As a result of these repurchases, Quebecor Media’s interest in TVA Group increased by 5.5%, from 39.7% on January 1, 2005 to 45.2% as of December 31, 2005.
      On May 12, 2005, the TVA Network signed a new five-year agreement with the Just for Laughs Group granting TVA Group exclusive broadcasting rights to content from the humour production company until 2010.
      On February 21, 2005, TVA Group launched Argent, the first French-language all-business channel in North America. The service carries business, financial, economic and market news.

Leisure and Entertainment Segment
      In 2005, the Leisure and Entertainment segment’s revenues totalled $255.4 million, a $13.7 million (5.7%) increase from $241.7 million in 2004. The Books division’s revenues increased by 17.6% due to the strong performance of all the publishing houses in the Éditions Quebecor Média family, which released a number of best-selling titles in 2005, and the strong results of academic publisher CEC Publishing Inc., which we refer to as CEC Publishing. Archambault Group’s revenues rose 3.3% in comparison with the previous year. Retail sales grew by 9.3% as a result of improved sales of books and videos, combined with the impact of the addition of three new stores in Gatineau, Boucherville and Québec City in 2005. This increase was partially offset by a decrease in distribution revenues as a result of delays in the marketing and sales of CDS by some artists.
      The segment’s operating income was $27.0 million in 2005, compared with $22.7 million in 2004. The $4.3 million (18.9%) increase was mainly attributable to the Books segment and was due primarily to the increase in the segment’s revenues. The positive impact on operating income of strong retail sales at Archambault Group was more than offset by the negative impact of delays in realizing distribution revenues.
      In the fourth quarter of 2005, the revenues of the Leisure and Entertainment segment totalled $87.7 million, compared with $81.0 million in the same period of 2004, an increase of $6.7 million (8.3%). Archambault Group’s revenues grew by 5.8%, mainly because of the addition of the three new stores, while the Books segment’s revenues increased by 28.9%, primarily as a result of sales of bestsellers. The segment’s operating income increased by $3.5 million (43.2%) to $11.6 million, primarily as a result of the higher revenues.
      In December 2005, Quebecor Media closed the acquisition of Sogides for cash consideration of $24.0 million, and an additional contingent amount of $5.0 million payable upon the satisfaction of specific conditions in 2008. Sogides is a major Québec book publishing and distribution group which owns the publishing houses Les Éditions de l’Homme, Le Jour, éditeur, Les Éditions Utilis, Les Presses Libres and Le Groupe Ville-Marie Littérature (which includes l’Hexagone, VLB Éditeur and Typo), and the distributor Messageries A.D.P., which distributes more than 120 Québec and foreign publishing houses. With this acquisition, Quebecor Media will be able to offer a more complete selection of Québec books and promote Québec writers in Europe through the Sogides network on that continent.
      Archambault Group opened three retail locations selling cultural and entertainment products during 2005: one store was opened in Gatineau in February, another in Boucherville, on Montréal’s South Shore, in October, and the third in the Galeries de la Capitale in Québec City in December. The addition of the three outlets brings the total number of stores in the Archambault chain to 15.
      The Books segment benefited from strong bookstore sales by a number of best-selling titles in 2005, including Briser le silence, a biography of Nathalie Simard by Michel Vastel, published by Les Éditions Libre Expression (221,000 copies sold); Les aliments contre le cancer by Dr. Richard Béliveau, published by Les Éditions du Trécarré (141,000 copies); Les recettes de Janette by Janette Bertrand, published by Les Éditions Libre Expression (125,000 copies); Le Guide de l’auto, published by Les Éditions du Trécarré (123,000 copies); and En toutes lettres, a biography of Jacques Demers by Mario Leclerc, published by Les Éditions Internationales Alain Stanké (68,000 copies).

Business Telecommunications Segment
      In 2005, Videotron Telecom reported revenues of $102.1 million, compared with $78.6 million in 2004, a $23.5 million (29.9%) increase due mainly to a $10.7 million increase in revenues from telephone services, generated primarily by the IP-based telephone service Videotron has been offering since January 2005; a $6.2 million increase in server hosting and management revenues under the outsourcing contract with Quebecor World; a $4.2 million increase in revenues from network solutions; and a $1.5 million increase in Internet revenues.
      Operating income increased by $8.7 million (38.5%) to $31.3 million in 2005, compared with $22.6 million in 2004. The additional revenues generated by the residential telephone service and the outsourcing contract signed with Quebecor World in July 2004 had a positive impact on operating income.
      In the fourth quarter of 2005, Videotron Telecom’s revenues grew by $6.9 million (30.7%) to $29.4 million, mainly because of a $4.2 million increase in revenues from telephone services and a $2.0 million increase in revenues from network solutions. Operating income decreased by $0.7 million (-6.2%) from

$11.3 million in the fourth quarter of 2004 to $10.6 million in the same period of 2005, mainly because of the impact of the reversal of certain reserves in 2004, after a favourable settlement of a dispute over access rights to office buildings in Ontario.

Internet/ Portals Segment
      The revenues of the Internet/ Portals segment totalled $50.0 million in 2005, a $15.5 million (44.9%) increase from $34.5 million in 2004. The revenues of the Progisia Informatique consulting division increased by 83.5% in 2005, largely because of work done for Quebecor Media subsidiaries. At the general-interest portals, revenues grew by 53.1%, primarily as a result of strong revenues from advertising sales and other sources, including site creation, keyword sales and e-commerce services. Revenues increased by 18.3% at the special-interest portals, due primarily to revenue growth at jobboom.com.
      Operating income more than doubled from $4.5 million in 2004 to $10.5 million in 2005. The $6.0 million (133.3%) increase was due primarily to the increase in revenues.
      In the fourth quarter of 2005, Canoe’s revenues totalled $14.4 million, compared with $10.4 million in the same period of 2004. The performance of the Progisia Informatique subsidiary and the general-interest portals accounted for most of the $4.0 million (38.5%) increase. Operating income more than tripled to $3.8 million in the fourth quarter of 2005, compared with $1.2 million in the same period of 2004, mainly because of the increase in revenues.
      In 2005, Canoe expanded its family of portals with the launch of micasa.ca, a site for buying and selling real estate. After its official launch in September 2005, micasa.ca quickly became the most popular real estate site in Québec with 536,000 unique visitors (source: comScore MediaMetrix, “All locations,” September 2005). The micasa.ca site is Québec’s only complete real estate site intended for both agents and the public.
      During 2005, Canoe launched a new version of its La Toile du Québec (toile.com) site, a new Webfin Argent site, in collaboration with TVA Group’s ARGENT digital specialty channel, the Défi Santé site, and the French-language Canoë Santé site. Canoe also launched Web sites for Sun Media’s three free dailies, 24 heures Montréal Métropolitaintm in Montréal and 24 Hours in Toronto and Vancouver, and created six new sites for the English-language urban dailies published by Sun Media. Canoe also developed and launched the site for the third season of the TVA Network’s Star Académie series. Finally, Canoe launched other value-added services and enriched the content of both its general-interest and special-interest portals.

Unrestricted Subsidiary
      Nurun, in the Interactive Technologies and Communications segment, has been designated as the Company’s only Unrestricted Subsidiary under the indentures governing its Senior Notes and Senior Discount Notes.

Interactive Technologies and Communications segment
      In 2005, the revenues of the Interactive Technologies and Communications segment amounted to $65.1 million, compared with $51.9 million in 2004. The $13.2 million (25.4%) increase was due to the recruitment of new customers in the government market, as well as in North America and Europe, increased sales to existing customers, and the contribution of Atlanta-based Ant Farm Interactive LLC (“Ant Farm Interactive”), acquired in April 2004.
      The segment’s operating income increased by $1.6 million (69.6%) from $2.3 million in 2004 to $3.9 million in 2005, mainly because of revenue growth resulting from business development and the acquisition of Ant Farm Interactive, which more than offset increases in some operating costs.
      In the fourth quarter of 2005, the Interactive Technologies and Communications segment’s revenues were $16.2 million, a $1.5 million (10.2%) increase from $14.7 million in the same period of 2004. The improvement was due mainly to new customers in government markets and in Europe. The segment’s operating income was substantially unchanged at $0.8 million.

      On September 28, 2005, Nurun signed a letter of intent to acquire China Interactive, a Chinese interactive marketing firm. The closing of the transaction was announced on January 23, 2006. The acquisition will further expand Nurun’s ability to deliver all its services to customers the world over, including the high-potential Asian market. With an experienced executive team of local Chinese marketing and design professionals, China Interactive fulfills a need in a high-growth and value-added sector. Since 2000, China Interactive has worked with many prestigious companies and organizations such as Pepsi, L’Oréal, FAW-VW Audi, FAW-VW Volkswagen, Chivas Regal, Malibu, JCDecaux and Philips.
      In May 2005, Nurun made a $1.3 million payment in connection with the acquisition of Ant Farm Interactive in 2004. The payment was in consideration of the achievement of performance targets.
      On February 24, 2005, Nurun announced a normal course issuer bid in order to repurchase up to 1,665,883 Common Shares for cancellation on the open market (or approximately 5% of Nurun’s issued and outstanding Common Shares) between March 1, 2005 and February 28, 2006. During the 12-month period ended December 31, 2005, a total of 377,600 Common Shares were repurchased for a cash consideration of $0.8 million. The repurchases increased Quebecor Media’s interest in Nurun by 0.6%, from 57.3% as of January 1, 2005 to 57.9% as of December 31, 2005.
      In March 2005, Nurun sold its remaining 9.6% interest in Mindready Solutions Inc. (“Mindready Solutions”) for a cash consideration of $0.4 million. The purchaser held an option, which expired June 27, 2005, to buy the 1.2 million shares Nurun still held in Mindready Solutions for $1.165 per share, less the special cash distribution of $1.1 million paid to Nurun on August 18, 2004. Nurun also received $3.4 million in final payment of the 6.75 million Common Shares of Mindready Solutions sold by Nurun under the partial takeover bid that closed on May 27, 2004.
Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003
      Quebecor Media recorded revenues of $2.46 billion in 2004, an increase of $164.3 million (7.1%). All of the Company’s business segments without exception reported higher revenues: revenues rose $66.6 million (8.3%) in the Cable segment, $42.2 million (5.0%) in the Newspapers segment, $36.7 million (17.9%) in the Leisure and Entertainment segment, $17.1 million (5.0%) in the Broadcasting segment, $7.1 million (15.8%) in the Interactive Technologies and Communications segment, $6.3 million (22.3%) in the Internet/ Portals segment, and $0.9 million (1.2%) in the Business Telecommunications segment.
      Operating income grew by $85.4 million (14.0%) in 2004 from $611.8 million to $697.2 million, mainly because of a $65.9 million (23.9%) increase in operating income in the Cable segment due primarily to customer base growth and the increased profitability of the segment’s services. Higher operating income was also recorded by the Business Telecommunications segment ($8.2 million or 56.9%), Leisure and Entertainment segment ($8.0 million or 54.4%), Newspapers segment ($3.0 million or 1.3%), Internet/ Portal segment ($1.4 million or 45.2%), and Interactive Technologies and Communications segment ($1.2 million or 109.1%), more than offsetting a decrease in one segment, Broadcasting ($1.0 million or -1.2%).
      Quebecor Media’s net income was $88.2 million in 2004, compared with $203.9 million in the previous year. Excluding unusual items, including a $153.7 million gain recognized in 2003 on the repurchase of the Preferred Shares held by The Carlyle Group in Videotron Telecom, net income rose by $26.2 million (45.5%) in 2004, mainly because of the increase in operating income, which was partially offset by higher financial expenses and income tax expense.
      The amortization charge was relatively stable at $225.9 million in 2004, compared with $226.6 million in 2003.
      Financial expenses totalled $314.6 million in 2004, compared with $300.1 million in 2003. The $14.5 million increase reflects the recording of a $6.8 million loss on the value of a financial instrument which ceased to be effective (according to the criteria established under accounting standards) and a $1.2 million foreign-exchange loss on the unhedged portion of the long-term debt, compared with recognition of a $22.0 million gain in 2003. The impact of these factors was partially offset by a decrease in financial expenses resulting from lower debt levels and other factors.

      Quebecor Media recorded a $2.8 million charge (including $2 million in the Business Telecommunications segment) for restructuring of operations, impairment of assets and other special charges in the 2004 fiscal year, compared with $1.8 million in 2003.
      The Company recorded a gain on disposal of businesses and other assets of $9.3 million in 2004 resulting mainly from the transfer of Sun Media’s 29.9% interest in CP24 as consideration in respect to the acquisition of television station Toronto 1 (now Sun TV). In 2003, a $1.1 million loss was recorded for this item.
      In 2004, the Company recorded a $4.8 million loss on debt refinancing and on the repurchase of Preferred Shares of a subsidiary resulting from recognition of financial instruments at fair value following refinancing by Videotron in October 2004. In 2003, the Company recorded a net gain on debt refinancing of $144.1 million, including a gain of $153.7 million, without any tax consequences, realized on the repurchase of the Preferred Shares held by The Carlyle Group in Videotron Telecom, and a gain of $7.5 million on the refinancing of Sun Media in February 2003, which were partially offset by a $17.1 million loss related to the refinancing of Videotron in October 2003.
      Income tax expense increased by $49.9 million in 2004, mainly as a result of higher pre-tax income (excluding the $153.7 million net gain, without any tax consequences) and the recognition in 2003 of previously unrecorded tax benefits totalling $45.0 million, compared with $23.7 million in 2004.

Cable Segment
      The Cable segment recorded revenues of $871.6 million in 2004, a $66.6 million (8.3%) increase. Internet access services and the illico Digital TV service, excluding related services, realized revenue increases of $39.2 million and $52.5 million for growth rates of 21.4% and 60.9% respectively, more than compensating for lower revenues from analog cable television and other services. The combined revenues of all cable television services increased by $17.9 million (3.2%).
      The customer base for Videotron’s cable Internet access and illico Digital TV services grew by 96,300 (23.7%) and 92,800 (38.5%) respectively in 2004 to 502,600 and 333,700. Videotron recorded a net gain of 28,400 customers for all its cable television services combined in 2004, after posting a net loss of 7,000 customers in 2003. Videotron’s net monthly ARPU rose 6.5% to $46.50 in 2004 compared with $43.68 in 2003.
      The Cable segment generated total operating income of $341.2 million. The $65.9 million (23.9%) increase was due primarily to the increase in the customer base, higher rates, lower operating costs, lower bandwidth costs because of the renegotiation of the service agreement with Videotron Telecom, and the reversal of reserves for legal disputes concerning copyrights and royalties. These favourable factors more than offset the impact on profitability of decreases in other revenues and increases in some operating expenses, including advertising and promotion costs. The segment’s operating margin, stated as a percentage, increased to 39.1% in 2004 compared with 34.2% in the previous year.
      Le SuperClub Vidéotron registered revenues of $48.3 million. The $8.0 million (19.8%) increase was mainly due to the favourable impact of the acquisition of Jumbo Entertainment. Higher royalties and annual fees, strong results at the Microplaytm video game stores, and higher retail revenues were also factors. Le SuperClub Vidéotron generated operating income of $13.2 million in 2004. The $3.9 million (41.9%) increase was mainly due to the recognition in 2003 of a charge related to the shortening of the amortization period for videocassettes, as well as the impact of the acquisition of Jumbo Entertainment and the higher revenues.
      The Cable segment generated free cash flow from operations of $189.0 million in 2004 compared with $88.7 million in 2003, a $100.3 million increase. The additional $135.0 million contribution from operating activities (including $65.9 million from higher operating income and $64.2 million from decreased use of funds for non-cash balances related to operations) more than offset the $32.8 million increase in additions to property, plant and equipment related to network expansion and upgrading programs, and the development of new services.

      In 2004, Videotron twice upgraded file transfer speeds on its High-Speed and Extreme High-Speed Internet services. These services now support download speeds of 5.1 mbps and 6.5 mbps respectively, faster by 65% and 63% than the previous speeds of 3.1 mbps and 4.0 mbps.

Newspapers Segment
      The Newspapers segment’s revenues increased by $42.2 million (5.0%) to $888.1 million in 2004, primarily as a result of increases of 5.5% in advertising revenues, 3.0% in circulation revenues and 7.7% in distribution revenues. The favourable impact of the acquisition of the assets of Annex Publishing & Printing Inc. (“Annex Publishing & Printing”), which closed in November 2003, accounted for $13.0 million of the increase in revenues in 2004. Operating income rose $3.0 million (1.3%) to $227.8 million in 2004. The performance of the urban dailies and community newspapers, combined with the acquisition of Annex Publishing & Printing, more than offset the $7.1 million increase in the operating losses of the free dailies 24 heures Montréal Métropolitaintm in Montréal and 24 Hours in Toronto. The launch of the Toronto paper in 2003 and the introduction of a new concept for the Montréal paper accounted for the larger losses.
      In 2004, Sun Media generated $159.2 million in free cash flow from operations, compared with $211.0 million in 2003, a $51.8 million decrease. The change in non-cash balances related to operations translated into a $9.7 million injection in 2004, whereas it generated $25.2 million in 2003, a negative variation of $34.9 million. The decline in free cash flow from operations was also due to current income tax credits received in 2003.

Broadcasting Segment
      The Broadcasting segment generated revenues of $358.0 million in 2004, a $17.1 million (5.0%) increase. Revenues from broadcasting operations grew by $25.6 million, primarily as a result of higher advertising revenues, which more than offset a decrease in revenues from distribution and publishing operations. Operating income was $80.5 million compared with $81.5 million in the 2003 fiscal year. The impact of the increase in revenues was more than offset by higher operating costs and the investments made in the Toronto 1 (now Sun TV) television station, the launch of the Mystère digital specialty channel in October 2004, and two new magazines. On December 2, 2004, TVA Group and Sun Media closed the acquisition of the analog television station Toronto 1 to position Quebecor Media strategically in the Toronto market, the largest television market in Canada and one of the largest advertising markets in North America.

Leisure and Entertainment Segment
      The Leisure and Entertainment segment recorded total revenues of $241.7 million in 2004, an increase of $36.7 million (17.9%). The revenues of Archambault Group rose 14.3% on the strength of a 25.6% increase in revenues from distribution and recording operations and an 8.9% increase in retail sales. Higher figures recorded for CEC Publishing due to the increase in the Company’s interest in the business from 50% to 100% and the favourable impact of the education reform on Québec in book sales were also a factor in the higher revenues. The Leisure and Entertainment segment generated total operating income of $22.7 million in 2004, an increase of $8.0 million (54.4%), resulting from the increased interest in CEC Publishing and the improved profitability of Archambault Group. In November 2004, Archambault Group announced a partnership with Warner Music France to launch Groupe Archambault France S.A.S., a new producer, publisher and distributor of cultural content in Europe.

Business Telecommunications Segment
      The Business Telecommunications segment increased its revenues by $0.9 million (1.2%) to $78.6 million in 2004. A decrease in revenues from traditional services was offset by an outsourcing breakthrough with the signing of a major contract with Quebecor World to host and manage servers and communications software for North America and to provide other services. The contract generated $9.2 million in revenues in the second half of 2004, which more than made up for the decrease in revenues caused by the renegotiation of the service agreement with Videotron and other factors. Operating income increased $8.2 million (56.9%) to

$22.6 million in 2004. The impact on operating profits of the outsourcing contract with Quebecor World more than offset decreases in other services. For the year as a whole, Videotron Telecom recorded higher gross margins, realized economies through work-force reductions, and achieved a favourable settlement of a dispute over access rights to office buildings in Ontario, thus reversing a reserve held for that purpose. In 2003, operating income was affected by the recognition of dispute settlement costs.

Interactive Technologies and Communications Segment
      The revenues of the Interactive Technologies and Communications segment increased by $7.1 million (15.8%) to $51.9 million in 2004, mainly as a result of the impact of the acquisition of Ant Farm Interactive in April 2004 and higher revenues at most offices because of new contracts. The segment’s operating income more than doubled from $1.1 million in 2003 to $2.3 million in 2004 due to the increase in revenues and better cost control. In May 2004, in response to a partial takeover bid for Mindready Solutions, Nurun sold its interest in the subsidiary. In April 2004, Nurun closed the acquisition of Ant Farm Interactive, an interactive marketing agency located in Atlanta (Georgia).

Internet/ Portals Segment
      In 2004, the revenues of the Internet/ Portals segment totalled $34.5 million, a $6.3 million (22.3%) increase. Revenues from the special-interest portals, Progisia Informatique and the general-interest portals grew by $3.5 million, $1.5 million and $1.2 million, respectively. Canoe’s operating income rose by $1.4 million (45.2%) to $4.5 million in 2004, largely as a result of the strong performance of its general-and special-interest portals, particularly jobboom.com. In 2004, Quebecor Media acquired all of the outstanding Multiple Voting Shares and Subordinate Voting Shares of Netgraphe Inc. (“Netgraphe”) through a wholly-owned subsidiary. Netgraphe was subsequently delisted from the Toronto Stock Exchange.
Liquidity and Capital Resources

Sources and Uses of Liquidity and Capital Resources
      The Company’s primary sources of liquidity and capital resources are:

•	funds from operations; and

•	access to unused portions of its credit facilities.
      The Company’s principal liquidity and capital resource requirements consist of:

•	capital expenditures to grow or upgrade its fixed assets;

•	servicing and repayment of debt, and servicing of other contractual obligations; and

•	business acquisitions.

Operating Activities
      Cash flows from continuing operating activities amounted to $471.4 million, compared with $499.9 million in 2004, a $28.5 million decrease. The net change in non-cash balances related to operations used funds in the amount of $32.2 million in 2005, whereas it provided funds of $38.6 million in 2004. The unfavourable variance of $70.8 million more than offset the favourable impact of the increase in operating income and the decrease in interest on the long-term debt.
      At December 31, 2005, working capital was negative $109.1 million, compared with negative $21.9 million at the end of 2004, an unfavourable variance of $87.2 million resulting mainly from the use of temporary investments for investing and financing activities, an increase in dividends payable, and an increase in the additional amount payable.
      In 2004, cash flow provided by continuing operating activities totalled $499.9 million, an increase of $135.1 million from $364.8 million in 2003 due primarily to the $85.4 million rise in operating income and the positive contribution of non-cash balances related to operations, which generated funds of $38.6 million in 2004 and used funds in the amount of $17.5 million in 2003.
      At the end of the 2004 fiscal year, working capital was negative $21.9 million, compared with positive $52.9 million at the same point in 2003. The $74.8 million difference was mainly due to the use of funds to pay down long-term debt and to make prepayments on cross-currency swap agreements, as well as an increase in the additional amount payable to The Carlyle Group (see “— Contractual Obligations — The Carlyle Group” below).

Financing Activities
      During the 2005 financial year, Quebecor Media’s consolidated debt (excluding the additional amount payable to The Carlyle Group) was reduced by $2.9 million.
      During the third quarter of 2005, Videotron closed a private placement of Senior Notes. The $205.1 million net proceeds were used, along with Quebecor Media’s cash assets, primarily to finance the repurchase of Senior Notes issued by the CF Cable TV subsidiary with a book value of $93.1 million, and to finance the repurchase of its Senior Notes and Senior Discount Notes with a book value of $167.7 million by Quebecor Media. TVA Group drew down $72.2 million on its revolving credit facility to finance the repurchase of its shares. The net increase in debt caused by the transactions described above and the effect of discount amortization were more than offset by the favourable impact of the exchange rate on the debt denominated in a foreign currency. The decrease in debt related to changes in the exchange rate was however offset by an equal increase in the value of the cross-currency swap agreements entered under “Other liabilities.”
      Because of the increase in the negative fair value of certain cross-currency swap agreements during 2005, Quebecor Media had to make prepayments totalling $75.9 million. These prepayments were financed from Quebecor Media’s cash assets and were applied against other liabilities related to the cross-currency swap agreements.
      On January 6, 2006, Quebecor Media signed an agreement for a long-term credit facility for the Canadian dollar equivalent of 59.4 million euros relating to the purchase of six rotary presses by Quebecor Media in 2005.
      On January 17, 2006, Quebecor Media closed a major refinancing of its long-term debt. This refinancing comprised two primary stages: (i) the issuance of the old notes, being US$525.0 million aggregate principal amount of 7 3/4 % Senior Notes due March 2016 (the net interest rate in Canadian dollars, considering the cross-currency swap agreements, is 7.39%); and (ii) refinancing of Quebecor Media’s credit facilities through its new Senior Secured Credit Facilities comprised of a $125.0 million term loan A, maturing in January 2011, a US$350.0 million term loan B, maturing in January 2013, and a five-year $100.0 million revolving credit facility. The proceeds from the issuance of the old notes, the full drawings of its term loan A and term loan B, and amounts received from its subsidiaries ($251.7 million from Videotron, drawn on its existing revolving credit facilities and its cash and cash equivalents, and $40.0 million from Sun Media, drawn on a new credit facility), were used to finance the repurchase of substantially all of Quebecor Media’s then existing notes, which will have the effect of reducing Quebecor Media’s annual financial expenses by nearly $80.0 million. Quebecor Media has recognized a loss on settlement of debt of $206.0 million (net of income tax recovery of approximately $125.6 million, of which $6.0 million was recognized in the fourth quarter of 2005). The old notes were offered and sold on a private placement basis. See “Summary — Refinancing Plan.”
      On September 16, 2005, Videotron successfully closed a private offering of US$175.0 million aggregate principal amount of 6 1/8 % Senior Notes due December 15, 2015, which were sold at a discount (99.5%) and result in an effective yield of 6.44% (the net interest rate in Canadian dollars, taking into account cross-currency swap agreements, is 6.05%). The proceeds from the sale of the Senior Notes totalled US$174.1 million ($205.1 million), before transaction fees of $3.8 million. These Notes were offered and sold on a private placement basis. Pursuant to a registration rights agreement, Videotron filed a registration statement with respect to an exchange offer under which these privately placed notes were exchanged for notes registered with the SEC. Videotron completed this exchange offer in February 2006.
      On July 19, 2005, Quebecor Media, pursuant to partial tender offers announced on June 20, 2005, purchased US$128.2 million in aggregate principal amount of its Senior Notes and US$12.1 million in aggregate principal amount at maturity of its Senior Discount Notes, bearing interest at 11 1/8% and 13 3/4%, respectively. Quebecor Media paid a cash consideration of $215.3 million to purchase the Notes, including the redemption premium and the cost of settlement of the cross-currency swap agreements. Quebecor Media therefore recognized a $60.8 million loss on settlement of debt in the third quarter of 2005, including the amount by which the disbursements exceeded the book value of the Notes and the cross-currency swap agreements, as well as the write-down of deferred financial expenses. The refinancing enabled Quebecor Media and its subsidiaries to take advantage of more advantageous interest rates.
      On July 15, 2005, Videotron repurchased all the outstanding 9 1/8 % Senior Notes due 2007 issued by its CF Cable TV subsidiary for cash consideration of $99.3 million, including the cost of terminating the related cross-currency swap agreements. In connection with this transaction, Videotron recognized a $0.8 million gain on settlement of debt in the third quarter of 2005.
      In the second quarter of 2005, TVA Group amended the credit agreement governing its revolving credit facility. The maturity date was extended to June 15, 2010, and the amount of the facility was increased by $65.0 million to $160.0 million.
      During the 2004 financial year, Quebecor Media’s consolidated long-term debt and consolidated bank debt (excluding the additional amount payable to The Carlyle Group) were reduced by $212.2 million.
      The Company made net debt repayments totalling $163.8 million in 2004, including mandatory payments of $37.5 million and $3.5 million by Videotron and Sun Media respectively. As well, voluntary net repayments of bank credit facilities in the amount of $97.0 million and $25.8 million were made by Quebecor Media and Sun Media respectively. As a result of the issuance of new Senior Notes by Videotron on November 19, 2004, its debt level increased by $78.1 million as of that date. The positive impact of exchange rate fluctuations on the value of the debt denominated in foreign currency, partially offset by the effect of the amortization of discounts on the face value of debt, also contributed to debt reduction.
      Because of the appreciation of the Canadian dollar against the U.S. dollar, the Company had to make prepayments of $123.6 million in 2003 and $197.7 million in 2004 under its cross-currency swap agreements. These prepayments were financed from the Company’s cash assets and credit facilities, and were applied against other liabilities related to the cross-currency swap agreements.
      On November 19, 2004, Videotron closed a private offering of US$315.0 million aggregate principal amount of 6 1/8 % Senior Notes due 2014 and amended the terms of its credit facilities. The new Notes formed a single series with the US$335.0 million aggregate principal amount of Senior Notes issued in October 2003. The new Notes were sold at a 5% premium to their face amount, resulting in gross proceeds of approximately US$331.0 million before accrued interest, and an effective interest rate of 6.15%.
      The net proceeds from the sale of the Notes were used to repay in full Videotron’s term loan of approximately $318.1 million and to pay a $54.6 million dividend to Quebecor Media. Concurrent with this offering, Videotron also amended the terms of its credit facilities to increase its revolving credit facility by $350.0 million to $450.0 million, increase its capacity to make future distributions to Quebecor Media, and extend the maturity of its revolving credit facility to 2009.
      On October 12, 2004, Sun Media’s credit facility was amended to reduce the interest rates applicable on U.S. dollar advances made under its term loan B credit facility by 0.25% per year, with the possibility of a further reduction under certain circumstances. As of December 31, 2004, the aggregate amount outstanding under the term loan B credit facility was $241.6 million. This reduction followed a similar reduction on December 2, 2003, whereby Sun Media’s credit facility was also amended to reduce the interest rates applicable on U.S. dollar advances made under its term loan “B” credit facility by 0.25% per year.

Investing Activities
      Additions to property, plant and equipment and business acquisitions, including buyouts of minority interests, totalled $426.0 million in 2005, compared with $293.6 million in 2004, a $132.4 million increase.
      Additions to property, plant and equipment amounted to $315.5 million in 2005, compared with $181.1 million in 2004. The $134.4 million increase was mainly due to instalment payments made under contracts to acquire six new presses, which will be used primarily to print Le Journal de Montréal, The Toronto Sun and The London Free Press, as well as investments by Videotron in its network, including investments made in connection with the cable telephony project, and investments in the Archambault chain of stores.
      Business acquisitions (including buyouts of minority interest) decreased by $2.0 million from $112.5 million in 2004 to $110.5 million in 2005.
      In the fourth quarter of 2005, Quebecor Media acquired Sogides for cash consideration of $24.0 million, and an additional contingent amount of $5.0 million payable upon the satisfaction of specific conditions in 2008. In 2005, TVA Group repurchased 3,739,599 Class B Non-Voting Shares for a cash consideration of $81.9 million.
      Additions to property, plant and equipment and business acquisitions, including buyouts of minority interests, increased by $86.2 million from $207.4 million in 2003 to $293.6 million in 2004.
      Additions to property, plant and equipment were $181.1 million in 2004, compared with $131.2 million in 2003. The $49.9 million increase was mainly related to ongoing network expansion and upgrading programs and the development of new services in the Cable segment.
      Business acquisitions (including buyouts of minority interest) amounted to $112.5 million in 2004, compared with $76.2 million in 2003. Major acquisitions that closed in 2004 included the purchase of Sun TV for $43.2 million, the buyout of minority interests in Netgraphe for a cash consideration of $25.2 million and in TVA Group for $41.0 million, and the acquisition of Jumbo Entertainment for a cash consideration of $7.2 million and of Ant Farm Interactive for $5.4 million in cash and other considerations.
Contractual Obligations
      As of December 31, 2005, material contractual obligations included future payments under long-term debt arrangements, operating lease arrangements and capital asset purchases and other commitments. These obligations are summarized in Table 7 below and are described in notes 14 and 19 to Quebecor Media’s audited consolidated financial statements included elsewhere in this prospectus. The obligations listed in Table 7 do not reflect the impact of the Refinancing Plan carried out by Quebecor Media on January 17, 2006.
Table 7: Contractual obligations

		Less Than	1-3	3-5	5 Years
	Total	1 Year	Years	Years	and More

	(In millions of Canadian dollars)
Long-term debt	$2,533.2	$2.7	$5.4	$330.1	$2,195.0
Interest payments(1)	1,492.4	167.6	464.0	425.8	435.0
Operating leases	188.3	38.8	58.8	39.6	51.1
Capital asset purchases and other commitments	143.1	94.1	44.1	4.9	—

Total contractual obligations	$4,357.0	$303.2	$572.3	$800.4	$2,681.1

(1)	Estimate of interest to be paid on long-term debt based on the interest rates and foreign exchange rate as at December 31, 2005.

      On August 24, 2005, Quebecor Media announced an investment of more than $110.0 million to relocate and modernize the Journal de Montréal printing plant. The newspaper will acquire three new presses and state-of-the-art shipping and inserting equipment, representing a commitment of $42.9 million at December 31, 2005.
      On August 29, 2005, Quebecor Media and Quebecor World also announced the creation of a partnership to operate a new printing plant in Islington, in the Greater Toronto Area. The $110.0 million plant will facilitate consolidating some of Quebecor World’s printing operations in Ontario and strengthen convergence between Quebecor Media’s Toronto media properties. The new plant should be fully operational by 2007. The new jointly operated entity will acquire three new presses under commitments totalling $31.8 million as of December 31, 2005.
      Newsprint represents a significant input and component of operating costs for the Newspapers segment. The segment sources its newsprint needs through one newsprint producer. The long-term supply agreement with this producer expired on December 31, 2005, although it has continued to supply newsprint to us while we are negotiating the extension of of this agreement through December 31, 2006. The agreement provides for discounts from prevailing market prices and includes a minimum annual purchase commitment of 15,000 metric tonnes of newsprint. In 2005, our newspaper operations used approximately 150,000 metric tonnes of newsprint.
      The Broadcasting segment has commitments to invest $62.5 million over an eight-year period in the Canadian television industry and the Canadian telecommunications industry in order to promote television content and the development of communications. As at December 31, 2005, the remaining balance to be invested in coming years amounted to $18.7 million.

The Carlyle Group
      On December 22, 2003, Quebecor Media closed an agreement to acquire all the Preferred Shares held by The Carlyle Group in 3662527 Canada Inc., the parent company of Videotron Telecom, for consideration with an estimated value of $125.0 million at closing. On the same date, a $55.0 million payment was made to The Carlyle Group. The additional amount payable, which is adjusted based on the value of Quebecor Media’s Common Shares, has been payable on demand since December 15, 2004, and matures on December 15, 2008.
      The value of this additional amount payable to The Carlyle Group fluctuates based on the market value of Quebecor Media’s common shares. Until Quebecor Media is listed on a stock exchange, the value of the additional amount payable is based on a formula established in the acquisition agreement. At the date of the transaction, both parties had agreed to an initial value of $70.0 million. As at December 31, 2005, the additional amount payable was valued at $111.5 million ($101.4 million as at December 31, 2004). The change in the amount payable is recorded as a financial expense in the statement of income. If Quebecor Media files a prospectus for an initial public offering, the holder has the right to require Quebecor Media to pay the additional amount payable by delivering 3,740,682 Quebecor Media Common Shares and an additional number of Common Shares determined by the amount of dividends paid by Quebecor Media on its Common Shares. Quebecor Media holds an option to pay the additional amount in cash, for a period of 30 days following each June 15 in 2007 and 2008.
      See also note 13 to our audited consolidated financial statements included elsewhere in this prospectus.
Financial Instruments
      The Company uses a number of financial instruments, mainly cash and cash equivalents, trade receivables, temporary investments, long-term investments, bank indebtedness, trade payables, accrued liabilities, dividends payable and long-term debt. The carrying amount of these financial instruments, except for temporary investments, long-term investments and long-term debt, approximates their fair value due to their short-term nature. The fair value of long-term debt is estimated based on discounted cash flows using period-end market yields of similar instruments with the same maturity. The fair value of temporary investments and long-term investments is based on market value.

      The Company uses various derivative financial instruments to manage its exposure to fluctuations in foreign currency exchange rates, interest rates and commodity prices.
      Quebecor Media has entered into foreign exchange forward contracts and cross-currency swap agreements to hedge foreign currency risk exposure on all of its U.S. dollar-denominated long-term debt. Quebecor Media also uses interest rate swaps in order to manage the impact of fluctuations in interest rates on its long-term debt.
      Quebecor Media has also entered into currency forward contracts in order to hedge the planned purchase, in U.S. dollars, of digital set-top boxes and modems in 2005 and for other purposes. Quebecor Media also entered into currency forward contracts in order to hedge the contractual instalments, in euros and Swiss francs, of its investment in printing presses and related equipment.
      During the second quarter of 2004, Quebecor Media determined that one of its cross-currency interest rate swap agreements had ceased to be an effective hedge (according to the criteria established by accounting standards). Consequently, Quebecor Media ceased to use hedge accounting for this derivative instrument. The instrument has a notional value of US$155.0 million, covers the period 2008 to 2013, and has a nominal annual interest rate of 7 1/8%, and an effective annual interest rate equal to the three-month bankers’ acceptance rate plus 3.7%. Management believes that this cross-currency interest rate swap agreement remains suitable to Quebecor Media’s needs, based on current economic criteria.
      In 2005, Quebecor Media recorded total losses on derivative financial instruments of $82.5 million ($191.1 million in 2004 and $351.9 million in 2003), outweighing gains of $78.1 million on the hedged instruments ($183.1 million in 2004 and $373.9 million in 2003), for a net loss of $4.4 million (net loss of $8.0 million in 2004 and net gain of $22.0 million in 2003). The net loss in 2005 related mainly to fluctuations in the fair value of a cross-currency swap agreement entered into by Sun Media that had ceased to be effective (according to criteria established by accounting standards), partially offset by gains recognized by Videotron on an interest rate swap agreement and a currency forward contract. The net loss in 2004 was mainly due to the recording of a $30.2 million loss on the value of a financial instrument that had ceased to be effective (according to accounting standards) and of financial instruments that were not designated as hedges, as well as a $22.2 million foreign-exchange gain on the unhedged portion of the long-term debt. In 2003, the Company recorded a $22.0 million gain on the unhedged portion of the long-term debt.
      Some of Quebecor Media’s cross-currency swap agreements are subject to a floor limit on negative fair value, below which Quebecor Media can be required to make prepayments to reduce the lender’s exposure. The prepayments are offset by equal reductions in Quebecor Media’s future payments under the agreements. The portion of the reduction in commitments related to interest payments is accounted for as a reduction in financial expenses. Prepayments are applied against liabilities related to derivative financial instruments on the balance sheet. All the cross-currency swap agreements subject to a floor limit on negative fair market value were closed out as part of the Refinancing Plan carried out on January 17, 2006.
      Due to the increase in the negative fair value of certain cross-currency swap agreements during 2005, 2004 and 2003, the Company had to make prepayments totalling $75.9 million $197.7 million and $123.6 million, respectively. These prepayments were financed from Quebecor Media’s cash assets and credit facilities.
      In addition, certain cross-currency interest rate swaps entered into by Quebecor Media and its subsidiaries include an option that allows each party to unwind the transaction on a specific date or at any time, from an anniversary date of the transaction to maturity, at the then fair market value.

      The fair value of derivative financial instruments is estimated using period-end market rates and it reflects what the Company would receive or pay if the instruments were terminated on those dates (see Table 8). The information in the table below does not show the effects of the Refinancing Plan carried out by the Company on January 17, 2006.
Table 8: Quebecor Media Inc.
Fair value of derivative financial instruments

	As at December 31, 2005

		Carrying Amount	Fair Value of
	Notional Value	of Asset (Liability)	Asset (Liability)

	(In millions of Canadian dollars)
Derivative financial instruments
Interest rate swap agreements	$95.0 CAD	$(0.9)	$(0.9)
Foreign exchange forward contracts
in US$	8.8 US$	—	(0.2)
in EUR	40.6 EUR	—	(1.7)
in CHF	13.2 CHF	—	(0.1)
Cross-currency interest rate swap agreements	$2,099.0 US$	$(248.5)	$(582.9)

Financial Position
      As of December 31, 2005, the Company and its wholly owned subsidiaries had cash, cash equivalents and liquid investments with remaining maturities greater than three months totalling $90.7 million. The Company and its wholly owned subsidiaries also had available unused lines of credit of $600.0 million, for total available liquid assets of $690.7 million.
      At December 31, 2005, consolidated debt, excluding the additional amount payable to The Carlyle Group, totalled $2.55 billion. Quebecor Media’s long-term debt included Videotron’s $971.7 million debt, Sun Media’s $466.3 million debt, TVA Group’s $119.4 million debt, and Senior Notes in an aggregate amount of $988.1 million.
      In 2005, the Board of Directors of Quebecor Media declared dividends totalling $105.0 million, of which $45.0 million was paid to shareholders in the course of the year 2005 and $60.0 million in January 2006. In 2005, Quebecor Media received aggregate dividends of $210.0 million from Videotron and $169.7 million from Sun Media indirectly.
      Management believes that cash flows from continuing operating activities and available sources of financing should be sufficient to cover cash requirements for capital investment, working capital, interest payments, mandatory debt repayment, pension plan contributions and dividends. The Company has access to cash flows generated by its subsidiaries through dividends and cash advances paid by the private subsidiaries and through the dividends paid by its subsidiaries listed on the Toronto Stock Exchange, including TVA Group. The Company also has access to a maximum of $50.0 million from the revolving credit facility of its Newspapers segment subsidiary and a minimum $50.0 million from the credit facility of its Cable segment subsidiary. The Cable segment subsidiary may also borrow in order pay dividends to the Company, subject to certain restrictions.
      Pursuant to its financing agreements, the Company and its subsidiaries are required to maintain certain financial ratios. The key indicators listed in these agreements include the debt service coverage ratio and the debt ratio (long-term debt over operating income). As of December 31, 2005, the Company was in compliance with all required financial ratios.

Related Party Transactions
      The following describes some transactions in which the Company and its directors, executive officers and affiliates are involved. The Company believes that each of the transactions described below was on terms no less favourable to Quebecor Media than could have been obtained from independent third parties.

Management Arrangements
      Quebecor has entered into management arrangements with Quebecor Media. Under these management arrangements, Quebecor and Quebecor Media provide mutual management services on a cost-reimbursement basis. The expenses subject to reimbursement include the salaries of our executive officers who also serve as executive officers of Quebecor. In 2005, Quebecor Media received a total of $3.0 million in management fees from Quebecor, the same amount as in 2004.
      In 2005, Quebecor Media also paid aggregate management and guarantee fees of $1.2 million and $1.0 million respectively ($1.0 million and $0.8 million, respectively, in 2004) to its shareholders, Quebecor and CDP Capital. The guarantee fees related to Quebecor Media’s $135.0 million credit facility (reduced to $75.0 million in June 2005 and repaid and terminated in January 2006), which was guaranteed by each of Quebecor and CDP Capital in proportion to their respective interests in Quebecor Media. An annual fee equivalent to 1.0% of the credit facility was payable to the guarantors in this respect.

Lease Arrangements
      Quebecor and other related parties lease office spaces to Quebecor Media. In 2005, the aggregate rent expense paid to Quebecor and other related parties was $2.6 million, compared with $3.7 million for 2004.

Commercial Printing and Other Services
      Quebecor Media and its subsidiaries have incurred expenses for commercial printing and other services and have earned revenue for advertising and other services from Quebecor World, which is also a subsidiary of Quebecor, and from another affiliated company. The aggregate purchases from Quebecor World and the affiliated company were $88.4 million in 2005, while in 2004, such purchases amounted to $75.1 million, in the aggregate. The 2005 total revenues from Quebecor World and the affiliated company were $21.5 million, compared to $11.1 million in 2004. Quebecor Media conducts all of its business with Quebecor World and the affiliated company on a commercial, arm’s-length basis and records the transactions at the exchange value.
      In 2004, Quebecor World reached an agreement with Videotron Telecom, our Business Telecommunications segment, to outsource its information technology infrastructure in North America for a period of seven years. As part of this agreement, Videotron Telecom purchased some of Quebecor World’s information technology infrastructure equipment at a cost of $3.0 million. The outsourcing services to Quebecor World are estimated to generate revenues of approximately $18.1 million annually. Both the price of the equipment transferred and the revenues of the outsourcing services have been accounted for at the exchange value. The transfer of the equipment was completed in December 2004.
      In the first quarter of 2005, Quebecor Media acquired certain assets of Quebecor World, which is also a subsidiary of Quebecor, for cash consideration of $3.3 million ($1.4 million paid in cash and an estimated balance payable of $1.9 million). The transaction was recorded at the book value of the transferred assets.
      In August 2005, we announced the creation of a new entity to be co-owned by Quebecor Media (75%) and Quebecor World (25%) to operate a new printing facility in Islington, in the Greater Toronto Area. This facility will serve customers of both Quebecor Media and Quebecor World. The new facility is expected to be fully operational by 2007.

Tax Benefit Transactions
      During the years ended December 31, 2003 and 2004, some of the Company’s subsidiaries acquired tax benefits amounting to $13.7 million and $12.9 million respectively from Quebecor World, a company under common control. Of this amount, $13.4 million and $12.9 million were recorded as income taxes receivable in 2003 and 2004 respectively, while $0.3 million was recorded as long-term future income tax assets in 2003. These transactions allowed the Company to realize gains of $2.1 million and $0.1 million respectively (net of non-controlling interest), which are recorded as contributed surplus. Additional tax benefits of $8.0 million will be recognized in the statement of income as a reduction in income tax expense when the new deduction multiple applied on the tax benefits bought in 2003 and 2004 will be officially enacted. However, if the new deduction multiple does not become enacted, $6.0 million will be recorded as contributed surplus since the amount paid to Quebecor World will be recovered by an equal amount.
      On December 14, 2005, the Company entered into a tax consolidation transaction by which the Company has transferred $192.0 million in capital losses to its parent company for a cash consideration of $15.9 million. In addition, in 2006, the parent company will transfer $75.0 million of non-capital losses to the Company in exchange for a cash consideration of $16.3 million. Cash considerations have been negotiated on an arm’s-length basis between the parties and represent the fair value of the tax deductions being transferred. As a result of these transactions, the Company has recorded a reduction of $15.9 million in income tax expense for 2005 and expects to reduce its income tax expense by $8.5 million in the future.
Off-Balance Sheet Arrangements

Guarantees
      In the normal course of business, Quebecor Media enters into numerous agreements containing guarantees. The major guarantees provided by Quebecor Media are described below.

Operating lease agreements
      The Company has guaranteed a portion of the residual values of certain assets under operating leases with expiry dates between 2006 and 2010 to the benefit of the lessor. Should the Company terminate these leases prior to term (or at the end of the lease terms) and should the fair value of the assets be less than the guaranteed residual value, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. In addition, the Company has provided guarantees to the lessor of certain premises leases, with expiry dates through 2016. Should the lessee default under the agreement, the Company must, under certain conditions, compensate the lessor. As at December 31, 2005, the maximum exposure with respect to these guarantees was $16.9 million and no liability had been recorded in the consolidated balance sheet since the Company does not expect to make any payments pertaining to these guarantees.

Business and asset disposals
      In the sale of all or part of a business or an asset, in addition to possible indemnification relating to failure to perform covenants and breach of representations or warranties, the Company may agree to indemnify against claims related to its past conduct of the business. Typically, the term and amount of such indemnification will be limited by the agreement. The nature of these indemnification agreements prevents the Company from estimating the maximum potential liability it could be required to pay to guaranteed parties. Also, in connection with the sale of Mindready Solutions, the Company has guaranteed that company’s commitments related to a lease of premises that expires in 2011 up to a maximum amount of $1.0 million. The Company has not accrued any amount in respect of these items in the consolidated balance sheet.

Long-term debt
      Under the terms of their respective U.S. indebtedness, the Company and certain of its subsidiaries have agreed to indemnify their respective lenders against changes in withholding taxes. These indemnifications extend for the term of the indebtedness and do not have a limit on the maximum potential liability. The nature of the indemnification agreements prevents the Company from estimating the maximum potential liability it could be required to pay lenders. Should such amounts become payable, the Company and its subsidiaries would have the option of repaying those debts. No amount has been accrued in the consolidated financial statements with respect to these indemnifications.

Outsourcing companies and suppliers
      In the normal course of its operations, the Company enters into contractual agreements with outsourcing companies and suppliers. In some cases, the Company agrees to provide indemnifications in the event of legal procedures initiated against them. In other cases, the Company provides indemnification to counterparties for damages resulting from the outsourcing companies and suppliers. The nature of the indemnification agreements prevents the Company from estimating the maximum potential liability it could be required to pay. No amount has been accrued in the consolidated financial statements with respect to these indemnifications.
Seasonality
      Quebecor Media’s business is sensitive to general economic cycles and may be adversely affected by the cyclical nature of the markets Quebecor Media serves, as well as by local, regional, national and global economic conditions. In addition, because Quebecor Media’s operations are labour intensive, its cost structure is highly fixed. During periods of economic contraction, revenue may decrease while the cost structure remains stable, resulting in decreased earnings. In any given year, this seasonality could adversely affect Quebecor Media’s cash flows and operating results.
Risks and Uncertainties
      Quebecor Media operates in the communications and media industries, which entails a variety of risk factors and uncertainties. Quebecor Media’s operating environment and financial results may be materially affected by the risks and uncertainties outlined below as well as those set forth under “Risk Factors.”

Labour Agreements
      As of December 31, 2005, approximately 41% of Quebecor Media’s employees were represented by labour agreements. Through its subsidiaries, Quebecor Media is currently a party to 78 collective bargaining agreements. As of December 31, 2005:

•	Videotron’s 4 collective bargaining agreements, representing 2,199, or 100%, of its unionized employees, had been recently renewed and are scheduled to expire on various dates between December 2009 and August 2011;

•	20 of Sun Media’s collective bargaining agreements, representing approximately 388, or 19%, of its unionized employees, had expired. Negotiations regarding these 20 collective bargaining agreements are either in progress or will be undertaken in 2006. Furthermore, eight of Sun Media’s collective bargaining agreements, covering 484 employees, expire in 2006, while Sun Media’s 21 other collective bargaining agreements, representing approximately 1,137 unionized employees, are scheduled to expire on various dates between December 2007 and June 2010;

•	12 of TVA Group’s 15 collective bargaining agreements, representing approximately 379, or 41%, of its unionized employees, will expire between April 2007 and the end of December 2008, one of its collective bargaining agreements, representing approximately 516, or 56%, of its unionized employees, will expire at the end of December 2006 and two collective bargaining agreements, representing 26, or 3%, of its employees, had expired and negotiations regarding these collective bargaining agreements will be undertaken in 2006. A group of 53 employees is currently in the process of being unionized; and

•	three of our other collective bargaining agreements, representing approximately 126, or 13%, of our other unionized employees, had expired. Negotiations regarding these collective bargaining agreements are either in progress or will be undertaken in 2006. Another seven of our collective bargaining agreements, representing approximately 859, or 87%, of our other unionized employees, expire at various dates between the end of December 2006 and March 2010.
      We have had significant labor disputes in the past, which have disrupted our operations, resulted in damages to our network or our equipment and impaired our operating results. We cannot predict the outcome of our current or future negotiations relating to union representation or the renewal of our collective bargaining agreements, nor can we assure you that we will not experience work stoppages, strikes, property damage or other forms of labor protests pending the outcome of any future negotiations. If our unionized workers engage in a strike or if there is any other form of work stoppage, we could experience a significant disruption of our operations, damages to our property and service interruption, which could adversely affect our business, assets, financial position and results of operations. Even if we do not experience strikes or other forms of labor protests, the outcome of labor negotiations could negatively impact our operating results.

Contingencies
      On March 13, 2002, an action was filed in the Superior Court of Québec by Investissement Novacap inc., Telus Québec Inc. and Paul Girard against Videotron, in which the plaintiffs allege that Videotron wrongfully terminated its obligations under a share purchase agreement entered into in August 2000. The plaintiffs are seeking damages totaling approximately $26 million. Videotron’s management believes that the suit is not justified and intends to vigorously defend its case.
      In 1999, Regional Cablesystems Inc. (now Persona Communications Inc.) initiated an arbitration with Videotron in which it is seeking an amount of $8.6 million as reduction of the purchase price of the shares of Northern Cable Holdings Limited sold to Regional Cablesystems Inc. by a subsidiary of Videotron in 1998. A settlement in principle has been reached subject to finalization of the settlement documentation.
      In addition, a number of other legal proceedings against Quebecor Media and its subsidiaries are currently pending. In the opinion of the management of Quebecor Media, the outcome of these proceedings is not expected to have a material adverse effect on our results, liquidity or financial position. We also carry insurance coverage in such amounts that we believe to be reasonable under the circumstances.

Credit Risks
      Concentration of credit risk with respect to trade receivables is limited due to Quebecor Media’s diverse operations and large customer base. As of December 31, 2005, the Company had no significant concentration of credit risk. The Company believes that the diversity of its product mix and customer base reduces its credit risk, as well as the impact of any change in its local markets or product-line demand.
      Quebecor Media is exposed to credit risk in the event of non-performance by counterparties in connection with its cross-currency and interest rate swap agreements. The Company does not obtain collateral or other security to support financial instruments subject to credit risk, but it mitigates this risk by dealing only with major Canadian and U.S. financial institutions and, accordingly, we do not anticipate loss for non-performance.

Financial Risks
      In the normal course of business, Quebecor Media and its subsidiaries are exposed to fluctuations in interest rates, exchange rates and commodity prices. Quebecor Media manages this exposure through staggered maturities and an optimal balance of fixed and variable rate debt. As of December 31, 2005, the weighted average term of Quebecor Media’s consolidated debt was approximately 6.6 years. The debt comprises approximately 66% fixed-rate debt and 34% floating-rate debt. These figures do not reflect the impact of the refinancing that Quebecor Media completed on January 17, 2006.
      As at December 31, 2005, Quebecor Media, Videotron and Sun Media were using derivative financial instruments to manage their exchange rate and interest rate exposure. While these agreements expose Quebecor Media and subsidiaries to the risk of non-performance by a third party, Quebecor Media and its subsidiaries believe that the possibility of incurring such loss is remote due to the creditworthiness of the parties with whom they deal. Quebecor Media does not hold or issue any derivative financial instruments for trading purposes and subscribes to a financial risk-management policy. These financial derivatives are described under “Financial Instruments” above.

Foreign Currency Risk
      Most of Quebecor Media revenues and expenses, other than interest expense on U.S. dollar-denominated debt, purchases of set-top boxes and cable modems and certain capital expenditures, are received or denominated in Canadian dollars. A large portion of the interest, principal and premium, if any, payable on our debt must be paid in U.S. dollars. The Company has entered into transactions to hedge the foreign currency risk exposure on 100% of its U.S. dollar-denominated debt obligations.

Interest Rate Risk
      The Company’s revolving and term bank credit facilities bear interest at floating rates based on the following reference rates: (i) bankers’ acceptances rate (BA), (ii) London Interbank Offered Rate (LIBOR), and (iii) bank prime rate (Prime). Quebecor Media’s Senior Notes due 2011 and Senior Discount Notes due 2011, as well as the Senior Notes issued by Videotron and the Senior Notes issued by Sun Media, bear interest at fixed rates. The Company has entered into various interest rate swap agreements (see Table 9) and cross-currency interest rate swap agreements (see Table 10) in order to manage its cash flows and fair value risk exposure to changes in interest rates.
Table 9: Interest Rate Swaps
As at December 31, 2005

			Fixed
Maturity	Notional Amount	Pay/Receive	Rate	Floating Rate

	(In millions of dollars)
Videotron Ltd. and its subsidiaries
May 2006	$90.0	Pay fixed/ receive floating	5.41%	Bankers’ acceptance 3 months
September 2007	$5.0	Pay fixed/ receive floating	3.75%	Bankers’ acceptance 3 months

Table 10: Cross-currency Interest Rate Swaps
As at December 31, 2005

					Exchange Rate
					of Interest and
				Annual	Capital
				Nominal	Payments per
		Notional		Interest	CDN Dollar for
	Period Covered	Amount	Annual Effective Interest Rate	Rate	One US Dollar

	(In millions of dollars)
Quebecor Media Inc.
Senior Notes	2001 to 2011	US$586.8	11.98%	11.125%	1.5255
Senior Discount Notes	2001 to 2011	US$282.9	14.60%	13.75%	1.5822	(1)
Videotron Ltd. and its subsidiaries
Senior Notes	2004 to 2014	US$190.0	Bankers’ acceptance 3 months +2.80%	6.875%	1.2000
Senior Notes	2004 to 2014	US$125.0	7.45%	6.875%	1.1950
Senior Notes	2003 to 2014	US$200.0	Bankers’ acceptance 3 months +2.73%	6.875%	1.3425
Senior Notes	2003 to 2014	US$135.0	7.66%	6.875%	1.3425
Senior Notes	2005 to 2015	US$175.0	5.98%	6.375%	1.1781
Sun Media Corporation and its subsidiaries
Senior Notes	2003 to 2008	US$155.0	8.17%	7.625%	1.5227
Senior Notes	2008 to 2013	US$155.0	Bankers’ acceptance 3 months +3.70%	7.625%	1.5227
Senior Notes	2003 to 2013	US$50.0	Bankers’ acceptance 3 months +3.70%	7.625%	1.5227
Term-loan “B” credit facility	2003 to 2009	US$199.3	Bankers’ acceptance 3 months	LIBOR +2.00%	1.5175

(1)	As per the agreement, the exchange rate includes an exchange fee.

Commodity Price Risk
      Through its Newspapers operations, the Company was party to a long-term supply contract with a newsprint producer pursuant to which it benefited from a volume discount from prevailing market prices. Management mitigates this commodity price risk through centralized purchases in order to benefit from volume rebates based on total consumption requirements. This newsprint agreement expired on December 31, 2005, although the supplier has continued to supply newsprint to the Company as it negotiates an extension of the supply agreement.
      The Company may also in the future enter into forward commodity price contracts or other hedging arrangements that limit its exposure to fluctuations in the price of newsprint.

Material Limitations
      Fair value estimates are made at a specific point in time and are based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair Value of Financial Instruments
      Table 11 below provides information on the carrying value and fair value of derivative financial instruments and other financial instruments that are sensitive to changes in interest rates and foreign currencies as of the year shown.
Table 11: Carrying value and fair value
As at December 31, 2005

	2004		2005

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

	(In millions of dollars)
Quebecor Media Inc.
Long-term debt(1)	(1,140.7)	(1,332.9)	(988.1)	(1,078.8)
Cross-currency interest rate swaps	(3.9)	(241.9)	(21.5)	(261.3)
Foreign forward exchange contract	—	—	—	(1.8)
Videotron Ltd. and its subsidiaries
Long-term debt(1)	(888.9)	(901.1)	(971.7)	(967.4)
Interest rate swaps	(4.6)	(4.6)	(0.9)	(0.9)
Cross-currency interest rate swaps	(45.5)	(72.3)	(73.7)	(135.0)
Foreign exchange forward contract	(8.4)	(8.4)	—	(0.2)
Sun Media Corporation and its subsidiaries
Long-term debt(1)	(484.3)	(507.7)	(466.3)	(476.1)
Cross-currency interest rate swaps and foreign exchange forward contract	(147.4)	(169.8)	(154.1)	(186.5)
TVA Group Inc. and its subsidiaries
Long-term debt	(34.9)	(34.9)	(107.1)	(107.1)

(1)	Including current portion.

Principal Repayments
      As of December 31, 2005, the aggregate amount of minimum principal payments required in each of the next five years and thereafter, based on borrowing levels as at that date, are as follows:

(In
Twelve Month Period Ending December 31,(1)	millions)

2006	$2.7
2007	2.7
2008	2.7
2009	223.0
2010	107.1
2011 and thereafter	$2,195.0

(1)	Does not reflect the impact of the Refinancing Plan that the Company completed on January 17, 2006.
Critical Accounting Policies and Estimates

Revenue Recognition

Cable Segment
      The Cable segment provides services under arrangement with multiple deliverables, comprising a separate unit of accounting for subscriber services (connecting fees and operating services) and a separate unit of accounting for the sale of equipment to subscribers.

      The Cable segment’s connection fee revenues are deferred and recognized as revenues over the estimated average 30-month period that subscribers are expected to remain connected to the network. The incremental and direct costs related to connection fees, in an amount not exceeding the revenue, are deferred and recognized as an operating expense over the same 30-month period. Operating revenues from cable and other services, such as Internet and telephony access, are recognized when services are provided. Revenues from sales of equipment to subscribers and equipment costs are recognized in income when the equipment is delivered. Revenues from video rentals are recorded as revenue when services are provided. Promotion offers are accounted for as a reduction in the related service revenue when customers take advantage of offers.

Newspapers segment
      Revenues of the Newspapers segment, derived from circulation and advertising from publishing activities, are recognized when the publication is delivered. Revenues from the distribution of publications and products are recognized on delivery, net of provisions for estimated returns. Revenues from commercial printing contracts are recognized once the product is delivered.

Broadcasting segment
      Revenues of the Broadcasting segment derived from the sale of advertising airtime are recognized when the advertising has been broadcast. Revenues derived from circulation and advertising from publishing activities are recognized in accordance with the revenue recognition policy used by the Newspaper segment for its publishing activities. Revenues derived from specialty television channels are recognized on a monthly basis at the time the service is rendered.
      Revenues derived from the sale and distribution of films and from television program rights are recognized when the following conditions are met: (a) persuasive evidence of a sale or a licensing agreement with a customer exists and is provided solely by a contract or other legally enforceable documentation that sets forth, at a minimum (i) the licence period, (ii) the film or group of films affected, (iii) the consideration to be received for the rights transferred; (b) the film is complete and has been delivered or is available for delivery; (c) the licence period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale; (d) the arrangement fee is fixed or determinable; (e) the collection of the arrangement fee is reasonably assured. Theatrical revenues are recognized over the presentation period and when all of the above conditions are met. Theatrical revenues are based on a percentage of revenues generated by movie theatres. Revenues generated from video are recognized at the time of delivery of the videocassettes and DVDs, less a provision for future returns, or are accounted for based on a percentage of retail sales and when the aforementioned conditions are met.

Leisure and Entertainment segment
      Revenues derived from retail stores, book publishing and distribution activities are recognized upon delivery of the products, net of provisions for estimated returns based on the segment’s historical rate of return.

Goodwill
      Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps.
      In the first step, the fair value of a reporting unit is compared with its carrying amount. To determine the fair value of the reporting unit, the Company uses a combination of valuation methods, including discounted future cash flows, operating income multiples, and market price.
      The discounted cash flows method involves the use of estimates such as the amount and timing of the cash flows, expected variations in the amount or timing of those cash flows, the time value of money as represented by a risk-free interest rate, and the risk premium associated with the asset or liability.
      The operating income multiples method calls for the fair value of enterprises with comparable and observable economic characteristics being available, as well as recent operating income multiples.

      The market price method must take into account the fact that the price of an individual share may not be representative of the fair value of the business unit as a whole, due to factors such as synergies, control premium and temporary market price fluctuations.
      Determining the fair value of a reporting unit, therefore, is based on management’s judgement and is reliant on estimates and assumptions.
      When the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is carried out. The fair value of the reporting unit’s goodwill is compared with its carrying amount in order to measure the amount of the impairment loss, if any.
      The fair value of goodwill is determined in the same manner as a business combination. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of the unit, whether or not recognized separately, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value over the amounts assigned to the reporting unit’s assets and liabilities is the fair value of goodwill.
      The judgement used in determining the fair value of the reporting unit and in allocating this fair value to the assets and liabilities of the reporting unit may affect the value of the goodwill impairment to be recorded.
      The last impairment tests carried out by the Company indicated that goodwill was not impaired, based on the assumptions and estimates used. The net book value of goodwill at December 31, 2005 was $3.9 billion.

Impairment of Long-Lived Assets
      The Company reviews the carrying amounts of its long-lived assets by comparing the carrying amount of the asset or group of assets with the projected undiscounted future cash flows associated with the asset or group of assets when events indicate that the carrying amount may not be recoverable. Examples of such events and changes include a significant decrease in the market price of an asset, the decommissioning of an asset, assets rendered idle after a plant shutdown, costs that significantly exceed the amount initially estimated for the acquisition or construction of an asset, and operating or cash flow losses associated with the use of an asset. In accordance with Section 3063 of the CICA Handbook, Impairment of Long-Lived Assets, an impairment loss is recognized when the carrying amount of an asset or group of assets held for use exceeds the sum of the undiscounted future cash flows expected from its use or disposal. The amount by which the asset’s or group of assets’ carrying amount exceeds its fair value is recognized as an impairment loss. The Company estimates future cash flows based on historical performance as well as on assumptions as to the future economic environment, pricing and volume. Quoted market prices are used as the basis for fair value measurement.
      The Company does not believe that the value of any of its long-lived assets was impaired in 2005. Should the assumptions and estimates prove inaccurate, an impairment loss may have to be charged against future results.

Derivative Financial Instruments
      The Company uses various derivative financial instruments to manage its exposure to fluctuations in foreign currency exchange rates and interest rates. The Company does not hold or use any derivative instruments for trading purposes. The Company documents all relationships between derivatives and hedged items, its strategy for using hedges and its risk-management objective. The Company assesses the effectiveness of derivatives when the hedge is put in place and on an ongoing basis.
      The Company enters into foreign exchange forward contracts to hedge anticipated foreign-denominated equipment purchases. Under hedge accounting, foreign exchange translation gains and losses are recognized as an adjustment to the cost of property, plant and equipment when the transaction is recorded. The portion of the forward premium or discount on the contract relating to the period prior to consummation of the transaction is also recognized as an adjustment to the cost of property, plant and equipment when the transaction is recorded.

      The Company enters into foreign exchange forward contracts and cross-currency swaps to hedge some of its long-term debt. Under hedge accounting, foreign exchange translation gains and losses are recorded under other assets or other liabilities. The fees on forward foreign exchange contracts and on cross-currency swaps are recognized as an adjustment to interest expenses over the term of the agreement.
      The Company also enters into interest rate swaps in order to manage the impact of fluctuations in interest rates on its long-term debt. These swap agreements require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. The Company designates its interest rate hedge agreements as hedges of the interest cost on the underlying debt. Interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps on an accrual basis.
      Some of the Company’s cross-currency swap agreements are subject to a floor limit on negative fair market value, below which the Company can be required to make prepayments to reduce the lenders’ exposure. Such prepayments are reimbursed by reductions in the Company’s future payments under the agreements. The portion of these reimbursements related to interest is accounted for as a reduction in financial expenses. The prepayments are presented on the balance sheet as a reduction in the liability of the derivative instrument.
      Realized and unrealized gains or losses associated with derivative instruments that have been terminated or that cease to be effective prior to maturity, are deferred under other current or non-current assets or liabilities on the balance sheet and recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative instrument, any realized or unrealized gain or loss on such derivative instrument is recognized in income.
      Derivative instruments that are ineffective or that are not designated as a hedge are reported on a market-to-market basis in the consolidated financial statements. Any change in the fair value of these derivative instruments is recorded in income.

Pension Plans and Postretirement Benefits
      The Company offers defined benefit pension plans and defined contribution pension plans to some of its employees. The Company’s policy is to maintain its contribution at a level sufficient to cover benefits. Actuarial valuations of the Company’s numerous pension plans were performed at different dates in the last three years and the next required valuations will be performed at various dates over the next three years. Pension plan assets are measured at fair value and consist of equities and corporate and government fixed-income securities.
      The Company’s obligations with respect to postretirement benefits are assessed on the basis of a number of economic and demographic assumptions, which are established with the assistance of the Company’s actuaries. Key assumptions relate to the discount rate, the expected return on the plan’s assets, the rate of increase in compensation, and health care costs.
      The Company considers the assumptions used to be reasonable in view of the information available at this time. However, variances from these assumptions could have a material impact on the costs and obligations of pension plans and postretirement benefits in future periods.

Allowance for Doubtful Accounts
      The Company maintains an allowance for doubtful accounts to cover anticipated losses from customers who are unable to pay their debts. The allowance is reviewed periodically and is based on an analysis of specific significant accounts outstanding, the age of the receivable, customer creditworthiness, and historical collection experience.

Business Combinations
      Business acquisitions are accounted for by the purchase method. Under this accounting method, the purchase price is allocated to the acquired assets and assumed liabilities based on their estimated fair value at the date of acquisition. The excess of the purchase price over the sum of the values ascribed to the acquired assets and assumed liabilities is recorded as goodwill. The judgements made in determining the estimated fair value and the expected useful life of each acquired asset, and the estimated fair value of each assumed liability, can significantly impact net income, because, among other things, of the impact of the useful lives of the acquired assets, which may vary from projections. Also, future income taxes on temporary differences between the book and tax value of most of the assets are recorded in the purchase price equation, while no future income taxes are recorded on the difference between the book value and the tax value of goodwill. Consequently, to the extent that greater value is ascribed to long-lived than to shorter-lived assets under the purchase method, less amortization may be recorded in a given period.
      Determining the fair value of certain acquired assets and liabilities requires judgement and involves complete reliance on estimates and assumptions. The Company primarily uses the discounted future cash flows approach to estimate the value of acquired intangible assets.
      The estimates and assumptions used in the allocation of the purchase price at the date of acquisition may also have an impact on the amount of goodwill impairment to be recognized, if any, after the date of acquisition, as discussed above under “— Goodwill.”

Future Income Taxes
      The Company is required to assess the ultimate realization of future income tax assets generated from temporary differences between the book basis and tax basis of assets and liabilities and losses carried forward into the future. This assessment is judgemental in nature and is dependent on assumptions and estimates as to the availability and character of future taxable income. The ultimate amount of future income tax assets realized could be slightly different from that recorded, since it is influenced by the Company’s future operating results.
      The Company is at all times under audit by various tax authorities in each of the jurisdictions in which it operates. A number of years may elapse before a particular matter for which management has established a reserve is audited and resolved. The number of years between each tax audit varies depending on the tax jurisdiction. Management believes that its estimates are reasonable and reflect the probable outcome of known tax contingencies, although the final outcome is difficult to predict.
Changes in Accounting Policies
      The Company makes changes to its accounting policies in order to conform to new Canadian Institute of Chartered Accountants (“CICA”) accounting standards.

Revenue recognition and revenue arrangements with multiple deliverables
      In 2004, the Cable segment reviewed and adopted a new accounting policy regarding the period in which reconnection related revenues and expenses are recognized, based on Abstracts EIC-141 and EIC-142, released by CICA’s Emerging Issues Committee. The Company adopted the new accounting policy on a prospective basis, without restatement of financial results for prior periods.
      Since January 1, 2004, installation revenues in the Cable segment have been deferred and recognized under revenues over 30 months, which is the estimated average period customers remain connected to the network. Direct and incremental reconnection related costs, of an amount not exceeding the revenues, are now deferred and recognized under operating expenses over the same 30-month period. Previously, reconnection expenses and direct and incremental costs were immediately recognized under revenues and operating expenses. This change in accounting policy had no effect on the reported amounts of operating income and net income.

Hedging relationships
      In June 2003, the CICA issued amendments to Accounting Guideline 13 (“AcG-13”), Hedging Relationships. The amendments clarify certain requirements and provide additional guidance related to the identification, designation and documentation of hedging relationships, as well as the assessment of the effectiveness of hedging relationships. The requirements of the guideline are applicable to all hedging relationships in effect for financial periods beginning on or after July 1, 2003. Retroactive application is not permitted. All hedging relationships must be assessed as of the beginning of the first year of application to determine whether the hedging criteria in the guideline are met. Hedge accounting is to be discontinued for any hedging relationship that does not meet all the requirements of the guideline. The Company adopted the new standards as of January 1, 2004.

Subscriber equipment and hook-up costs
      In the fourth quarter of 2003, the Company revised its accounting for equipment sales to subscribers and hook-up costs. Until the end of the third quarter of 2003, the cost of subsidies granted subscribers on equipment sold was capitalized and amortized over three years on a straight-line basis, and the cost of reconnecting subscribers, which included material, direct labour and certain overhead charges, was capitalized to fixed assets and depreciated over three or four years on a straight-line basis.
      The Company has changed its accounting policies in order to expense as incurred the costs of subscriber subsidies and the costs of reconnecting subscribers. These changes have been applied retroactively.

Stock based compensation
      Effective January 1, 2003, TVA Group, Nurun and Netgraphe changed the method of accounting for stock option plans and decided to adopt the fair value method on a prospective basis for employee stock option awards. Employee stock option awards granted, modified or settled prior to January 1, 2003 are not recognized according to the fair value method but according to the settlement method. Thus, the fair value method is applied only to employee stock options granted after December 31, 2002.
      On October 15, 2004, TVA Group amended its stock option plan and the stock option awards agreement for all participants, effective as of that date. Under the amended plan, all awards may now be settled in cash or other assets, at the employee’s option. Since October 15, 2004, the compensation cost related to employee stock awards has therefore been recorded in operating expenses and based on the vesting period. Changes in the fair value of the underlying shares between the award date (the date of the stock option plan amendment for all options granted prior to October 15, 2004) and the valuation date trigger a change in the assessed compensation cost.
Recent Accounting Developments in Canada
      In June 2005, the CICA issued Section 3831, Non-Monetary Transactions. This revised standard requires all non-monetary transactions to be measured at fair value, subject to certain restrictions. This revised standard is effective for non-monetary transactions initiated in fiscal periods beginning on or after January 1, 2006.
      In December 2005, the CICA issued EIC-159 Conditional Asset Retirement Obligations, which clarifies the timing of liability recognition for conditional obligations associated with the retirement of a tangible long-lived asset in accordance with Section 3110 of the CICA Handbook. The accounting treatment stipulated in this EIC is to be applied retroactively, with restatement of prior periods, to all interim and annual financial statements for periods ended after March 31, 2006. This EIC will have no impact on the Company’s consolidated financial statements.
      In 2005, CICA published Section 3855, Financial Instruments — Recognition and Measurement, Section 3865, Hedges, and Section 1530, Comprehensive Income.

      Section 3855 stipulates standards governing when and in what amount a financial instrument is to be recorded on the balance sheet. Financial instruments are to be recognized at fair value in some cases, at cost-based value in others. The section also stipulates standards for reporting gains and losses on financial instruments.
      Section 3865 is an optional application that allows entities to apply treatments other than those provided under Section 3855 to eligible operations they choose to designate, for accounting purposes, as being part of a hedging relationship. It expands on the guidance in AcG-13, Hedging Relationships, and Section 1650, Foreign Currency Translation, specifying the application of hedge accounting and the information that is to be reported by the entity.
      Section 1530 stipulates a new requirement that certain gains and losses be temporarily accumulated outside net income and recognized in other comprehensive income.
      New standards in Sections 3855, 3865 and 1530 will become effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. The Company is currently assessing the impact that these new standards will have on its financial statements prepared in accordance with Canadian GAAP. The Company believes, however, that these new standards are similar to those currently used for U.S. GAAP purposes.
Recent Accounting Developments in the United States
      In June 2005, FASB issued Statement No. 154, Accounting Changes and Error Corrections. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. FAS 154 requires retroactive application for changes in accounting principles, unless it is unpracticable to determine either the cumulative effect or the period-specific effects of the change.
      In March 2005, FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, which will take effect no later than the end of fiscal years ending after December 15, 2005. FIN 47 clarifies the term “conditional asset retirement obligation” and refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within the control of the entity. FIN 47 also discusses the uncertainty surrounding the timing and/or method of settlement of a conditional asset retirement obligation which should be factored into the measurement of a liability.
      In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment (SFAS 123(R), which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an issuer to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under Accounting Principles Board (APB) Opinion No. 25. In March 2005, the SEC released Staff Accounting Bulletin (SAB) 107, Share-Based Payment, which expresses views of the SEC Staff about the application of SFAS 123(R). In April 2005, the SEC issued a ruling that SFAS 123(R) will be effective for annual reporting periods beginning on or after June 15, 2005. The Company previously adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, and is currently assessing the future impact of the revised statement.
      In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets (SFAS 153), which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company has been applying the new standard since January 1, 2006.
      In November 2004, the FASB issued Statement No. 151, Inventory Costs (SFAS 151), which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company believes that this statement will not have an impact on its financial statements.

BUSINESS
History and Development of Quebecor Media
      Quebecor Media Inc. was incorporated in Canada on August 8, 2000 under Part IA of the Companies Act (Québec). In connection with our formation, our parent company, Quebecor, transferred all the shares of its wholly-owned subsidiary Quebecor Communications Inc., or QCI, to us, which made QCI our wholly-owned subsidiary. The assets of QCI, as of the date of the transfer in October 2000, included a 70% interest in Sun Media (which was subsequently increased to 100%); a 57.3% interest in Nurun; all the assets of the Canoe network; and all the assets of our Leisure and Entertainment segment. Concurrently with that transfer, we sold our interest in our subsidiary TQS Inc. to Quebecor, which subsequently sold such interest to a private consortium. In addition, Quebecor and CDP Capital contributed $0.9 billion and $2.8 billion, respectively, in cash in exchange for common shares of the capital stock of Quebecor Media. On December 31, 2001 QCI was liquidated into Quebecor Media.
      In October 2000, we acquired all of the outstanding shares of Groupe Vidéotron for $5.3 billion. At the time of the acquisition, the assets of Groupe Vidéotron included all of the shares of Videotron, a 99.9% voting interest in TVA Group, Le SuperClub Vidéotron Ltée, which we refer to as Le SuperClub Vidéotron, Protectron Inc., a 66.7% voting interest in Videotron Telecom, a 54.0% voting interest in Netgraphe Inc. (which changed its name, effective December 31, 2004, to Canoe Inc.) and a minority interest in Microcell Telecommunications Inc.
      Since January 1, 2005, we have completed several business acquisitions, combinations, divestiture projects and financing transactions through our direct and indirect subsidiaries, including, among others, the following:

•	On January 1, 2006, our wholly-owned indirect subsidiary Videotron Telecom merged with and into Videotron. Combining Videotron Telecom’s telecommunication network and expertise with Videotron’s commercial customer enables Videotron to offer additional bundled services, which is expected to result in new business opportunities. This reorganization is a continuation of the existing collaboration between Videotron and Videotron Telecom in, among other things, our VoIP telephony and fiber network development, and it reflects a corporate strategy to improve operating efficiency.

•	On December 12, 2005, we closed our acquisition of Sogides, a major Québec book publishing and distribution group which owns the publishing houses Les Éditions de l’Homme, Le Jour, Utilis, Les Presses Libres and Groupe Ville-Marie Littérature (which includes L’Hexagone, VLB Éditeur and Typo), and owns the distributor Les Messageries A.D.P., which is a distributor for more than 120 Québec and foreign publishing houses. With this acquisition, Quebecor Media offers a more complete selection of books by Québec authors, will be able to promote Québec writers in Europe through the Sogides network on that continent and becomes the largest Québec-based publisher and distributor of French-language books in the Province of Québec.

•	During the year ended December 31, 2005, TVA Group repurchased 3,739,599 of its non-voting Class B Shares for cash consideration of $81.9 million pursuant to a “substantial issuer bid” dated May 19, 2005, and pursuant to TVA Group’s share repurchase and cancellation program, increasing our interest in TVA Group to 45.2% from 39.7% at December 31, 2005.

•	On September 20, 2005, we announced, through Videotron, that we had signed a strategic relationship agreement with a partnership owned by Rogers Wireless Inc., or Rogers Wireless, the operator of Canada’s largest integrated wireless voice and data network. Through that relationship, we will be able to offer Québec consumers a quadruple play of television, broadband Internet, VoIP telephony and Videotron-branded mobile wireless services. Videotron will operate as a Mobile Virtual Network Operator, or MVNO, utilizing wireless voice and data services provided by Rogers Wireless across its GSM/ GPRS network. We currently intend to launch our mobile wireless offering during the second half of 2006, with services to include international roaming and popular options. We will be responsible for acquiring and billing customers, as well as for providing customer support under our own brand.

•	On September 16, 2005, Videotron issued US$175.0 million aggregate principal amount of its 6 1/8% Senior Notes due December 15, 2015. The net proceeds from this sale of Videotron’s 6 1/8 % Senior Notes were used primarily to refinance the repurchase of Senior Notes issued by our CF Cable TV subsidiary and a portion of the repurchase by Quebecor Media of its Senior Notes and Senior Discount Notes.

•	In August 2005, we announced an investment of more than $110.0 million to relocate and modernize the Journal de Montréal printing plant. The project includes acquisition of three new printing presses and state-of-the-art shipping and inserting equipment. Construction of the new printing plant in Saint-Janvier-de-Mirabel, north of Montréal, began on September 9, 2005 and should be completed by spring 2007. We also announced the creation of a partnership with our affiliate Quebecor World to operate a new printing facility in Islington, in the Greater Toronto area. The project entails a $110.0 million investment. The new facility will make it possible to consolidate some of Quebecor World’s printing operations in Ontario and to strengthen the convergence among our Toronto media properties. This new facility is expected to be fully operational by 2007.

•	On July 19, 2005, we repurchased and retired US$128.2 million in aggregate principal amount of our 11 1/8% Senior Notes due 2011 and US$12.1 million in aggregate principal amount at maturity of our 13 3/4 % Senior Discount Notes due 2011 pursuant to cash tender offers commenced on June 20, 2005. We paid aggregate cash consideration of $215.3 million to purchase these notes, including the redemption premium and the cost of settlement of related cross-currency swap agreements, recognizing a $60.8 million loss on settlement of debt.

•	In January 2005, Videotron launched its telephony services in the Province of Québec, using VoIP technology. Videotron became the first major cable company in Canada to offer consumers residential telephone service over cable. See “— Cable” below.
Business Overview
      We are one of Canada’s leading media companies, with activities in cable distribution, newspaper publishing, television broadcasting, business and residential telecommunications, book, magazine and video retailing, publishing and distribution, music recording, production and distribution and new media services. Through our operating subsidiaries, we hold leading positions in the creation, promotion and distribution of news, entertainment and Internet-related services that are designed to appeal to audiences in every demographic category.
      Through our operating subsidiary Videotron, we are the largest cable operator in the Province of Québec and the third largest in Canada, in each case based on the number of cable customers, a major Internet service provider and a provider of telephony services in the Province of Québec. Through our operating subsidiary Sun Media, we are the largest newspaper publisher in the Province of Québec, based on paid and unpaid circulation, and we are the second largest newspaper publisher in Canada. We have established the number one or two market position, in terms of paid circulation, in each of our eight urban daily markets. Through our public operating subsidiary TVA Group, of which we own 45.2% of the equity and control 99.9% of the voting power, we are the largest private-sector television broadcaster in Québec in terms of market share, the largest private-sector French-language television broadcaster in North America in terms of market share, and one of the largest private-sector producers of French-language television programming in Québec in terms of number of hours of production and broadcasting of French-language programming. We are also engaged in book publishing and distribution; magazine publishing and production; the distribution and retailing of cultural products through companies such as Archambault Group, which owns one of the largest chains of music, books, videos and musical instruments stores in Québec and is the largest producer of French-language music products in Québec and the largest independent distributor of music and video products in Canada; film and television distribution through TVA Films; and video and video game rental and retailing through Le SuperClub Vidéotron’s chain of video rental stores, which is the largest chain of video stores in Québec. In the new media sector, we have developed, through Canoe and its subsidiaries, two of Canada’s leading English and French-language Internet news and information portals, as well as leading Internet sites dedicated to automobiles, employment, personals, real estate and classifieds. Through our subsidiary Nurun, we provide global and local blue-chip clients with consulting services which include: strategic planning and online branding; Web and new media interface design; technical platform implementation (content management, e-commerce, automated publishing solutions); online marketing and customer relationship programs; online media planning and buying; and Web/data analytics.
Our Strengths
      We believe that our diversified portfolio of media assets provides us with a number of competitive strengths, including the ability to:

•	cross-promote our brands, programs and other content across multiple media platforms;

•	provide advertisers with an integrated solution for local, regional and national multi-platform advertising;

•	offer a differentiated, bundled suite of entertainment, information and communication services and products, including digital television, cable Internet access, video-on-demand and other interactive television services, as well as residential and commercial telephony services using VoIP technology;

•	deliver high-quality services and products, including, for example, our standard cable Internet access service that enables our customers to download data at a higher speed than that currently offered by standard digital subscriber line, or DSL, technology, and the widest range of French-language programming in Canada;

•	leverage our content, management, sales and marketing and production resources to provide superior information and entertainment services to our customers;

•	extend our market reach by leveraging our multimedia platform and cross-marketing expertise and experience to enhance our national media platform;

•	leverage our single, highly contiguous network that covers approximately 80% of Québec’s total addressable market and five of the province’s top six urban areas. We believe that our single cluster and network architecture provides many benefits, including a higher quality and more reliable network, the ability to rapidly and efficiently launch and deploy new products and services, and a lower cost structure through reduced maintenance and technical support costs; and

•	leverage our advanced broadband network, 98% of which is bi-directional which allows us to offer a wide range of advanced services on the same media, such as analog and digital television, video-on-demand, cable Internet access and VoIP telephony services. We are committed to maintaining and upgrading our network capacity and, to that end, we currently anticipate that future capital expenditures over the next five years will be required to accommodate the evolution of our products and services and to meet the demand for increased capacity resulting from the launch of our new telephony service and the offering of our other advanced products and services.
Our Strategy
      Our objective is to increase our revenues and profitability by leveraging the integration and growth opportunities presented by our portfolio of leading media assets. We attribute our strong historical results and positive outlook for growth and profitability to an ability to develop and execute forward-looking business strategies. The key elements of our strategy are to:

•	Introduce new and enhanced products and services. We expect a significant portion of our growth in our Cable segment revenues to be driven by the introduction of new products and services and continuing penetration of products and services such as digital cable services, cable Internet access, VoIP telephony, wireless services, high-definition television, video-on-demand and interactive television. Our objective is also to increase our revenue per subscriber by focusing sales and marketing efforts on the bundling of these value-added products and services.

•	Offer multi-platform media advertising solutions. Our multi-platform media assets enable us to provide advertisers with an integrated advertising solution. We are able to provide flexible, bundled advertising packages that allow advertisers to reach local, regional and national markets, as well as special interest and specific demographic groups. We will focus on further integrating our television, newspaper and magazine publishing, and Internet advertising platforms to enable us to tailor advertising packages to customers’ needs.

•	Cross-promote brands, programs and other content. The geographic overlap of our cable, television, newspaper and magazine publishing, music and video store chains, and Internet platforms enables us to cost effectively promote and co-brand media properties. We will continue to promote initiatives to advance these cross-promotional activities, including the cross-promotion of various businesses, cross-divisional advertising and shared infrastructures.

•	Use content across media properties. We are the largest private-sector French-language programming broadcaster, a leading producer of French-language programming, the second largest newspaper publisher, and a leading English- and French-language Internet news and information portal in Canada. Our objective is to further accelerate the distribution of our content across platforms.

•	Leverage geographic clustering. Our subsidiary Videotron holds cable licenses that cover approximately 80% of Québec’s 3 million homes and commercial premises passed by cable. Geographic clusters facilitate bundled service offerings and, in addition, allow us to tailor our offerings to certain demographic markets. We aim to leverage the highly clustered nature of our systems to enable us to use marketing dollars more efficiently and to enhance customer awareness, increase use of products and services and build brand support.

•	Maximize customer satisfaction and build customer loyalty. Across our media platform, we believe that maintaining a high level of customer satisfaction is critical to future growth and profitability. An important factor in our historical growth and profitability has been our ability to attract and satisfy customers with high quality products and services and we will continue our efforts to maximize customer satisfaction and build customer loyalty.
      Through our direct and indirect interests in several businesses, we operate in the following industry segments: Cable, Newspapers, Broadcasting, Leisure and Entertainment, Business Telecommunications, Interactive Technologies and Communications and Internet/ Portals.
Cable
      Through our cable television operations, we are the largest cable operator in the Province of Québec and the third largest cable operator in Canada, in each case based on the number of cable customers, a major Internet service provider and a provider of telephony services in the Province of Québec. We offer pay television, Internet access and telephony services. Our cable network covers approximately 80% of Québec’s 3 million residential and commercial premises passed by cable. Our cable licenses include licenses for the greater Montréal area, the second largest urban area in Canada. The greater Montréal area represents one of the largest contiguous clusters in Canada and is among the largest in North America as measured by the number of cable customers. This concentration provides us with improved operating efficiencies and is a key element in the development and launch of our bundled service offerings.
      As of December 31, 2005, we had approximately 1.5 million basic customers (which we define as customers receiving basic cable service, including analog and digital customers), representing a basic penetration rate of 62.3%. Through our extensive broadband coverage, we also offer digital television and cable Internet access services to approximately 98% of our total homes passed. We have rapidly grown our digital customer base in recent years, and at December 31, 2005, we had 474,629 digital cable customers, representing 31.5% of our basic customers and 19.6% of our total homes passed. We have also rapidly grown our cable Internet access customer base, and at December 31, 2005, we had 637,971 cable Internet access customers, representing 42.4% of our basic customers and 26.4% of our total homes passed. We believe that the continued increase in the penetration of our digital television, cable Internet access and telephony services will result in increased average revenue per customer.
      Our bi-directional hybrid fiber coaxial (HFC) network enabled us to launch, in January 2005, a new telephony service using VoIP technology to our residential and commercial customers in selected areas of the Province of Québec (Montréal, South Shore and North Shore of Montréal, Laval and Québec City). As of December 31, 2005, we had 162,979 VoIP telephony customers, representing 10.8% of our basic customers and 6.7% of our total homes passed. In addition, as of December 31, 2005, approximately 64% of all of our cable customers were in areas in which our telephony service was available and we currently expect that this figure will increase to approximately 94% by December 31, 2006.
      We offer our advanced products and services, which include video-on-demand and selected interactive television services, as a bundled package that is unique among the competitors in our market. We differentiate our services by offering a higher speed Internet access product and the widest range of French-language programming in Canada. We believe that our bundled packages of products and services, together with our focus on customer service and the breadth of our French-language offerings, have resulted in improved customer satisfaction, increased use of our services and higher customer retention.
      Through Le SuperClub Vidéotron, we also own the largest chain of video and game rental stores in Québec and among the largest of such chains in Canada, with a total of 276 retail locations (of which 227 are franchised) and more than 1.65 million video club rental members. Le SuperClub Vidéotron’s operations include approximately 80 video and video game rental stores that we acquired in July 2004 from Jumbo Entertainment, a nation-wide Canadian franchisor and operator of such stores.
      We own a 100% voting and 100% equity interest in Videotron.
      For the year ended December 31, 2005, our cable operations generated revenues of $1.0 billion and operating income of $382.0 million. For the year ended December 31, 2004, our cable operations generated revenues of $871.6 million and operating income of $341.2 million.

Cable Television Industry Overview
      Cable television has been available in Canada for more than 50 years and is a well developed market. Competition in the cable industry was first introduced in Canada in 1997. As of August 31, 2004, there were approximately 6.6 million cable television customers in Canada, representing a basic cable penetration rate of 65% of homes passed. For the twelve months ended August 31, 2004, total industry revenue was estimated to be over $4.5 billion and is expected to grow in the future because Canadian cable operators have aggressively upgraded their networks and are deploying new products and services, such as cable Internet access, digital television services and, more recently, telephony services. The following table summarizes the most recent available annual key statistics for the Canadian and U.S. cable television industries.

	Twelve Months Ended August 31,

	2000	2001	2002	2003	2004	CAGR(1)

	($ in billions; homes passed and basic cable customers
	in millions)
Canada
Industry Revenue	$3.2	$3.4	$3.7	$4.2	$4.5	9.6%
Homes Passed(2)	9.4	9.5	9.7	10.0	10.2	2.0%
Basic Cable Customers	7.0	6.9	6.7	6.6	6.6	-1.2%
Basic Penetration	73.8%	72.0%	69.3%	65.5%	65.0%

	Twelve Months Ended August 31,

	2001		2002		2003		2004		2005		CAGR(3)

	(US$ in billions; homes passed and basic cable customers in millions)
United States
Industry Revenue	US$	43.5	US$	49.4	US$	51.3	US$	57.6	US$	69.5	9.8%
Homes Passed(2)		100.6		102.7		102.9		108.2		110.8	2.0%
Basic Cable Customers		73.0		73.5		73.4		73.6		73.1	0.0%
Basic Penetration		72.6%		71.6%		71.3%		68.0%		66.0%

Source of Canadian data: CRTC. Source of U.S. data: NCTA, A.C. Nielsen Media Research and Kagan Research LLC.

(1)	Compounded annual growth rate from 2000 through 2004.

(2)	“Homes passed” means the number of residential premises, such as single dwelling units or multiple dwelling units, and commercial premises passed by the cable television distribution network in a given cable system service area in which the programming services are offered.

(3)	Compounded annual growth rate from 2001 through 2005.
      The traditional cable business, which is the delivery of video via hybrid fiber coaxial network, is fundamentally similar in the U.S. and Canada. Different economic and regulatory conditions, however, have given rise to important differences between the two markets. Canadian operators have more limited revenue sources than U.S. operators due to Canadian regulations which prevent cable operators from generating revenue from local advertising. However, the lack of local advertising revenues allows Canadian cable operators to benefit from lower programming costs as compared to U.S. cable operators.
      A significant portion of Canada’s cable television customers are based in Québec. As of August 31, 2004, Québec is home to approximately 24% of Canada’s population and approximately 22.1% of its basic cable customers. Basic cable penetration in Québec, which was approximately 54.7% as of August 31, 2004, has traditionally been lower than in other populated provinces in Canada, principally due to the higher concentration of French-speaking Canadians in Québec. It is estimated that over 80% of Québec’s population is French-speaking. Contrary to the English-speaking provinces of Canada, where programming in English comes from all over North America, programming in French is available over-the-air in most of Québec’s French-speaking communities. The arrival of a variety of French-language specialty programming not available over-the-air contributed to a slight cable penetration level increase in the 1990s.

Expansion of Digital Distribution and Programming
      In order to compete with the direct broadcast satellite offerings, the cable industry began deploying digital technology, which allows for a large number of programming channels and advanced services to be offered.
      In addition, in the last four years, the choice and range of television programming has expanded substantially in Canada. In November 2000, the CRTC released its decisions on the applications for new digital pay and specialty television channels. In total, the CRTC approved 21 Category One licenses (16 English-language and five French-language) and 262 Category Two licenses, as well as two pay-per-view and four video-on-demand licenses. Cable service providers using digital technology are required to carry all of the approved Category One services appropriate to their markets while Category Two licensees who do not have guaranteed distribution rights must negotiate with cable service providers for access. Since then, the CRTC has licensed dozens of Category Two additional programming licenses. The increase in programming content as a result of the launch of approximately 50 of these programming services is believed to be a key factor in driving increases in digital cable penetration in Canada.
      Many programming services have announced their intention to convert to high-definition format. We believe that the availability of HDTV programming will increase significantly in the coming years and will result in a higher penetration level of digital distribution.

      In recent years, digital cable has significantly expanded the range of services that may be offered to our customers. We are now offering to our digital cable customers more than 300 channels, including 130 English-language channels, 64 French-language channels, 18 HDTV channels, 10 time-shifting channels and 63 radio/music channels.
      Our strategy, in the coming years, will be to try to continue the expansion in our offering and maintain the quality of our programming. Our cable television service depends in large part on our ability to distribute a wide range of appealing, conveniently-scheduled television programming at reasonable rates and will be an important factor in our success to maintain the attractiveness of our services to customers.
Products and Services
      We currently offer our customers analog cable television services and programming as well as new and advanced high-bandwidth products and services such as cable Internet access, digital television, premium programming, selected interactive television services and telephony services. We continue to focus on our cable Internet access, digital television and telephony services, which are increasingly desired by customers. With our advanced broadband network, we are increasing the penetration of value-added services such as video-on-demand, high-definition television, personal video recorders, as well as interactive programming and advertising.
      In January 2005, we launched our VoIP telephony service in Québec, an initiative that leverages Videotron’s customer base with Videotron Telecom’s telecommunication network and expertise. Videotron Telecom was merged with and into Videotron on January 1, 2006, thereby combining its operations with those of Videotron. Combining Videotron Telecom’s telecommunication network and expertise with Videotron’s commercial customer base should enable us to offer additional bundled services to our customers, and our objective is that this reorganization will result in new business opportunities. This reorganization is a continuation of Videotron’s collaboration with Videotron Telecom in, among other things, the VoIP telephony project and fiber network development, and it reflects our corporate strategy to improve our operating efficiency.

Traditional Cable Television Services
      Customers subscribing to our traditional analog “basic” and analog “extended basic” services generally receive a line-up of 53 channels of television programming, depending on the bandwidth capacity of their local cable system. Customers who pay additional amounts can also subscribe to additional channels, either individually or in packages. For any additional programming, customers must rent or buy a set-top box. We tailor our channels to satisfy the specific needs of the different customer segments we serve.
      Our analog cable television service offerings include the following:

•	Basic Service. All of our customers receive a package of basic programming, consisting of local broadcast television stations, the four U.S. commercial networks and PBS, selected Canadian specialty programming services, and local or regional community programming. Our basic service customers generally receive 29 channels on basic cable.

•	Extended Basic Service. This expanded programming level of services, which is generally comprised of approximately 24 channels, includes a package of French-language and English-language specialty television programming and U.S. cable channels in addition to the basic service channel line-up described above. Branded as “Telemax,” this service was introduced in almost all of our markets largely to satisfy customer demand for greater flexibility and choice.

Advanced Products and Services
      Cable’s high bandwidth is a key factor in the successful delivery of advanced products and services. Several emerging technologies and increasing Internet usage by our customer base have presented us with significant opportunities to expand our sources of revenue. In most of our systems, we currently offer a variety of advanced products and services including cable Internet access, digital television, VoIP telephony and selected interactive services. We intend to continue to develop and deploy additional services to further broaden our service offering.

•	Cable Internet Access. Leveraging our advanced cable infrastructure, we offer cable Internet access to our residential customers primarily via cable modems attached to personal computers. We provide this service at speeds up to 290 times the speed of a conventional telephone modem. As of December 31, 2005, we had over 637,971 cable Internet access customers, representing 42.4% of our basic customers and 26.4% of our total homes passed. In addition, as of December 31, 2005, we had 18,034 dial-up Internet access customers. Based on internal estimates, we are the largest provider of cable Internet access services in the areas we serve with an estimated market share of 51% as of December 31, 2005.

•	Digital Television. As part of our network modernization program, we have installed headend equipment capable of delivering digitally encoded transmissions to a two-way digital-capable set-top box in the customer’s home. This digital connection provides significant advantages. In particular, it increases channel capacity, which allows us to increase both programming and service offerings while providing increased flexibility in packaging our services. We launched our digital television service in March 1999 with the introduction of digital video compression terminals in the greater Montréal area. Since introducing our digital television service in the greater Montréal area, we have also introduced the service in other major markets. In September 2001, we launched a new digital service offering under the illico brand. In addition to providing high quality sound and image quality, illico Digital TV offers our customers significant programming flexibility. Our basic digital package includes 24 television channels, 45 audio services providing CD quality music, 18 AM/ FM radio channels, an interactive programming guide as well as television-based e-mail capability. Our extended digital basic television service, branded as “Self-Service”, offers customers the ability to select more than 200 additional channels of their choice, including U.S. super-stations and other special entertainment programs, allowing them to customize their choices among many specialty channels. This service also offers customers significant programming flexibility including the option of French-language only, English-language only or a combination of French and English-language programming. We also offer pre-packaged themed service tiers in the areas of news, sports and discovery. Customers who purchase basic service and one customized package can also purchase channels on an à la carte basis at a specified cost per channel per month. As part of our digital service offering, customers can also purchase video-on-demand services. As of December 31, 2005, we had 474,629 customers for our digital television service, representing 31.5% of our basic customers and 19.6% of our total homes passed. Our customers currently have the option to purchase or lease the digital set-top boxes required for digital service. We believe that the sale of equipment to customers improves customer retention, and, as of December 31, 2005, approximately 92% of our digital television customers purchased and 8% were leasing our digital set-top boxes.

•	VoIP. In January 2005, we launched our new telephony service using VoIP technology in selected areas of the Province of Québec (Montréal, South Shore and North Shore of Montréal, Laval and Québec City), and since then progressively among our other residential and commercial customers in the Province of Québec. Our new telephony service includes both local and long-distance calling, and permits all of our telephony customers, both residential and commercial, to access all service features mandated by CRTC Decision 97-8 and other regulatory decisions and orders, including: enhanced 911 Emergency service; number portability from and to any local exchange carrier; a message relay service allowing subscribers to communicate with the hearing impaired; and a variety of personal privacy features including universal call tracing. We also offer free basic listings in local telephone directories, as well as full operator assistance, including: operator-assisted calls; collect and third-party calls; local, national and international directory assistance; person-to-person calls; and busy-line verification. Finally, we offer as part of our new telephony service a host of convenient, optional features, including: name and number caller ID; call waiting with long-distance distinctive ring and audible indicator tone; name and number caller ID on call waiting; visual indicator of a full voice mail box and audible message waiting indicators; automatic call forwarding; three-way conference calling; automatic recalling; and last incoming call identification and recall. In the future, VoIP will allow us to deliver new cutting-edge features, such as voice-mail to e-mail functionality launched in December 2005, which allows customers to access their voice-mail via e-mail in the form of audio-file attachments. In keeping with our competitive strength of providing differentiated, bundled service offerings, we offer free installation of our new telephony service to existing cable television and/or Internet customers and to new bundled customers. We also offer discounts to our bundled customers, when compared to the sum of the prices of the individual services provided to these customers. In addition, we offer discounts for a second telephone line subscription. As of December 31, 2005, we had 162,979 customers of our VoIP telephony service.

•	Interactive Services. In September 2001, we also launched digital interactive services under the illico Interactive brand. These services, which combine our digital television and Internet access services, enable customers equipped with wireless keyboards to access the Internet and send and receive e-mail. In the near future, we intend to provide additional functionality including e-commerce. We believe interactive services will be increasingly desired by customers, and we intend to continue to develop and deploy advanced products and services to add greater functionality to our interactive services offering.

•	Video-On-Demand. Video-on-demand service enables digital cable customers to rent from a library of movies, documentaries and other programming through their digital set-top box. Our digital cable customers are able to rent their video-on-demand selections for a period of 24 hours, which they are then able to watch at their convenience with full stop, rewind, fast forward, pause and replay functionality during that period. Our video-on-demand service is available to 98% of the homes passed by us. We also offer pay television channels on a subscription basis that permit our customers to access and watch any of their video-on-demand selections at any time at their convenience.

•	Other New Business Initiatives. To maintain and enhance our market position, we are focused on increasing penetration of high-definition television and personal video recorders, as well as other high-value products and services. On September 20, 2005, we announced that we had signed a strategic relationship agreement with Rogers Wireless, the operator of Canada’s largest integrated wireless voice and data network, that will enable us to offer Québec consumers a quadruple play of television, broadband Internet, VoIP telephony and Videotron-branded mobile wireless services. We will operate as a Mobile Virtual Network Operator, or MVNO, utilizing wireless voice and data services provided by Rogers Wireless across its GSM/ GPRS network. We currently intend to launch our mobile wireless offering during the second half of 2006, with services to include international roaming and popular options. We will be responsible for acquiring and billing customers, as well as for providing customer support under our own brand.

      The following table summarizes our customer statistics for our analog and digital cable and advanced products and services:

	At December 31,

	2001	2002	2003	2004	2005

Basic analog cable
Homes passed(1)	2,330,648	2,329,023	2,351,344	2,383,443	2,419,335
Basic customers(2)	1,510,408	1,431,060	1,424,144	1,452,554	1,506,113
Penetration(3)	64.8%	61.4%	60.6%	60.9%	62.3%
Digital cable
Digital customers	114,634	171,625	240,863	333,664	474,629
Penetration(4)	7.6%	12.0%	16.9%	23.0%	31.5%
Number of digital terminals	121,210	182,010	257,350	362,053	537,364
Dial-up Internet access
Dial-up customers	55,427	43,627	28,821	23,973	18,034
Cable Internet access
Cable modem customers	228,759	305,054	406,277	502,630	637,971
Penetration(3)	9.8%	13.1%	17.3%	21.1%	26.4%
Telephony Services
VoIP customers	—	—	—	2,135	162,979
Penetration(3)	—	—	—	0.1%	6.7%

(1)	“Homes passed” means the number of residential premises, such as single dwelling units or multiple dwelling units, and commercial premises passed by the cable television distribution network in a given cable system service area in which the programming services are offered.

(2)	Basic customers are customers who receive basic cable service in either the analog or digital mode. The number of basic customers for the years 2000-2003 inclusive, were restated in order to permit such numbers to be compared to the 2004 number of basic customers.

(3)	Represents customers as a percentage of total homes passed.

(4)	Represents customers for the digital service as a percentage of basic customers.
      In the year ended December 31, 2005, our cable operations recorded a net increase of 53,559 basic customers. During the same period, we also recorded net additions of: 135,341 customers of our cable Internet access service; 140,965 customers of our digital television service, the latter of which includes customers who have upgraded from our analog cable service; and 160,844 customers of our VoIP telephony services.

Business Telecommunications Services
      We integrated Videotron Telecom’s operations within Videotron’s operations pursuant to the merger of Videotron Telecom with and into Videotron on January 1, 2006. Videotron Telecom is a provider of a wide range of network solutions, Internet services, application/server hosting, local and long-distance telephone service, and studio-quality audio-video services to large and medium-sized business, ISPs, application service providers (“ASP”), broadcasters and carriers. Combining Videotron Telecom’s telecommunication network and expertise with Videotron’s commercial customer base should enable us to offer additional bundled services to our customers, and our objective is that this reorganization will result in new business opportunities.

Video Stores
      Through Le SuperClub Vidéotron, we also operate the largest chain of video and game rental stores in Québec and among the largest of such chains in Canada, with a total of 276 retail locations (of which 227 are franchised) and more than 1.65 million video club rental members. Le SuperClub Vidéotron’s operations include approximately 80 video and video game rental stores that we acquired in July 2004 from Jumbo Entertainment, a nation-wide Canadian franchisor and operator of such stores. With approximately 150 retail locations located in our markets, Le SuperClub Vidéotron is both a showcase and a valuable and cost-effective distribution network for our growing array of advanced products and services, such as cable Internet access and digital television.

Pricing of Our Products and Services
      Our Cable segment revenues are derived principally from the monthly fees our customers pay for cable services. The rates we charge vary based on the market served and the level of service selected. Rates are usually adjusted annually. We also offer discounts to our bundled customers, when compared to the sum of the prices of the individual services provided to these customers. As of December 31, 2005, the average monthly fees for basic and extended basic cable were $22.53 and $36.22, respectively, and the average monthly fees for basic digital cable and extended basic digital cable were $12.03 and $39.98, respectively. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. Monthly fees for rented equipment such as set-top boxes and cable modems, and administrative fees for delinquent payments for service, are also charged. Except in respect of our Internet access services, customers are typically free to discontinue service at any time without additional charge, but they may be charged a reconnection fee to resume service.
      The CRTC only regulates rates in certain circumstances. Fees for extended cable service (over and above basic cable service rates), pay-television and pay-per-view services, and rentals for set-top boxes are priced by us on a discretionary basis and are not regulated by the CRTC.
      Although our service offerings vary by market, because of differences in the bandwidth capacity of the cable systems in each of our markets and competitive and other factors, our services are typically offered at monthly price ranges, which reflect discounts for bundled service offerings, as follows:

Service	Price Range(1)

Basic analog cable	$15.07 – $28.19
Extended basic analog cable	$26.81 – $40.50
Basic digital cable	$12.98 – $14.98
Extended basic digital cable	$25.98 – $73.98
Pay-television	$6.00 – $19.95
Pay-per-view (per movie or event)	$3.99 – $79.95
Video-on-demand (per movie or event)	$0.99 – $24.95
Dial-up Internet access	$9.95 – $19.95
Cable Internet access	$26.95 – $74.90
VoIP Telephony	$15.95 – $22.95

(1)	These rates reflect price increases, effective March 1, 2006, of $0.60 on basic analog cable and extended basic analog cable, $1.00 on basic digital cable, between $1.00 and $3.00 on extended digital cable and $1.00 on cable internet access and VoIP telephone.

Our Network Technology
      As of December 31, 2005, our cable systems consisted of approximately 9,400 km of fiber optic cable and 29,500 km of coaxial cable, passing approximately 2.4 million homes and serving approximately 1.62 million customers. Our network is the largest broadband network in Québec covering over 80% of cable homes passed.

      The following table summarizes the current technological state of our systems, based on the percentage of our customers who have access to the bandwidths listed below and two-way capability:

	450 MHz	480 MHz	750 MHz	Two-Way
	and Under	to 625 MHz	to 860 MHz	Capability

December 31, 2001	3%	25%	72%	97%
December 31, 2002	3%	23%	74%	97%
December 31, 2003	3%	23%	74%	97%
December 31, 2004	3%	23%	74%	97%
December 31, 2005	2%	23%	75%	98%
      Our cable television networks are comprised of four distinct parts including signal acquisition networks, main headends, distribution networks and subscriber drops. The signal acquisition network picks up a wide variety of television, radio and multimedia signals. These signals and services originate from either a local source or content provider or are picked up from distant sites chosen for satellite or over-the-air reception quality and transmitted to the main headends by way of over-the-air links, coaxial links or fiber optic relay systems. Each main headend processes, modulates, scrambles and combines the signals in order to distribute them throughout the network. Each main headend is connected to the primary headend in order to receive the digital MPEG2 signals and the IP Backbone for the Internet services. This connection is provided by Videotron’s inter-city fiber network. The first stage of this distribution consists of either a fiber optic link or a very high capacity microwave link which distributes the signals to distribution or secondary headends. After that, the signal uses the hybrid fiber coaxial cable network made of wide-band amplifiers and coaxial cables capable of serving up to 30 km in radius from the distribution or secondary headends to the subscriber drops. The subscriber drop brings the signal into the customer’s television set directly or, depending on the area or the services selected, through various types of customer equipment including set top boxes.
      We have adopted the hybrid fiber coaxial (HFC) network architecture as the standard for our ongoing system upgrades. Hybrid fiber coaxial network architecture combines the use of fiber optic cable with coaxial cable. Fiber optic cable has excellent broadband frequency characteristics, noise immunity and physical durability and can carry hundreds of video and data channels over extended distances. Coaxial cable is less expensive and requires greater signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes to the homes passed served by that node. Our system design provides for cells of approximately 1,000 homes each to be served by fiber optic cable. To allow for this configuration, secondary headends were put into operation in the greater Montréal area and in the greater Québec City area. Remote secondary headends must also be connected with fiber optic links. The loop structure of the two-way networks brings reliability through redundancy, the cell size improves flexibility and capacity, while the reduced number of amplifiers separating the home from the headend improves signal quality and reliability. Our network design provides us with significant flexibility to offer customized programming to individual cells of 1,000 homes, which is critical to our ability to deploy certain advanced services in the future, including video-on-demand and the continued expansion of our interactive services. Our network design also allows for further segmentation to 500 or 250 homes where cable, Internet and telephony service penetration requires higher network capacity. We also believe that our network design provides high capacity and superior signal quality that will enable us to provide to our current and future customers new advanced products and services in addition to those currently offered by us.
      Our strategy of maintaining a leadership position in the suite of products and services currently offered by us and launching new products and services requires investments in our network to support growth in our customer base and increases in bandwidth requirements. For that reason, we have in place a modernization plan to upgrade our networks in Québec City and in the Central Region of Québec from a bandwidth of 480 Mhz to 750 Mhz or greater. We currently expect to complete these projects by the end of the first half of 2007, which will bring approximately 95% of our network in Québec to an upgraded bandwidth of 750 Mhz or greater. Also, in light of the greater availability of HDTV programming, the ever increasing speed of Internet access and increasing demand for our new VoIP telephony service, we are currently considering a number of alternatives for how best to address increasing network capacity requirements resulting from higher demand for such advanced products and services. Pursuing one or more of these alternatives will require us to make substantial investments in our network in the coming years.
      Videotron Telecom’s network was integrated into Videotron’s assets pursuant to the merger of Videotron Telecom with and into Videotron on January 1, 2006. Videotron Telecom’s regional network has over 9,000 km of fiber optic cable in Quebec and 2,000 km of fibre optic cable in Ontario and reaches more than 80% of the businesses located in the major metropolitan areas of each of Quebec and Ontario. Videotron Telecom’s extensive network supports direct connectivity with networks in Ontario, eastern Quebec, the Maritimes and the United States.

Marketing and Customer Care
      Our long term marketing objective is to increase our cash flow through deeper market penetration of our services and continued growth in revenue per customer. We believe that customers will come to view their cable connection as the best distribution channel to the home for a multitude of services. To achieve this objective, we are pursuing the following strategies:

•	continue to rapidly introduce and deploy advanced products and services such as cable Internet access, digital television and VoIP telephony;

•	design product offerings that provide greater opportunity for customer entertainment and information choices;

•	target marketing opportunities based on demographic data and past purchasing behavior;

•	develop targeted marketing programs to attract former customers, households that have never subscribed to our services and customers of alternative or competitive services;

•	enhance the relationship between customer service representatives and our customers by training and motivating customer service representatives to promote advanced products and services;

•	leverage the retail presence of SuperClub Videotron, Archambault Group and third-party commercial retailers;

•	cross-promote the wide variety of content and services offered within the Quebecor Media group (including, for example, the content of TVA Group productions and the 1-900 service for audience voting during television programs such as Star Académie, Occupation Double and other reality shows popular in Québec) in order to distribute our cable, data transmission and telephony services to our existing and future customers;

•	introduce new value-added packages of products and services, which we believe increases ARPU and improves customer retention; and

•	leverage our business market, using the Videotron Telecom network and expertise with our commercial customer base, which should enable us to offer additional bundled services to our customers and may result in new business opportunities.
      We continue to invest time, effort and financial resources in marketing new and existing services. To increase both customer penetration and the number of services used by our customers, we use coordinated marketing techniques, including door-to-door solicitation, telemarketing, media advertising, e-marketing and direct mail solicitation.
      Maximizing customer satisfaction is a key element of our business strategy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline seven days a week for nearly all of our systems. We currently have five operational call centers and we are implementing various initiatives to improve customer service and satisfaction. For example, all of our customer service representatives and technical support staff are trained to assist our customers with respect to all products and services offered by us, which in turn allows our customers to be served more efficiently and seamlessly. Our customer care representatives continue to receive extensive training to develop customer contact skills and product knowledge, which are key contributors to high rates of customer retention as well as to selling additional products and services and higher levels of service to our customers. We have also implemented Web-based customer service capabilities. To assist us in our marketing efforts, we utilize surveys, focus groups and other research tools as part of our efforts to determine and proactively respond to customer needs.

Programming
      We believe that offering a wide variety of conveniently scheduled programming is an important factor in influencing a customer’s decision to subscribe to and retain our cable services. We devote significant resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers. We rely on extensive market research, customer demographics and local programming preferences to determine our channel and package offerings. The CRTC currently regulates the distribution of foreign content in Canada and, as a result, we are limited in our ability to provide such programming to our customers. We obtain basic and premium programming from a number of suppliers, including TVA Group.
      Videotron’s programming contracts generally provide for a fixed term of up to seven years, and are subject to negotiated renewal. Programming tends to be made available to us for a flat fee per customer. Videotron’s overall programming costs have increased in recent years and may continue to increase due to factors including, but not limited to, additional programming being provided to customers as a result of system rebuilds that increase channel capacity, increased costs to produce or purchase specialty programming and inflationary or negotiated annual increases.

Competition
      Videotron operates in a competitive business environment in the areas of price, product and service offerings and service reliability. Videotron competes with other providers of television signals and other sources of home entertainment. In addition, as Videotron expands into additional services such as interactive and telephony services, Videotron may face additional competition. Videotron’s principal competitors include over-the-air television and providers of other entertainment, direct broadcast satellite, digital subscriber line, private cable, other cable distribution, ILECs and wireless distribution. Videotron also faces competition from illegal providers of cable television services and illegal access both to foreign DBS (also called grey market piracy) as well as signal theft of DBS that enable customers to access programming services from U.S. and Canadian direct broadcast satellite services without paying any fee (also called black market piracy).

•	Over-the-air Television and Providers of Other Entertainment. Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an over-the-air antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through over-the-air reception compared to the services provided by the local cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders, DVD players and video games. The extent to which a cable television service is competitive depends in significant part upon the cable system’s ability to provide a greater variety of programming, superior technical performance and superior customer service than are available over the air or through competitive alternative delivery sources.

•	Direct Broadcast Satellite. Direct broadcast satellite, or DBS, is a significant competitor to cable systems. DBS delivers programming via signals sent directly to receiving dishes from medium- and high-powered satellites, as opposed to cable delivery transmissions. This form of distribution generally provides more channels than some of our television systems and is fully digital. DBS service can be received virtually anywhere in Canada through the installation of a small rooftop or side-mounted antenna. Like digital cable distribution, DBS systems use video compression technology to increase channel capacity and digital technology to improve the quality of the signals transmitted to their customers.

•	DSL. The deployment of digital subscriber line technology, known as DSL, provides customers with Internet access at data transmission speeds greater than that which is available over conventional telephone lines. DSL service is comparable to cable-modem Internet access over cable systems. We also face competition from providers of DSL service.

•	VDSL. The CRTC and Industry Canada have authorized video digital subscriber line, or VDSL, services. VDSL technology increases the capacity of DSL lines available, which permits the distribution of digital video. We expect that we will soon face competition from incumbent local exchange carriers, which have been granted licenses to launch video distribution services using this technology. ILECs are currently installing this new technology, which operates over the copper lines in phone lines, in our markets. This technology can achieve speeds as high as 52 Mbps upstream, but VDSL can only operate over a short distance of about 4,000 feet (1,200 metres). As a result, telephone companies are replacing many of their main feeds with fibre-optic cable. By placing a VDSL transceiver, a VDSL gateway, in larger multiple dwelling units, the distance limitation is overcome. Further, as a result of such improvements in broadband speeds over DSL and the evolution of compression technology, incumbent telephone carriers in our service areas may be in a position to enable delivery of digital television over their cable Internet connections (IPTV) in the coming years. Advanced trials are under way in Canada and in other countries. Tests in our service markets are expected to be performed in the first half of 2006. If successful, IPTV may provide telecommunications carriers with a way to offer services similar to those offered by cable operators in the consumer market.

•	Private Cable. Additional competition is posed by satellite master antenna television systems known as “SMATV systems” serving multi-dwelling units, such as condominiums, apartment complexes, and private residential communities.

•	Other Cable Distribution. There is currently a cable operator offering analog television distribution and providing cable Internet access service serving the greater Montréal area. This cable operator, which has approximately 15,000 customers, is owned by the regional ILEC.

•	Wireless Distribution. Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems, or MDS. This technology uses microwave links to transmit signals from multiple transmission sites to line-of-sight antennas located within the customer’s premises.

•	Grey and Black Market DBS Providers. Cable and other distributors of television signals continue to face competition from the use of access codes and equipment that enable the unauthorized decoding of encrypted satellite signals, from unauthorized access to our analog and digital cable signals (black market) and from the reception of foreign signals through subscriptions to foreign satellite television providers that are not lawful distributors in Canada (grey market).

•	Telephony Service. Our new VoIP telephony service competes against other telephone companies, including both the incumbent telephone service provider in Québec, which controls a significant portion of the telephony market in Québec, as well as other VoIP telephony service providers and cellular telephone service providers.

•	Other Internet Service Providers. In the Internet access business, cable operators compete against other Internet service providers offering residential and commercial Internet access services. The CRTC requires the large Canadian incumbent cable operators to offer access to their high speed Internet system to competitive Internet service providers at mandated rates.
Newspapers
      Through our newspaper publishing operations, we are the largest newspaper publisher in Québec based on total paid and unpaid circulation. Sun Media is also the second largest newspaper publisher in Canada, with a 21.0% market share in terms of weekly paid circulation as of March 31, 2005, according to statistics published by the Canadian Newspaper Association. We publish 17 paid daily newspapers and serve eight of the top ten urban markets in Canada. Each of Sun Media’s eight urban daily newspapers ranks either first or second in its market in terms of paid circulation. Sun Media also publishes 189 weekly newspapers, weekly shopping guides and agriculture and other specialty publications, including three free daily commuter publications, 24 Hours in Toronto and Vancouver 24 Hours in Vancouver, and 24 Heures in Montréal. Sun Media publishes the second and third largest non-national dailies in Canada, based on weekly paid circulation as of September 30, 2005: Le Journal de Montréal, with a paid circulation of 1.9 million copies according to the Audit Bureau of Circulation, and The Toronto Sun, with a paid circulation of 1.5 million copies according to the Audit Bureau of Circulation. The combined weekly paid circulation of our daily newspapers is, as of December 31, 2005, approximately 6.6 million copies according to internal statistics.
      We also provide a range of distribution services through Sun Media’s Messageries Dynamiques and Dynamic Press Group.
      Furthermore, we provide a range of commercial printing and other related services to third parties through a national network of production and printing facilities and distribute newspapers and magazines for other publishers across Canada.
      As of the date of this prospectus, we own a 100% voting and a 100% equity interest in Sun Media.
      For the year ended December 31, 2005, our newspaper operations generated revenues of $915.6 million and operating income of $222.2 million. For this same period, Sun Media derived 70.7% of its revenues from advertising, 17.9% from circulation, and 11.4% from distribution, commercial printing and other revenues. For the year ended December 31, 2004, our newspaper operations generated revenues of $888.1 million and operating income of $227.8 million. For this same period, Sun Media derived 69.7% of its revenues from advertising, 19.2% from circulation, and 11.1% from distribution, commercial printing, distribution and other revenues.

Canadian Newspaper Publishing Industry Overview
      Newspaper publishing is the oldest segment of the advertising-based media industry in Canada. The industry is mature and is dominated by a small number of major newspaper publishers largely segmented in different markets and geographic areas, of which we are the second largest with a combined average weekly circulation (paid and unpaid) of approximately 12.8 million copies. According to the Canadian Newspaper Association’s circulation data for the six months ended March 31, 2005, our 21.0% market share of paid weekly circulation for Canadian daily newspapers is exceeded only by CanWest MediaWorks Inc., with a 28.4% market share, and followed by Torstar Corporation (13.9%), Power Corporation (9.8%), Bell Globemedia (6.3%), and Osprey Media (5.9%).
      The newspaper market consists primarily of two segments, broadsheet and tabloid newspapers, which vary in format. With the exception of the broadsheet The London Free Press, all of Sun Media’s urban paid daily newspapers are tabloids.
      According to the Canadian Newspaper Association, there are approximately 100 paid circulation daily newspapers, numerous paid non-daily publications and free-distribution daily and non-daily publications. Of the 100 paid circulation daily newspapers, 26 have average weekday circulation in excess of 50,000 copies. These include 20 English-language metropolitan newspapers, four French-language daily newspapers and two national daily newspapers.
      In addition to daily newspapers, both paid and unpaid non-daily newspapers are distributed nationally and locally across Canada. Newspaper companies may also produce and distribute niche publications that target specific readers with customized editorial content and advertising.
      Newspaper publishers derive revenue primarily from the sale of local, classified, national and insert advertising, and to a lesser extent through paid subscriptions and single copy sales of newspapers. The mature nature of the Canadian newspaper industry has resulted in stable revenue levels (and limited growth) for many years. Most daily newspapers are well established in their communities, and many have been in existence for over 100 years. According to industry sources, in 2004, the total Canadian daily newspaper industry revenue was $3.4 billion, with 78% derived from advertising and the remaining 22% coming from circulation. Total advertising revenue for the Canadian daily newspaper industry was $2.6 billion in 2004, which represented approximately 22.0% of total Canadian advertising spending according to the Television Bureau of Canada. From 1995 to 2004, advertising revenues for daily newspapers increased at an average annual rate of 4.2%.

Advertising and Circulation
      Total Canadian advertising revenue in all media sectors was $12.0 billion in 2004. Newspapers are one of the largest media segments in Canada and represent an important advertising medium, as they reach a broadly based and demographically attractive audience. In 2004, over the course of an average week, 79% of adults over the age of 18 read a daily newspaper.
      Advertising revenues are cyclical and are generally affected by changes in national and regional economic conditions. Local advertisers, such as retail stores, employment advertisers and auto dealers, rely most heavily upon newspapers, directories and radio to reach their local audiences with specific promotional and service offerings. Local classified advertising primarily relies upon newspapers, and, more recently, internet websites to reach their local markets with specific requirements. Generally, local advertising is less dependent on the economy than national advertising and is therefore more stable. Local and classified advertising represented approximately 77% of daily newspaper advertising revenue in 2004.
      Advertising revenue is Sun Media’s largest source of revenue and represented 70.7% of Sun Media’s total revenues in 2005. Advertising rates are based upon the size of the market in which each newspaper operates, circulation, readership, demographic composition of the market and the availability of alternative advertising media. Sun Media’s strategy is to maximize advertising revenue by providing advertisers with a range of pricing and marketing alternatives to better enable them to reach their target audience. Sun Media’s newspapers offer a variety of advertising alternatives, including full-run advertisements in regular sections of the newspaper targeted to different readers (including automotive, real estate and travel), geographically-targeted inserts, special interest pullout sections and advertising supplements.
      Sun Media’s principal categories of advertising revenues are classified, retail and national advertising. Classified advertising has traditionally accounted for the largest share of our advertising revenues in our urban daily newspapers (47% in the year ended December 31, 2005) followed by retail advertising (34% in the same period) and national advertising (16% in the same period). Classified advertising is made up of four principal sectors: automobiles, private party, recruitment and real estate. Automobile advertising is the largest classified advertising category, representing about 45% of all of Sun Media’s classified advertising in terms of revenue for the year ended December 31, 2005. Retail advertising is display advertising principally placed by local businesses and organizations. Most of our retail advertisers are department stores, electronics stores and furniture stores. National advertising is display advertising primarily from advertisers promoting products or services on a national basis. Sun Media’s national advertisers are principally in the retail automotive sector.
      In the smaller community papers, substantially all of the advertising revenues are derived from local retailers and classified advertisers. These newspapers publish advertising supplements with specialized themes such as agriculture, tourism, home improvement and gardening to encourage advertisers to purchase additional linage in these special editions.
      We believe that our newspaper advertising revenues are diversified not only by category (classified, retail and national), but also by customer and geography. For the year ended December 31, 2005, Sun Media’s top ten national advertisers accounted for approximately 5% of Sun Media’s total advertising revenue and approximately 4% of Sun Media’s total revenue. In addition, because Sun Media sells advertising in numerous regional markets in Canada, the impact of a decline in any one market can be offset by strength in other markets.
      Circulation sales are Sun Media’s second-largest source of revenue and represented 17.9% of Sun Media’s total revenues in 2005. In the large urban markets, newspapers are available through newspaper boxes and retail outlets Monday through Sunday. We offer daily home delivery in each of our newspaper markets. We derive our circulation revenues from single copy sales and subscription sales. Our strategy is to increase circulation revenue by adding newspaper boxes and point-of-sale locations, as well as expanding home delivery. In order to increase readership, we are expanding coverage of local news in our newspapers and targeting editorial content to identified groups through the introduction of niche products.
      The majority of the community newspaper publications are distributed free of charge through a controlled distribution system. This enables the publisher to better identify the clientele targeted by advertisers.

Newspaper Operations
      We operate our newspaper businesses in urban and community markets through two groups:

•	the Urban Daily Group; and

•	the Community Newspaper Group.
      A majority of our newspapers in the Community Newspaper Group are clustered around our eight paid urban dailies in the Urban Daily Group. We have strategically established our community newspapers near regional printing facilities in suburban and rural markets across Canada. This geographic clustering enables us to realize operating efficiencies and economic synergies through sharing of management, production, printing, and distribution, as well as accounting and human resources functions.
      In August 2005, we approved a plan to invest in a new printing facility to be operated by an entity co-owned by us and our affiliate Quebecor World, which is also a subsidiary of Quebecor. The new printing facility will be located in Toronto, Ontario in a building owned by Quebecor World. As part of this plan, Sun Media will outsource the printing of certain of its publications in Ontario to the new facility. The new facility should make it possible to consolidate some of Quebecor World’s printing operations in Ontario and to strengthen the convergence among our Toronto media properties. In addition, in August 2005, we approved a plan to modernize and relocate the printing facilities of Le Journal de Montréal to a new printing facility owned by Quebecor Media, which will be located in Saint-Janvier-de-Mirabel, Québec. Each of these projects is expected to be completed in 2007. Management has not yet finalized its analysis of the impact of these two projects on work force reduction costs or adopted a plan in this regard.
                  The Urban Daily Group
      On a combined weekly basis, the eight paid daily newspapers in our Urban Daily Group circulate approximately 6.3 million copies, as of December 31, 2005. These newspapers hold either the number one or number two position in each of their respective markets in terms of circulation. In addition, on a combined basis, over 50% of our readers do not read our principal competitor’s newspaper in each of our urban daily markets, according to data from the NADbank® 2004 Study.
      Our Urban Daily Group is comprised of eight paid daily newspapers, three free daily commuter publications, and three free weekly publications. With the exception of the broadsheet The London Free Press, the paid daily newspapers are tabloids published seven days a week. These are mass circulation newspapers that provide succinct and complete news coverage with an emphasis on local news, sports and entertainment. The tabloid format makes extensive use of color, photographs and graphics. Each newspaper contains inserts that feature subjects of interest such as fashion, lifestyle and special sections. In addition, the Urban Daily Group includes two distribution businesses, Messageries Dynamiques and Dynamic Press Group.
      Paid circulation is defined as average sales of a newspaper per issue. Readership (as opposed to paid circulation) is an estimate of the number of people who read or looked into an average issue of a newspaper and is measured by a continuous independent survey conducted by NADbank Inc. According to the NADbank® 2004 Study, the estimates of readership are based upon the number of people responding to the Newspaper Audience Databank survey circulated by NADbank Inc. who report having read or looked into one or more issues of a given newspaper during a given period equal to the publication interval of the newspaper.

      The following chart lists Sun Media’s paid daily newspapers and their respective readership in 2004 as well as their market position by paid circulation during that period:

	2004 Average Readership
				Market Position by
Newspaper	Saturday	Sunday	Mon-Fri	Paid Circulation(1)

Le Journal de Montréal	694,900	424,600	642,000	1
Le Journal de Québec	224,700	137,700	204,300	1
The Toronto Sun	628,400	900,000	795,400	2
The London Free Press	176,700	108,000	164,000	1
The Ottawa Sun	98,300	104,200	128,000	2
The Winnipeg Sun	107,500	99,000	126,500	2
The Edmonton Sun	146,400	187,400	193,800	2
The Calgary Sun	150,000	176,400	185,300	2

Total Average Readership	2,226,900	2,137,300	2,439,300

(1)	Based on paid circulation data published by the Audit Bureau of Circulations in September 2005 with respect to non-national newspapers in each market.
      Le Journal de Montréal. Le Journal de Montréal is published seven days a week and is distributed by Messageries Dynamiques, which specializes in the distribution of publications. According to the Audit Bureau of Circulations, Le Journal de Montréal ranks second in paid circulation, among non-national Canadian dailies and first among French-language dailies in North America. The average daily circulation of Le Journal de Montréal exceeds the circulation of each of its main competitors in Montréal, La Presse and The Gazette, according to Audit Bureau of Circulation data as of September 30, 2005.
      The following chart reflects the average daily circulation of Le Journal de Montréal for the periods indicated:

	Year Ended December 31,

	2003	2004	2005

Le Journal de Montréal
Saturday	314,600	312,500	308,000
Sunday	263,500	262,400	259,800
Monday to Friday	269,600	267,000	268,200

Source: Internal Statistics.
      Le Journal de Québec. Le Journal de Québec is published seven days a week and is distributed by Messageries Dynamiques. Le Journal de Québec is the number one newspaper in its market. The average daily circulation of Le Journal de Québec exceeds the circulation of its main competitor, Le Soleil, according to Audit Bureau of Circulations data as of September 30, 2005.
      The following chart reflects the average daily paid circulation of Le Journal de Québec for the periods indicated:

	Year Ended December 31,

	2003	2004	2005

Le Journal de Québec
Saturday	124,300	124,100	123,400
Sunday	101,500	101,600	101,400
Monday to Friday	99,400	100,500	99,700

Source: Internal Statistics.

      The Toronto Sun. The Toronto Sun is published seven days a week and has its own distribution network to serve the greater metropolitan Toronto area. The Toronto Sun is the third largest non-national daily newspaper in Canada in terms of circulation, according to the Audit Bureau of Circulations.
      The Toronto newspaper market is very competitive. The Toronto Sun competes with Canada’s largest newspaper, The Toronto Star and to a lesser extent with The Globe & Mail and The National Post, which are national newspapers. As a tabloid newspaper, The Toronto Sun has a unique format compared to these broadsheet competitors. The competitiveness of the Toronto newspaper market is further increased by several free publications, and niche publications relating to, for example, entertainment and television.
      The following chart reflects the average daily circulation of The Toronto Sun for the periods indicated:

	Year Ended December 31,

	2003	2004	2005

The Toronto Sun
Saturday	170,000	158,900	148,000
Sunday	357,000	339,700	326,500
Monday to Friday	200,200	192,600	183,600

Source: Internal Statistics.
      The London Free Press. The London Free Press, one of Canada’s oldest daily newspapers, emphasizes national and local news, sports and entertainment and is distributed throughout the London area through its own network. It is the only local daily newspaper in its market.
      The following chart reflects the average daily circulation of The London Free Press for the periods indicated:

	Year Ended December 31,

	2003	2004	2005

The London Free Press
Saturday	111,900	108,300	104,400
Sunday	66,300	66,300	64,600
Monday to Friday	92,800	90,700	87,600

Source: Internal Statistics.
      The London Free Press also publishes The London Pennysaver, a free weekly community shopping guide with circulation of approximately 145,000, according to internal statistics, as at December 31, 2005.
      The Ottawa Sun. The Ottawa Sun is published seven days a week and is distributed throughout the Ottawa region through its own distribution network. The Ottawa Sun is the number two newspaper in its market, according to the Audit Bureau of Circulations, and competes daily with the English language broadsheet, The Ottawa Citizen, and also with the French language paper, Le Droit.
      The following chart reflects the average daily paid circulation of The Ottawa Sun for the periods indicated:

	Year Ended December 31,

	2003	2004	2005

The Ottawa Sun
Saturday	44,700	44,200	44,800
Sunday	52,500	51,600	51,000
Monday to Friday	49,300	49,100	51,200

Source: Internal Statistics.

      The Ottawa Sun also publishes The Ottawa Pennysaver, a free weekly community shopping guide with circulation of approximately 180,000, according to internal statistics, as at December 31, 2005.
      The Winnipeg Sun. The Winnipeg Sun is published seven days a week. It serves the metropolitan Winnipeg area and has its own distribution network. The Winnipeg Sun operates as the number two newspaper in the Winnipeg market according to the Audit Bureau of Circulations and competes with The Winnipeg Free Press.
      The following chart reflects the average daily circulation of The Winnipeg Sun for the periods indicated:

	Year Ended December 31,

	2003	2004	2005

The Winnipeg Sun
Saturday	42,800	41,200	40,500
Sunday	55,200	52,700	49,100
Monday to Friday	44,000	42,100	40,600

Source: Internal Statistics.
      The Edmonton Sun. The Edmonton Sun is published seven days a week and is distributed throughout Edmonton through its own distribution network. The Edmonton Sun is the number two newspaper in its market, according to the Audit Bureau of Circulations, and competes with Edmonton’s broadsheet daily, The Edmonton Journal.
      The following chart reflects the average daily circulation of The Edmonton Sun for the periods indicated:

	Year Ended December 31,

	2003	2004	2005

The Edmonton Sun
Saturday	69,300	66,200	68,100
Sunday	98,700	95,400	94,900
Monday to Friday	69,800	68,900	70,000

Source: Internal Statistics.
      The Calgary Sun. The Calgary Sun is published seven days a week and is distributed throughout Calgary through its own distribution network. The Calgary Sun is the number two newspaper in its market, according to the Audit Bureau of Circulations and competes with Calgary’s broadsheet daily, The Calgary Herald.
      The following chart reflects the average daily circulation of The Calgary Sun for the periods indicated:

	Year Ended December 31,

	2003	2004	2005

The Calgary Sun
Saturday	63,700	62,800	62,500
Sunday	95,400	94,400	91,500
Monday to Friday	64,400	64,200	62,300

Source: Internal Statistics.
      24 Heures. In October 2003, Sun Media re-launched its Montréal commuter paper, Montréal Métropolitain, changing the name to 24 Heures. The new publication is a free glossy daily newspaper with an average weekday circulation of 136,700 copies, according to internal statistics as at December 31, 2005.
      24 Hours. In November 2003, Sun Media launched a new commuter paper in Toronto, 24 Hours, a free daily glossy newspaper with an average weekday circulation at December 31, 2005 of 249,900 copies,

according to internal statistics. In December 2004, Sun Media launched Find-A-Rental, a free weekly residential rental guide with an average weekly circulation of approximately 45,000 copies, according to internal statistics, to complement 24 Hours in Toronto. The editorial content of 24 Hours concentrates on the greater metropolitan Toronto area.
      Vancouver 24 Hours. In March 2005, Sun Media, in partnership with The Jim Pattison Group, launched Vancouver 24 Hours, a free daily glossy newspaper in Vancouver and by December 2005, average weekday circulation of Vancouver 24 Hours was 128,600, according to internal statistics. The editorial content of Vancouver 24 Hours concentrates on the greater metropolitan Vancouver area.

Competition
      In addition to competing directly with other dailies published in their respective markets, each of our newspapers in the Urban Daily Group competes for advertising revenue with weekly newspapers, magazines, direct marketing, radio, television, Internet and other advertising media. The high cost associated with starting a major daily newspaper operation represents a barrier to entry to potential new competitors of our Urban Daily Group.
      Through Le Journal de Montréal and Le Journal de Québec, we have established market leading positions in Québec’s two main urban markets, Montréal and Québec City. Le Journal de Montréal ranks second in circulation after The Toronto Star among non-national Canadian dailies and is first among French-language dailies in North America. Le Journal de Montréal competes directly with two other major dailies and also with the two free dailies, one of which is owned by Sun Media.
      The London Free Press is one of Canada’s oldest daily newspapers and our only daily broadsheet newspaper. It is the only local daily newspaper in its market, although it competes with daily newspapers from surrounding markets.
      The Toronto Sun is the third largest non-national daily newspaper in Canada in terms of circulation. The Toronto newspaper market is very competitive. The Toronto Sun competes with one other major daily newspaper and to a lesser extent with two national papers. There are also three free daily newspapers in Toronto: 24 Hours, which is owned by Sun Media, and two others. As a tabloid newspaper, The Toronto Sun offers readers and advertisers an alternative format to the broadsheet format of other newspapers in the Toronto market.
      Each of Sun Media’s dailies in Edmonton, Calgary, Winnipeg and Ottawa competes against a broadsheet newspaper and has established a number two position in its market.

The Community Newspaper Group
      In total, the Community Newspaper Group consists of nine paid daily community newspapers, 164 community weekly newspapers and shopping guides, and 19 agriculture and other specialty publications. The Community Newspaper Group also includes NetMedia, its distribution sales arm.

      The total average weekly circulation of the publications in our Community Newspaper Group for the year ended December 31, 2005 was approximately 2.9 million free copies and approximately 628,000 paid copies, according to internal statistics. The table below sets forth the average daily paid circulation and geographic location of the daily newspapers published by the Community Newspaper Group for the year ended December 31, 2005:

		Average Daily
Newspaper	Location	Paid Circulation

The Brockville Recorder and Times	Brockville, Ontario	11,800
Stratford Beacon Herald	Stratford, Ontario	10,700
The Daily Herald Tribune	Grande Prairie, Alberta	8,500
Simcoe Reformer	Simcoe, Ontario	7,500
St. Thomas Time-Journal	St. Thomas, Ontario	7,000
Woodstock Sentinel-Review	Woodstock, Ontario	6,800
Fort McMurray Today	Fort McMurray, Alberta	4,000
The Daily Miner & News	Kenora, Ontario	3,100
The Daily Graphic	Portage La Prairie, Manitoba	2,700

Total Average Daily Paid Circulation		62,100

Source: Internal Statistics.
      The weekly and specialty publications of the Community Newspaper Group are distributed throughout Canada. The number of weekly publications on a regional basis is as follows:

Number of
Province	Publications

Québec	52
Ontario	50
Alberta	43
Manitoba	12
Saskatchewan	6
New Brunswick	1

Total Publications	164

      Our community newspaper publications generally offer news, sports and special features, with an emphasis on local information. These newspapers cultivate reader loyalty and create franchise value by emphasizing local news, thereby differentiating themselves from national newspapers.

Competition
      Several of the Community Newspaper Group’s publications maintain the number one position in the markets that they serve. Our community publications are generally located in small towns and are typically the only daily or weekly newspapers of general circulation published in their respective communities, although some face competition from daily or weekly publications published in nearby locations and circulated in markets where we publish our daily or weekly publications. Historically, the Community Newspaper Group’s publications have been a consistent source of cash flow, derived primarily from advertising revenue.
Other Operations

Commercial Printing and Distribution
      Sun Media’s national network of production and printing facilities enables it to provide printing services for web press (coldset and heatset) and sheetfed products, and graphic design for print and electronic medium. Web presses utilize rolls of newsprint, whereas sheetfed presses use individual sheets of paper. Heatset web presses, which involve a more complex process than coldset web presses, are generally associated with printing on glossy paper. We own 25 web press and 10 sheet fed press operations located throughout Canada. These operations provide commercial printing services for both our internal printing needs and for third parties. Our printing facilities include 14 printing facilities for the daily publications, and 15 other printing facilities operated by the Community Newspaper Group in five provinces.
      Our third-party commercial printing provides us with an additional revenue source that utilizes existing equipment with excess capacity. In our third-party commercial printing operations, we compete with other newspaper publishing companies as well as with commercial printers. Our competitive strengths in this area include our modern equipment, our status in some of our markets as the only local provider of commercial printing services and our ability to price projects on a variable cost basis, as our core newspaper business covers overhead expenses.
      The Urban Daily Group includes the distribution businesses of Messageries Dynamiques and Dynamic Press Group. Messageries Dynamiques distributes dailies, weeklies, magazines and other electronic and print media and reaches approximately 250,000 households and 13,350 retail outlets through its operations in Québec. We hold Dynamic Press Group in partnership with a division of The Jim Pattison Group of Vancouver. Dynamic Press Group distributes English-language printed matter to more than 400 outlets in Québec.
      Similarly, the Community Newspaper Group operates the distribution business of NetMedia, which distributes catalogues, flyers, product samples and other direct mail promotional material. Through its own branch system and its associated distributors, the Community Newspaper Group currently has the potential to provide advertising customers with distribution to over nine million Canadian households.

Television Station
      On December 2, 2004, Sun Media acquired 25% of the outstanding shares of Toronto 1, a television station in Toronto, Canada. Following the acquisition, we changed the name of the television station to SUN TV. In addition to cash, this transaction involved the sale of its 29.9% interest in CablePulse24, which we refer to as CP24, a 24-hour local news channel in Toronto, to the vendor of SUN TV. Our subsidiary TVA Group acquired the other 75% of SUN TV. Sun Media management is working closely with SUN TV to develop opportunities for cross-promotions and to leverage the Sun Media brand with consumers and advertisers in Canada’s largest market place.

Seasonality and Cyclicality
      Canadian newspaper publishing company operating results tend to follow a recurring seasonal pattern with higher advertising revenue in the spring and in the fall. Accordingly, the second and fourth fiscal quarters are typically the strongest quarters for our Newspapers segment, with the fourth quarter generally being the strongest. Due to the seasonal retail decline and generally poor weather, the first quarter has historically been the weakest quarter for our Newspapers segment.
      Our newspaper business is cyclical in nature. The operating results of our newspaper business are sensitive to prevailing local, regional and national economic conditions because of our dependence on advertising sales for a substantial portion of our revenue. Similarly, a substantial portion of our newspaper advertising revenue is derived from retail and automotive advertisers, who have historically been sensitive to general economic cycles, and our operating results have in the past been materially adversely affected by extended downturns in the Canadian retail and automotive sectors. In addition, most of our advertising contracts are short-term contracts that can be terminated by the advertisers at any time with little notice.

Raw Materials
      Newsprint is the second-largest expense in our Newspapers segment, after salaries, and represents our largest raw material expense. Newsprint expense represented 15.0% of Sun Media’s total operating expenses, excluding depreciation and amortization, for the year ended December 31, 2005. The newsprint industry is highly cyclical, and newsprint prices have historically experienced significant volatility. We seek to manage the effects of newsprint price increases through a combination of, among other things, managing waste, technology improvements, web width reduction, inventory management and controlling the mix of editorial versus advertising content.
      In addition, to obtain more favorable pricing and to provide for a more secure newsprint supply, Sun Media entered into a long-term newsprint supply agreement with a newsprint producer for the supply of substantially all of Sun Media’s newsprint purchases. This agreement expired on December 31, 2005, although the supplier has continued to supply newsprint to us while we negotiate the extension of this agreement through December 31, 2006. This supply agreement had enabled us to obtain a discount to market prices, as well as providing additional volume rebates for purchases above certain thresholds. The supply available pursuant to this agreement satisfied most of our newsprint requirements.
      Aside from newsprint, the only other significant raw materials requirements of our Newspapers segment are ink and press plates, which together accounted for approximately 1.3% of the total operating expenses, excluding depreciation and amortization, of our newspaper publishing operations in the year ended December 31, 2005.
Broadcasting
      We are the largest private-sector broadcaster of French-language entertainment, information and public affairs programs in North America. According to data published by the Bureau of Broadcast Measurement (BBM) People Meters (which data are based on a new measurement methodology using audimetry instead of surveys), we had a 28% market share of French-speaking viewers in the Province of Québec in 2005 and according to the Canadian TVB Report for the same period, we estimate that our share of Québec’s French-language broadcast television advertising market was 43% in 2005. In 2005, we aired 9 of the ten most popular TV programs in the Province of Québec, including Star Académie 2005, Gala Metrostar, Les Olivier and Le Négociateur. In 2005, we had 27 of the top 30 French-language television shows during prime time according to BBM People Meter data. Since May 1999, the TVA network, which consists of ten stations, has been included in the basic channel line-up of most cable and satellite providers across Canada, enabling us to reach a significant portion of the French-speaking population of Canada.
      Through various subsidiaries, we control or participate in the following ten programming services: LCN, a French-language headline news service, Canal Évasion, a French-language travel and tourism service, Canal Indigo, a French-language pay-per-view service, illico sur Demande, a multilingual video-on-demand service, CPAC (Canadian Public Affairs Channel) also known as Canada’s Political Channel, a national bilingual public affairs programming service, Canal TVAchats, a French-language infomercial and tele-shopping channel, Argent, an economic, business and personal finance news service, Mystery TV, a national English-language Category One specialty television service devoted to mystery and suspense programming, Mystère, a national French-language Category One specialty television service devoted to mystery and suspense programming, MenTV, a national English-language Category One specialty television service dedicated to the Canadian man’s lifestyle and Prise 2, a national specialty television service devoted to television and cinema classics. The CRTC allows “analog specialty services” to be distributed both via conventional analog cable and digital distribution, whereas Category One and Category Two digital specialty services may be distributed through digital only distribution.
      On December 2, 2004, TVA Group acquired 75% of the outstanding shares of Toronto One (CKXT-TV), now named SUN TV, a television station in Toronto, Ontario for $32.4 million in cash. Sun Media acquired the other 25% of SUN TV for $2.8 million in cash and Sun Media’s 29.9% interest in CP24, a 24-hour local news channel in Toronto. This television station was launched by Craig Media Inc. on September 19, 2003 under the first English-language conventional television license granted for Toronto in almost 30 years. The license was granted on April 8, 2002 with an expiration date of August 31, 2008. SUN TV’s signal is broadcast from a main transmitter on the CN Tower and a rebroadcast transmitter in Hamilton. In addition, SUN TV is currently distributed on cable by Rogers Communications Inc. throughout Toronto on the desirable dial position of channel 15. SUN TV is also available on satellite across Canada on ExpressVu and Star Choice.
      As at December 31, 2005, we own 45.2% of the equity and control 99.9% of the voting power in TVA Group.
      For the year ended December 31, 2005, our television operations generated revenues of $401.4 million and operating income of $53.0 million. For the twelve-month period ended December 31, 2004, our television operations generated revenues of $358.0 million and operating income of $80.5 million.
Canadian Television Industry Overview
      Canada has a well-developed television market that provides viewers with a range of viewing alternatives.
      There are four French-language broadcast networks in the Province of Québec: Société Radio-Canada, Réseau TQS, Télé-Québec and TVA Group. In addition to French-language programming, there are three English-language national broadcast networks in the Province of Québec: the Global Television Network, CTV and the Canadian Broadcasting Corporation, known as CBC. Global Television Network and CTV are privately held commercial networks. CBC and Société Radio-Canada are government-owned and financed by a combination of federal government grants and advertising revenue. French-language viewers in the Province of Québec also have access to U.S. networks, either directly over the air or via broadcast distributors.
      Drama and comedy programming are the most popular genres with French-speaking viewers, followed by news and other information programming. Viewing trends by French-speaking viewers are predominantly to French Canadian programs in all genres, with the exception of drama and comedy programs where the viewing has remained evenly split between Canadian and foreign programs. According to the most recent available Bureau of Broadcast Measurement and CRTC data, French-language Canadian programs accounted for approximately 67% of the total viewing of French-language programs in Canada in 2003-2004.
      The following table sets forth the relative audience share of French-language viewers in the Province of Québec in 2005:

Share of Province of Québec
Network	Television Audience

TVA Group	28.1%
Société Radio-Canada	15.0%
Réseau TQS	12.8%
Télé-Québec	3.9%
Various French-language specialty cable channels	32.1%
Others	8.1%

Source: BBM People Meter January 1, 2005 through December 31, 2005 (audimetry data).

Transition of Over-the-air Television Broadcasting from Analog to Digital
      On June 12, 2002 the CRTC announced a framework (Public Notice CRTC 2002-31) for the broadcast of digital, over-the-air television services and the transition of over-the-air television broadcasting from analog to digital. The CRTC is prepared to give fast-track consideration to applications for broadcasting licenses to carry on digital television (DTV) based on the Advanced Television Systems Committee transmission standard (A/53). The transition from analog to digital television in Canada will be voluntary, market-driven and without mandated deadlines. Licensees who wish to use digital television facilities to provide programming consisting essentially of a simulcast of their existing analog services will qualify for licensing. The CRTC will give fast track consideration to applications by existing over-the-air broadcasters. Should an existing broadcaster fail to apply for a transitional digital television license within a reasonable period, or otherwise demonstrate that it is not prepared to move to digital broadcasting on a timely basis, the CRTC may consider applications by prospective new entrants predicated on the Department of Industry’s spectrum allotment. Both

TVA Group and Sun Media hold a license for digital television broadcasting. The TVA French-language stations are currently converting their operating facilities to digital technology. Sun TV is currently broadcasting in digital.

Television Broadcasting

French-language Market
      Our French-language network of ten stations, which consists of six owned and four affiliated stations, is available to a significant portion of the French-speaking population in Canada.
      Our owned and operated stations include: CFTM-TV in Montréal, CFCM-TV in Québec City, CHLT-TV in Sherbrooke, CHEM-TV in Trois-Rivières, CFER-TV in Rimouski-Matane-Sept-Iles and CJPM-TV in Saguenay (formerly Chicoutimi-Jonquière). Our four affiliated stations are CFEM-TV in Rouyn-Noranda, CHOT-TV in Gatineau (formerly Hull), CHAU-TV in Carleton and CIMT-TV in Rivière-du-Loup, of which we own a 45% interest of the latter two. Approximately 85% to 95% of our network’s broadcast schedule is originated from our main station in Montréal. Our signal is transmitted from transmission and retransmission sites authorized by Industry Canada and licensed by the CRTC and is also retransmitted by satellite elsewhere in Canada as a distant signal by various modes of authorized distribution: cable, direct-to-home satellite distribution and multi-channel multipoint distribution services. We have the number one market share in each of our ten Québec markets.

English-language Market
      We own, through TVA Group and Sun Media, the English-language television station SUN TV (CKXT-TV). SUN TV broadcasts in the Greater Toronto area, Canada’s largest market, as well as in Hamilton, Ontario. SUN TV’s broadcast schedule includes a mixture of original local programming designed to reflect the diverse lifestyle, culture and sports interests of the Toronto-Hamilton market. The schedule also addresses the many tastes and preferences of its market with an appealing variety of well known acquired American programming such as “60 Minutes” along with a blend of situation comedies, talk shows, and primetime movies. SUN TV’s signal is transmitted from a main transmitter on the CN Tower and a rebroadcast transmitter in Hamilton. In addition, SUN TV is distributed on cable by Rogers Communications Inc. throughout Toronto on the desirable dial position of channel 15. SUN TV is also available across Canada by satellite.

Advertising Sales and Revenue
      We derive a majority of our revenues from the sale of air-time to national, regional and local advertisers. For the twelve-month period ended December 31, 2005, we derived approximately 70% of our advertising revenues from national advertisers and 30% from regional and local advertisers. Based on information provided by the TVB Time Sales Report, we estimate our share of Québec’s French-language broadcast television advertising market was 43% in 2005.

Programming
      We produce a variety of French-language programming, including a broad selection of entertainment, news and public affairs programming. We actively promote our programming and seek to develop viewer loyalty by offering a consistent programming schedule.
      A majority of our programming is produced by our wholly-owned subsidiary, JPL Production Inc. Through JPL Production Inc., we produced approximately 1,540 hours of original programming, consisting primarily of soap operas, morning and general interest shows, variety shows and quiz shows, from September 2004 to August 2005.
      The remainder of our programming is comprised of foreign and Canadian independently-produced programming.

Specialty Broadcasting
      Through various subsidiaries, Quebecor Media controls or participates in eleven programming services other than television over the air, including the following:

Type of Service	Language	Voting Interest

Analog Specialty Services:
• LCN — Le Canal Nouvelles	French	TVA(1) 99.9%
• Canal Évasion	French	TVA 8.3%
• CPAC	French and English	V(2) 21.7%
Category One Digital Specialty Services:
• MenTV	English	TVA 51.0%
• Mystery (13th Street)	English	TVA 50.0%
• Mystère (13e rue)	French	TVA 99.9%
• Argent	French	TVA 99.9%
Category Two Digital Specialty Service:
• Prise 2	French	TVA 99.9%
Pay Per View Services (terrestrial & direct broadcasting satellite):
• Canal Indigo	French	TVA 20.0%
Video-on Demand Services:
• illico sur Demande	French and English	AG(3) 100%
Exempted Programming Service:
• Canal TVAchats	French	TVA(1) 99.9%

(1)	TVA Group (“TVA”) controls the programming services. Quebecor Media controls TVA Group.

(2)	Videotron (“V”) controls the programming services. Quebecor Media controls Videotron.

(3)	Archambault Group (“AG”) controls the programming services. Quebecor Media controls Archambault Group.

Le Canal Nouvelles LCN
      Le Canal Nouvelles, or LCN, is a 24-hour broadcast format of 15-minute information segments comprised of news, sports and weather components, updated on a regular basis. LCN went on the air on September 8, 1997 and had 1.725 million customers as of August 31, 2005. LCN’s revenues are primarily derived from affiliate agreements and sale of air-time to national advertisers.

Argent
      Argent broadcasts economic, business and personal finance news. This channel benefits from the expertise and knowledge of TVA Group’s news team, as well as TVA Group’s presence in every Québec region. Argent is developing a unique niche by offering a business-focused product that has never before been offered in Québec’s television market. Argent is providing an essential service in Québec’s economy by promoting businesses of all sizes and explaining and commenting on the business and financial news that will impact Québec’s economic future. Argent began broadcasting in February 2005.

Canal Évasion
      Canal Évasion is a national French-language television specialty service that is dedicated exclusively to tourism, adventure and travel. Canal Évasion began broadcasting in January 2000.

MenTV
      MenTV is a national English-language Category One specialty television service dedicated to the Canadian man’s lifestyle with programming related to the luxury market, the gourmet market, men’s beauty and fitness, the book and music market, outdoor adventures and leisure sports. MenTV began broadcasting in September 2001.

Mystery TV
      Mystery TV (formerly called 13th Street) is a national English-language Category One specialty television service devoted to mystery and suspense programming. The service nurtures and encourages short-form Canadian mysteries. It provides a wide assortment of genre-specific programs including movies, television series, short films and documentaries that focus exclusively on the delivery of entertaining programming relating to suspense, espionage and classic mysteries. Mystery TV began broadcasting in September 2001.

Mystère
      Mystère (formerly called 13ieme rue) is a national French-language Category One specialty television service devoted to mystery and suspense programming. This programming service is a French-language equivalent of “Mystery TV.” However, it also offers reruns of well known indigenous Québec series. Mystère began broadcasting in October 2004.

Prise 2
      Prise 2 is a national French-language Category Two specialty television service devoted to classic television and cinema. This programming service provides a wide variety of classic television shows that date back more than 15 years and classic films that date back more than 25 years. Prise 2 began broadcasting in February 2006.

Canal Indigo
      Canal Indigo is a pay-per-view television service that offers mainly blockbuster feature films which have been exhibited in theatres as well as Canadian-based events targeting the French-language market. Canal Indigo began broadcasting in August 1996.

Canal TVAchats; Home Shopping Service; Infomercials
      TVA Group also owns 100% of Home Shopping Service Canada (now known as TVAchats Inc.), a programming service that the CRTC has exempted from licensing requirements. Through TVAchats Inc., we also operate La Boutique TVA, a daily one-hour home tele-shopping service broadcast on the TVA Network, as well as Canal TVAchats, a 24-hour infomercial and tele-shopping channel.

Canadian Public Affairs Channel (CPAC)
      Through a consortium of cable operators, Quebecor Media has a 21.7% equity interest in the Canadian Public Affairs Channel (CPAC), a national bilingual public affairs programming service showing House of Commons debates and consisting exclusively of long-form programming focusing on local, regional, national and international civic affairs.

Authorized Digital Specialty Services
      Broadcasting Decision CRTC 2005-520 of October 21, 2005 approved a national, French-language Category Two specialty programming undertaking to be known as Humour. The service will be devoted to humour and comedy.

      Broadcasting CRTC Decision 2005-521 of October 21, 2005 approved a national, French-language Category Two specialty programming undertaking to be known as Télé-Services. The service will be devoted to manual labour, such as construction, renovation, repairs, gardening, landscaping, decorating, interior design, mechanics and hobbies.
      Broadcasting CRTC Decision 2005-528 of October 21, 2005 approved a national, French-language Category Two specialty service called Star Système. The service consists of programs relating to the entertainment industry, television, movies, fashion and arts news.
      TVA Group owns 100% of each of these speciality programming service projects.

Application for National Pay Television Services
      Archambault Group has applied to obtain two national programming licences in order to operate an English-and a French-language pay television service. The incumbent pay television licensees opposed our applications as well as those from other applicants at a public hearing held on October 24, 2005. These licences could contribute to the amortization of programming costs over an additional exhibition window. A CRTC decision is expected in the first half of 2006.

Magazine Publishing
      In connection with the acquisition of Groupe Videotron, we also acquired TVA Publishing, a subsidiary of TVA Group that was formed when TVA Group acquired Trustar Limited in January 2000. In May 2002, Publicor, a subsidiary of Quebecor Media that publishes primarily interior design, home improvement and women’s magazines, including well known French-language titles such as Les idées de ma maison, Décoration Chez-Soi, Rénovation-Bricolage, Clin d’oeil, Filles d’aujourd’hui and Femmes Plus, and other special editions and seasonal publications, was combined with TVA Publishing. Publicor was also involved in contract publishing and collaborated with other members of the Quebecor Media group of companies combining traditional print with new media to offer clients additional alternatives to reach their target audience effectively. TVA Publishing, which now includes all of the operations of Publicor, represents approximately 74% of newsstand sales of French-language magazines in Québec and owns and operates 43 weekly and monthly publications. TVA Publishing is the leading magazine publisher in Québec and we expect to leverage its focus on arts and entertainment across our television and Internet programming.
Leisure and Entertainment
      Our activities in the Leisure and Entertainment segment consist primarily of retailing CDs, books, videos, musical instruments and magazines through the Archambault chain of stores and the archambault.ca e-commerce site, online sales of downloadable music through the zik.ca service, distribution of CDs and videos (through Select, a division of Archambault Group), and music recording (through Musicor, a division of Archambault Group) as well as book publishing in the academic, literary and general literature categories, and book distribution. The acquisition of the Sogides group, one of the largest book publishing and distribution groups in Québec, adds significantly to our book publishing and distribution assets.
      For the year ended December 31, 2005, the revenues of the Leisure and Entertainment segment totalled $255.4 million and operating income totalled $27.0 million. For the year ended December 31, 2004, our Leisure and Entertainment segment generated revenues of $241.7 million and operating income of $22.7 million.

Cultural Products Production, Distribution and Retailing
      Archambault Group is one of the largest chains of music and book stores in Québec with 19 retail locations, consisting of 15 Archambault megastores, three Camelot-Info stores and one Paragraphe bookstore. Archambault Group is also a computer books and software retailer, through Camelot-Info. Archambault Group’s products are also distributed through its websites archambault.ca, camelot.ca and

paragraphbooks.com. In January 2004, Archambault Group launched a new music downloading service, known as zik.ca, with per-track fees.
      Archambault Group, through Select, is also the largest independent music distributor in Canada. Select has a catalogue of over 6,000 different CDs, 900 DVDs and 1,400 videocassettes, a large number of which are from French-speaking artists. Archambault Group is a wholesaler serving approximately 1,475 locations in Québec through its Trans-Canada division. In 2005, Musicor, the music recording division of Archambault Group, sold more than 478,000 CDs, including approximately 221,500 of the Star Académie 2005 compilation.
      In November 2004, Archambault Group launched Groupe Archambault France S.A.S., a new producer, publisher and distributor of cultural content (music and videos) in Europe. At the same time, Archambault Group announced a partnership agreement with Warner Music France for the distribution of Groupe Archambault France’s catalogue in Europe.

Book Publishing and Distribution
      Through Éditions Quebecor Média (which is comprised of seven publishing houses, including Éditions Libre Expression, Éditions Internationales Alain Stanké, Éditions Logiques, Éditions du Trécarré, Éditions Quebecor and Publistar) and CEC Publishing, we are involved in French-language book publishing and we form one of Québec’s largest book publishing groups. In 2005, we published, reissued and reprinted a total of 803 titles and sold 3,274,000 copies.
      Through Québec-Livres, our book distribution division, we operate one of the largest book distributors in Québec and represent several Québec-based publishers. We distribute French-language books to approximately 1,400 retail outlets in Canada.
      In December 2005, Quebecor Media completed the acquisition of the Sogides group, one of the largest publishing and distribution groups in Québec, which owns the publishing houses Les Éditions de l’Homme, Le Jour, Utilis, Les Presses Libres and Groupe Ville-Marie Littérature (which itself includes the publishing houses L’Hexagone, VLB Éditeur and Typo), and the distributor Les Messageries A.D.P., which is a distributor for more than 120 Québec-based and foreign publishing houses. With this acquisition, Quebecor Media offers a more complete selection of books by Québec authors, will be able to promote Québec writers in Europe through the Sogides network on that continent and becomes the largest Québec-based publisher and distributor of French-language books in Québec.

Video-On-Demand Services
      Archambault Group owns a video-on-demand service licensed by the CRTC. Videotron and Archambault Group have established both an affiliation agreement, pursuant to which Videotron is granted the non-exclusive right to offer Archambault Group’s video-on-demand services to customers of Videotron, and a video-on-demand services agreement, pursuant to which Videotron provides administrative services to Archambault Group. See also “— Cable” above.

Ownership
      We own 100% of the issued and outstanding capital stock of Archambault Group, Éditions Quebecor Média and Sogides.
Business Telecommunications
      Videotron is a provider of a full range of business telecommunications services, including local switch dial tone service, long distance, high-speed data transmission, Internet connectivity and Internet hosting, to customers that include businesses and governmental end users and other telecommunications service providers in Canada. Videotron’s regional network has over 9,000 km of fibre optic cable in Québec and 2,000 km of fibre optic cable in Ontario and reaches most large and medium sized users of telecom services in the metropolitan areas of Québec and Ontario. Videotron’s extensive network supports direct connectivity with networks in Ontario, eastern Québec, the Maritimes and the United States.

      Videotron is focusing its development efforts on its core business telecommunications customer base, i.e. telecommunications local and long distance carriers, wholesalers of long distance telecommunications services, wireless operators and Internet service providers, and other high-end users of business telecommunication services. In 2004, Videotron Telecom was awarded a major outsourcing contract by Quebecor World to host managed servers and communications software for North America and to provide other services.
      In January 2005, we launched our VoIP telephony service in Québec, an initiative that leverages Videotron’s customer base with its telecommunication network and expertise. For more information on this service, see “— Cable” above.
      Videotron Telecom was merged with and into Videotron on January 1, 2006, thereby combining its operations with those of Videotron. Combining Videotron Telecom’s telecommunication network and expertise with Videotron’s commercial customer base should enable us to offer additional bundled services to our customers, and our objective is that this reorganization will result in new business opportunities. This reorganization is a continuation of Videotron’s collaboration with Videotron Telecom in, among other things, the VoIP telephony project and fiber network development, and it reflects our corporate strategy to improve our operating efficiency.
      In 2005, our Business Telecommunications segment generated revenues of $102.1 million and operating income of $31.3 million. For the year ended December 31, 2004, our Business Telecommunications segment generated revenues of $78.6 million and operating income of $22.6 million.
Interactive Technologies and Communications
      Through our ownership interest in Nurun we provide interactive communication and technology services in North America, Europe and China. As of January 31, 2006, Nurun employed approximately 600 professionals. Nurun helps companies and other organizations develop interactive strategies, including strategic planning and interface design, technical platform implementation, online marketing programs and client relationships. Nurun’s clients include organizations and multi-national corporations such as L’Oréal, Groupe DANONE, Cingular Wireless, AutoTrader.com, Louis Vuitton, Thalès, Club Med, Pfizer, SkyTeam, Home Depot, Pleasant Holidays, Renault, Europcar, Equifax, Telecom Italia, the Government of Québec and the State of Georgia.
      For the year ended December 31, 2005, our Interactive Technologies and Communications segment generated revenues of $65.1 million and operating income of $3.9 million. For the year ended December 31, 2004, our Interactive Technologies and Communications segment generated revenues of $51.9 million and operating income of $2.3 million, in each case excluding the revenues from the discontinued operations of Mindready Solutions.
      On September 28, 2005, our subsidiary Nurun announced that it had signed a binding letter of intent for its acquisition of China Interactive, a privately owned corporation based in Shanghai. Nurun completed this acquisition on January 23, 2006. China Interactive is an interactive marketing agency that provides global and local blue-chip clients with services ranging from integrated marketing communications strategies to Web development and online loyalty programs. This acquisition is intended to help Nurun strengthen relationships and better serve its North American and European clients already established in China. China Interactive also brings with it a portfolio of global brands, providing Nurun with new business development opportunities, both in Asia and in its traditional markets. As consideration for the acquisition, Nurun paid a combination of cash and Nurun common shares; the acquisition price also includes deferred payments of cash and Nurun common shares, the aggregate amount of which is subject to adjustments linked to the performance of China Interactive.
      On April 28, 2004, Nurun acquired Ant Farm Interactive for a cash consideration of $5.4 million, plus additional payments contingent on the achievement of performance targets in the three years following the acquisition and, subject to certain conditions, the issuance of Nurun common shares in 2007 or an equivalent cash consideration, at Nurun’s option. The transaction strengthened Nurun’s positioning in the U.S. market and enhanced its capabilities in the fields of interactive marketing and online customer relationship management. As of December 31, 2005, Nurun had paid $1.3 million in performance-based earn-out payments to the sellers in connection with the acquisition of Ant Farm Interactive.
      In response to a partial takeover bid for Mindready Solutions shares in 2004, Nurun sold a total of 6.75 million Mindready Solutions shares for a cash consideration of $7.8 million, of which $4.4 million was received on May 27, 2004, the closing date of the bid. The balance was paid on February 23, 2005. The transaction left Nurun with a 9.6% interest in Mindready Solutions, which interest was subsequently sold in March 2005 for a cash consideration of $0.4 million.
      In February 2005, Nurun announced a normal course issuer bid in order to repurchase on the open market up to 1,665,883 of its common shares (or approximately 5% of Nurun’s issued and outstanding common shares) for cancellation between March 1, 2005 and February 28, 2006. During the twelve-month period ended December 31, 2005, a total of 377,600 Nurun common shares were repurchased for an aggregate cash consideration of $0.8 million. The repurchases increased Quebecor Media’s interest in Nurun by 0.6%, from 57.3% as of January 1, 2005 to 57.9% as of December 31, 2005.

Ownership
      We own 57.9% of the equity and voting interests in Nurun.
Internet/ Portals
      Canoe (formerly Netgraphe Inc.) is an integrated company offering e-commerce, information, communication and IT consulting. Canoe owns the CANOE portals network, which, according to ComScore Media Metrix (October 2005), is accessed by approximately 6.1 million unique visitors per month. Canoe also owns Jobboom Publishing, Québec’s leader in employment and career publishing, and the IT-consulting firm Progisia Informatique. Brought together, Canoe’s complementary operations form one of the most complete portfolios of Internet-related properties in Canada.
      For the year ended December 31, 2005, our Internet/ Portals segment generated revenues of $50.0 million and operating income of $10.5 million. For the year ended December 31, 2004, our Internet/ Portals segment generated revenues of $34.5 million and operating income of $4.5 million.
      The CANOE portals network includes all of Canoe’s information and service sites for the general public. As such, it is one of the most popular Internet destinations in Canada, in both the English- and French-speaking markets, and a key vehicle for Internet users and advertisers alike. Advertising revenues constitutes a large portion of Canoe’s annual revenues.

Media Properties
      Canoe’s media properties include the following portals and destination sites:

•	CANOE (canoe.qc.ca and canoe.ca), a bilingual, integrated media and Internet services network and one of Canada’s leading Internet portals with more than 328 million page views in October 2005, according to Canoe internal statistics;

•	La Toile du Québec (toile.com), the first French-language navigational guide in Canada and Québec’s leading portal with approximately 45,000 indexed sites and more than 60 guides;

•	Webfin Argent and Canoe Money (argent.canoe.com and money.canoe.ca), a financial Web site which offers, among other things, a variety of services ranging from financial information to portfolio management tools (the Webfin Argent website was redesigned in early 2005 in partnership with TVA’s new financial channel, Argent);

•	TVA Group and LCN (tva.canoe.com and lcn.canoe.com) dedicated Web sites for the TVA television network and the LCN all-news channel; and

•	Several Web sites for popular TVA Group programs, such as Occupation Double (occupationdouble.com) and Star Académie (staracademie.ca).

E-commerce Properties
      Canoe’s e-commerce properties include the following sites:

•	Jobboom.com, a unique Web-based employment site with over 1.5 million members, which also includes Jobboom Formation, an Internet directory of continuing education services;

•	Autonet.ca, Canada’s leading site devoted entirely to cars;

•	ReseauContact.com / flirt.canoe.ca, a bilingual dating and friendship site with 500,000 unique visitors per month, over 940,000 registered members and approximately 100,000 active members generating more than 125 million page views per month, as of October 2005, according to internal statistics;

•	Micasa.ca, a new real-estate Web site which, according to ComScore Media Metrix (September 2005), was the leading real estate Web site in Québec for the month of its official launch, having been visited by over 536,000 unique visitors in that month; and

•	Classifiedextra.ca and Classeesextra.ca, classified ad sites through which visitors can view classified ads from more than 150 Canadian newspapers.

Ownership
      In 2004, Quebecor Media offered to acquire, through a wholly-owned subsidiary, all of the outstanding Multiple Voting Shares and Subordinate Voting Shares of Netgraphe not owned or controlled by Quebecor Media, its affiliates or its associates, at a price of $0.63 per share. In the course of a number of transactions carried out in 2004, minority interests in Netgraphe directly owned by minority shareholders were acquired for an aggregate consideration of approximately $25.2 million. The shares of Netgraphe, which is now known as Canoe, were delisted from the Toronto Stock Exchange shortly thereafter.
      Quebecor Media, directly and through TVA Group, holds 100.0% of the issued and outstanding shares of Canoe.
Intellectual Property
      We use a number of trademarks for our products and services. Many of these trademarks are registered by us in the appropriate jurisdictions. In addition, we have legal rights in the unregistered marks arising from their use. We have taken affirmative legal steps to protect our trademarks and we believe our trademarks are adequately protected.
      Television programming and motion pictures are granted legal protection under the copyright laws of the countries in which we operate, and there are substantial civil and criminal sanctions for unauthorized duplication and exhibition. The content of our newspapers and Web sites is similarly protected by copyright. We own copyright in each of our publications as a whole, and in all individual content items created by our employees in the course of their employment, subject to very limited exceptions. We have entered into licensing agreements with wire services, freelancers and other content suppliers on terms that are sufficient to meet the need of our publishing operations. We believe we have taken appropriate and reasonable measures to secure, protect and maintain our rights or obtain agreements from licensees to secure, protect and maintain copyright protection of content produced or distributed by us.
      We have registered a number of domain names under which we operate Web sites associated with our television, publishing and Internet operations. As every Internet domain name is unique, our domain names cannot be registered by other entities as long as our registrations are valid.
Litigation
      From time to time, we may be a party to various legal proceedings arising in the ordinary course of business.

      On March 13, 2002, an action was filed in the Superior Court of Québec by Investissement Novacap inc., Telus Québec Inc. and Paul Girard against Videotron, in which the plaintiffs allege that Videotron wrongfully terminated its obligations under a share purchase agreement entered into in August 2000. The plaintiffs are seeking damages totaling approximately $26 million. Videotron’s management believes that the suit is not justified and intends to vigorously defend its case.
      In 1999, Regional Cablesystems Inc. (now Persona Communications Inc.) initiated an arbitration with Videotron in which it is seeking an amount of $8.6 million as reduction of the purchase price of the shares of Northern Cable Holdings Limited sold to Regional Cablesystems Inc. by a subsidiary of Videotron in 1998. A settlement in principle has been reached subject to finalization of the settlement documentation.
      In addition, a number of other legal proceedings against Quebecor Media and its subsidiaries are currently pending. In the opinion of the management of Quebecor Media, the outcome of these proceedings is not expected to have a material adverse effect on our results, liquidity or financial position.
Insurance
      Quebecor Media is exposed to a variety of operational risks in the normal course of business, the most significant of which are transferred to third parties by way of insurance agreements. Quebecor Media has a policy of self-insurance when the foreseeable losses from self-insurance are low relative to the cost of purchasing third-party insurance. Quebecor Media maintains insurance coverage through third parties for property and casualty losses. Quebecor Media believes that it has a combination of third-party insurance and self-insurance sufficient to provide adequate protection against unexpected losses, while minimizing costs.
Environment
      Our operations are subject to federal, provincial, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials, the recycling of wastes and the cleanup of contaminated sites. Laws and regulations relating to workplace safety and worker health, which, among other things, regulate employee exposure to hazardous substances in the workplace, also govern our operations. Compliance with these laws has not had, and management does not expect it to have, a material effect upon our capital expenditures, net income or competitive position. Environmental laws and regulations and the interpretation of such laws and regulations, however, have changed rapidly in recent years and may continue to do so in the future.
      The property on which Videotron’s primary headend is located has contamination problems to various degrees related to historical use by previous owners as a landfill site and is listed by the authorities on their contaminated sites registry. We believe that such contamination poses no risk to public health, and we are currently updating our environmental studies to determine whether further intervention is required. In November 2004, our environmental studies reported improvements in the groundwater resources of this property, and we are presently in discussions with the authorities to stop all ground water sampling. Our properties, as well as areas surrounding our properties, may have had historic uses, including uses related to historic publishing operations, or may have current uses that may affect these properties and require further study or remedial measures. No material studies or remedial measures are currently anticipated or planned by us or required by regulatory authorities with respect to our properties. However, we cannot provide assurance that all environmental liabilities have been determined, that any prior owner of our properties did not create a material environmental condition not known to us, that a material environmental condition does not otherwise exist as to any such property, or that expenditure will not be required to deal with known or unknown contamination.
Organizational Structure
      The following chart illustrates the relationship among Quebecor Media and its main operating subsidiaries and holdings as of January 1, 2006, and shows the jurisdiction of incorporation of each entity. In each case, unless otherwise indicated, Quebecor Media owns a 100% equity and voting interest in its subsidiaries (where applicable, the number on the left indicates the percentage of equity owned directly and indirectly by Quebecor Media and the number on the right indicates the percentage of voting rights held).
      Quebecor, a communications holding company, owns 54.72% of Quebecor Media and CDP Capital, a wholly-owned subsidiary of the Caisse de dépôt et placement du Québec, owns the other 45.28% of Quebecor Media. Quebecor’s primary assets are its interests in Quebecor Media and Quebecor World, one of the largest commercial printers in the world. The Caisse de dépôt et placement du Québec is Canada’s largest pension fund manager, with approximately $216 billion in assets under management as at December 31, 2005.
Property, Plants and Equipment
      Our corporate offices are located in leased space at 612 Saint-Jacques Street, Montréal, Québec, H3C 4M8, Canada.

Cable
      Videotron’s corporate offices are located in leased space at 300 Viger Avenue East, Montréal, Québec, Canada H2X 3W4. These premises are under an expropriation notice, in order to make space for the new Université de Montréal Health Centre (CHUM). Videotron will be relocating its operations and personnel from this building, although no date has yet been fixed for this relocation. We are currently considering a number of alternative locations, and a committee has been formed to oversee the negotiations regarding damages incurred and relocation costs.
      Videotron also owns several buildings in the Province of Québec. The primary headend for our cable operations is located at 150 Beaubien Street, Montréal, Québec (with approximately 27,850 square feet).

Videotron also owns a building of approximately 40,000 square feet in Québec City where its regional headend for the Québec City region is located. Videotron also owns or leases a significant number of smaller locations for signal reception sites, customer service and business offices. Videotron generally leases space for the business offices and retail locations for the operation of its video stores.

Newspapers
      Our newspapers business properties are owned by Sun Media. Sun Media’s principal business office is located at 333 King Street East, Toronto, Ontario. The Community Newspapers Group operates from 138 owned and leased facilities located in the communities in which they serve, with building space totaling approximately 901,000 square feet. The Community Newspaper Group operates 18 web presses (159 units) and nine sheet fed presses in 21 operations across Canada. The following table presents the addresses and sizes of the main facilities and other buildings of our eight urban dailies. No other single property currently used in the Newspapers segment exceeds 50,000 square feet. Details are provided regarding the square footage Sun Media occupies, primary use of the property and current press capacity. Unless stated otherwise, Sun Media owns all of the properties listed below.

			Floor Space
Address	Use of Property	Press Capacity(1)	(sq. ft.)

Toronto, Ontario 333 King Street East	Operations building, including printing plant — The Toronto Sun	4 Metro presses (32 units) and 1 Metroliner press (8 units)	263,600
Montréal, Québec 4545 Frontenac Street	Operations building, including printing plant — Le Journal de Montréal	3 Metro presses and 1 Cosmo press (37 units)	162,000
London, Ontario 369 York Street	Operations building, including printing plant — The London Free Press	2 Headliner presses (12 units) and 1 Urbanite press (8 units)	150,100
Calgary, Alberta 2615-12 Street NE	Operations building, including printing plant — The Calgary Sun	1 Headliner press (7 units)	90,000
Vanier, Québec 450 Bechard Avenue	Operations building, including printing plant — Le Journal de Québec	2 Urbanite presses (24 units)	74,000
Winnipeg, Manitoba 1700 Church Avenue	Operations building, including printing plant — The Winnipeg Sun	1 Urbanite press (15 units)	63,000
Edmonton, Alberta 9300-47 Street	Printing plant — The Edmonton Sun	1 Metro press (8 units)	49,600
Edmonton, Alberta 4990-92 Avenue	Operations building The Edmonton Sun (leased until Dec. 2013)	N/A	45,200
Gloucester, Ontario 4080 Belgreen Drive	Printing plant — The Ottawa Sun	1 Urbanite press (14 units)	23,000
Ottawa, Ontario 6 Antares Drive	Operations building (leased until Oct. 2013) — The Ottawa Sun	N/A	19,300

(1)	A “unit” is the critical component of a press that determines color and page count capacity. All presses listed have between six and 15 units.
      In August 2005, we approved a plan to invest in a new printing facility to be operated by an entity co-owned by us and our affiliate Quebecor World, which is also a subsidiary of Quebecor. The new printing facility will be located in Toronto, Ontario in a building owned by Quebecor World. As part of this plan, Sun Media will outsource the printing of certain of its publications in Ontario to the new facility. The new facility should make it possible to consolidate some of Quebecor World’s printing operations in Ontario and to strengthen the convergence among our Toronto media properties. In addition, in August 2005, we approved a plan to modernize and relocate the printing facilities of Le Journal de Montréal to a new 235,000 square foot printing facility owned by Quebecor Media, which will be located in Saint-Janvier-de-Mirabel, Québec. Each of these projects is expected to be completed in 2007.

Television Broadcasting
      Our television broadcasting operations are mainly carried out in Montréal in five buildings owned by us which represent a total of approximately 574,000 square feet. We also own buildings in Québec City, Chicoutimi, Trois-Rivières, Rimouski and Sherbrooke for local broadcasting and lease space in Montréal for TVA Publishing.

Leisure and Entertainment Segment and Interactive Technologies and Communications Segment
      We generally lease space for the business offices and retail outlets for the operation of our Leisure and Entertainment segment, except for the building that we (Archambault Group) own at 500 Ste-Catherine Street East in Montreal. Business offices for our Interactive Technologies and Communications operations are also primarily leased.

Liens and Charges
      Borrowings under our Senior Secured Credit Facilities and under eligible derivative instruments are secured by a first-ranking hypothec and security agreement (subject to certain permitted encumbrances) on all of our movable property (chattels). Our subsidiaries’ credit facilities are generally secured by first-priority charges over all of their respective assets.
Employees
      At December 31, 2005, we had 14,527 employees on a consolidated basis. A number of our employees work part-time. The following table sets forth certain information relating to our employees in each of our operating segments as of December 31, 2005:

		Number of
	Total Number	Employees under	Number of
Operations	of Employees	Collective Agreements	Collective Agreements

Cable	3,344	2,199	4
Newspapers	6,083	2,009	49
Broadcasting	1,512	921	15
Leisure and Entertainment	1,615	335	7
Business Telecommunications	444	152	2
Interactive Technologies and Communications	553	0	0
Internet/ Portals	303	0	0
Others	673	498	1

Total	14,527	6,114	78

      As of December 31, 2005, approximately 41% of our employees on a consolidated basis were represented by collective bargaining agreements. Through our subsidiaries, we are currently a party to 78 collective bargaining agreements. As of December 31, 2005:

•	Videotron’s 4 collective bargaining agreements, representing 2,199, or 100%, of its unionized employees, had been recently renewed and are scheduled to expire on various dates between December 2009 and August 2011;

•	20 of Sun Media’s collective bargaining agreements, representing approximately 388, or 19%, of its unionized employees, had expired. Negotiations regarding these 20 collective bargaining agreements are either in progress or will be undertaken in 2006. Furthermore, eight of Sun Media’s collective bargaining agreements, covering 484 employees, expire in 2006, while Sun Media’s 21 other collective bargaining agreements, representing approximately 1,137 unionized employees, are scheduled to expire on various dates between December 2007 and June 2010;

•	12 of TVA Group’s 15 collective bargaining agreements, representing approximately 379, or 41%, of its unionized employees, will expire between April 2007 and the end of December 2008, one of its collective bargaining agreements, representing approximately 516, or 56%, of its unionized employees, will expire at the end of December 2006 and two collective bargaining agreements, representing 26, or 3%, of its employees, had expired and negotiations regarding these collective bargaining agreements will be undertaken in 2006. A group of 53 employees is currently in the process of being unionized; and

•	three of our other collective bargaining agreements, representing approximately 126, or 13%, of our other unionized employees, had expired. Negotiations regarding these collective bargaining agreements are either in progress or will be undertaken in 2006. Another seven of our collective bargaining agreements, representing approximately 859, or 87%, of our other unionized employees, expire at various dates between the end of December 2006 and March 2010.

REGULATION
Ownership and Control of Canadian Broadcast Undertakings
      Subject to any directions issued by the Governor in Council (effectively the Federal Cabinet), the CRTC regulates and supervises all aspects of the Canadian broadcasting system.
      The Governor in Council, through an Order-in-Council referred to as the Direction to the CRTC (Ineligibility of Non-Canadians), has directed the CRTC not to issue, amend or renew a broadcasting license to an applicant that is a non-Canadian. Canadian, a defined term in the Direction, means, among other things, a citizen or a permanent resident of Canada, a qualified corporation, a Canadian government, a non-share capital corporation of which a majority of the directors are appointed or designated by statute, regulation or specified governmental authorities, or a qualified mutual insurance company, qualified pension fund society or qualified cooperative of which not less than 80% of the directors or members are Canadian. A qualified corporation is one incorporated or continued in Canada, of which the chief executive officer (or if there is no chief executive officer, the person performing functions similar to those performed by a chief executive officer) and not less than 80% of the directors are Canadian, and not less than 80% of the issued and outstanding voting shares and not less than 80% of the votes are beneficially owned and controlled, directly or indirectly, by Canadians. In addition to the above requirements, Canadians must beneficially own and control, directly or indirectly, not less than 66.6% of the issued and outstanding voting shares and not less than 66.6% of the votes of the parent company that controls the subsidiary, and neither the parent company nor its directors may exercise control or influence over any programming decisions of the subsidiary if Canadians beneficially own and control less than 80% of the issued and outstanding shares and votes of the parent corporation, if the chief executive officer of the parent corporation is a non-Canadian or if less than 80% of the parent corporation’s directors are Canadian. There are no specific restrictions on the number of non-voting shares which may be owned by non-Canadians. Finally, an applicant seeking to acquire, amend or renew a broadcasting license must not otherwise be controlled in fact by non-Canadians, a question of fact which may be determined by the CRTC in its discretion. Control is defined broadly in the Direction to mean control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, agreement or arrangement, the ownership of a corporation or otherwise. Videotron, TVA Group, Archambault Group and Sun Media are qualified Canadian corporations.
      Regulations made under the Broadcasting Act (Canada) require the prior approval of the CRTC of any transaction that directly or indirectly results in (i) a change in effective control of the licensee of a broadcasting distribution undertaking or television programming undertaking (such as a conventional television station, network or pay or specialty undertaking service), (ii) a person or a person and its associates acquiring control of 30% or more of the voting interests of a licensee or of a person who has, directly or indirectly, effective control of a licensee, or (iii) a person or a person and its associates acquiring 50% or more of the issued common shares of the licensee or of a person who has direct or indirect effective control of a licensee. In addition, if any act, agreement or transaction results in a person or a person and its associates acquiring control of at least 20% but less than 30% of the voting interests of a licensee, or of a person who has, directly or indirectly, effective control of the licensee, the CRTC must be notified of the transaction. Similarly, if any act, agreement or transaction results in a person or a person and its associates acquiring control of 40% or more but less than 50% of the voting interests of a licensee, or a person who has directly or indirectly effective control of the licensee, the CRTC must be notified.
      In November 2002, the federal Minister of Industry initiated a review of the existing foreign ownership restrictions applicable to telecommunications carriers. In April 2003, the House of Commons Standing Committee on Industry, Science and Technology released a report of its study of the issue of foreign direct investment restrictions applicable to telecommunications common carriers. The House of Commons Standing Committee on Industry, Science and Technology, recommended, among other things, that the Government of Canada remove the existing foreign ownership restrictions in the telecommunications industry and ensure that any changes made to the Canadian ownership and control requirements applicable to telecommunications common carriers be applied equally to broadcasting distribution undertakings. In June 2003, the House of Commons Standing Committee on Canadian Heritage released a report of its review of the Broadcasting Act

(Canada) and, among other things, recommended that the current restrictions on foreign ownership relating to broadcasting, cable and telecommunications remain. On April 4, 2005, the Canadian Government released a response to the report of the latter committee wherein it stated, among other things, that “the Government wishes to indicate that it is not prepared to modify foreign ownership limits on broadcasting or content more generally.” However, it acknowledged the appointment by Industry Canada of an independent panel of experts, the Telecommunications Policy Review Panel, to review Canada’s telecommunications policy and regulation of telecommunications and that the panel’s work may be helpful in shedding new light on the issue. One of the many terms of reference for this panel include consideration of Canada’s foreign investment restrictions in telecommunications and whether they should be removed.
      The panel issued its report on March 22, 2006. In its report, the panel proposed that a broadcasting policy review be undertaken to resolve issues related to the separation of Canadian broadcasting “content” policy from policies for the “carriage” of telecommunications. Pending completion of this review, the panel proposed that the government adopt a phased and flexible approach to liberalization of restrictions on foreign investment in telecommunications service providers to the extent that they are not subject to the Broadcasting Act. In the first phase, the Telecommunications Act would be amended to give the federal Cabinet authority to waive the foreign ownership and control restrictions on Canadian telecommunications common carriers when it deems a foreign investment or class of investments to be in the public interest. During the first phase, there would be a presumption that investments in any new start-up telecommunications investment or in any telecommunications common carrier with less than 10 percent of the revenues in any telecommunications service market are in the public interest. The second phase of liberalization would be undertaken after completion of the proposed review of broadcasting policy, and would consist of a broader liberalization of the foreign investment rules in a manner that treats all telecommunications common carriers including the cable telecommunications industry in a fair and competitively neutral manner. We cannot predict whether the recommendations made by the panel will be acted upon by the government. Given the increasing level of convergence in the industry and competition with traditional telecommunications carriers, a change to the current regulatory regime allowing for greater foreign investment in telecommunications carriers, without a comparable change allowing for greater foreign investment for broadcasting distribution undertakings, may adversely affect our ability to compete with some of our competitors who are telecommunication carriers.
Jurisdiction Over Canadian Broadcast Undertakings
      Videotron’s cable distribution undertakings, Archambault Group’s and TVA Group’s programming activities are subject to the Broadcasting Act (Canada) and regulations made under the Broadcasting Act (Canada) that empower the CRTC, subject to directions from the Governor in Council, to regulate and supervise all aspects of the Canadian broadcasting system in order to implement the policy set out in that Act. Certain of Videotron’s and TVA Group’s undertakings are also subject to the Radiocommunication Act (Canada), which empowers Industry Canada to establish and administer the technical standards that networks and transmission must respect, namely, maintaining the technical quality of signals.
      The CRTC has, among other things, the power under the Broadcasting Act (Canada) and regulations to issue, subject to appropriate conditions, amend, renew, suspend and revoke broadcasting licenses, approve certain changes in corporate ownership and control, and establish and oversee compliance with regulations and policies concerning broadcasting, including various programming and distribution requirements, subject to certain directions from the Federal Cabinet.
Canadian Broadcast Distribution (Cable Television)

Licensing of Canadian Broadcasting Distribution Undertakings
      The CRTC has responsibility for the issuance, amendment, renewal, suspension and revocation of Canadian broadcasting licenses, including licenses to operate a cable distribution undertaking. A cable distribution undertaking distributes broadcasting services to customers predominantly over closed transmission paths. A license to operate a cable distribution undertaking gives the cable television operator the right to distribute television programming services in its licensed service area. Broadcasting licenses may be issued for periods not exceeding seven years and are usually renewed, except in particular circumstances or in cases of a serious breach of the conditions attached to the license or the regulations of the CRTC. The CRTC is required to hold a public hearing in connection with the issuance, suspension or revocation of a license. Videotron operates 52 cable systems pursuant to a license issuance or an order that exempts certain network operations from the obligation to hold a license.
      Cable systems with 2,000 customers or less and operating their own local headend are exempted from the obligation to hold a license pursuant to exemption orders issued by the CRTC. These cable systems continue to have to comply with a number of programming carriage requirements set out in the exemption order and comply with the Canadian ownership and control requirements in the Direction to the CRTC. Cable distribution undertakings that are fully interconnected with other broadcasting distribution undertakings are ineligible for this exemption unless the aggregate number of customers served by the interconnected broadcast distribution undertakings is less than 6,000. Videotron operates 23 exempted cable systems.
      Similarly, cable systems with between 2,000 and 6,000 customers (generally Class 2 cable systems or Class 3 cable systems not exempt under the CRTC’s exemption for small cable undertakings) are also exempted from holding a license pursuant to a CRTC public notice issued in 2003. Cable distribution undertakings that are fully interconnected with other broadcasting distribution undertakings will be ineligible for this exemption unless the aggregate number of customers served by the interconnected broadcast distribution undertakings is less than 6,000. Three such networks benefit from the exemption by having reduced administrative costs and regulatory burdens. As a result, Videotron still operates 26 licensed networks. Vidéotron has interconnected three small, remote and exempted networks to its main cluster recently. We have filed applications with the CRTC to obtain licences since exempted network cannot be interconnected.
      In November 2003, the CRTC finalized the regulatory framework that will govern the distribution of digital signals by over-the-air television stations (Broadcasting Public Notice CRTC 2003-61). The CRTC requires broadcasting distribution undertakings to distribute the primary digital signal of a licensed over-the-air television service in accordance with the priorities that currently apply to the distribution of the analog version of the services. The CRTC expects all broadcasting distribution undertakings to implement the necessary upgrades. Analog carriage can be phased-out only once 85% of a particular broadcasting distribution undertaking’s customers have digital receivers or set-top boxes that can convert digital signals to analog. Exempt undertakings will not be required to duplicate mandatory services in digital format. A further proceeding to establish a licensing framework governing the transition of pay and specialty services to high definition, or HD, signals was initiated in August 2004. In Broadcasting Public Notice CRTC 2006-23 of 27 February 2006, the CRTC established a new policy entitled Digital migration framework in order to deal with the ending of analog distribution for pay and specialty services. From then on, BDUs must obtain consent from pay and specialty programming services before beginning digital distribution. Vidéotron had digitized all analog programming services prior to implementation of this policy. In French-language markets, the programming services included in the analog basic services must also be included in the digital basic service. BDUs now have to maintain in digital a mirror of their analog tiering and must keep on distributing all currently distributed programming services in the analog form until 1st January 2010 or until one of the two following eventualities: 1st January 2013 or 85% of the subscribers have access to digital distribution. By then, no discretionary programming services will be tariffed anymore. All other existing tiering and linkage rules continue applying in the digital distribution. The CRTC intend to entrench this policy into regulations. Vidéotron intend to oppose the implementation of such regulations because it could very well be necessary to shut down the analog extented tier before 2010 in order to have sufficient bandwidth to offer high definition broadcast services as well as state of the art telecom services to the public.
      In order to conduct our business, we must maintain our broadcasting distribution undertaking licenses in good standing. Failure to meet the terms of our licenses may result in their short-term renewal, suspension, revocation or non-renewal. We have never failed to obtain a license renewal for any cable systems.

Distribution of Canadian Content
      The Broadcasting Distribution Regulations issued by the CRTC pursuant to the Broadcasting Act (Canada) mandate the types of Canadian and non-Canadian programming services that may be distributed by broadcasting distribution undertakings, or BDUs, including cable television systems. For example, Canadian television broadcasters are subject to “must carry” rules which require terrestrial distributors, like cable and MDS systems, to carry the signals of local television stations and, in some instances, regional television stations as part of their basic service. The guaranteed carriage enjoyed by local television broadcasters under the “must carry” rules is designed to ensure that the signals of local broadcasters reach cable households and enjoy advantageous channel placement. Furthermore, cable operators, DBS operators and MDS operators must offer their customers more Canadian programming than non-Canadian programming services. In summary, each cable television system is required to distribute all of the Canadian programming services that the CRTC has determined are appropriate for the market it serves, which includes local and regional television stations, certain specialty channels and pay television channels, and a pay-per-view service, but does not include Category Two digital services and video-on-demand services.
      As revised from time to time, the CRTC has issued a list of non-Canadian programming services eligible for distribution in Canada on a discretionary user-pay basis to be linked along with Canadian pay-television services or with Canadian specialty services. The CRTC currently permits the linkage of up to one non-Canadian service for one Canadian specialty service and up to five non-Canadian services for every one Canadian pay-television service. In addition, the number of Canadian services received by a cable television customer must exceed the total number of non-Canadian services received. The CRTC decided that it would not be in the interest of the Canadian broadcasting system to permit the distribution of certain non-Canadian pay-television movie channels and specialty programming services that could be considered competitive with licensed Canadian pay-television and specialty services. Therefore, pay-television movie channels and certain specialty programming services available in the United States and other countries are not approved for distribution in Canada. Following recent CRTC policy statements, most foreign third language (other than English and French) programming services can be eligible for distribution in Canada if approved by the CRTC and if legacy Canadian services of the same language are distributed as well.
      Also important to broadcasting operations in Canada are the specialty (or thematic) programming service access rules. Cable systems in a French-language market, such as Videotron’s, with more than 6,000 customers are required to offer each analog French-language Canadian specialty and pay television programming service licensed, other than religious specialty services, to the extent of available channels. Similarly, DBS satellite operators must, by regulation, distribute all Canadian specialty services other than Category Two digital specialty services and religious specialty services. Moreover, all licensed specialty services, other than Category Two digital specialty services and religious specialty services, as well as at least one pay television service in each official language, must be carried by larger cable operators, such as Videotron, when digital distribution is offered. These rules seek to ensure wider carriage for certain Canadian specialty services than might otherwise be secured through negotiation. However, Category Two digital specialty services do not benefit from any regulatory assistance guaranteeing distribution other than a requirement that a cable operator distribute at least five unrelated Category Two digital specialty services for each Category Two digital specialty service distributed by such cable operator in which such cable operator or its affiliates control more than 10% of the total shares. Cable systems (not otherwise exempt) and DBS satellite operators are also subject to distribution and linkage requirements for programming services set by the CRTC and amended from time to time which include requirements that link the distribution of eligible non-Canadian satellite programming services with Canadian specialty and pay television services.

1998 Broadcasting Distribution Regulations
      The Broadcasting Distribution Regulations enacted in 1998, also called the 1998 Regulations, apply to distributors of broadcasting services or broadcasting distribution undertakings in Canada. The 1998 Regulations promote competition between broadcasting distribution undertakings and the development of new technologies for the distribution of such services while ensuring that quality Canadian programs are exhibited. The 1998 Regulations introduced important new rules, including the following:

•	Competition, Carriage Rules and Signal Substitution. The 1998 Regulations provide equitable opportunities for all distributors of broadcasting services. Similar to the signal carriage and substitution requirements that are imposed on existing cable television systems, under the 1998 Regulations, new broadcasting distribution undertakings are also subject to carriage and substitution requirements. The 1998 Regulations prohibit a distributor from giving an undue preference to any person, including itself, or subjecting any person to an undue disadvantage. This gives the CRTC the ability to address complaints of anti-competitive behavior on the part of certain distributors.

•	A significant aspect of television broadcasting in Canada is simultaneous program substitution, or simulcasting, a regulatory requirement under which Canadian distribution undertakings, such as cable television systems with over 6,000 customers, are required to substitute the foreign programming service, with local Canadian signal, including Canadian commercials, for broadcasts of identical programs by a U.S. station when both programs are exhibited at the same time. These requirements are designed to protect the program rights that Canadian broadcasters acquire for their respective local markets. The CRTC, however, has suspended the application of these requirements to DTH satellite operators for a period of time, so long as they undertake certain alternative measures, including monetary compensation to a fund designed to help finance regional television productions.

•	Canadian Programming and Community Expression Financing Rules. All distributors, except systems with less than 2,000 customers, are required to contribute at least 5% of their gross annual broadcast revenues to the creation and presentation of Canadian programming including community programming. However, the allocation of these contributions between broadcast and community programming can vary depending on the type and size of the distribution system involved.

•	Inside Wiring Rules. The CRTC determined that the inside wiring portion of cable networks creates a bottleneck facility that could affect competition if open access is not provided to other distributors. Incumbent cable companies may retain the ownership of the inside wiring but must allow usage by competitive undertakings to which the cable company may charge a just and reasonable fee for the use of the inside wire. On September 3, 2002, the CRTC established a fee of $0.52 per customer per month for the use of cable inside wire in MDUs. On October 9, 2002, the CRTC, had ordered Câblage QMI and Videotron to comply with the inside wiring access rules. In Broadcasting Decision CRTC 2005-223 of May 31, 2005, the CRTC rescinded the Mandatory Order issued against Videotron and its subsidiaries. In Broadcasting Public Notice CRTC 2005-83 of August 15, 2005, the CRTC called for comments on possible regulatory amendments that would expand competitive access to inside wire owned by a cable licensee and installed in properties, such as hotels, hospitals, nursing homes and other commercial or institutional premises that are used to house transient residents as well as in office buildings, retail stores or other types of non-residential properties. Videotron has opposed this expansion of the regulations because such access would make what we have considered “commercial accounts” more vulnerable to competition.
Rates
      Our revenue related to cable television is derived mainly from (a) monthly subscription fees for basic cable service; (b) fees for premium services such as specialty services, pay-television, pay-per-view television and video-on-demand; and (c) installation and additional outlets charges.
      The CRTC does not regulate the fees charged by non-cable broadcast distribution undertakings and does not regulate the fees charged by cable providers for non-basic services. The basic service fees charged by

Class 1 (6,000 customers or more) cable providers are regulated by the CRTC until true competition exists in a particular service area, which occurs when:

(1) 30% or more of the households in the licensed service area have access to the services of another broadcasting distribution undertaking. The CRTC has advised that as of August 31, 1997, the 30% availability criterion was satisfied for all licensed cable areas; and

(2) the number of customers for basic cable service has decreased by at least 5% since the date on which a competitor started offering its basic cable service in the particular area.
      For all but two minor service areas, our basic service fees for our customers have been deregulated.
      The CRTC further restricts installation fees to an amount that does not exceed the average actual cost incurred to install and connect the outlet to a household situated in a residential area.
      Subject to certain notice and other procedural requirements, for Class 1 cable systems still regulated, we may increase our basic service rates so as to pass through to customers increases in CRTC authorized fees to be paid to specialty programming services distributed on our basic service. However, the CRTC has the authority to suspend or disallow such an increase.
      In the event that distribution services may be compromised as a result of economic difficulties encountered by a Class 1 cable distributor, a request for a rate increase may be submitted to the CRTC. The CRTC may approve an increase if the distributor satisfies the criteria then in effect for establishing economic need.
Winback Restrictions
      In a letter decision dated April 1, 1999, the CRTC established rules, referred to as the winback rules, that prohibit the targeted marketing by incumbent cable companies of customers who have cancelled basic cable service. These rules require us and other incumbent cable companies to refrain for a period of 90 days from: (a) directly contacting customers who, through an agent, have notified their cable company of their intention to cancel basic cable service; and (b) offering discounts or other inducements not generally offered to the public, in instances when customers personally initiate contact with the cable company for the purpose of cancelling basic cable service. In August of 2004 (Public Notice CRTC 2004-62), the CRTC has decided that it will no longer require incumbent cable companies to adhere to winback rules with respect to customers who reside in single unit dwellings. However, the CRTC has also determined that the winback rules should continue to apply to incumbent cable companies with respect to their dealings with individual customers who reside in multiple unit dwellings. The CRTC has further determined that incumbent cable companies are prohibited from initiating communication with residents of a multiple unit dwelling for a period of 90 days from the date on which a new entrant enters into an access agreement to provide service in the multiple unit dwelling. Moreover, the CRTC now requires incumbent cable companies to refrain from the targeted marketing of all residents of a multiple unit dwelling, or from offering them discounts or other inducements not generally available to the public, for a period of 90 days following the date on which a new entrant enters into an access agreement to offer services in the multiple unit dwelling.
      In February 2001, the CRTC also announced similar “winback” restrictions on certain cable operators, including Videotron, in the Internet service market. These restrictions limit cable operators’ ability to “win back” Internet service customers who have chosen to switch to another Internet service provider within 90 days of the customer’s switch.
      With respect to VoIP services, the CRTC decided in May 2005, as part of its announced regulatory framework for VoIP services, that it was not necessary to apply “winback” restrictions to cable operators. However, it determined that the winback restrictions for ILECs were necessary to foster competition and it extended the winback rules applicable to ILECs for local exchange services to ILECs’ local VoIP services. These rules provided for a twelve-month no contact period in the case of residential customers and a three-month no contact period for business customers. The no contact period for residential customers has since been reduced to three months. An appeal has been filed with the Federal Court of Appeal by several ILECs on the grounds that these no contact rules violate constitutional rights to freedom of expression. A group of ILECs had filed an earlier application before the CRTC seeking to eliminate the CRTC’s prevailing winback restrictions on local telephony on the same constitutional grounds, which application was rejected on April 6, 2006. If the appeal to the Federal Court of Appeal is successful, we could face a more challenging marketing environment for our local telephony services offering.
Copyright Board Proceedings
      Certain copyrights in radio, television and pay audio programming are administered collectively and tariff rates are established by the Copyright Board of Canada. Tariffs set by the Copyright Board are generally applicable until a public process is held and a decision of the Copyright Board is rendered for a renewed tariff. Renewed tariffs are often applicable retroactively. Proposed tariffs for online music activities are also under review by the Copyright Board. See “— Proposed Tariffs in Respect of Online Activities” below.

Royalties for the Retransmission of Distant Signals
      Following the implementation in 1989 of the Canada-U.S. Free Trade Agreement, the Copyright Act (Canada) was amended to require retransmitters, including Canadian cable television operators, to pay royalties in respect of the retransmission of distant television and radio signals.
      Since this legislative amendment, the Copyright Act (Canada) empowers the Copyright Board of Canada to quantify the amount of royalties payable to retransmit these signals and to allocate them among collective societies representing the holders of copyright in the works thus retransmitted. Regulated cable television operators cannot automatically recover such paid retransmission royalties from their customers, although such charges might be a component of an application for a basic cable service rate increase based on economic need.
      Distant television signal retransmission royalties vary from $100 per year for Class 3 cable systems and from $0.30 to $0.65 per customer per month for Class 2 cable systems serving areas with fewer than 1,500 customers and to $0.70 per customer per month for more than 6,000 customers (Class 1 cable systems), except in French-language markets. In French-language markets, there is a 50% rebate for Class 1 and Class 2 cable systems, where the maximum rate is $0.35 per customer per month. The same pricing structure, with lower rates, still applies for distant radio signal transmission. All of Videotron’s undertakings operate in French-language-markets. In 2003, the collective societies representing copyright holders filed with the Copyright Board of Canada a tariff request to increase to $1.00 per customer per month the distant signal retransmission royalty applicable to systems of more than 6,000 customers for the years 2000 to 2008. In December 2003, the 2003 tariff was extended indefinitely on an interim basis until the Copyright Board rules on the proposed tariff, and a hearing in respect of the proposed tariff had been scheduled for October 2005. The parties have, however, reached an agreement in March 2005 on the rates and the tariff prior to the initiation of the public hearing process. The distant television signal retransmission royalties will be an annual average of approximately $0.80 for Class 1 systems with a 50% rebate for French-language markets, until 2008.

Royalties for the Transmission of Pay and Specialty Services
      In 1989, the Copyright Act (Canada) was amended, in particular, to define copyright as including the exclusive right to “communicate protected works to the public by telecommunication.” Prior to the amendment, it was generally believed that copyright holders did not have an exclusive right to authorize the transmission of works carried on radio and television station signals when these signals were not broadcast but rather transmitted originally by cable television operators to their customers. In 1996, at the request of the Society of Composers, Authors and Music Publishers of Canada (SOCAN) the Copyright Board approved Tariff 17A, which required the payment of royalties by broadcasting distribution undertakings, including cable television operators, that transmit musical works to their customers in the course of transmitting television services on a subscription basis. Through a series of industry agreements, this liability was shared with the pay and specialty programming services.

      In March 2004, the Copyright Board changed the name of this tariff from Tariff 17A to Tariff 17 and rendered its decision setting Tariff 17 royalty rates for 2001 through 2004. The Copyright Board changed the structure of Tariff 17 to calculate the royalties based on the revenues of the pay and specialty programming services (affiliation payments only in the case of foreign and pay services, and all revenues in the case of Canadian specialty services) and set a basic royalty rate of 1.78% for 2001 and 1.9% for 2002 through 2004. The basic royalty rate is subject to reductions in certain cases, although there is no French-language discount. SOCAN has agreed that the 2005 and 2006 tariff will continue on the same basis as in 2004, the royalty rate remaining at 1.9%.

Royalties for Pay Audio Services
      The Copyright Board of Canada rendered a decision on March 16, 2002 regarding two new tariffs for the years 1997-1998 to 2002, which provide for the payment of royalties from programming and distribution undertakings broadcasting pay audio services. The tariffs fix the royalties payable to SOCAN and to the Neighbouring Rights Collective of Canada, or NRCC, respectively, during this period at 11.115% and 5.265% of the affiliation payments payable during a month by a distribution undertaking for the transmission for private or domestic use of a pay audio signal. The royalties payable to SOCAN and NRCC by a small cable transmission system, an unscrambled low or very low power television station or by equivalent small transmission systems during this period were fixed by the Board at 5.56% and 2.63%, respectively, of the affiliation payments payable during a year by the distribution undertaking for the transmission for private or domestic use of a pay audio signal. Royalties payable by a system located in a French-language market during this period are calculated at a rate equal to 85% of the rate otherwise payable.
      In February 2005, the Copyright Board rendered its decision setting pay audio services royalties for 2003 through 2006. The Copyright Board fixed the rate of royalties payable to SOCAN and NRCC during this period to 12.35% and 5.85%, respectively, of the affiliation payments payable during a month by a distribution undertaking for the transmission for private or domestic use of a pay audio signal. In addition, the Copyright Board established the rate of royalties payable to SOCAN and NRCC during this period at 6.17% and 2.95%, respectively, for a small cable transmission system, an unscrambled low or very low power television station or an equivalent small transmission system. The Copyright Board also eliminated the previously effective 15% discount to royalties payable by a system located in a French-language market. We have made interim royalty payments for 2003 and 2004 based on the lower royalty rate of the 2002 tariffs. The retroactive royalty obligations to SOCAN and NRCC owed by us since 2003 were paid in 2005.

Tariff in Respect of Internet Service Provider Activities
      In 1996, SOCAN proposed a tariff (Tariff 22) to be applied against Internet service providers, in respect of composers’/publishers’ rights in musical works communicated over the Internet to Internet service providers’ customers. SOCAN’s proposed tariff was challenged by a number of industry groups and companies. In 1999, the Copyright Board decided that Internet service providers should not be liable for the communication of musical works by their customers, although they might be liable if they themselves operated a musical website. In June 2004, the Supreme Court of Canada upheld this portion of the decision of the Copyright Board and determined that Internet service providers do not incur liability for copyright content when they engage in normal intermediary activities, including web hosting for third parties and caching. SOCAN’s tariff proposal will, therefore, be subject to further consideration by the Copyright Board to determine what royalties should be paid by content providers in respect of music communicated over the Internet. A proposed amendment to the Copyright Act (Canada) was introduced in June 2005 in Parliament to exempt ISPs for copyright liability for merely providing customers with access to the Internet and not operating the web site itself. It is premature to predict whether the amendment will be reintroduced in Parliament and enacted into law.

Proposed Tariffs in Respect of Online Activities
      The Copyright Board is currently reviewing various tariff proposals that would apply to the use of music on the Internet, including, among others, websites that use audio webcasts of any kind which contain music, online music services and other similar undertakings using musical works on the Internet. If all such proposed tariffs are approved by the Copyright Board, it may have a significant impact on our online music activities. It is currently anticipated that public hearings regarding online music service tariffs will be held by the Copyright Board during the third quarter of 2006.
Canadian Broadcast Programming (Television Stations)

Programming of Canadian Content
      CRTC regulations require licensees of television stations to maintain a specified percentage of Canadian content in their programming. Television broadcasters are subject to regulations requiring that, over the broadcast year and over any six-month period specified in the license, a minimum of 60% of the aggregate programming shown during the broadcast day (a continuous 18-hour period between 6:00 a.m. and 1:00 a.m. the following day) must be of Canadian origin. Canadian origin is most commonly achieved on the basis of a points system requiring that a number of creative and production staff be Canadian and that specified Canadian production expenditure levels be met. In addition, not less than 50% of the aggregate programming between the hours of 6:00 p.m. and 12:00 midnight over the broadcast year must be of Canadian origin. Specialty or thematic television channels also have to maintain a specified percentage of Canadian content in their programming generally set forth in the conditions of their license.
      Since September 1, 2000, we have been subject to a CRTC policy requiring the largest multi-station ownership groups to broadcast over the broadcast year on average a minimum of eight hours per week of priority programming during prime time, from 7:00 p.m. to 11:00 p.m. To permit greater flexibility in meeting these requirements, the definitions of priority programs and prime time have been expanded. Priority programming now includes Canadian-produced drama, music and dance, variety and long-form documentaries, but does not include news and information or sports programming. Quantitative commitments and fixed spending requirements have been eliminated.

Advertising
      The CRTC also regulates the quantity and content of television advertising. A television licensee shall not broadcast more than 12 minutes of advertising during any hour subject to certain exceptions for unpaid public service announcements and promotions for upcoming Canadian programs. According to Broadcasting Public Notice CRTC 2004-93 of November 29, 2004, any English-language licensee broadcasting, in peak time, certain Canadian television drama program with an hourly production budget of at least $800,000 and a licence fee of at least $300,000, will be permitted to broadcast three minutes of additional advertising for each hour broadcast. SUN TV does not produce Canadian drama. According to Broadcasting Public Notice CRTC 2005-8 of January 27, 2005, French-language conventional television stations broadcasting original French-language Canadian drama programming can, in certain circumstances qualify for two to seven minutes of additional advertising for each original hour of drama broadcast additional advertising minutes, depending on the type of drama. The TVA network has applied for that relief and the application has been approved. Advertising content is also regulated by various federal and provincial statutes and regulations, as well as by standards in the Canadian television broadcasting industry.

Broadcasting License Fees
      Broadcasting licensees are subject to annual license fees payable to the CRTC. The license fees consist of two fees. One fee allocates the CRTC’s regulatory costs for the year to licensees based on a licensee’s proportion of the gross revenue derived during the year from the licensed activities of all licensees whose gross revenues exceed specific exemption levels. The other fee, also called the Part II license fee, for a broadcasting distribution undertaking, is 1.365% of the amount by which its gross revenue derived during the year from its licensed activity exceeds $175,000. Our broadcasting distribution activities are subject to both fees. In February 2004, we filed a claim before the Federal Court on the basis that the Part II license fee is similar to a tax levy and that the CRTC has no jurisdiction to impose a tax. We expect that our claim will be heard by the

Federal Court later this year or early in 2007. A similar claim has also been filed by the Canadian Association of Broadcasters.
Canadian Telecommunications Services

Jurisdiction
      The provision of telecommunications services in Canada is regulated by the CRTC pursuant to the Telecommunications Act (Canada). With certain exceptions, companies that own or operate transmission facilities in Canada that are used to offer telecommunications services to the public for compensation are deemed “telecommunications common carriers” under the Telecommunications Act (Canada) administered by the CRTC and are subject to regulation. Cable operators offering telecommunications services are deemed “Broadcast Carriers.”
      The Telecommunications Act (Canada), which came into force on October 25, 1993, as amended, provides for the regulation of facilities-based telecommunications common carriers under federal jurisdiction. Under the Telecommunications Act (Canada), the CRTC may exempt any class of Canadian telecommunications carriers from the application of the Telecommunications Act (Canada) if the CRTC is satisfied that such an exemption is consistent with implementation of the Canada telecommunications policy objectives. The CRTC must refrain from regulating certain telecommunications services or classes of services provided by Canadian carriers, if it finds that such service or class is or will be subject to competition sufficient to protect the interests of users. The CRTC is prohibited from making a determination to refrain if refraining from regulation could likely impair unduly the establishment or continuance of a competitive market for a particular service or class of services.
      In the Canadian telecommunications market, Videotron operates as a CLEC and a Canadian broadcast carrier since its merger with Videotron Telecom.

Overview of the Telecommunications Competition Framework
      Competition in the Canadian long-distance and local telephony markets is guided to a large extent by the principles set out in Telecom Decision CRTC 92-12, which removed the telephone companies’ monopoly in the provision of public long-distance voice telecommunications services, Review of Regulatory Framework, Telecom Decision CRTC 94-19, which sets out the principles for a new, pro-competitive regulatory framework, and Local Competition Telecom Decision CRTC 97-8, which establishes the policy framework for local exchange competition. This latter decision, along with four others (Telecom Decision CRTC 97-9, CRTC Telecom Orders 97-590 and 97-591, as well as CRTC Public Notice 1997-49) comprise the Local Competition Decisions (the “LC Decisions”), which set out many of the terms and conditions for competitive entry in the market for local telephony services. A number of technical, operating and other details are being established through subsequent proceedings and meetings of the CISC.

Application of Canadian Telecommunications Regulation
      In a series of decisions, the CRTC has determined that the carriage of “non-programming” services by cable companies results in the company being regulated as a carrier under the Telecommunications Act (Canada). This applies to a company serving its own customers, or allowing a third party to use its distribution network to provide non-programming services to customers, such as providing access to cable Internet services.
      In addition, the CRTC regulates the provision of telephony services in Canada. On May 1, 1997, the CRTC established the regulatory framework for the provision of competitive local telephony services in Canada. Among the key elements of this framework are: a technical form of interconnection based on a co-carrier (i.e., peer-to-peer) relationship between the ILEC and CLECs; mutual compensation for traffic termination (including Bill & Keep compensation at low levels of traffic imbalance); effective deregulation of CLEC retail service offerings with the exception of certain social obligations such as the provision of enhanced 911 service; and the imposition of a series of regulatory safeguards on the ILECs to protect against anti-

competitive conduct on their part, including retail tariffing requirements, service bundling restrictions and winback restrictions.
      Elements of the CRTC’s telecommunications regulatory framework to which Videotron is subject include: interconnection standards and inter-carrier compensation arrangements; the mandatory provision of equal access (i.e. customer choice of long distance provider); standards for the provision of 911 service, message relay service and certain privacy features; and the obligation not to prevent other local exchange carriers from accessing end-users on a timely basis under reasonable terms and conditions in multi-dwelling units where Videotron provides service.
      Generally speaking, the CRTC has pursued a policy of favouring facilities-based competition in telecommunications. Key to the CRTC’s framework are decisions issued on January 25, 2001 and June 30, 2003, respectively, regarding access to municipal rights of way and access to multi-dwelling units. In both cases, the CRTC adopted a policy of open access, with fees generally limited to recovering costs reasonably incurred. Application of the framework principles to individual access cases, however, has encountered resistance from certain municipalities and building owners. It remains to be determined whether any of these access cases will need to be brought before the CRTC for resolution.
      On February 3, 2005, the CRTC issued a decision re-affirming and expanding a tariff regime initially establishing in June 2002 whereby competitive carriers may purchase certain digital network services from the ILECs at reduced cost-based rates. This regime had undermined Videotron’s position in the wholesale market for business telecommunications services. To remain competitive with the ILECs in the wholesale market, Videotron has substantially reduced the rates it charges other competitive carriers for certain digital network services that would be eligible under the new tariff regime were they purchased from the ILEC. On July 28, 2005, Quebecor Media, on behalf of Videotron, filed an application with the CRTC seeking compensation for financial losses incurred as a result of this regime, on the same basis as the compensation already accorded to the ILECs. The compensation requested amounted to $13.2 million for the period June 1, 2002 to June 30, 2005. The CRTC has denied our application, and we do not intend to pursue an appeal.
      On May 12, 2005, the CRTC established a framework for regulating voice communications services using Internet Protocol that regulates only local VoIP services but not peer-to-peer VoIP services. The regulatory framework governing competition for local telephony services will apply to local VoIP services. As a result, local VoIP services provided in-territory by ILECs are subject to economic regulation and prior tariff approval, whereas local VoIP services provided by competitors such as Videotron are not. The CRTC also ruled that cable operators, such as Videotron, are required to fulfill obligations imposed on CLECs when providing local VoIP services, and must also remove any restrictions that would prevent third-party Internet service providers from offering VoIP services over Internet access facilities leased from the cable operators on a wholesale basis. It further determined that revenues from VoIP services are contribution-eligible for purposes of the revenue-based contribution regime established by the CRTC to subsidize residential telephone services in rural and remote parts of Canada. We believe that our VoIP service plans will not be altered materially by the CRTC’s decision. However, on July 28, 2005, Bell Canada and other ILECs filed a petition with the Federal Cabinet requesting Cabinet to overturn that part of the CRTC’s decision that applies economic regulation and prior tariff approval to the ILECs’ VoIP offerings. Within one year of the CRTC’s decision, Cabinet has the authority, if the petition is successful, to vary or rescind the decision or refer it back to the CRTC for reconsideration. A successful petition could have a material impact on our business ability to compete with the ILECs in the local telephony market.
      On April 6, 2006, the CRTC issued a decision setting out the framework for the forbearance from regulation of local exchange services (including local VoIP services) offered by the ILECs. Most significantly, the CRTC has decided that (i) residential local exchange services and business local exchange services are in different relevant markets; (ii) the relevant geographic market for local forbearance analysis is the census metropolitan area (for urban markets) and the sub-provincial economic region (for rural markets); and (iii) the incumbent carrier must suffer a 25% market share loss in the relevant market, in addition to satisfying a range of criteria related to the availability and quality of provision of services to competitors, before forbearance can be sought in any given market. The CRTC also reduced the residential no contact period under the local incumbent winback restrictions from 12 months to 3 months, and indicated it is predisposed to favourably consider applications for complete removal of these restrictions in a given market once the incumbent has suffered a 20% market share loss. We believe that our local telephony service plans will not be materially altered by the CRTC’s decision.

Right to Access to Telecommunications and Hydro-Electric Support Structures
      The CRTC has concluded that some provisions of the Telecommunications Act (Canada) may be characterized as encouraging joint use of existing support structures of telephone utilities to facilitate efficient deployment of cable distribution undertakings by Canadian carriers. We access these support structures in exchange for a tariff that is regulated by the CRTC. If it were not possible to agree on the use or conditions of access with a support structure owner, we could apply to the CRTC for a right of access to a supporting structure of a telephone utility. The Supreme Court of Canada, however, held on May 16, 2003 that the CRTC does not have jurisdiction under the Telecommunications Act (Canada) to establish the terms and conditions of access to the support structure of hydro-electricity utilities. Terms of access to the support structures of hydro-electricity utilities must therefore be negotiated with those utilities.
      We entered into an agreement, which ran through December 2005, for access to the support structures of hydro-electricity utilities in Québec. We are currently negotiating the renewal of this agreement with Hydro-Québec, the hydro-electricity monopoly in our licensed areas. If we cannot come to an agreement with Hydro-Québec, we may file an application to a provincial administrative tribunal under An Act respecting certain public utility installations (Québec) to establish the terms and conditions on which we could access the Hydro-Québec support structure.
      We also have a limited number of facilities in Ontario. In March 2005, pursuant to an application filed by the Canadian Cable Telecommunications Association, or the CCTA, the Ontario Energy Board, or the OEB, established a uniform rate for access to electricity distribution power poles in Ontario for the purpose of transmitting cable services of $22.35 per pole per year for the use of Ontario electric utility poles by cable television providers and other parties. The OEB Decision stated that an electricity distributor could apply for a different charge where the electricity distributor costs were not adequately recovered through the approved charge. The rate established by the OEB represents a significant increase relative to earlier prevailing rates.

Access by Third Parties to Cable Networks
      In Canada, access to the Internet is a telecommunications service. While Internet access services are not regulated on a retail (price and terms of service) basis, Internet access for third-party Internet service providers is mandated and tariffed according to conditions approved by the CRTC for cable operators.
      On July 6, 1999, the CRTC required certain of the largest cable operators, including Videotron, to submit tariffs for cable Internet access services, known as open access or third party access, in order to allow competing retail Internet service providers, to offer such services over a cable infrastructure. Some of our tariff elements, most notably the per end-user rate we may charge to third-party Internet service providers, were approved by the CRTC on an interim basis in August 2002. A revised cost study for our per end-user rate was filed with the CRTC in August 2004 and is under consideration. Other tariff elements, most notably those related to our interconnection architecture and service charges, were approved by the CRTC on an interim basis in November 2004. Other technical, operational and business policies to implement access services were addressed by the CRTC Interconnection Steering Committee, or CISC, and technical tests were concluded.
      Final tariff rates for our per end-user charge to Internet service providers and our other third-party interconnection service charges will be established pursuant to CRTC follow-up proceedings currently underway. Operations by one third-party Internet service provider interconnected to our cable network commenced in the fourth quarter of 2005. Several other providers are in the process of interconnecting.
      Until third-party access to our cable network is provided, the CRTC requires certain of the largest cable operators, including Videotron, to allow third-party retail Internet service providers to purchase for the purpose of resale its retail cable Internet services at a discount of 25% off the lowest retail Internet service rate charged by Videotron to its cable customers during a one-month period. This resale obligation will cease to be mandated once facilities-based access is available to Internet service providers. We expect some, if not all, of our existing resellers to migrate their customers to our third-party Internet access service.
      As part of the CRTC’s announced regulatory framework for VoIP, on May 12, 2005 the CRTC directed that large cable carriers, such as us, remove restrictions in their third-party Internet access tariffs in order to allow third-party Internet service providers to provide VoIP services in addition to retail Internet services.

Foreign Ownership Restrictions
      In November 2002, the federal Minister of Industry initiated a review of the existing foreign ownership restrictions applicable to telecommunications carriers. In April 2003, the House of Commons Standing Committee on Industry, Science and Technology released a report of its study of the issue of foreign direct investment restrictions applicable to telecommunications common carriers. The House of Commons Standing Committee on Industry, Science and Technology, recommended, among other things, that the Government of Canada remove the existing foreign ownership restrictions in the telecommunications industry and ensure that any changes made to the Canadian ownership and control requirements applicable to telecommunications common carriers be applied equally to broadcasting distribution undertakings. In June 2003, the House of Commons Standing Committee on Canadian Heritage released a report of its review of the Broadcasting Act (Canada) and, among other things, recommended that the current restrictions on foreign ownership relating to broadcasting, cable and telecommunications remain. On April 4, 2005, the Canadian Government released a response to the report of the latter committee wherein it stated, among other things, that “the Government wishes to indicate that it is not prepared to modify foreign ownership limits on broadcasting or content more generally.” However, it acknowledged the appointment by Industry Canada of an independent panel of experts, the Telecommunications Policy Review Panel, to review Canada’s telecommunications policy and regulation of telecommunications and that the panel’s work may be helpful in shedding new light on the issue. One of the many terms of reference for this panel include consideration of Canada’s foreign investment restrictions in telecommunications and whether they should be removed.
      The panel issued its report on March 22, 2006. In its report, the panel proposed that a broadcasting policy review be undertaken to resolve issues related to the separation of Canadian broadcasting “content” policy from policies for the “carriage” of telecommunications. Pending completion of this review, the panel proposed that the government adopt a phased and flexible approach to liberalization of restrictions on foreign investment in telecommunications service providers to the extent that they are not subject to the Broadcasting Act. In the first phase, the Telecommunications Act would be amended to give the federal Cabinet authority to waive the foreign ownership and control restrictions on Canadian telecommunications common carriers when it deems a foreign investment or class of investments to be in the public interest. During the first phase, there would be a presumption that investments in any new start-up telecommunications investment or in any telecommunications common carrier with less than 10 percent of the revenues in any telecommunications service market are in the public interest. The second phase of liberalization would be undertaken after completion of the proposed review of broadcasting policy, and would consist of a broader liberalization of the foreign investment rules in a manner that treats all telecommunications common carriers including the cable telecommunications industry in a fair and competitively neutral manner. We cannot predict whether the recommendations made by the panel will be acted upon by the government. Given the increasing level of convergence in the industry and competition with traditional telecommunications carriers, a change to the current regulatory regime allowing for greater foreign investment in telecommunications carriers, without a comparable change allowing for greater foreign investment for broadcasting distribution undertakings, may adversely affect our ability to compete with some of our competitors who are telecommunication carriers.

Canadian Publishing
      Federal and provincial laws do not directly regulate the publication of newspapers in Canada. There are, however, indirect restrictions on the foreign ownership of Canadian newspapers by virtue of certain provisions of the Income Tax Act (Canada). The Income Tax Act (Canada) limits the deductibility by Canadian taxpayers of advertising expenditures which are made in a newspaper other than a “Canadian issue” of a “Canadian newspaper.” For any given publication to qualify as a Canadian issue of a Canadian newspaper, the entity that publishes it, if publicly traded on a prescribed stock exchange in Canada, must ultimately be controlled, in law and in fact, by Canadian citizens and, if a private company, must be at least 75% owned, in law and in fact, in vote and in value, by Canadians. In addition, the publication must, with limited exceptions, be printed and published in Canada and edited in Canada by individuals resident in Canada. All of our newspapers qualify as “Canadian issues” of “Canadian newspapers” and, as a result, our advertisers generally have the right to deduct their advertising expenditures with us for Canadian tax purposes.

MANAGEMENT
Directors and Executive Officers
      The following table presents certain information concerning our directors and executive officers as of the date of this prospectus:

Name and Municipality of Residence	Age	Position

Serge Gouin(1) Montréal, Quebec	63	Director and Chairman of the Board of Directors and Chairman of the Compensation Committee
Jean La Couture , FCA(2)	60	Director and Chairman of the Audit Committee
Montréal, Quebec
André Delisle (2)	60	Director
Montréal, Quebec
A. Michel Lavigne , FCA(1)(2)	56	Director
Brossard, Quebec
Samuel Minzberg (1)	56	Director
Westmount, Québec
The Right Honourable Brian
Mulroney , P.C., C.C., LL.D	67	Director
Westmount, Québec
Jean Neveu	65	Director
Longueuil, Québec
Érik Péladeau Rosemère, Quebec	51	Director and Vice Chairman of the Board of Directors
Pierre Karl Péladeau Montréal, Quebec	44	Director, Chief Executive Officer and Vice Chairman of the Board of Directors
Normand Provost	51	Director
Longueuil, Quebec
Pierre Francoeur	53	President and Chief Operating Officer
Ste-Adèle, Quebec
Luc Lavoie	50	Executive Vice President, Corporate Affairs
Montréal, Quebec
Mark D’Souza	45	Vice President, Finance
Beaconsfield, Quebec
Sylvain Chamberland	43	Vice President, Business/Media Development
Ile Dupas, Quebec
Richard Soly	68	Executive Vice President, Marketing & Content
Montréal, Quebec
Louis St-Arnaud	59	Senior Vice President, Legal Affairs and Secretary
Mont-Saint-Hilaire, Quebec
Bruno Péloquin Montréal, Quebec	41	Senior Vice President, Strategic Development, Customer Relations
Pierre Lampron	60	Vice President, Institutional Relations
Outremont, Quebec
Michel Ethier	51	Vice President, Taxation
Montréal, Quebec
Jean-François Pruneau	35	Treasurer
Repentigny, Quebec
Jean-François Richard	47	Vice President, Advertising Convergence
Kirkland, Quebec
Denis Sabourin	45	Vice President and Corporate Controller
Kirkland, Quebec
Claudine Tremblay Montréal, Quebec	52	Senior Director, Corporate Secretariat and Assistant Secretary

Name and Municipality of Residence	Age	Position

Édouard G. Trépanier	55	Vice President, Regulatory Affairs
Boucherville, Quebec
Sylvie Cordeau	41	Vice President, Communications
Verdun, Quebec

(1)	Member of our Compensation Committee.

(2)	Member of our Audit Committee.
      Serge Gouin, Director, Chairman of the Board of Directors and Chairman of the Compensation Committee. Mr. Gouin has been a Director of Quebecor Media Inc. since May 25, 2001, and he re-assumed the position of Chairman of the Board of Directors in May 2005, having also held that position from January 2003 to March 2004. Mr. Gouin also re-assumed the position of Chairman of our Compensation Committee in February 2006, having also held that position from May 2003 to May 2004. Mr. Gouin served as President and Chief Executive Officer of Quebecor Media Inc. from March 2004 until May 2005. Mr. Gouin has served as a Director and Chairman of the Board of Directors of Videotron Ltd. and Sun Media Corporation since July 2001 and May 2004, respectively. Mr. Gouin was an Advisory Director of Citigroup Global Markets Canada Inc. from 1998 to 2003. From 1991 to 1996, Mr. Gouin served as President and Chief Operating Officer of Le Groupe Videotron ltée. in Montréal. From 1987 to 1991, Mr. Gouin was President and Chief Executive Officer of TVA Group Inc. Mr. Gouin is also a member of the Board of Directors of Cott Corporation, Onex Corporation, Cossette Communication Group Inc. and TVA Group Inc.
      Jean La Couture, FCA, Director and Chairman of the Audit Committee. Mr. La Couture has been a Director of Quebecor Media Inc. and the Chairman of its Audit Committee since May 5, 2003 and he has also been a Director and the Chairman of the Audit Committee of each of Sun Media Corporation and Videotron Ltd. since June 2003 and October 2003, respectively. Mr. La Couture, a Fellow Chartered Accountant, is President of Huis Clos Ltée, a management and mediation firm. He also acts as President for the “Regroupement des assureurs de personnes à charte du Québec (RACQ)” since August 1995. From 1972 to 1994, he was President and Chief Executive Officer of three organizations, including The Guarantee Company of North America, a Canadian specialty line insurance company from 1990 to 1994. Mr. La Couture also serves as Director of several corporations, including Quebecor Inc., Groupe Pomerleau (a Québec-based construction company) and two of our subsidiaries, Videotron Ltd. and Sun Media Corporation. He is Chairman of the Board of Innergex Power Trust, Capital Desbog Inc., Americ Disc Inc. and Maestro (a real estate capital fund).
      André Delisle, Director and member of the Audit Committee. Mr. Delisle has served as a Director of Quebecor Media Inc. and a member of its Audit Committee since October 31, 2005. Since that date, he has also served as a Director and a member of the Audit Committee of each of Videotron Ltd. and Sun Media Corporation. From August 2000 until July 2003, Mr. Delisle acted as an Assistant General Manager and Treasurer of the City of Montréal. He previously acted as internal consultant for the Caisse de dépôt et placement du Québec from February 1998 until August 2000. From 1982 through 1997, he worked for Hydro-Québec and the Québec Department of Finance, mainly in the capacity of Chief Financial Officer (Hydro-Québec) or Assistant Deputy Minister (Department of Finance). Mr. Delisle is a member of the Institute of Corporate Directors, a member of the Association of Québec Economists and a member of the Barreau du Québec.
      A. Michel Lavigne, FCA, Director and member of the Audit Committee and the Compensation Committee. Mr. Lavigne has served as a Director and member of the Audit Committee and the Compensation Committee of Quebecor Media Inc. since June 30, 2005. Since that date, Mr. Lavigne has also served as a Director and member of the Audit Committee of each of Videotron Ltd., Sun Media Corporation and TVA Group Inc. since June 30, 2005 and as a director and member of the Audit Committee of Nurun Inc. since May 6, 2006. Mr. Lavigne is also a Director of the Caisse de dépôt et placement du Québec, as well as the Chairman of the Board of each of Primary Energy Recycling Corporation and Teraxion Inc. Until May 2005, he served as President and Chief Executive Officer of Raymond Chabot Grant Thornton in Montréal, Québec, Chairman of the Board of Grant Thornton Canada and was a member of the Board of Governors of Grant

Thornton International. Mr. Lavigne is a Fellow Chartered Accountant of the Ordre des comptables agréés du Québec and a member of the Canadian Institute of Chartered Accountants. He received his certification in Administrative Sciences from the École des Hautes Études Commerciales (HEC) in Montréal, Québec in 1972. Mr. Lavigne is active in many charitable and cultural organisations.
      Samuel Minzberg, Director and member of the Compensation Committee. Mr. Minzberg has been a Director of Quebecor Media Inc. since June 2002 and is a member of the Compensation Committee. Mr. Minzberg is a partner with Davies Ward Phillips & Vineberg LLP. From January 1998 to December 2002, he was President and Chief Executive Officer of Claridge Inc., a management and holding company, on behalf of the Charles R. Bronfman Family. Until December 1997 he was a partner and Chairman of Davies Ward Phillips & Vineberg (Montréal). He also serves as a Director of HSBC Bank Canada and Reitmans (Canada) Limited. Mr. Minzberg received a B.A., B.C.L. and LL.B from McGill University.
      The Right Honourable Brian Mulroney, P.C., C.C., LL.D, Director. Mr. Mulroney has been a Director of Quebecor Media Inc. since January 31, 2001. Mr. Mulroney has also served as Chairman of the Board of Directors of Quebecor World Inc. since April 2002. Mr. Mulroney served as Chairman of the Board of Directors of Sun Media Corporation from January 2000 to June 2001. Since 1993, Mr. Mulroney has been a Senior Partner with the law firm of Ogilvy Renault LLP in Montréal, Québec. Prior to that, Mr. Mulroney was the Prime Minister of Canada from 1984 until 1993. Mr. Mulroney practiced law in Montréal and served as President of the Iron Ore Company of Canada before entering politics in 1983. Mr. Mulroney serves as a Director of a number of public corporations including Quebecor Inc., Quebecor World Inc., Barrick Gold Corporation, Trizec Properties, Inc., and Archer Daniels Midland Company.
      Jean Neveu, Director. Mr. Neveu has been a Director of Quebecor Media Inc. since January 2001. Mr. Neveu was also Chairman of our Compensation Committee from May 2004 to February 2006. Mr. Neveu has been a Director of Quebecor Inc. since 1988 and its Chairman since 1999. Mr. Neveu has also been a Director and the Chairman of TVA Group Inc. since 2001 and a Director of Quebecor World Inc. since 1989. He joined Quebecor Inc. in 1969 as Controller and held several different management positions before leaving in 1979 to join a major magazine publisher and distributor. In 1988, Mr. Neveu returned to Quebecor Inc. as its Vice President, Dailies and later became Senior Vice President. In December 1997, he was appointed to the position of President and Chief Executive Officer of Quebecor Inc., a position he has held until 1999. In April 1999, he was appointed Chairman of Quebecor Inc. In addition, Mr. Neveu served as Chairman and Chief Executive Officer of Quebecor World Inc. from 1989 to 1997 and as its Chairman from 1997 to 2002. He also served as Quebecor World’s interim President and Chief Executive Officer from March 2003 to March 2004.
      Érik Péladeau, Director and Vice Chairman of the Board of Directors. Mr. Péladeau has been a Director of Quebecor Media Inc. since January 29, 2001. He has re-assumed the position of Vice Chairman of the Board of Directors of Quebecor Media Inc. since March 30, 2005, having also held that position from January 2001 to March 12, 2004. Mr. Péladeau served as Chairman of the Board of Directors of Quebecor Media Inc. from March 12, 2004 to March 30, 2005. Mr. Péladeau is currently Vice Chairman of the Board of Directors of Quebecor Inc., a position he has held since April 1999, Executive Vice President of Quebecor Inc., a position he has held since March 2005, Vice Chairman of the Board of Directors of Quebecor World Inc., a position he has held since October 2001, and Chairman of the Board of Group Lelys Inc. Mr. Péladeau has worked in the Quebecor group of companies for 25 years. In November 1984, Mr. Péladeau left the Quebecor group of companies to start Group Lelys Inc., a printing plant specializing in labels. In 1988, he returned to Quebecor Inc. as Assistant Vice President for its printing division and has held several other management positions since then. Mr. Péladeau is a member of several boards, including the Boards of Directors of Quebecor World Inc., TVA Group Inc. and Nurun Inc. Érik Péladeau is the brother of Pierre Karl Péladeau.
      Pierre Karl Péladeau, Director, Chief Executive Officer and Vice Chairman of the Board of Directors. Mr. Péladeau was appointed Chief Executive Officer and Vice Chairman of the Board of Directors on April 6, 2006, and he has been a Director of Quebecor Media Inc. since August 18, 2000. He has also served as President and Chief Executive Officer of Quebecor World Inc. since March 12, 2004. From August 18, 2000 until March 12, 2004, Mr. Péladeau also served as the President and Chief Executive Officer of Quebecor

Media Inc. Mr. Péladeau also serves as President and Chief Executive Officer of Quebecor Inc. Mr. Péladeau joined Quebecor Inc.’s communications division in 1985 as Assistant to the President. Since then, he has occupied various positions in the Quebecor group of companies. In 1994, Mr. Péladeau helped establish Quebecor Printing Europe and, as its President, oversaw its growth in France, the United Kingdom, Spain and Germany to become one of Europe’s largest printers by 1997. In 1997, Mr. Péladeau became Executive Vice President and Chief Operating Officer of Quebecor Printing Inc. (which has since become Quebecor World Inc.). In 1999, Mr. Péladeau became President and Chief Executive Officer of Quebecor Inc. Mr. Péladeau was also the President and Chief Executive Officer of Videotron Ltd. from July 2001 until June 2003. Mr. Péladeau sits on the board of numerous Quebecor group companies and is active in many charitable and cultural organizations. Pierre Karl Péladeau is the brother of Érik Péladeau.
      Normand Provost, Director. Mr. Provost has been a Director of Quebecor Media since July 2004. Mr. Provost has served as Executive Vice President, Private Equity, of CDP Capital, a subsidiary of the Caisse de dépôt et placement du Québec since November 2003. Mr. Provost joined the Caisse de dépôt et placement du Québec in 1980 and has held various management positions during his tenure, including President, Americas, of CDP Capital from 1995 to 2004. Mr. Provost is a member of the Leaders’ Networking Group of Québec and the Montréal Chamber of Commerce.
      Pierre Francoeur, President and Chief Operating Officer. Mr. Francoeur was appointed President and Chief Operating Officer in March 2005. Mr. Francoeur has also served as President and Chief Executive Officer of Sun Media Corporation since May 2001, and as a Director of Sun Media Corporation since June 2001. From 1995 to March 2005, Mr. Francoeur was the Publisher and Chief Executive Officer of Le Journal de Montréal newspaper. From June 2000 to May 2001, Mr. Francoeur served as Executive Vice President and Chief Operating Officer of Sun Media Corporation. Mr. Francoeur first joined Le Journal de Montréal in 1979. In 1983, Mr. Francoeur left Le Journal de Montréal to found L’Hebdo de Laval, a weekly newspaper. In 1994, he returned to Le Journal de Montréal as Editor-in-Chief, and was appointed Publisher the following year. In April 1998, Mr. Francoeur was appointed Vice President, Dailies Division of Quebecor Communications Inc., and became President of the Dailies Division later that same year. Mr. Francoeur is a member of the Board of The Canadian Press.
      Luc Lavoie, Executive Vice President, Corporate Affairs. Mr. Lavoie was appointed Executive Vice President, Corporate Affairs, of Quebecor Media Inc. in March 2001. Mr. Lavoie is also Vice President, Corporate Affairs, of Quebecor Inc. He was previously the Executive Vice President of National Public Relations, first in its Ottawa office, which he helped launch, and then in its Montréal office. In that capacity, he advised executives and policy-makers across North America. Before joining National Public Relations, Mr. Lavoie was Canada’s Commissioner General to the 1992 Universal Exposition in Seville, Spain.
      Mark D’Souza, Vice President Finance. Mr. D’Souza was appointed Vice President Finance of Quebecor Media Inc. in October 2005. Since April 2002, Mr. D’Souza has also been a Vice President of Videotron Ltd. and Sun Media Corporation. Mr. D’Souza is also Vice President and Treasurer of Quebecor Inc. Mr. D’Souza served as Vice President and Treasurer of Quebecor Media Inc., Videotron Ltd. and Sun Media Corporation from April 2002 until September 2005. He was Chief Financial Officer of Quebecor World Europe from June 2000 to April 2002, and he was Vice President and Treasurer of Quebecor World from September 1997 to June 2000. Prior to joining the Quebecor group of companies, he served as Finance Director of Société Générale de Financement du Québec from March 1995 to September 1997, and served in corporate finance positions at the Royal Bank of Canada and the Union Bank of Switzerland from July 1989 to March 1995.
      Sylvain Chamberland, Vice President, Business/ Media Development. Mr. Chamberland was appointed Vice President, Business/ Media Development in August 2005. Before joining Quebecor Media Inc., Mr. Chamberland spent more than 14 years working for communications companies, including TVA Group Inc., where he held several high-ranking positions. He has served as Chief Executive Officer of Radiomedia, and more recently, he was an executive officer of the News Department of the national public television network.
      Richard Soly, Executive Vice President, Marketing and Content. Mr. Soly was appointed Executive Vice President, Marketing and Content of Quebecor Media Inc. in September 2002. Mr. Soly also continues to serve as President of le SuperClub Vidéotron ltée which he founded 15 years ago. Mr. Soly is a member of the Board of Directors of the Retail Counsel of Canada and Groupe les Ailes de la Mode, Governor of the Conseil québécois de la Franchise (CQF) (the Franchise Council of Québec) and Chairman of Groupe Archambault Inc.
      Louis St-Arnaud, Senior Vice President, Legal Affairs and Secretary. Mr. St-Arnaud has been the Vice President, Legal Affairs and Secretary of Quebecor Media Inc. since 2000. He was promoted to Senior Vice President, Legal Affairs, and Secretary in October 2004. Mr. St-Arnaud is also the Senior Vice President, Legal Affairs and Secretary of Quebecor Inc. and Quebecor World. Mr. St-Arnaud has worked in the Quebecor group of companies, at his current position and in others, for the past nineteen years. Mr. St-Arnaud has been a member of the Barreau du Québec since 1971.
      Bruno Péloquin, Senior Vice President, Strategic Development, Customer Relations. Mr. Péloquin was appointed Senior Vice President, Strategic Development, Customer Relations on November 7, 2005. Prior to joining Quebecor Media Inc., he served as Vice President, Customer Relations and Operations from 1997 to 2005 for Microcell Telecommunications (Fido) and as Vice President, Operations from 1995 to 1997 for Diners Club/ En Route. Previously, he held various positions in sales, operations and business development for United Parcel Service Limited.
      Pierre Lampron, Vice President, Institutional Relations. Mr. Lampron was appointed to this position in June 2004. Mr. Lampron joined TVA Group Inc. in 2000 as President of TVA International. Prior to this appointment, he served as President of TV5-America from 1999 to 2000. From 1995 to 1999, Mr. Lampron served as President of Société de développement des entreprises culturelles (SODEC), a public organization involved in the financing of cultural industries in Québec.
      Michel Ethier, Vice President, Taxation. Mr. Ethier was appointed Vice President, Taxation of Quebecor Media Inc. in March 2004. Mr. Ethier is also Vice President, Taxation, of Quebecor Inc. From 1988 to 2000, Mr. Ethier was Director, Taxation of Le Groupe Videotron ltée. Following the purchase of Le Groupe Videotron ltée by Quebecor Media Inc. in October 2000, Mr. Ethier became Senior Director, Taxation of Quebecor Media Inc. From 1983 to 1988, Mr. Ethier was Senior Tax Advisor of Gaz Metropolitain Inc. and from 1978 to 1983, he was, successively, auditor and tax specialist for Coopers & Lybrand, Chartered Accountants. Mr. Ethier has been a member of the Canadian Institute of the Chartered Accountants since 1980.
      Jean-François Pruneau, Treasurer. Mr. Pruneau has served as Treasurer of Quebecor Media Inc. since October 31, 2005. In addition, Mr. Pruneau has also served as Treasurer of Videotron Ltd. and Sun Media Corporation since the same date. He also serves as Treasurer of various subsidiaries of Quebecor Media Inc. Before being appointed Treasurer of Quebecor Media Inc., Mr. Pruneau successively served as Director, Finance and Assistant Treasurer — Corporate Finance of Quebecor Media Inc. Before joining Quebecor Media Inc. in May 2001, Mr. Pruneau was Associate Director of BCE Media from 1999 to 2001. From 1997 to 1999, he served as Corporate Finance Officer at Canadian National Railway. He has been a member of the CFA Institute, formerly the Association for Investment Management and Research, since 2000.
      Jean-François Richard, Vice President, Advertising Convergence. Mr. Richard was appointed as Vice President, Advertising Convergence of Quebecor Media Inc. in January 2005. Prior to joining Quebecor Media Inc., Mr. Richard served, from August 2002 to May 2004, as Vice President Marketing and Image of Boutique Jacob Inc. From December 1997 to March 2002, Mr. Richard served in various marketing and communications positions at Bell Canada.
      Denis Sabourin, Vice President and Corporate Controller. Mr. Sabourin was appointed Vice President and Corporate Controller of Quebecor Media Inc. in March 2004. Before that date, he held the position of Senior Manager, Control. Mr. Sabourin is also Vice President and Corporate Controller of Quebecor Inc. Prior to joining Quebecor Media Inc., Mr. Sabourin served as corporate controller of Compagnie Unimédia (previously known as Unimédia Inc.) from 1994 to 2001 and as Operating Controller for the Hotel Group Auberges des Gouverneurs Inc. from 1990 to 1994. He also spent seven years with Samson Bélair/ Deloitte &

Touche, Chartered Accountants. Mr. Sabourin has been a member of the Canadian Institute of Chartered Accountants since 1984.
      Claudine Tremblay, Senior Director, Corporate Secretariat and Assistant Secretary. Ms. Tremblay has been Assistant Secretary of Quebecor Media Inc. since its inception and is also currently Senior Director, Corporate Secretariat for Quebecor Media Inc., Quebecor World Inc. and Quebecor Inc. Since August 1987, Ms. Tremblay has been Assistant Secretary of Quebecor Inc. She also serves as either Secretary or Assistant Secretary of various subsidiaries of Quebecor Inc. and, since December 2004, Ms. Tremblay serves as Corporate Secretary of TVA Group Inc. Ms. Tremblay was Assistant Secretary and Administrative Assistant at the National Bank of Canada from 1979 to 1987. She has also been a member of the Chambre des Notaires du Québec since 1977.
      Edouard G. Trépanier, Vice President, Regulatory Affairs. Mr. Trépanier was appointed as the Vice President, Regulatory Affairs of Quebecor Media Inc. in March 2002. He also serves as Vice President, Regulatory Affairs of Videotron Ltd. Mr. Trépanier was Director, Regulatory Affairs of Groupe Vidéotron from 1994 to 2001. Prior to joining Groupe Vidéotron in 1994, Mr. Trépanier held several positions at the CRTC, including Interim General Director of Operations, Pay-television and Specialty Services. Prior to joining the CRTC, Mr. Trépanier worked as a television producer for TVA Group Inc., Rogers Communications Inc. and the Canadian Broadcasting Corporation in Ottawa. Mr. Trépanier is and has been a member of the boards of numerous broadcast industry organizations.
      Sylvie Cordeau, Vice President, Communications. Ms. Cordeau was appointed Vice President, Communications of Quebecor Media Inc. as of March 14, 2003. She is responsible for communications for the Quebecor Media Inc. group of companies. She also remains involved in the corporate communications and the philanthropic activities of Quebecor Inc. Ms. Cordeau has worked in the Quebecor group of companies in various management positions for the past ten years. Prior to her appointment as Vice President, Communications, Ms. Cordeau was Executive Adviser, Office of the President of Quebecor Inc. Ms. Cordeau is a member of the Barreau du Québec and holds a Master’s Degree in International and European Law from the Université Catholique de Louvain in Belgium.
Board of Directors
      In accordance with our charter, our Board of Directors may consist of at least one director and no more than 20 directors. Our Board of Directors presently consists of ten directors. Each director serves a one-year term and holds office until the next annual general shareholders’ meeting or until the election of his or her successor, unless he or she resigns or his or her office becomes vacant by reason of death, removal or other cause. Pursuant to a Consolidated and Amended Shareholders’ Agreement, dated as of December 11, 2000, as amended, among Quebecor, certain wholly-owned subsidiaries of Quebecor, CDP Capital and Quebecor Media, our Board of Directors is comprised of nominees of each of Quebecor and of CDP Capital. In May 2003, our shareholders, acting by written resolution, increased the size of our Board of Directors from nine to ten directors, and established that Quebecor would be entitled to nominate six directors and CDP Capital would be entitled to nominate four directors. See “Major Shareholders and Share Capital — Consolidated and Amended Shareholders’ Agreement” below for a description of the Consolidated and Amended Shareholders Agreement and the shareholders’ resolution increasing the size of the Board of Directors to ten.
Compensation

Compensation of Directors
      Our directors who are also employees of Quebecor Media are not entitled to receive any additional compensation for serving as our Directors. Since January 1, 2006, each director is entitled to receive an annual director’s fee of $25,000 from Quebecor Media. Directors are also entitled to receive an attendance fee of $1,500 for each Board or committee meeting attended (other than the Audit Committee) and an attendance fee of $2,000 for each Audit Committee meeting attended, each payable quarterly. The President of our Audit Committee receives additional fees of $9,000 per year and the President of our Compensation Committee receives additional fees of $5,000 per year. All of our Directors are reimbursed for travel and other reasonable expenses incurred in attending board meetings. Mr. Jean Neveu, who serves as Chairman of the Board of Directors of our parent company, Quebecor, receives compensation from Quebecor and does not receive from us any annual fees or attendance fees. In addition, Mr. Neveu’s compensation is not subject to the Directors’ Deferred Stock Unit Plan, which we refer to as the DSUP plan. Mr. Serge Gouin, who serves as Chairman of the Board of Quebecor Media, receives compensation from us for acting in such capacity.
      During the financial year ended December 31, 2005, nine directors (which includes the former directors François Laurin and Jean-Louis Mongrain, who resigned on May 13, 2005 and June 30, 2005, respectively) earned an aggregate compensation of $301,332, which amount includes their annual fees and attendance fees. None of our directors have service contracts with us or any of our subsidiaries that provide for benefits upon termination of employment.
      In addition to the compensation described above, our directors who are also directors of Quebecor (other than Mr. Neveu), namely Jean La Couture, The Right Honourable Brian Mulroney, Érik Péladeau and Pierre Karl Péladeau, participate in the DSUP plan. Under this plan, each beneficiary receives a portion of his or her compensation in the form of units, such portion representing at least 50% of the annual retainer of $37,500. Subject to certain conditions, each beneficiary may elect to receive in the form of units any percentage, up to 100%, of the total fees payable for his or her services as a director, including the balance of the annual retainer, meeting attendance fees and any other fees payable to the director. Since January 1, 2004 and March 12, 2004, respectively, Erik Péladeau and Pierre Karl Péladeau no longer receive compensation in the form of units for serving as directors of Quebecor.
      Under the DSUP plan, beneficiaries are credited, on the last day of each fiscal quarter of Quebecor, a number of units determined on the basis of the amounts payable to such director in respect of such fiscal quarter, divided by the value of a unit. The value of a unit means the weighted average trading price of the Class B Shares of Quebecor listed on the Toronto Stock Exchange over the five trading days immediately preceding such date. The units take the form of a credit to the account of the director, who may not convert such units into cash as long as he or she remains a director.
      Under the DSUP plan, all of the units credited to the beneficiary are redeemed by Quebecor and the value of these units are paid when the director ceases to serve as a director of Quebecor. For purposes of redemption of units, the value of a unit corresponds to the market value of a Class B Share at the redemption date, being the closing price of the Class B Shares on the Toronto Stock Exchange on the last trading day preceding such date.
      Units entitle the holders thereof to dividends which will be paid in the form of additional units at the same rate at which dividends are paid on the Class B Shares.
      No units held by directors of Quebecor Media who also sit on the Board of Directors of Quebecor were redeemed in 2005.
      As of December 31, 2005, Jean La Couture held 2,543 units, The Right Honourable Brian Mulroney held 10,466 units, Érik Péladeau held 3,685 units and Pierre Karl Péladeau held 6,172 units under the DSUP plan.

Compensation of Executive Officers
      Compensation of our senior executive officers is composed primarily of base salary and the payment of cash bonuses. Cash bonuses are generally tied to the achievement of financial performance indicators and personal objectives, and they may vary from 25% to 75% of base salary depending upon the level of responsibilities of the senior executive officer. Our executive compensation package is also complemented by long-term incentives in the form of options to purchase our common shares to be issued pursuant to Quebecor Media’s Stock Option Plan.
      For the financial year ended December 31, 2005, thirteen senior executive officers (excluding senior executive officers of our subsidiaries) received an aggregate compensation of $4,504,100 for services they rendered in all capacities during 2005, which amount includes base salaries, bonuses, benefits in kind and deferred compensation paid to such senior executive officers.

Quebecor Media’s Stock Option Plan
      On January 29, 2002, we established a stock option plan to attract, retain and motivate our directors, executive officers and key contributors, as well as those of our subsidiaries, including Videotron and Sun Media. The Compensation Committee is responsible for the administration of this stock option plan and, as such, designates the participants under the stock option plan and determines the number of options granted, the vesting schedule, the expiration date and any other terms and conditions relating to the options.
      Under this stock option plan, 6,185,714 Quebecor Media Common Shares (representing 5% of all of the outstanding shares of Quebecor Media) have been set aside for officers, senior employees and other key employees of Quebecor Media and its subsidiaries. Each option may be exercised within a maximum period of 10 years following the date of grant at an exercise price not lower than, as the case may be, the fair market value of the Common Shares of Quebecor Media at the date of grant, as determined by our Board of Directors (if the Common Shares of Quebecor Media are not listed on a stock exchange at the time of the grant) or the trading price of the Common Shares of Quebecor Media on the stock exchange(s) where such shares are listed at the time of grant. Unless authorized by our Compensation Committee in the context of a change of control, no options may be exercised by an optionee if the shares of Quebecor Media have not been listed on a recognized stock exchange. At December 31, 2007, if the shares of Quebecor Media have not been so listed, optionees may exercise, between January 1 and January 31 of each year, starting January 1, 2008, their right to receive an amount in cash equal to the difference between the fair market value, as determined by our Board of Directors, and the exercise price of their vested options. Except under specific circumstances, and unless our Compensation Committee decides otherwise, options vest over a five-year period in accordance with one of the following vesting schedules as determined by our Compensation Committee at the time of grant: (i) equally over five years with the first 20% vesting on the first anniversary of the date of the grant; (ii) equally over four years with the first 25% vesting on the second anniversary of the date of grant; and (iii) equally over three years with the first 33% vesting on the third anniversary of the date of grant. Pursuant to the terms of this plan, no optionee may hold options representing more than 5% of the outstanding shares of Quebecor Media.
      As of December 31, 2005, an aggregate of 3,228,321 options to purchase common shares of Quebecor Media had been granted to employees of Quebecor Media and its subsidiaries, at a weighted average exercise price of $18.90 per share, as determined by Quebecor Media’s compensation committee in accordance with the terms and conditions of the Quebecor Media stock option plan. Of that number, 1,172,398 options to purchase common shares of Quebecor Media had been granted to executive officers of Quebecor Media, at a weighted average exercise price of $19.89 per share.
      During the year ended December 31, 2005, an aggregate of 255,630 options to purchase common shares of Quebecor Media had been granted to employees of Quebecor Media and its subsidiaries, at a weighted average exercise price of $28.96 per share, as determined by Quebecor Media’s compensation committee in accordance with the terms and conditions of the Quebecor Media stock option plan. Of that number, 154,206 options to purchase common shares of Quebecor Media had been granted to executive officers of Quebecor Media, at a weighted average exercise price of $29.63 per share. For more information on this stock option plan, see note 18 to our audited consolidated financial statements included elsewhere in this prospectus.

Quebecor Inc.’s Stock Option Plan
      Under a stock option plan established by Quebecor, 6,500,000 Quebecor Class B Shares have been set aside for officers, senior employees and other key employees of Quebecor and its subsidiaries, including Quebecor Media. The exercise price of each option is equal to the weighted average trading price of Quebecor Class B Shares on the Toronto Stock Exchange over the last five trading days immediately preceding the grant of the option. Each option may be exercised during a period not exceeding 10 years from the date granted. Options usually vest as follows: one-third after one year, two-thirds after two years, and 100% three years after the original grant. Holders of options under the Quebecor stock option plan have the choice, when they want to exercise their options, to acquire Quebecor Class B Shares at the corresponding option exercise price or to receive a cash payment from Quebecor equivalent to the difference between the market value of the underlying shares and the exercise price of the option. Quebecor believes that employees may choose to receive cash payments on the exercise of stock options. The Board of Directors of Quebecor may, at its discretion, set different vesting periods at the time of each grant.
      During the financial year ended December 31, 2005, no options to purchase Quebecor Class B Shares were granted to senior executive officers of Quebecor Media or any of its subsidiaries. As of December 31, 2005, a total of 250,000 options to purchase Quebecor Class B Shares, at a weighted average exercise price of $32.11 per share, were held by three senior executive officers of Quebecor Media, of which 235,000 options were originally granted to two of these senior executive officers in respect of their responsibilities within Quebecor. The closing sale price of the Quebecor Class B Shares on the Toronto Stock Exchange on December 30, 2005, was $25.65 per share.

Pension Benefits
      Quebecor Media maintains a pension plan for its non-unionized employees and those of its subsidiaries. The pension plan provides higher pension benefits to eligible executive officers than the pension benefits provided to other employees, such higher pension benefits being equal to 2% of the average salary over the best five consecutive years of salary (including bonuses), multiplied by the number of years of membership in the plan as an executive officer. The pension so calculated is payable at the normal retirement age, which is 65 years of age, or sooner at the election of the executive officer, and, from age 61, without early retirement reduction. In addition, the pension may be deferred, but not beyond the age limit under the provisions of the Income Tax Act (Canada), in which case the pension is adjusted to take into account the delay in payment thereof in relation to the normal retirement age. The maximum pension payable under such pension plan is as prescribed by the Income Tax Act (Canada) and is based on a maximum salary of $105,550. An executive officer contributes to the plan an amount equal to 5% of his or her salary up to a maximum of $5,278 in respect of 2006.
      In addition, Videotron maintains a pension plan for its non-unionized employees. The plan provides pension benefits equal to 2% of salary (excluding bonuses) for each year of membership in the plan. The pension so calculated is payable at the normal retirement age, which is 65 years of age, or sooner at the election of the executive officer, subject to an early retirement reduction. In addition, the pension may be deferred, but not beyond the age limit under the provisions of the Income Tax Act (Canada), in which case the pension is adjusted to take into account the delay in payment thereof in relation to the normal retirement age. The maximum pension payable under such pension plan is as prescribed by the Income Tax Act (Canada) and corresponds to a maximum salary of $105,550. An executive officer contributes to the plan an amount equal to 5% of his or her salary up to a maximum of $3,500 per year.
      The total amount contributed or accrued by Quebecor Media in 2005 to provide the pension benefits was $18.1 million on a consolidated basis. For a description of the amount set aside or accrued for pension plans and post-retirement benefits by Quebecor Media see note 23 to our audited consolidated financial statements included elsewhere in this prospectus.
      The table below indicates the annual pension benefits that would be payable at the normal retirement age of 65 years:

	Years of Membership

Compensation	10	15	20	25	30

$105,550 or more	$21,110	$31,665	$42,220	$52,775	$63,330

Supplemental Retirement Benefit Plan for Designated Executives
      In addition to the pension plans in force, Quebecor and Quebecor Media (through Videotron’s plan) provide supplemental retirement benefits to certain designated executives. Nine senior executive officers of Quebecor Media are participants under the Quebecor plan and one senior executive officer of Quebecor Media is a participant under the Videotron plan.

      The pensions of the nine senior executive officers who participate in the Quebecor plan are equal, for each year of membership under the plan to 2% of the difference between their respective average salaries (including bonuses) for the best five consecutive years and the maximum salary under the pension plan. The pension is payable for life without reduction from age 61. In case of death after retirement and from the date of death, the plan provides for the payment of a pension to the eligible surviving spouse representing 50% of the retiree’s pension and payable for up to 10 years.
      As of December 31, 2005, one senior executive officer of Quebecor Media had a credited service of approximately 19 years while each of the eight other senior executive officers had credited service of less than five years.
      The pension of the senior executive officer who participates in Videotron’s plan is calculated as 2% of the difference between his average salary (excluding bonuses) for the best five consecutive years and the maximum salary under the pension plan multiplied by his years of membership under the plan. The pension so calculated is payable at the normal retirement age, which is 65 years of age, or sooner at the election of the executive officer, subject to an early retirement reduction. In case of death after retirement and from the date of death, the plan provides for the payment of a pension to the eligible surviving spouse representing 60% of the retiree’s pension. As of December 31, 2005, such senior executive officer had a credited service of approximately 16 years.
      The table below indicates the annual pension benefits that would be payable under both Quebecor’s and Videotron’s plans at the normal retirement age of 65 years:

	Years of Credited Service

Compensation	10	15	20	25	30

$200,000	$18,890	$28,335	$37,780	$47,225	$56,670
$300,000	$38,890	$58,335	$77,780	$97,225	$116,670
$400,000	$58,890	$88,335	$117,780	$147,225	$176,670
$500,000	$78,890	$118,335	$157,780	$197,225	$236,670
$600,000	$98,890	$148,335	$197,780	$247,225	$296,670
$800,000	$138,890	$208,335	$277,780	$347,225	$416,670
$1,000,000	$178,890	$268,335	$357,780	$447,225	$536,670
$1,200,000	$218,890	$328,335	$437,780	$547,225	$656,670
Liability Insurance
      Quebecor carries liability insurance for the benefit of its directors and officers, as well as for the directors and officers of its subsidiaries, including Quebecor Media and certain associated companies, against certain liabilities incurred by them in such capacity. These policies are subject to customary deductibles and exceptions. The premiums in respect of this insurance are entirely paid by Quebecor.
Share Ownership
      Except as disclosed above “— Compensation” and below under the caption “Major Shareholders and Share Capital — Major Shareholders”, none of our equity securities are held by any of our directors or senior executive officers. For a description of Quebecor Media’s stock option plan, see “— Compensation” above.

MAJOR SHAREHOLDERS AND SHARE CAPITAL
Major Shareholders
      As of December 31, 2005, Quebecor held, directly and indirectly, 67,636,713 common shares of our company, representing approximately a 54.72% voting and equity interest in us. The remaining 45.28% voting and equity interest, or 55,966,094 common shares, was held by Capital d’Amérique CDPQ Inc., or Capital CDPQ. The primary assets of Quebecor, a communications holding company, are its interests in us and Quebecor World. Capital CDPQ is a wholly-owned subsidiary of Caisse de dépôt et placement du Québec, Canada’s largest pension fund manager, with approximately $216 billion in assets under management as at December 31, 2005. Capital CDPQ specializes in financing for companies in the tele-communications, media and cultural industry sectors.
      To the knowledge of our directors and officers, the only person who beneficially owns or exercises control or direction over more than 10% of the shares of any class of voting shares of Quebecor is Les Placements Péladeau Inc., a corporation controlled by Fiducie Spéciale Pierre Péladeau, a trust constituted for the benefit of Messrs. Erik Péladeau and Pierre Karl Péladeau. As of December 31, 2005, Les Placements Péladeau Inc. held, directly and indirectly, a total of 17,465,264 Class A Shares and 19,800 Class B Shares of Quebecor, representing approximately 27.19% of all outstanding equity shares and approximately 66.53% of the voting rights attached to all outstanding shares of Quebecor.
      On February 26, 2006, Capital CDPQ transferred its shareholdings in Quebecor Media to CDP Capital d’Amérique Investissements Inc, or CDP Capital, which is also a wholly-owned subsidiary of Caisse de dépôt et placement du Québec.
Consolidated and Amended Shareholders’ Agreement
      We entered into a shareholders’ agreement, dated October 23, 2000, with Quebecor, Capital CDPQ and certain of Quebecor’s wholly-owned subsidiaries, as consolidated and amended by a shareholders’ agreement dated December 11, 2000, which sets forth the rights and obligations of Quebecor and Capital CDPQ as our shareholders. As mentioned above, Capital CDPQ has transferred its shares in the capital of Quebecor Media to CDP Capital. Except as specifically provided in the shareholders’ agreement, the rights thereunder apply only to shareholders holding at least 10% of our equity shares, which we refer to as Quebecor Media shares, on a fully-diluted basis.
      The shareholders’ agreement provides, among other things, for:

(a) standard rights of first refusal with respect to certain transfers of Quebecor Media shares;

(b) standard preemptive rights which permit shareholders to maintain their respective holdings of Quebecor Media shares on a fully-diluted basis in the event of issuances of additional Quebecor Media shares or our convertible securities;

(c) rights of representation on our Board of Directors in proportion to shareholdings, with Quebecor initially having five nominees and CDP Capital having four nominees to our Board of Directors;

(d) consent rights in certain circumstances with respect to matters relating to us and our non-reporting issuer (public) subsidiaries, including (1) a substantial change in the nature of our business and our subsidiaries taken as a whole, (2) an amendment to our articles or to the articles of certain of our subsidiaries, (3) the merger or amalgamation of us or certain of our subsidiaries with a person other than an affiliate, (4) the issuance by us or certain of our subsidiaries of shares or of securities convertible into shares except in the event of an initial public offering of Quebecor Media shares, (5) any transaction having a value of more than $75,000,000, other than the sale of goods and services in the normal course of business, (6) a business acquisition in a business sector unrelated to sectors in which we and certain of our subsidiaries are involved, and (7) in respect of capital expenditures in excess of certain amounts for each of the first five years of our operations;

(e) standard rights of first refusal in favor of CDP Capital with respect to the sale of all or substantially all of the shares or assets of TVA Group or Videotron;

(f) so long as CDP Capital holds at least 22.5% of the Quebecor Media shares on a fully-diluted basis, if the Péladeau family (as defined in the shareholders’ agreement) ceases to control Quebecor, CDP Capital shall have at its option either a “call” on Quebecor’s interest in us at fair market value, or a “put” right in respect of CDP Capital’s interest in us to Quebecor or its new controlling shareholder at fair market value, provided that the “call” right shall not apply if the Péladeau family (as defined in the shareholders’ agreement) has offered a standard right of first refusal on its Quebecor control block to CDP Capital before selling control of Quebecor, and all of the above-mentioned rights shall cease to apply five years following the approval by the CRTC of the acquisition by us of Videotron; and

(g) a non-competition covenant by Quebecor in respect of it and its affiliates pursuant to which Quebecor and its affiliates shall not compete with Quebecor Media and its subsidiaries in their areas of activity so long as Quebecor has “de jure” or “de facto” control of us, subject to certain limited exceptions.
      The shareholders’ agreement provides that once we become a reporting issuer and have a 20% public “float” of Quebecor Media shares, certain provisions of the shareholders’ agreement will cease to apply, including the consent rights described under subsections (d)(4) and (f) in the description of the shareholders agreement above.
      In a separate letter agreement, dated December 11, 2000, Quebecor and, at the time, Capital CDPQ agreed, subject to applicable laws, fiduciary obligations and existing agreements, to attempt to apply the same board representation and consent rights as set forth in the shareholders agreement to our reporting issuer (public) subsidiaries so long as Capital CDPQ holds at least 20% of the Quebecor Media shares on a fully-diluted basis or, in the case of TVA Group only, 10%.
      On May 5, 2003, our Board of Directors, by resolution, increased the total number of directors on the board of directors from nine to ten and determined that the tenth director would be a nominee of Quebecor. Following the resolution, our Board of Directors consists of ten directors, of which six are nominees of Quebecor and four are nominees of CDP Capital.
Share Capital
      In addition to our common shares, our authorized share capital is comprised of our Cumulative First Preferred Shares, Series A, or Series A Shares; Cumulative First Preferred Shares, Series B, or Series B Shares; Cumulative First Preferred Shares, Series C, or Series C Shares; Cumulative First Preferred Shares, Series D, or Series D Shares; Preferred Shares, Series E, or Series E Shares; and Cumulative First Preferred Shares, Series F, or Series F Shares.
      As of December 31, 2005, Sun Media and its subsidiaries, collectively, held 990,000 of our Series A Shares, representing 100% of the issued and outstanding Series A Shares. These shares were issued pursuant to transactions that consolidate tax losses within the Quebecor Media group. The Series A Shares are non-voting shares. Holders of Series A Shares are entitled to a cumulative annual dividend of 12.5% per share. Holders may require us to redeem the Series A Shares at any time at a price of $1,000 per share plus any accumulated and unpaid dividends. In addition, we may, at our option, redeem the Series A Shares at a price of $1,000 per share plus any accumulated and unpaid dividends. The first issue of Series A Shares occurred in July 2001 and subsequent transactions have resulted in the current shareholding.
      As of December 31, 2005, there were no issued and outstanding Series B Shares.
      As of December 31, 2005, 9101-0835 Québec Inc., one of our indirect, wholly-owned subsidiaries, held 147,950 of our Series C Shares, representing 100% of the issued and outstanding Series C Shares. These shares were issued pursuant to transactions that consolidate tax losses within the Quebecor Media group. The Series C Shares are non-voting shares. Holders of Series C Shares are entitled to a cumulative annual dividend of 11.25% per share. Holders may require us to redeem the Series C Shares at any time at a price of

$1,000 per share plus any accumulated and unpaid dividends. In addition, we may, at our option, redeem the Series C Shares at a price of $1,000 per share plus any accumulated and unpaid dividends. The first issue of Series C Shares occurred in January 2004 and subsequent transactions have resulted in the current shareholding.
      As of December 31, 2005, there were no issued and outstanding Series D Shares, all of which were redeemed in December 2004.
      As of December 31, 2005, there were no issued and outstanding Series E Shares, one share of which had previously been issued and was then redeemed in November 2004.
      As of December 31, 2005, Sun Media and its subsidiaries, collectively, held 255,000 of our Series F Shares, representing 100% of the issued and outstanding Series F Shares. These shares were issued pursuant to transactions that consolidate tax losses within the Quebecor Media group. The Series F Shares are non-voting shares. Holders of Series F Shares are entitled to a cumulative annual dividend of 10.85% per share. Holders may require us to redeem the Series F Shares at any time at a price of $1,000 per share plus any accumulated and unpaid dividends. In addition, we may, at our option, redeem the Series F Shares at a price of $1,000 per share plus any accumulated and unpaid dividends. The Series F Shares were issued in January 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      The following describes some transactions in which we and our directors, executive officers and affiliates are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.
Management Arrangements
      Quebecor has entered into management arrangements with Quebecor Media and certain of its subsidiaries. Under these management arrangements, Quebecor and Quebecor Media provide mutual management services on a cost-reimbursement basis. The expenses subject to reimbursement include the salaries of our executive officers who also serve as executive officers of Quebecor. In 2005, Quebecor Media received a total of $3.0 million in management fees from Quebecor, the same amount as in 2004.
      In 2005, Quebecor Media also paid aggregate management and guarantee fees of $1.2 million and $1.0 million respectively ($1.0 million and $0.8 million, respectively, in 2004) to its shareholders, Quebecor and CDP Capital. The guarantee fees related to Quebecor Media’s $135.0 million credit facility (reduced to $75.0 million in June 2005 and repaid and terminated in January 2006), which was guaranteed by each of Quebecor and CDP Capital in proportion to their respective interest in Quebecor Media. An annual fee equivalent to 1.0% of the credit facility was payable to the guarantors in this respect.
Lease Arrangements
      Quebecor and other related parties lease office spaces to Quebecor Media. In 2005, the aggregate rent expense paid to Quebecor and other related parties was $2.6 million, compared with $3.7 million for 2004.
Commercial Printing and Other Services
      Quebecor Media and its subsidiaries have incurred expenses for commercial printing and other services and have earned revenue for application/server hosting, advertising and other services from Quebecor World, which is also a subsidiary of Quebecor, and from another affiliated company. The aggregate purchases from Quebecor World and the affiliated company were $88.4 million in 2005, while, in 2004, such purchases amounted to $75.1 million, in the aggregate. The 2005 total revenues from Quebecor World and the affiliated company were $21.5 million, compared to $11.1 million in 2004. Quebecor Media conducts all of its business with Quebecor World and the affiliated company on a commercial, arm’s-length basis and records the transactions at the exchange value.
      In 2004, Quebecor World reached an agreement with Videotron Telecom, our Business Telecommunications segment, to outsource its information technology infrastructure in North America for a period of seven years. As part of this agreement, Videotron Telecom purchased some of Quebecor World’s information technology infrastructure equipment at a cost of $3.0 million. The outsourcing services to Quebecor World are estimated to generate revenues of approximately $18.1 million annually. Both the price of the equipment transferred and the revenues of the outsourcing services have been accounted for at the exchange value. The transfer of the equipment was completed in December 2004.
      In the first quarter of 2005, Quebecor Media acquired certain assets of Quebecor World, which is also a subsidiary of Quebecor, for a cash consideration of $3.3 million ($1.4 million paid in cash and an estimated balance payable of $1.9 million). The transaction was recorded at the book value of the transferred assets.
      In August 2005, we announced the creation of a new entity to be co-owned by Quebecor Media (75%) and Quebecor World (25%) to operate a new printing facility in Islington, in the Greater Toronto Area. This facility will serve customers of both Quebecor Media and Quebecor World. The new facility is expected to be fully operational by 2007.

Caisse de dépôt et placement du Québec
      Caisse de dépôt et placement du Québec and its subsidiaries may from time to time have equity interests in, or be creditors of, our subsidiaries, including TVA Group and Nurun.
Tax Consolidation Transactions
      Unlike corporations in the United States, corporations in Canada are not permitted to file consolidated tax returns. As a result, Quebecor Media and its subsidiaries have entered into certain tax consolidation transactions pursuant to which Quebecor Media typically issues preferred shares to its subsidiaries and correspondingly acquires convertible debt obligations or subordinated loans of these subsidiaries. As a result of such transactions, Quebecor Media and its subsidiaries recognize significant income tax benefits.

Issuance and Redemption of Convertible Obligations and Investments in Quebecor Media Preferred Shares
      In July 2001, Sun Media and its subsidiaries issued a $1.6 billion convertible obligation to Quebecor Media, and used the proceeds to invest in $1.6 billion of the Quebecor Media preferred shares for tax consolidation purposes. In November 2002, Sun Media and its subsidiaries issued a new convertible obligation to Quebecor Media in the amount of $350.0 million, and used the proceeds to invest in $350.0 million of Quebecor Media preferred shares. In July 2003, Sun Media and its subsidiaries redeemed $360.0 million and in January 2004, Sun Media and its subsidiaries redeemed another $450.0 million of the convertible obligations, using the proceeds from the redemption of Quebecor Media preferred shares.
      In January 2005, Sun Media and its subsidiaries received a further $150.0 million for its investment in the Quebecor Media preferred shares and used the proceeds to redeem $150.0 million of its convertible obligations. In addition, Sun Media and its subsidiaries issued a new convertible obligation to Quebecor Media in the amount of $255.0 million and used the proceeds from the issuance to invest in an additional $255.0 million of Quebecor Media preferred shares.

Issuance of Subordinated Loans and Investments in Quebecor Media Preferred Shares
      In January 2004, Archambault Group issued a $70.0 million subordinated loan to Quebecor Media and used the proceeds to invest in $70.0 millions of the Quebecor Media preferred shares for tax consolidation purposes. In April 2005, Archambault Group issued a $55.0 million subordinated loan to Quebecor Media and used the proceeds to invest in $55.0 million of Quebecor Media preferred shares for tax consolidation purposes.
      In June 2004 and October 2004, CEC Publishing issued an aggregate $200.0 million subordinated loan to Quebecor Media and used the proceeds to invest an aggregate of $200.0 million in Quebecor Media’s preferred shares for tax consolidation purposes. In August 2005, CEC Publishing reimbursed $184.0 million of the loan and Quebecor Media redeemed $184.0 million of preferred shares.
      In March 2005, Telexperts Quebecor Inc., a subsidiary of Quebecor Media, issued a $6.95 million subordinated loan to Quebecor Media and used the proceeds to invest in $6.95 million of Quebecor Media preferred shares for tax consolidation purposes.

Other Income Tax Transactions
      During the years ended December 31, 2003 and 2004, some of Quebecor Media’s subsidiaries acquired tax benefits amounting to $13.7 million and $12.9 million, respectively, from Quebecor World, a company under common control. Of this amount, $13.4 million and $12.9 million were recorded as income tax receivables in 2003 and 2004 respectively, while $0.3 million was recorded as long-term future income tax assets in 2003. These transactions allowed Quebecor Media to realize gains of $2.1 million and $0.1 million, respectively (net of non-controlling interest), which are recorded as contributed surplus. Additional tax benefits of $8.0 million will be recognized in the statement of income as a reduction in income tax expense when the new deduction multiple applied on the tax benefits bought in 2003 and 2004 will be officially enacted. However, if the new deduction multiple does not become enacted, $6.0 million will be recorded as contributed surplus since the amount paid to Quebecor World will be recovered by an equal amount.
      On December 14, 2005, Quebecor Media entered into a tax consolidation transaction by which Quebecor Media transferred $192.0 million in capital losses to its parent company for a cash consideration of $15.9 million. In addition, in 2006, the parent company will transfer $75.0 million of non-capital losses to Quebecor Media in exchange for a cash consideration of $16.3 million. Cash considerations have been negotiated on an arm’s-length basis between the parties and represent the fair value of the tax deductions being transferred. As a result of these transactions, Quebecor Media has recorded a reduction of $15.9 million in income tax expense for 2005 and expects to reduce its income tax expense by $8.5 million in the future.
Payment of Dividends
      On February 14, 2006, the Board of Directors of Quebecor Media declared a dividend of $10.0 million, which was paid to Quebecor Media’s shareholders on February 15, 2006.
      On December 19, 2005, the Board of Directors of Quebecor Media declared a dividend of $75.0 million. Of this $75.0 million declared dividend, $15.0 million was paid to Quebecor Media’s shareholders on December 20, 2005, $45.0 million was paid on January 4, 2006 and the remaining $15.0 million was paid to Quebecor Media’s shareholders on January 17, 2006 with the proceeds from our Refinancing Plan.
      On October 31, 2005, the Board of Directors of Quebecor Media declared a dividend of $10.0 million, which was paid to shareholders on November 4, 2005. On August 1, 2005, the Board of Directors of Quebecor Media declared a dividend of $10.0 million, which was paid to shareholders on August 24, 2005. On May 9, 2005, the Board of Directors of Quebecor Media declared a dividend of $5.0 million, which was paid to Quebecor Media’s shareholders on May 20, 2005. On February 14, 2005, the Board of Directors of Quebecor Media declared a dividend of $5.0 million, which was paid to shareholders on February 24, 2005. On July 26, 2004, the Board of Directors of Quebecor Media declared a dividend of $20.0 million, which was paid to shareholders on July 27, 2004.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Quebecor Media

2006 Senior Secured Credit Facilities

General
      Quebecor Media’s Senior Secured Credit Facilities entered into concurrently with the closing of the offering of the old notes and the settlement of our tender offers, are comprised of a 5-year $100.0 million revolving credit facility that matures in January 2011, a 5-year $125.0 million Term Loan A facility that matures in January 2011 and a 7-year US$350.0 million Term Loan B facility that matures in January 2013. We may draw Letters of Credit under the Senior Secured Credit Facilities. The proceeds of our Senior Secured Credit Facilities may be used for general corporate purposes (including Permitted Distributions, as defined in the Senior Secured Credit Facilities) and, in an amount not exceeding a specified limit, to finance the repurchase of our Existing Notes and to repay and terminate our $75.0 million existing credit facility.
      Quebecor Media’s Senior Secured Credit Facilities also include a $350.0 million incremental facility that had not been committed at the closing of the Senior Secured Credit Facilities, but may be available to us, subject to compliance at all times with all financial covenants, absence of default and lenders being willing to fund the incremental amount. This incremental facility will have a term to be agreed with the lenders, although the maturity of borrowings under the incremental facility will be required to have a maturity falling on or extending beyond the maturity of the Term Loan B facility.

Interest Rates, Fees and Payments
      Borrowings under our revolving credit facility, Term Loan A facility and Term Loan B facility bear interest at the Canadian prime rate, the U.S. prime rate, the bankers’ acceptance rate or LIBOR, plus, in each case, an applicable margin. With regard to Canadian prime rate advances and U.S. prime rate advances under the revolving credit facility and the Term Loan A facility, the applicable margin is determined by the Leverage Ratio (as defined in the Senior Secured Credit Facilities) of Quebecor Media and its subsidiaries and ranges from 0.25% when this ratio is less than or equal to 2.75x to 1.25% when this ratio is greater than 5.25x. With regard to bankers’ acceptances under the revolving credit facility and the Term Loan A facility and letters of credit under the revolving credit facility, the applicable margin ranges from 1.25% when our Leverage Ratio is less than or equal to 2.75x to 2.25% when this ratio is greater than 5.25x. With regard to LIBOR advances under the revolving credit facility and the Term Loan A facility, the applicable margin is 1.25% when our Leverage Ratio is less than or equal to 2.75x to 2.25% when this ratio is greater than 5.25x. With regard to the Term Loan B facility, the applicable margin for Canadian prime rate advances and U.S. prime rate advances is 1.00%, and 2.00% for LIBOR advances. Specified commitment fees or drawing fees may also be payable.

Principal Repayments and Prepayments
      Borrowings under the revolving credit facility are repayable in full in January 2011. Borrowings under our Term Loan A facility are repayable in full in January 2011 and borrowing under our Term Loan B facility are repayable in full in January 2013. We are also required to make quarterly repayments of amounts borrowed under the Term Loan A facility and Term Loan B facility. With regard to the Term Loan A facility, we are required to make quarterly repayments of 2.50% of the aggregate Term Loan A commitment in the first three years of the Senior Secured Credit Facilities, 5.00% in the fourth year and 12.50% in the final year. With regard to the Term Loan B facility, we are required to make quarterly repayments of 0.25% of the aggregate Term Loan B commitment for the entire term of the facility and the balance on the last day of the term of this facility in January 2013.
      Subject to certain exceptions, Quebecor Media is required to apply 100% of the net cash proceeds of asset sales or transfers in excess of $10.0 million to repay borrowings under the credit facilities (except that Quebecor Media shall be entitled to keep the net cash proceeds of asset sales or transfers up to an aggregate of

$100.0 million throughout the term of the credit facilities), as well as 50% of the net cash proceeds derived from the issuance of any securities, subject to certain exceptions (including exceptions in respect of reinvestments of such net cash proceeds into Sun Media, Videotron or other acquisitions of assets).

Security
      Borrowings under the Senior Secured Credit Facilities and under eligible derivative instruments are secured by a first-ranking hypothec and security agreement (subject to certain permitted encumbrances) on all of Quebecor Media’s movable property and first-ranking pledges of all of the shares (subject to certain permitted encumbrances) of Sun Media and Videotron.

Covenants
      The Senior Secured Credit Facilities contain customary covenants that restrict and limit our ability to, among other things, enter into merger or amalgamation transactions, grant encumbrances, sell assets, pay dividends or make other distributions, issue shares of capital stock, incur indebtedness and enter into related party transactions. In addition, the Senior Secured Credit Facilities contain customary financial covenants.

Events of Default
      The Senior Secured Credit Facilities contain customary events of default including the non-payment of principal or interest, the breach of any financial covenant, the failure to perform or observe any other covenant, the bankruptcy of Quebecor Media, the making of any materially incorrect or incomplete representation or warranty and the occurrence of any change of control.

Our Existing Notes

General
      Below is a description of our currently outstanding 11 1/8% Senior Notes due 2011 and 13 3/4 % Senior Discount Notes due 2011. On December 16, 2005, we announced tender offers and consent solicitations pursuant to which we offered to repurchase and retire any and all of our Existing Notes and sought consents to eliminate substantially all of the restrictive covenants contained in the indentures governing such notes. On December 30, 2005, we announced that we had obtained the requisite majority consents to amend the respective indentures governing the notes, thereby removing the principal restrictive covenants and certain events of default in respect of the notes. These amendments will be effective only upon our purchase of the tendered Senior Notes and Senior Discount Notes. Completion of the tender offers was conditional upon the completion of our Refinancing Plan. We repurchased and retired US$561.6 million in aggregate principal amount of Senior Notes (representing 95.7% of the Senior Notes outstanding) and US$275.6 million in aggregate principal amount at maturity of Senior Discount Notes (representing 97.4% of the Senior Discount Notes outstanding) pursuant to our tender offers. We intend to redeem all Senior Notes and Senior Discount Notes not tendered in these tender offers on July 15, 2006 at a price equal to 105.563% of the principal amount of such Senior Notes and 106.875% of the principal amount at maturity of such Senior Discount Notes, pursuant to the terms of the respective indentures governing each series of notes.

11 1/8% Senior Notes due 2011
      The Senior Notes were issued on July 6, 2001, pursuant to an indenture, dated as of July 6, 2001, between Quebecor Media and National City Bank (predecessor to U.S. Bank Corporate Trust Services), as Trustee (as amended and supplemented, the “Senior Notes Indenture”). As of December 31, 2005, approximately US$586.8 million in aggregate principal amount of the Senior Notes was outstanding. The Senior Notes bear interest at a rate of 11 1/8% per annum, payable semiannually in arrears on January 15 and July 15 of each year. The Senior Notes mature on July 15, 2011. Prior to July 15, 2006, the Senior Notes are not redeemable at our option, except with the net proceeds of equity offerings, subject to certain conditions. The Senior Notes are unsecured, unsubordinated obligations ranking pari passu in right of payment of principal, premium and interest with all our other existing and future unsecured and unsubordinated indebtedness. The Senior

Notes Indenture contained customary restrictive covenants with respect to us and certain of our subsidiaries and customary events of default, although, pursuant to our tender offers and consent solicitations, the principal restrictive covenants and certain events of default have been removed.

13 3/4% Senior Discount Notes due 2011
      The Senior Discount Notes were issued on July 6, 2001 pursuant to an indenture, dated as of July 6, 2001, between Quebecor Media and National City Bank (predecessor to U.S. Bank Corporate Trust Services), as Trustee (as amended and supplemented, the “Senior Discount Notes Indenture”). As of December 31, 2005, approximately US$282.9 million in aggregate principal amount at maturity of the Senior Discount Notes was outstanding. The Senior Discount Notes were issued at a discount from their principal amount at maturity. Until July 15, 2006, interest on the Senior Discount Notes will accrue semi-annually in the form of an increase in the accreted value of the Senior Discount Notes, representing amortization of the original issue discount. On July 15, 2006 the accreted value of the Senior Discount Notes shall equal the principal amount at maturity, and, as from such date, the Senior Discount Notes will bear interest at a rate of 13 3/4% per annum, payable semi-annually in arrears on January 15 and July 15 of each year. The Senior Discount Notes mature on July 15, 2011. Prior to July 15, 2006, the Senior Discount Notes are not redeemable at our option, except with the net proceeds of equity offerings, subject to certain conditions. The Senior Discount Notes are unsecured, unsubordinated obligations ranking pari passu in right of payment of principal, premium and interest with all our other existing and future unsecured and unsubordinated indebtedness. The Senior Discount Notes Indenture contained customary restrictive covenants with respect to us and certain of our subsidiaries and customary events of default, although, pursuant to our tender offers and consent solicitations, the principal restrictive covenants and certain events of default were removed.
Videotron

Videotron Credit Facility

General
      Videotron’s credit agreement, as amended, provides for a $450.0 million revolving credit facility that matures in November 2009. The proceeds of Videotron’s revolving credit facility may be used for general corporate purposes including to pay dividends to Quebecor Media, subject to certain conditions. On November 19, 2004, Videotron fully repaid the outstanding balances under, and terminated, its former Term C loan and increased its revolving credit facility from $100.0 million to $450.0 million.

Interest Rate, Fees and Payments
      Advances under Videotron’s revolving credit facility bear interest at the Canadian prime rate, the bankers’ acceptance rate or the London Interbank Offered Rate (LIBOR) plus, in each instance, an applicable margin determined by the Leverage Ratio (as defined in Videotron’s credit agreement) of the VL Group (as defined in Videotron’s credit agreement). The applicable margin for Canadian prime rate advances ranges from 0% when this ratio is less than 3.0x but greater than or equal to 2.0x, to 0.50% when this ratio is greater than or equal to 4.0x. The applicable margin for LIBOR advances and bankers’ acceptance advances ranges from 0.625% when this ratio is less than 2.0x, to 1.50% when this ratio is greater than 4.0x. Videotron has agreed to pay a facility fee based on the aggregate amount available to borrow under Videotron’s revolving credit facility ranging from 0.375% when the Leverage Ratio is less than 2.0x, to 0.50% when this ratio is greater than 4.0x.

Principal Repayments and Prepayment
      Videotron’s revolving credit facility is repayable in full in November 2009. Subject to certain exceptions and the exemption of the first $50.0 million received, Videotron is required to apply 100% of the net cash proceeds of asset sales or transfers to repay borrowings under Videotron’s revolving credit facility, unless Videotron reinvests these proceeds within specified periods and for specific purposes. Subject to the exception of the first $50.0 million received, Videotron is also required to apply proceeds from insurance settlements received in excess of $50.0 million in the aggregate to repay borrowings under the revolving credit facility.

Security and Guarantees
      Borrowings under Videotron’s credit facilities and under eligible derivative instruments are secured by a first-ranking hypothec or security interest (subject to certain permitted encumbrances) on all Videotron’s current and future assets, as well as those of the subsidiary guarantors under the credit facilities, guarantees by members of the VL Group, pledges of shares by Videotron and certain of the subsidiary guarantors under the credit facilities, security given by us under section 427 of the Bank Act (Canada) and other security.

Covenants
      The credit facilities contain customary covenants that restrict and limit Videotron’s ability and the ability of each member of the VL Group to, among other things, enter into merger or amalgamation transactions or liquidate or dissolve, grant encumbrances, sell assets, pay dividends or make other distributions, issue shares of capital stock, incur indebtedness, enter into related party transactions and acquire other entities. In addition, the credit facilities require Videotron and the VL Group to comply with various financial covenants.

Events of Default
      Videotron’s credit facilities contain customary events of default including the non-payment of principal or interest, the breach of any financial covenant, the failure to perform or observe any other covenant, the bankruptcy of us or any guarantor of Videotron’s credit agreement, a default by us or any guarantor of Videotron’s credit agreement in respect of any indebtedness in excess of $10.0 million, the making of any materially incorrect or incomplete representation or warranty, the occurrence of a material adverse change and the occurrence of any change of control.

Videotron 6 7/8% Senior Notes due January 15, 2014
      On October 8, 2003, Videotron issued US$335.0 million in aggregate principal amount of 6 7/8% Senior Notes due January 15, 2014, and on November 19, 2004, Videotron issued an additional US$315.0 million in aggregate principal amount of the 6 7/8 % Senior Notes. These notes are unsecured and are due on January 15, 2014. Interest is payable semi-annually in arrears on January 15 and July 15 of each year. They are redeemable, at Videotron’s option, under certain circumstances and at the redemption prices set forth in an indenture dated October 8, 2003. This indenture contains customary restrictive covenants with respect to Videotron and certain of its subsidiaries and customary events of default.

Videotron 6 3/8% Senior Notes due December 15, 2015
      On September 16, 2005, Videotron issued US$175.0 million aggregate principal amount of its 6 3/8 % Senior Notes due December 15, 2015, which were issued at 99.5% of their face value, resulting in an effective yield of 6.44%. These notes are unsecured and are due on December 15, 2015. The notes are guaranteed by certain of Videotron’s subsidiaries on a senior unsecured basis. Interest is payable semi-annually in arrears on June 15 and December 15 of each year. The notes are redeemable, at Videotron’s option, under certain circumstances and at the redemption prices set forth in an indenture dated September 16, 2005. This indenture contains customary restrictive covenants with respect to Videotron and certain of its subsidiaries and customary events of default.
      Videotron’s 6 3/8% Senior Notes due 2015 were offered and sold in private placements exempt from the registration requirements of the Securities Act. Videotron filed a registration statement in connection with a registered exchange offer, pursuant to which new SEC-registered notes were offered in exchange for the unregistered notes. The exchange offer was completed on February 6, 2006 and all of the privately placed 6 3/8% Senior Notes due 2015 were tendered and exchanged for new registered 6 3/8% Senior Notes due 2015 that evidence the same continuing indebtedness as the privately placed 6 3/8 % Senior Notes due 2015.

Sun Media

Sun Media Credit Agreement

General
      Sun Media’s credit agreement, as amended, provides for a five-year $75.0 million revolving credit facility that matures in February 2008, and a six-year Term Loan B in a principal amount of US$230.0 million that matures in February 2009. The proceeds of Sun Media’s revolving credit facility may be used for general corporate purposes and the proceeds of its Term Loan B facility may be used to refinance outstanding principal amount of existing bank debts, to repay existing notes and to pay dividends to Quebecor Media.
      Concurrent with the closing of the offering of the old notes and the settlement of the Quebecor Media tender offers as part of our Refinancing Plan, Sun Media’s credit agreement was amended for the addition of a new Term Loan C in a principal amount of $40.0 million that will mature in February 2009. The proceeds of this new Term Loan C may be used for general corporate purposes.

Interest Rates, Fees and Payment
      Advances under Sun Media’s revolving credit facility bear interest at the Canadian prime rate or the bankers’ acceptance rate, and advances under the Term Loan B bear interest at the U.S. prime rate or LIBOR plus, in each instance, an applicable margin. With regard to the Canadian prime rate advances and the bankers’ acceptances, the applicable margin is determined by the Leverage Ratio (as defined in Sun Media’s credit agreement) of Sun Media and its subsidiaries and ranges from 0.25% when this ratio is less than 2.75x to 0.75% when this ratio is greater than or equal to 3.25x for the Canadian prime rate advances and from 1.75% when this ratio is less than 2.75x to 1.75% when this ratio is greater than or equal to 3.25x for the bankers’ acceptances. Under the Term Loan B, the applicable margin is 1.75% for LIBOR advances and 0.75% for U.S. prime rate advances. With regard to the $40.0 million Term Loan C, advances will bear interest at the Canadian prime rate or the bankers’ acceptance rate plus an applicable margin of 0.50% and 1.50%, respectively.

Principal Repayments and Prepayments
      Sun Media’s revolving credit facility is repayable in full in February 2008, and its Term Loan B and Term Loan C are repayable in full in February 2009. Subject to certain exceptions, Sun Media is required to apply 100% of the net cash proceeds of asset sales or transfers in excess of $10.0 million to repay borrowings under the credit facilities, as well as 75% of the net cash proceeds derived from subordinated debt or from the issue of any securities, subject to certain exceptions.

Security and Guarantees
      Borrowings under Sun Media’s credit facilities and under eligible derivative instruments are secured by a first-ranking hypothec and security agreement (subject to certain permitted encumbrances) on all of Sun Media’s and the guarantor subsidiaries’ movable and immovable property located in Quebec, Canada and the U.S., as well as first-ranking pledges of shares (subject to certain permitted encumbrances) of all of the shares of each direct and indirect subsidiary of Sun Media and other security. Several subsidiaries of Sun Media are guarantors of Sun Media’s obligations under the credit facilities.

Covenants
      The credit facilities contain customary covenants that restrict and limit Sun Media’s ability and the ability of its guarantors under the credit agreement to, among other things, enter into merger or amalgamation transactions, grant encumbrances, sell assets, pay dividends or make other distributions, issue shares of capital stock, incur indebtedness and enter into related party transactions. In addition, the credit facilities contain customary financial covenants.

Events of Default
      Sun Media’s credit facilities contain customary events of default including the non-payment of principal or interest, the breach of any financial covenant, the failure to perform or observe any other covenant, the bankruptcy of Sun Media or any guarantor of Sun Media’s credit agreement, the making of any materially incorrect or incomplete representation or warranty and the occurrence of any change of control.

Sun Media 7 5/8% Senior Notes due 2013
      On February 7, 2003, Sun Media issued US$205.0 million in aggregate principal amount of its 7 5/8 % Senior Notes due 2013, pursuant to an indenture between Sun Media and National City Bank (predecessor to U.S Bank National Association), as Trustee (as amended and supplemented, the “Sun Media Senior Notes Indenture”). Sun Media’s Senior Notes are due on February 15, 2013. Interest on the Sun Media Senior Notes is payable semi-annually in arrears on February 15 and August 15 of each year. The Sun Media Senior Notes Indenture contains customary restrictive covenants with respect to Sun Media and certain of its subsidiaries and customary events of default. The Sun Media Senior Notes are redeemable prior to maturity in specified circumstances.
TVA Group

TVA Group Revolving Term Bank Loan
      TVA Group has entered into a credit agreement that consists of a revolving term bank loan for a maximum of $160.0 million and matures on June 15, 2010. This revolving term bank loan bears interest at the bank prime rate or bankers’ acceptances rates, plus a variable margin related to the ratio of total debt to income before interest, income taxes, amortization and other items. At December 31, 2005, the outstanding balance on this revolving term bank loan was $107.7 million, including outstanding letters of credit. The revolving term bank loan is secured by a hypothec of $230.0 million on the universality of TVA Group’s moveable and immovable, tangible and intangible, current and future property. The revolving term bank loan contains certain restrictions, including the obligation to maintain certain financial ratios. In addition, TVA Group is limited with respect to amounts for the acquisition of fixed assets, investments, dividends and other payments to shareholders.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      On January 17, 2006, we sold the old notes in a private placement exempt from the registration requirements of the Securities Act to Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC, RBC Capital Markets Corporation, HSBC Securities (USA) Inc. and NBF Securities (USA) Corp., as initial purchasers. The initial purchasers then resold the old notes pursuant to an offering memorandum dated January 11, 2006, in reliance upon Rule 144A and Regulation S under the Securities Act. On January 17, 2006, we entered into a registration rights agreement with the initial purchasers. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus, and the summary of some of the provisions of the registration rights agreement under this section titled “The Exchange Offer” does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.
      Under the registration rights agreement, we agreed, among other things, to:

•	file an exchange offer registration statement with the SEC with respect to a registered offer to exchange, without novation, the old notes for the Notes no later than May 17, 2006;

•	use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than August 15, 2006; and

•	keep the registered exchange offer open for not less than 30 days after the date notice of the registered exchange offer is mailed to the holders of the old notes.
      Under the registration rights agreement, we also agreed that in the event:

•	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated by September 29, 2006; or

•	any holder of notes notifies us prior to the 20th day following consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer; or

•	it may not resell the old notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

•	it is a broker-dealer and owns notes acquired directly from Quebecor Media or an affiliate of Quebecor Media;
we will, at our cost, as promptly as practicable, file a shelf registration statement covering resales of the old notes or the Notes, use our best efforts to cause the shelf registration statement to be declared effective and use our best efforts to keep the shelf registration statement effective until the earlier of January 16, 2008 and the date on which all of the old notes or the Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. In the event a shelf registration statement is filed, we will, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each of these holders when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the Notes.
      A holder selling old notes or Notes pursuant to a shelf registration statement would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the applicable provisions of the registration rights agreement (including certain indemnification obligations).

      Pursuant to the registration rights agreement, we will be required to pay special interest if a registration default exists. A registration default will exist if:

•	on or prior to May 17, 2006, the exchange offer registration statement has not been filed with the SEC;

•	on or prior to August 15, 2006, the exchange offer registration statement has not been declared effective;

•	on or prior to September 29, 2006, the registered exchange offer has not been consummated;

•	we are required to file the shelf registration statement pursuant to the registration rights agreement and:

•	the shelf registration statement has not been filed with the SEC on or prior to 120 days (or if the 120th day is not a business day, on the next business day) after the date on which the obligation to file the shelf registration statement arose under the registration rights agreement; or

•	the shelf registration statement has not been declared effective on or prior to 210 days (or if the 210th day is not a business day, on the next business day) after the date on which the obligation to file the shelf registration statement arose under the registration rights agreement; or

•	after either the exchange offer registration statement or the shelf registration statement has been declared effective, the exchange offer registration statement or the shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with the resales of the old notes or the Notes in accordance with and during the periods specified in the registration rights agreement.
      Special interest will accrue on the principal amount of the old notes and the Notes (in addition to the stated interest on the old notes and the Notes) from and including the date on which any of the registration defaults described above shall have occurred up to but excluding the date on which all registration defaults have been cured. Special interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall this rate exceed 1.0% per annum.
      We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If you participate in the exchange offer, you will, with limited exceptions, receive Notes that are freely tradeable and not subject to restrictions on transfer. You should read the discussion under “— Resale of the Notes” for more information regarding your ability to transfer the Notes.
      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.
Terms of the Exchange Offer
      We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to US$525,000,000 aggregate principal amount of the Notes for a like aggregate principal amount of outstanding old notes. We will accept for exchange any and all old notes that are properly tendered on or prior to 5:00 p.m., New York City time, on                     , 2006, or such later time and date to which we extend the exchange offer. We will issue US$1,000 principal amount of the new Notes in exchange for each US$1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may only be tendered in integral multiples of US$1,000 in principal amount.
      As of the date of this prospectus, US$525,000,000 in aggregate principal amount of the old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of the old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under “— Conditions to the Exchange Offer.”

      The exchange agent will act as agent for the tendering holders for the purpose of receiving the Notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.
      Holders of the old notes do not have appraisal or dissenters’ rights under the laws of the State of New York or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.
      The Notes will evidence the same continuing indebtedness as that evidenced by the old notes and the exchange will occur without novation.
      None of us, our board of directors and our management recommends that you tender or not tender your old notes in the exchange offer. In addition, no one has been authorized to make any such recommendation. You must make your own decisions whether to participate in the exchange offer and, if you choose to participate, as to the aggregate principal amount of your old notes to tender, after reading carefully this prospectus and the letter of transmittal. We urge you to consult your financial and tax advisors in making your decision on what action to take. We also urge you to read carefully the section titled “Risk Factors.”
Conditions to the Exchange Offer
      You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal to participate in the exchange offer.
      Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we determine at any time prior to the expiration date that the exchange offer violates applicable law or any applicable interpretation of applicable law by the staff of the SEC.
      In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under “— Procedures for Tendering Old Notes — Representations Made by Tendering Holders of Old Notes” and “Plan of Distribution;” and

•	any other representations reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Notes under the Securities Act.
      The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we may choose, in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights, and each right will be deemed to be an ongoing right that may be asserted at any time. Any determination by us concerning the events described above will be final and binding upon all parties. If we determine that a waiver of conditions materially changes the exchange offer, this prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “— Expiration Date; Extensions; Amendments.”
      In addition, at any time when any stop order is threatened or in effect with respect to the registration statement that includes this prospectus or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, we will not accept for exchange any old notes tendered, and no Notes will be issued in exchange for any such old notes.
Expiration Date; Extensions; Amendments
      The expiration date of the exchange offer will be 5:00 p.m., New York City time, on                     , 2006, unless we, in our sole discretion, extend the expiration date of the exchange offer. If we extend the expiration date of the exchange offer, the expiration date of the exchange offer will be the latest time and date to which the exchange offer is extended. We will notify the exchange agent by oral or written notice of any extension of the expiration date and make a public announcement of this extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      In addition, we expressly reserve the right, at any time or from time to time, at our sole discretion:

•	to delay the acceptance of the old notes;

•	to extend the exchange offer;

•	if we determine any condition to the exchange offer has not occurred or has not been satisfied, to terminate the exchange offer; and

•	to waive any condition or amend the terms of the exchange offer in any manner.
      If the exchange offer is amended in a manner we deem to constitute a material change, we will as promptly as practicable distribute to the registered holders of the old notes a prospectus supplement that discloses the material change. If we take any of the actions described in the previous paragraph, we will as promptly as practicable give oral or written notice of this action to the exchange agent and will make a public announcement of this action.
      During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
Procedures for Tendering Old Notes

Valid Tender
      The tender of a holder’s old notes and our acceptance of those old notes will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Except as set forth below, if you wish to tender old notes pursuant to the exchange offer, you must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under “— Exchange Agent;”

•	arrange with DTC to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at one of the addresses set forth below under “— Exchange Agent;” or

•	comply with the guaranteed delivery procedures described below.
      In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the old notes, together with the properly completed and duly executed letter of transmittal;

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, together with the properly completed and duly executed letter of transmittal or an agent’s message under DTC’s Automated Tender Offer Program, or ATOP; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier to the exchange agent.
      The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment from a tendering holder that it agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this tendering holder. The agent’s message forms a part of book-entry transfer.
      If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
      If you tender fewer than all of your old notes, you should fill in the amount of the old notes tendered in the appropriate box in the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all old notes that you hold.
      The method of delivery of the certificates for the old notes, the letter of transmittal and all other documents is at your sole election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. If delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Signature Guarantees
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      An eligible institution is a firm or other entity firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other “eligible guarantor institution” as this term is defined in Rule 17Ad-15 under the Exchange Act.
      If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, this guarantee must be by an eligible institution.
      If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument of transfer or exchange, in form satisfactory to us in our sole discretion, duly executed by, the registered holder, with the signature guaranteed by an eligible institution.
      If the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, this person should sign in that capacity when signing. In addition, this person must submit to us, together with the letter of transmittal, evidence satisfactory to us in our sole discretion of his or her authority to act in this capacity unless we waive this requirement.

Book-Entry Transfer
      For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC with respect to the old notes for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the ATOP procedures to tender old notes pursuant to the exchange offer. Accordingly, any

DTC participant may make book-entry delivery of the old notes by causing DTC to transfer those old notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.
      Although delivery of the old notes pursuant to the exchange offer may be effected through book-entry transfer at DTC, you will not have validly tendered your old notes pursuant to the exchange offer until on or prior to the expiration date either:

•	the properly completed and duly executed letter of transmittal, or an agent’s message, together with any required signature guarantees and any other required documents, has been transmitted to and received by the exchange agent at one of the addresses set forth below under “— Exchange Agent;” or

•	the guaranteed delivery procedures described below have been complied with.

Guaranteed Delivery Procedures
      If you wish to tender your old notes and:

•	your old notes are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration date; or

•	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

•	tender be made by and through an eligible institution;

•	on or prior to the expiration date, the exchange agent receive from this eligible institution a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees, and a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided:

•	setting forth the name and address of the holder of the old notes being tendered;

•	stating that the tender is being made; and

•	guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for the old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.
      If you wish to tender your old notes pursuant to the guaranteed delivery procedures, you must ensure that the exchange agent receives a properly completed and duly executed letter of transmittal, or agent’s message, and notice of guaranteed delivery before the expiration date.

Determination of Validity of Tender
      We will resolve in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any old notes tendered for exchange. Our determination of these questions and our interpretation of the terms and conditions of the exchange offer, including without limitation the letter of transmittal and its instructions, shall be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Each holder must cure any and all defects or irregularities in connection with his, her or its tender of old notes within the reasonable period of time determined by us, unless we waive these defects or irregularities. None of us, our affiliates and assigns, the exchange agent and any other person is under any duty or obligation to give notice of any defect or irregularity with respect to any tender of the old notes, and none of them shall incur any liability for failure to give any such notice.
      We reserve the absolute right in our sole and absolute discretion to:

•	reject any and all tenders of old notes determined to be in improper form or unlawful;

•	waive any condition of the exchange offer; and

•	waive any condition, defect or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions, defects or irregularities in the case of other holders.

Representations Made by Tendering Holders of Old Notes
      By tendering, you will represent to us that, among other things:

•	you are acquiring the Notes in the ordinary course of business;

•	you do not have any arrangement or understanding with any person or entity to participate in the distribution of the Notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in a distribution of the Notes;

•	if you are a broker-dealer that will receive Notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Notes (see “Plan of Distribution”); and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act.
      If you are our “affiliate,” as defined under Rule 405 of the Securities Act, or are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the Notes, you will represent and warrant that you (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      In addition, in tendering old notes, you must warrant in the letter of transmittal or in an agent’s message that:

•	you have full power and authority to tender, exchange, sell, assign and transfer old notes;

•	we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the old notes tendered for exchange are not subject to any adverse claims or proxies.
      You must also warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.
Acceptance of Old Notes; Delivery of Notes
      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes validly tendered, and not withdrawn, on or prior to the expiration date. We will issue the Notes to the exchange agent as promptly as practicable after acceptance of the old notes. See “— Terms of the Exchange Offer.”

      For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes for exchange when, as and if we have given oral or written notice of our acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.
Withdrawal Rights
      You may withdraw tenders of your old notes at any time prior to the expiration date.
      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal from you. A notice of withdrawal must:

•	specify the name of the person tendering the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the total principal amount of these old notes; and

•	where certificates for the old notes have been transmitted, specify the name of the registered holder of the old notes, if different from the name of the person withdrawing the tender of these old notes.
      If you delivered or otherwise identified certificates representing old notes to the exchange agent, then you must also submit the serial numbers of the particular certificates to be withdrawn and, unless you are an eligible institution, the signature on the notice of withdrawal must be guaranteed by an eligible institution. If you tendered old notes as a book-entry transfer, your notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. You may not withdraw or rescind any notice of withdrawal; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date.
      We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any and all notices of withdrawal, and our determination of these questions shall be final and binding on all parties. Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as soon as practicable after their withdrawal.
Exchange Agent
      U.S. Bank National Association is the exchange agent for the exchange offer. You should direct all tendered old notes, executed letters of transmittal and other related documents to the exchange agent. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the following addresses and telephone numbers:

By Registered and Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
U.S. Bank National Association	U.S. Bank National Association	U.S. Bank National Association
Corporate Trust Services 60 Livingston Avenue St. Paul, Minnesota 55107	Corporate Trust Services 60 Livingston Avenue St. Paul, Minnesota 55107 Attn: Specialized Finance Department	Corporate Trust Services 1st Floor Bond Drop Window 60 Livingston Avenue St. Paul, Minnesota 55107
or
Facsimile: (651) 495-8158
Toll-free telephone: 1-800-934-6802
      If you deliver executed letters of transmittal and any other required documents to an address or facsimile number other than those set forth above, your tender is invalid.

Fees and Expenses
      We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of us and our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the old notes pursuant to the exchange offer. We will pay the exchange agent reasonable and customary fees for its services.
      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	registration and filing fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of the old notes under the exchange offer. A tendering holder, however, will be required to pay any applicable transfer taxes if:

•	this tendering holder instructs us to register Notes in the name of, or deliver Notes to, a person other than the registered tendering holder of the old notes;

•	the tendered old notes are registered in the name of a person other than the person signing the applicable letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.
      If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.
Accounting Treatment
      The Notes will be recorded at the same carrying value, in U.S. dollars, as the old notes, and will be translated into Canadian dollars in accordance with Canadian GAAP, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the Notes under Canadian GAAP.
Consequences of Failure to Exchange Old Notes
      Following the consummation of the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Unless you are an initial purchaser or a holder of old notes who is prohibited by applicable law or SEC policy from participating in the exchange offer or who may not resell the Notes acquired in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for such resales by you, if you do not tender your old notes in the exchange offer or if we do not accept your old notes because you did not tender them properly, you will not have any further registration rights with respect to your old notes, and you will not have the right to receive any special interest on your old notes. In addition, your old notes will continue to be subject to restrictions on their transfer. In general, any old note that is not exchanged for a Note may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

      We may in the future seek to acquire unexchanged old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans, however, to acquire any unexchanged old notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged old notes.
Resale of the Notes
      Based on interpretations by the SEC staff set forth in no-action letters issued to third parties in similar transactions, such as Exxon Capital Holding Corporation and Morgan Stanley & Co. Incorporated, we believe that a holder of the Notes may offer the Notes for resale or resell or otherwise transfer the Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless this holder:

•	is our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

•	acquired the Notes other than in the ordinary course of this holder’s business; or

•	is participating, intends to participate or has an arrangement or understanding with any person to participate in the distribution of the Notes.
      Accordingly, holders wishing to participate in the exchange offer must make the applicable representations described in “— Procedures for Tendering Old Notes — Representations Made by Tendering Holders of Old Notes” above.
      Although we are making the exchange offer in reliance on the interpretations by the SEC staff set forth in these no-action letters, we do not intend to seek our own no-action letter from the SEC. Consequently, we cannot assure you that the SEC staff would make a similar determination with respect to the exchange offer as it did in its no-action letters to third parties. If this interpretation is inapplicable and you resell or otherwise transfer any Notes without complying with the registration and prospectus delivery requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.
      You may not rely on the interpretations of the SEC staff in the above-described no-action letters if you are a holder of old notes who:

•	is our “affiliate” as defined in Rule 405 under the Securities Act;

•	does not acquire the Notes in the ordinary course of business;

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the Notes; or

•	is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, and in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the Notes.
      In addition, each broker-dealer that receives Notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those Notes. See “Plan of Distribution.” Under the registration rights agreement, we will be required to use our best efforts to keep the registration statement that includes this prospectus effective to allow these participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the Notes for the period that shall end on the sooner of 180 days after the effectiveness date of the registration statement that includes this prospectus and the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

      In order to comply with state securities laws, the Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
      The Notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof, except in accordance with the securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the Notes, and accordingly, the Notes will remain subject to restrictions on resale in Canada.

DESCRIPTION OF THE NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Definitions.” In this description, the words “Quebecor Media” and “we” refer only to Quebecor Media Inc. and not to any of its subsidiaries.
      We issued the old notes, and will issue the Notes, under an indenture dated as of January 17, 2006 among Quebecor Media and U.S. Bank National Association, as trustee. The indenture is governed by the Trust Indenture Act of 1939. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the Notes will be substantially identical to the terms of the old notes. However, the Notes will not be subject to transfer restrictions or registration rights unless held by certain broker-dealers, Quebecor Media’s affiliates or certain other persons.
      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the indenture is available upon request to Quebecor Media at the address indicated under “Where You Can Find More Information.” In addition, a copy of the indenture has been filed as an exhibit to the registration statement that includes this prospectus.
Principal, Maturity and Interest
      We are offering to exchange, upon the terms and subject to the conditions of this prospectus and the accompanying letter of transmittal, the Notes for all of the outstanding old notes. In addition, subject to compliance with the limitations described under “— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares,” we may in the future issue an unlimited principal amount of additional notes at later dates under the same indenture (“Additional Notes”). Any Additional Notes that we issue in the future will be identical in all respects to the Notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue the Notes only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000. The Notes will mature on March 15, 2016.
      Interest on the Notes will accrue at the rate of 7.75% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2006. Each of the Notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged, or if no interest has been paid, from January 17, 2006, which was the date of original issuance of the old notes. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the old notes from the most recent interest payment date to the date of issuance of the Notes. Quebecor Media will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.
      Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the old notes will increase if a registration default occurs. We refer to any interest payable as a result of this increase in interest rate as “special interest.” You should refer to the description under the caption “The Exchange Offer — Purpose and Effect of the Exchange Offer” for a more detailed description of the circumstances under which the interest rate will increase.
Ranking
      The Notes will be:

•	senior unsecured obligations of Quebecor Media;

•	effectively junior in right of payment to all of our existing and future secured indebtedness, including any borrowings under the Credit Agreement (as defined below), to the extent of the value of the assets securing that indebtedness; and

•	effectively junior in right of payment to all indebtedness and other obligations (including trade payables) of our Subsidiaries.
      The Notes are obligations exclusively of Quebecor Media. Substantially all of the operations of Quebecor Media are conducted through its Subsidiaries. Therefore, Quebecor Media’s ability to service its debt, including the Notes, will partially depend on the earnings of its Subsidiaries, their ability to distribute those earnings as dividends, loans or other payments to Quebecor Media. If their ability to make these distributions were restricted, by law or otherwise, then Quebecor Media would not be able to use the cash flow of its Subsidiaries to make payments on the Notes.
      Quebecor Media principally relies on its shareholder’s claim on the assets of its Subsidiaries. This shareholder’s claim is junior to the claims that creditors (including trade creditors) of Quebecor Media’s Subsidiaries have against those Subsidiaries. Holders of the Notes will be creditors only of Quebecor Media. All the existing and future liabilities of such subsidiaries, including any claims of trade creditors and preferred shareholders, will be effectively senior to the Notes. The liabilities, including contingent liabilities, of Quebecor Media’s Subsidiaries, may be significant.
      Although the indenture will contain limitations on the amount of additional indebtedness that Quebecor Media and its Restricted Subsidiaries may incur, the amounts of such additional indebtedness could nevertheless be substantial and may be incurred either by Quebecor Media, its Restricted Subsidiaries or by any other Subsidiaries of Quebecor Media. See “— Covenants  — Incurrence of Indebtedness and Issuance of Preferred Shares.” The Notes are unsecured obligations of Quebecor Media. Secured Indebtedness of Quebecor Media, including under the Credit Agreement, effectively will be senior to the Notes to the extent of the value of the assets securing such Indebtedness.
      Giving effect to the completion of the Refinancing Plan and the application of the proceeds therefrom as described under “Use of Proceeds,” as of December 31, 2005 on a pro forma basis, Quebecor Media and its consolidated Subsidiaries would have had $3.0 billion of indebtedness outstanding, Quebecor Media, excluding its Subsidiaries, would have had $532.1 million of senior secured indebtedness, and Quebecor Media’s Subsidiaries would have had $3.3 billion of total liabilities, excluding intercompany liabilities.
      As of the Issue Date, all of our Subsidiaries were “Restricted Subsidiaries,” except for Nurun Inc., which has been designated as an “Unrestricted Subsidiary”. Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the indenture. Under the circumstances described below under the subheading “— Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Quebecor Media will be permitted to designate certain of its other Subsidiaries as Unrestricted Subsidiaries. As of and for the twelve months ended December 31, 2005, Nurun Inc., Quebecor Media’s only Unrestricted Subsidiary as of the date of this prospectus, represented 1.1% and 2.4% of Quebecor Media’s consolidated assets and revenues, respectively.
Methods of Receiving Payments on the Notes
      If a holder has given wire transfer instructions to Quebecor Media, Quebecor Media will pay all principal, interest and premium and special interest, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar for the Notes unless Quebecor Media elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The trustee has been appointed to act as paying agent and registrar under the indenture. Quebecor Media may change the paying agent or registrar without prior notice to any holder, and Quebecor Media or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange its Notes in accordance with the indenture. In connection with any transfer or exchange of the Notes, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Quebecor Media may require a holder to pay any taxes and fees required by law or permitted by the indenture. Quebecor Media is not required to register the transfer of or to exchange any Note selected for redemption. Also, Quebecor Media is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered holder of a Note will be treated as the owner of it for all purposes, except with respect to withholding tax and the obligation under the indenture to pay Additional Amounts (as defined below).
Optional Redemption
      At any time prior to March 15, 2009, Quebecor Media may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the indenture (and any old notes outstanding) at a redemption price of 107.75% of the principal amount of the Notes redeemed (and any old notes outstanding), plus accrued and unpaid interest thereon and special interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided, however, that:

(1) at least 65% of the aggregate principal amount of Notes issued under the indenture remain outstanding immediately after the occurrence of such redemption (and any old notes outstanding), excluding any old notes or Notes held by Quebecor Media and its Subsidiaries; and

(2) the redemption occurs within 90 days of the date of the closing of any such Equity Offering.
      At any time prior to March 15, 2011, Quebecor Media may, at its option, redeem all or part of the Notes (and any old notes outstanding) upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and special interest, if any, to the date of redemption.
      Except as set forth above or under “— Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable at Quebecor Media’s option prior to March 15, 2011. Starting on that date, Quebecor Media may redeem all or a part of the Notes (and any old notes outstanding), at once or over time, upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and special interest, if any, thereon, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage

2011	103.875%
2012	102.583%
2013	101.292%
2014 and thereafter	100.000%
Redemption for Changes in Withholding Taxes
      If Quebecor Media becomes obligated to pay any Additional Amounts because of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation thereof, in either case that is publicly announced or becomes effective on or after the Issue Date, Quebecor Media may, at any time, upon not less than 30 nor more than 60 days’ notice, redeem all, but not part, of the Notes (and any old notes outstanding) at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the redemption date, provided that at any time that the aggregate principal amount of the old notes and the Notes outstanding is greater than US$20.0 million, any holder of the Notes (or any holder of outstanding old notes) may, to the extent that it does not adversely affect Quebecor Media’s after-tax position, at its option, waive Quebecor Media’s compliance with the covenant described under the caption “— Payment of Additional Amounts” with respect to such holder’s notes, provided, further, that if any holder waives this compliance, Quebecor Media may not redeem that holder’s notes pursuant to this paragraph.
      Prior to any redemption of old notes or Notes pursuant to the preceding paragraph, Quebecor Media shall deliver to the trustee an officers’ certificate stating that Quebecor Media is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred. Quebecor Media will be bound to redeem the old notes and the Notes on the date fixed for redemption.
Payment of Additional Amounts
      All payments made by or on behalf of Quebecor Media on or with respect to the Notes will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration thereof by the relevant Canadian Taxing Authority. If Quebecor Media (or any other payor) is required to withhold or deduct any amount on account of Taxes from any payment made under or with respect to any Notes that are outstanding on the date of the required payment, it will:

(1) make this withholding or deduction;

(2) remit the full amount deducted or withheld to the relevant government authority in accordance with applicable law;

(3) pay such additional amounts, which we refer to as “Additional Amounts,” as may be necessary so that the net amount received by each holder after this withholding or deduction (including any deduction or withholding for Additional; Amounts) will not be less than the amount the holder would have received if these Taxes had not been withheld or deducted;

(4) furnish to the holders, within 30 days after the date the payment of any Taxes is due, certified copies of tax receipts evidencing this payment by Quebecor Media;

(5) indemnify and hold harmless each holder (other than an Excluded Holder, as defined below) for the amount of (a) any Taxes paid by each such holder as a result of payments made on or with respect to the Notes, (b) any liability (including penalties, interest and expenses) arising from or with respect to these payments and (c) any Taxes imposed with respect to any reimbursement under (a) or (b), but excluding any of these Taxes that are in the nature of Taxes on net income, taxes on capital, franchise taxes, net worth taxes and similar taxes; and

(6) at least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if Quebecor Media becomes obligated to pay Additional Amounts with respect to such payment, deliver to the trustee an officers’ certificate stating the amounts so payable and such other information necessary to enable the trustee to pay these Additional Amounts to holders on the payment date.
For greater certainty, the obligation to indemnify under (5) above will extend to Taxes (other than Taxes that are excluded under (5) above) paid by a holder in respect of which Quebecor Media is not obliged to withhold as a result of the holder’s status as an authorized foreign bank or a registered non-resident insurer (each as defined in the Income Tax Act (Canada)) (or other entity exempt from withholding on a basis comparable to authorized foreign banks and registered non-resident insurers) where such holder must itself pay Taxes imposed by a Canadian Taxing Authority in lieu of withholding taxes.
      Notwithstanding the foregoing, no Additional Amounts will be payable to a holder in respect of beneficial ownership of a Note (an “Excluded Holder”):

(1) with which Quebecor Media does not deal at arm’s-length, within the meaning of the Income Tax Act (Canada), at the time of making such payment;

(2) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of Notes or the receipt of payments or the enforcement of rights thereunder; or

(3) if such holder waives its right to receive Additional Amounts.
      Whenever in the indenture there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, offer price and interest, special interest or any other amount payable under or with respect to any Note, this mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.
      Quebecor Media will pay any present or future stamp, court, documentary or other similar taxes, charges or levies that arise in any jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the indenture or any related document.
      The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to Quebecor Media is organized or any political subdivision or taxing authority or agency thereof or therein.
Mandatory Redemption
      Except as described below under the caption “— Offers to Repurchase at the Option of Holders,” Quebecor Media is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Offers to Repurchase at the Option of Holders

Change of Control
      Within 30 days following any Change of Control, Quebecor Media will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, pursuant to the procedures required by the indenture and described in the notice. If a Change of Control occurs, each holder of Notes will have the right to accept Quebecor Media’s offer to repurchase that holder’s Notes, in whole or in part, equal to US$1,000 or an integral multiple of US$1,000 pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Quebecor Media will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and special interest, if any, on the Notes repurchased, to the date of purchase. The Change of Control Payment Date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed. Quebecor Media will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Quebecor Media will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Change of Control provisions of the indenture by virtue of this conflict.
      On the Change of Control Payment Date, Quebecor Media will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Quebecor Media.

      The paying agent will promptly mail or wire transfer to each holder of Notes properly tendered the Change of Control Payment for these Notes, and Quebecor Media will execute and issue, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new note will be in a principal amount of US$1,000 or an integral multiple of US$1,000.
      Quebecor Media will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require Quebecor Media to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that Quebecor Media repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      Quebecor Media will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Quebecor Media and purchases all Notes or portions of Notes properly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Quebecor Media and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the obligation of Quebecor Media to make a Change of Control Offer and the ability of a holder of Notes to require Quebecor Media to repurchase such Notes pursuant to such an offer as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Quebecor Media and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.
      In addition to the obligations of Quebecor Media under the indenture with respect to the Notes in the event of a Change of Control, the Credit Agreement provides that certain change of control events with respect to Quebecor Media would constitute a default under such agreement. In addition, any future credit facilities or other agreements relating to Indebtedness to which Quebecor Media becomes a party may prohibit or otherwise limit Quebecor Media from purchasing any Notes prior to their maturity, and may also provide that certain change of control events with respect to Quebecor Media would constitute a default thereunder. In the event a Change of Control occurs at a time when Quebecor Media is prohibited from purchasing Notes, Quebecor Media could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such restrictions. If Quebecor Media does not obtain such a consent or repay such borrowings, Quebecor Media will remain prohibited or otherwise restricted under the terms of those credit facilities and other agreements from purchasing Notes. In addition, there can be no assurance that Quebecor Media will have sufficient financial resources available to purchase the Notes at the time of a Change of Control. In such case, Quebecor Media’s failure to purchase tendered Notes would constitute an Event of Default under the indenture. See “Risk Factors — Risks Relating to the Notes — We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our credit facilities may not allow the repurchases.”

Asset Sales
      Quebecor Media will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Quebecor Media, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Quebecor Media or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Replacement Assets or a combination thereof. For the purposes of this provision, each of the following shall be deemed to be cash:

(a) any Indebtedness or other liabilities, as shown on Quebecor Media’s or such Restricted Subsidiary’s most recent balance sheet, of Quebecor Media or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a written agreement that releases Quebecor Media or such Restricted Subsidiary from further liability with respect to such Indebtedness or liabilities; and

(b) any securities, notes or other obligations received by Quebecor Media or any such Restricted Subsidiary from such transferee that are converted within 90 days of the applicable Asset Sale by Quebecor Media or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Quebecor Media or any of its Restricted Subsidiaries may apply those Net Proceeds at its option:

(1) (a) to permanently repay or reduce Indebtedness, other than Subordinated Indebtedness, of Quebecor Media and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or (b) to permanently repay or reduce Indebtedness of any of Quebecor Media’s Restricted Subsidiaries;

(2) to acquire, or enter into a binding agreement to acquire, all or substantially all of the assets (other than cash, Cash Equivalents and securities) of any Person engaged in a Permitted Business; provided, however, that any such commitment shall be subject only to customary conditions (other than financing), and such acquisition shall be consummated no later than 180 days after the end of this 360-day period;

(3) to acquire, or enter into a binding agreement to acquire, Voting Stock of a Person engaged in a Permitted Business from a Person that is not a Subsidiary of Quebecor Media; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of such 360-day period; and provided, further, however, that (a) if the Net Proceeds are from the sale of assets of Quebecor Media or any of its Restricted Subsidiaries or the Equity Interests of any of its Restricted Subsidiaries, after giving effect thereto, the Person so acquired becomes a Restricted Subsidiary of Quebecor Media; and (b) such acquisition is otherwise made in accordance with the indenture, including, without limitation, the covenant described under the caption “— Covenants — Restricted Payments;”

(4) to acquire, or enter into a binding agreement to acquire, previously issued and outstanding Voting Stock of a non-Wholly Owned Restricted Subsidiary of Quebecor Media (a) from a Person that is not an Affiliate of Quebecor Media or (b) in a brokered transaction through the facilities of a stock exchange; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of such 360-day period;

(5) to make capital expenditures; or

(6) to acquire, or enter into a binding agreement to acquire, other long-term assets (other than securities) that are used or useful in a Permitted Business; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of this 360-day period.
Pending the final application of any Net Proceeds, Quebecor Media may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”
      When the aggregate amount of Excess Proceeds exceeds Cdn$100.0 million, Quebecor Media will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in the indenture relating to the Notes with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness, plus accrued and unpaid interest and special interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer and all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Asset Sale Offer and the indenture, Quebecor Media may use these Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      Quebecor Media will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Quebecor Media will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.
Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.
      No Notes of less than US$1,000 will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note at Quebecor Media’s expense. Notes called for redemption become irrevocably due and payable on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption, provided that the redemption price has been paid or set aside as provided in the indenture.
Covenants

Restricted Payments
      Quebecor Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Quebecor Media’s or any of its Restricted Subsidiaries’ Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving Quebecor Media or any of its Restricted

Subsidiaries, or to the direct or indirect holders of Quebecor Media’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Quebecor Media or to Quebecor Media or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Quebecor Media or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Quebecor Media, any Equity Interests of Quebecor Media, other than such Equity Interests of Quebecor Media held by Quebecor Media or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Back-to-Back Securities or Subordinated Indebtedness, except, in the case of Subordinated Indebtedness (other than Back-to-Back Securities), a payment of interest at the Stated Maturity of such interest, or principal at or within one year of the Stated Maturity of principal, of such Subordinated Indebtedness; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) Quebecor Media would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, have been permitted to incur at least US$1.00 of additional Indebtedness, other than Permitted Debt, pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Shares;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by Quebecor Media and its Restricted Subsidiaries after the Issue Date, excluding Restricted Payments made pursuant to clauses (2), (3), (4), (6), (7), (8), (9), (10) and (11) of the next succeeding paragraph, shall not exceed, at the date of determination, the sum, without duplication, of:

(a) an amount equal to Quebecor Media’s Consolidated Cash Flow from the first date of the fiscal quarter in which the Issue Date occurs to the end of Quebecor Media’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less 1.5 times Quebecor Media’s Consolidated Interest Expense from the first date of the fiscal quarter in which the Issue Date occurs to the end of Quebecor Media’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period (or, if such amount for such period is a deficit, minus 100% of such deficit); plus

(b) an amount equal to 100% of Capital Stock Sale Proceeds, less any such Capital Stock Sale Proceeds used in connection with:

(i) an Investment made pursuant to clause (6) of the definition of “Permitted Investments;” or

(ii) an incurrence of Indebtedness pursuant to clause (8) of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Shares;” plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash (except to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow), the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that the Board of Directors of Quebecor Media designates any Unrestricted Subsidiary that was designated as such after the Issue Date as a Restricted Subsidiary, the lesser of (i) the aggregate fair market value of all Investments owned by Quebecor Media and its Restricted Subsidiaries in such Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary and (ii) the then aggregate Fair Market Value of all Investments owned by Quebecor Media and its Restricted Subsidiaries in such Unrestricted Subsidiary; plus

(e) Cdn$215.0 million.

      The preceding provisions will not prohibit:

(1) so long as no Default has occurred and is continuing or would be caused thereby, the payment of any dividend within 60 days after the date the dividend is declared, if at that date of declaration such payment would have complied with the provisions of the indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of Quebecor Media or any of its Restricted Subsidiaries or of any Equity Interests of Quebecor Media in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Quebecor Media or an employee stock ownership plan or to a trust established by Quebecor Media or any Subsidiary of Quebecor Media for the benefit of its employees, of, Equity Interests of Quebecor Media (other than Disqualified Stock or Back-to-Back Securities); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of Quebecor Media or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) any payment by Quebecor Media or a Restricted Subsidiary of Quebecor Media to any one of the other of them;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value by Quebecor Media of any Equity Interests of Quebecor Media held by any member of Quebecor Media’s, or any of its Subsidiaries’, management pursuant to Quebecor Media’s stock option plans; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (a) US$5.0 million in any fiscal year (with unused amounts in any fiscal year being permitted to be carried over to succeeding fiscal years) and (b) Quebecor Media’s liability under Quebecor Media’s stock option plans as of the Issue Date;

(6) payments of any kind made in connection with or in respect of Back-to-Back Securities; provided, however, that to the extent such payments are made to Affiliates of Quebecor Media (other than its Subsidiaries), all corresponding payments required to be paid by such Affiliates pursuant to the related Back-to-Back Securities shall be received, immediately prior to or concurrently with any such payments, by all applicable Quebecor Media Entities;

(7) so long as no Default has occurred and is continuing or would be caused thereby, any Tax Benefit Transaction;

(8) so long as no Default has occurred and is continuing or would be caused thereby, management fees or similar expenses payable to shareholders of Quebecor Media in an aggregate amount not to exceed US$2.0 million in any calendar year;

(9) (a) the payment of any dividend pursuant to the terms of Disqualified Stock of Quebecor Media or Preferred Shares of any of its Restricted Subsidiaries, provided, that such dividend is included in Quebecor Media’s Consolidated Interest Expense; and (b) the payment of principal at the Stated Maturity of Disqualified Stock of Quebecor Media or Preferred Shares of any of its Restricted Subsidiaries, provided, that such Disqualified Stock or Preferred Shares was incurred or permitted to be incurred pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Shares;”

(10) the repurchase by any of Quebecor Media’s non-Wholly Owned Restricted Subsidiaries of its previously issued and outstanding Equity Interests for consideration equal to the Fair Market Value of the repurchased Equity Interests;

(11) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed US$50.0 million; and

(12) so long as no Default has occurred and is continuing or would be caused thereby and the Debt to Cash Flow Ratio is no greater than 5.5 to 1.0 (calculated on a pro forma basis as if such payment, including any related financing transaction, had occurred at the beginning of the applicable Measurement Period), the purchase, redemption or other acquisition or retirement for value, of Equity Interests of Quebecor Media held by Caisse de dépôt et placement du Québec or any of its Affiliates.
      The amount of any Restricted Payment, other than those effected in cash, shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Quebecor Media or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
      For the purposes of this “Restricted Payments” covenant, if (i) any Affiliate of Quebecor Media ceases to be the obligor under or issuer of any Back-to-Back Securities and a Person other than an Affiliate of Quebecor Media becomes the obligor thereunder (or the issuer of any Back-to-Back Preferred Shares) or (ii) any Restricted Subsidiary that is an obligor under or issuer of any Back-to-Back Securities ceases to be a Restricted Subsidiary other than by consolidation or merger with Quebecor Media or another Restricted Subsidiary, then Quebecor Media or such Restricted Subsidiary shall be deemed to have made a Restricted Payment in an amount equal to the accreted value of such Back-to-Back Debt (or the subscription price of any Back-to-Back Preferred Shares) at the time of the assumption thereof by such other Person or at the time such Restricted Subsidiary ceases to be a Restricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Shares
      Quebecor Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, including Acquired Debt, and Quebecor Media will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Shares; provided, however, that Quebecor Media may incur Indebtedness, including Acquired Debt, or issue Disqualified Stock, and its Restricted Subsidiaries may incur Indebtedness, including Acquired Debt, or issue Preferred Shares, if Quebecor Media’s Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Shares, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, taking into account any substantially concurrent transactions related to such incurrence, as if the same had occurred at the beginning of the applicable Measurement Period, would have been no greater than 6.0 to 1.0.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Preferred Shares, which we refer to collectively as “Permitted Debt:”

(1) the incurrence by Quebecor Media of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Quebecor Media thereunder) not to exceed an aggregate of Cdn$1.25 billion, less the aggregate amount of all Net Proceeds of Asset Sales applied by Quebecor Media since the Issue Date to permanently repay Indebtedness under a Credit Facility (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described under the caption “— Offers to Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by Quebecor Media and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by Quebecor Media of Indebtedness represented by the old notes issued on the Issue Date and the Notes issued in exchange for such old notes and in exchange for any Additional Notes;

(4) the incurrence by Quebecor Media or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Quebecor Media or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed US$100.0 million at any time outstanding;

(5) the incurrence by Quebecor Media or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) and (4) of this paragraph;

(6) the incurrence by Quebecor Media or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Quebecor Media and any of its Restricted Subsidiaries; provided, however, that:

(a) if Quebecor Media is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Quebecor Media or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Quebecor Media or a Restricted Subsidiary of Quebecor Media will be deemed, in each case, to constitute an incurrence of such Indebtedness by Quebecor Media or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by Quebecor Media of Disqualified Stock or the issuance by any of its Restricted Subsidiaries of Preferred Shares solely to or among Quebecor Media and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or Preferred Shares being held by a Person other than Quebecor Media or a Restricted Subsidiary and (ii) any sale or other transfer of any such Disqualified Stock or Preferred Shares to a Person that is not either Quebecor Media or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such Disqualified Stock by Quebecor Media or Preferred Shares by any of its Restricted Subsidiaries, as the case may be, that was not permitted by this clause (7);

(8) the incurrence by Quebecor Media or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business of Quebecor Media or such Restricted Subsidiary and not for speculative purposes; provided, however, that, in the case of:

(a) any Interest Rate Agreement, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; and

(b) any Currency Exchange Protection Agreement, such Hedging Obligation does not increase the principal amount of Indebtedness of Quebecor Media or such Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9) the guarantee by Quebecor Media or any of its Restricted Subsidiaries of Indebtedness of Quebecor Media or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(10) the incurrence by Quebecor Media or any of its Restricted Subsidiaries of Indebtedness in relation with the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(11) the incurrence by Quebecor Media or any of its Restricted Subsidiaries of Indebtedness owed to any Person under or in connection with any worker’s compensation, health, disability, employee benefits or equity compensation plan or property, casualty or liability insurance provided by such Person to Quebecor Media or its Restricted Subsidiaries pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(12) the incurrence by Quebecor Media or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Quebecor Media or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out obligations or other similar obligations, in each case incurred or assumed in connection with a transaction permitted by the indenture;

(13) Non-Recourse Accounts Receivable Entity Indebtedness incurred by any Accounts Receivable Entity in a Qualified Receivables Transaction;

(14) the incurrence by Quebecor Media or any of its Restricted Subsidiaries of Indebtedness, the issuance by Quebecor Media of Disqualified Stock or the issuance by any of Quebecor Media’s Restricted Subsidiaries of Preferred Shares in an aggregate principal amount at any time outstanding not to exceed US$100.0 million; and

(15) the issuance of Indebtedness, Preferred Shares or Disqualified Stock in connection with a Tax Benefit Transaction.
      The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Shares in the form of additional shares of the same class of Disqualified Stock or Preferred Shares (to the extent provided for when the Indebtedness, Disqualified Stock or Preferred Shares on which such interest or dividend is paid was originally issued) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Shares for purposes of this covenant; provided that in each case the amount thereof is for all other purposes included in the Consolidated Interest Expense and Indebtedness of Quebecor Media or its Restricted Subsidiary as accrued.
      Quebecor Media will not incur any Indebtedness, including Permitted Debt, that is contractually subordinated in right of payment to any other Indebtedness of Quebecor Media, unless such Indebtedness is also contractually subordinated in right of payment to the notes, on substantially identical terms; provided, however, that no Indebtedness of Quebecor Media shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Quebecor Media, solely by virtue of collateral or the lack thereof.
      Notwithstanding any other provision of this “Incurrence of Indebtedness and Issuance of Preferred Shares” covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
      For the purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Shares” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Quebecor Media will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of

Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of this covenant.

Liens
      Quebecor Media will not, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien of any kind on any asset owned at the Issue Date or thereafter acquired, except Permitted Liens, unless Quebecor Media has made or will make effective provision to secure the notes equally and ratably with the obligations of Quebecor Media secured by such Lien for so long as such obligations are secured by such Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      Quebecor Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Equity Interests to Quebecor Media or any other Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any liabilities owed to Quebecor Media or any other Restricted Subsidiary;

(2) make loans or advances, or guarantee any such loans or advances, to Quebecor Media or any other Restricted Subsidiary; or

(3) transfer any of its properties or assets to Quebecor Media or any other Restricted Subsidiary.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness and Credit Facilities, as in effect on the Issue Date; provided, further, however, that if such Existing Indebtedness or Credit Facility could not be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced on commercially reasonable terms without the inclusion of dividend and other payment restrictions that are materially more restrictive than those contained in such Existing Indebtedness or Credit Facility (as determined in good faith by the Board of Directors of Quebecor Media), Quebecor Media or its Restricted Subsidiary may amend, modify, restate, renew, increase, supplement, refund, replace or refinance such Existing Indebtedness or Credit Facility, provided, that the dividend and other payment restrictions contained therein will not materially impair Quebecor Media’s ability to make payments on the old notes and the Notes (as determined in good faith by the Board of Directors of Quebecor Media);

(2) the indenture, the old notes and the Notes;

(3) applicable law or any applicable rule, regulation or order, or under the terms of any permit or license issued under applicable law or any applicable rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Quebecor Media or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred at the time of such acquisition;

(5) customary non-assignment provisions in leases or other agreements that restrict the assignment of such agreements or rights or non-cash assets thereunder, including, without limitation, customary restrictions imposed on the transfer of intellectual property, in each case entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided, however, that the dividend and other payment restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; provided, further, however, that if such Permitted Refinancing Indebtedness could not be entered into on commercially reasonable terms without the inclusion of dividend and other payment restrictions that are materially more restrictive than those contained in the existing Indebtedness (as determined in good faith by the Board of Directors of Quebecor Media), Quebecor Media or its Restricted Subsidiary may enter into such Permitted Refinancing Indebtedness, provided, that the dividend and other payment restrictions contained therein will not materially impair Quebecor Media’s ability to make payments on the old notes and the Notes (as determined in good faith by the Board of Directors of Quebecor Media);

(9) Liens securing Indebtedness that is permitted to be secured without also securing the old notes and the Notes pursuant to the covenant described under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to any such Lien;

(10) provisions with respect to the disposition or distribution of assets or property asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions in joint venture agreements, shareholders’ agreements and other similar agreements entered into in the ordinary course of business;

(12) customary restrictions imposed by customers under contracts entered into in the ordinary course of business;

(13) Non-Recourse Accounts Receivable Entity Indebtedness or other contractual requirements of an Accounts Receivable Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Accounts Receivables Entity or the receivables which are subject to the Qualified Receivables Transaction; and

(14) any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in such Indebtedness or agreement (b) such encumbrance or restriction is not materially more disadvantageous to the holders of the old notes and the Notes than is customary in comparable financings (as determined in good faith by the Board of Directors of Quebecor Media) (c) such encumbrance or restriction will not materially impair Quebecor Media’s ability to make payments on the old notes and the Notes (as determined in good faith by the Board of Directors of Quebecor Media).

Merger, Consolidation or Sale of Assets
      Quebecor Media may not directly or indirectly, (i) consolidate, merge or amalgamate with or into another Person, whether or not Quebecor Media is the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Quebecor Media and its

Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless, in either case,

(1) either (a) Quebecor Media is the surviving corporation, or (b) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Quebecor Media) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

(2) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Quebecor Media) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of Quebecor Media under the old notes, the Notes, the indenture and, if applicable, the registration rights agreement, pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default exists; and

(4) Quebecor Media or the Person formed by or surviving any such consolidation, merger or amalgamation, if other than Quebecor Media, or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Shares.”
      In addition, Quebecor Media will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) of the preceding paragraph above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger, consolidation or amalgamation, or a sale, assignment, transfer, conveyance or other disposition of assets, between or among Quebecor Media and any of its Restricted Subsidiaries.

Transactions with Affiliates
      Quebecor Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, officer or director of Quebecor Media, each, an Affiliate Transaction, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Quebecor Media or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Quebecor Media or such Restricted Subsidiary with an unrelated Person; and

(2) Quebecor Media delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$40.0 million, (a) a resolution of the Board of Directors of Quebecor Media, set forth in an officers’ certificate stating that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of Quebecor Media; or (b) an opinion as to the fairness to Quebecor Media or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing in the United States or Canada.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) payments pursuant to any employment agreement, collective bargaining agreement, employee benefit plan or other compensation, indemnity, incentive or similar arrangement entered into by Quebecor Media or any of its Restricted Subsidiaries in the ordinary course of business, which represent customary and reasonable consideration (as determined in good faith by the Board of Directors of Quebecor Media);

(2) transactions between or among Quebecor Media and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Quebecor Media solely because Quebecor Media owns an Equity Interest in such Person, provided such transactions are on terms that are no less favorable to Quebecor Media or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Quebecor Media or such Restricted Subsidiary with an unrelated Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Quebecor Media;

(5) sales of Equity Interests of Quebecor Media, other than Disqualified Stock or Back-to-Back Securities, to Affiliates of Quebecor Media;

(6) any agreement or arrangement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, in any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to Quebecor Media or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date;

(7) Restricted Payments that are permitted by the provisions of the indenture described under the caption “— Restricted Payments;”

(8) Permitted Investments;

(9) transactions effected as part of a Qualified Receivables Transaction; and

(10) any Tax Benefit Transaction.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of Quebecor Media may designate any Subsidiary to be an Unrestricted Subsidiary if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) does not own any Equity Interests of any Restricted Subsidiary of Quebecor Media, or hold any Liens on any property of Quebecor Media or any of its Restricted Subsidiaries;

(3) is not party to any agreement, contract, arrangement or understanding with Quebecor Media or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Quebecor Media or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Quebecor Media;

(4) is a Person with respect to which neither Quebecor Media nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(5) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Quebecor Media or any of its Restricted Subsidiaries;

(6) has at least one director on its Board of Directors that is not a director or executive officer of Quebecor Media or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Quebecor Media or any of its Restricted Subsidiaries; and

(7) that designation would not cause a Default or Event of Default.

      Any designation of a Subsidiary of Quebecor Media as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Preferred Shares of such Subsidiary shall be deemed to be issued and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Quebecor Media as of such date, and, if such Preferred Shares are not permitted to be issued or such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Shares,” Quebecor Media will be in default of such covenant.
      If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Quebecor Media and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Quebecor Media shall determine. That designation will be permitted only if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
      The Board of Directors of Quebecor Media may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Quebecor Media of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Shares,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Measurement Period; (ii) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments;” and (iii) no Default or Event of Default would be in existence following such designation.

Reports
      Whether or not Quebecor Media is subject to Section 13(a) or 15(d) of the Exchange Act, so long as any Notes are outstanding, Quebecor Media shall file with the SEC and furnish to the holders of the Notes and the trustee:

(1) within 120 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable, or any successor form; and

(2) (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, or any successor form, or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, or any successor form, which in each case, regardless of applicable requirements, shall, at a minimum, contain a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to any such reports, a reconciliation to U.S. GAAP as permitted by the SEC for foreign private issuers.

Payments for Consent
      Quebecor Media will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of old notes or Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the old notes and the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or with respect to, the old notes and the Notes;

(2) default in payment, when due at Stated Maturity, upon acceleration, redemption, required repurchase or otherwise, of the principal of, or premium, if any, on the old notes and the Notes;

(3) failure by Quebecor Media or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Offers to Repurchase at the Option of Holders,” or “— Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Quebecor Media or any Restricted Subsidiary for 45 days after written notice thereof has been given to Quebecor Media by the trustee or to Quebecor Media and the trustee by the holders of at least 25% of the aggregate principal amount of the old notes and the Notes outstanding to comply with any of its other covenants or agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Quebecor Media or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Quebecor Media or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness when due at the final maturity of such Indebtedness, which is referred to as a Payment Default; or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$25.0 million or more;

(6) failure by Quebecor Media or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of US$25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to Quebecor Media or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Quebecor Media, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes and any old notes that have not been exchanged for Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes and any old notes that have not been exchanged for Notes may declare all the old notes and the Notes to be due and payable immediately.
      Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding old notes and Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the old notes and the Notes notice of any continuing Default or Event of Default if and so long as it determines in good faith that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or special interest, if any.
      The holders of a majority in aggregate principal amount of old notes and Notes then outstanding by notice to the trustee may on behalf of the holders of all of the old notes and Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default (i) in the payment of interest or special interest on, or the principal of, the old notes, the Notes and (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each old note and Note affected by such modification or amendment. The holders of a majority in principal amount of the then outstanding old notes and Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of old notes and Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

(1) the holder gives the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding old notes and Notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding old notes and Notes do not give the trustee a direction that is inconsistent with the request.
      In the case of any Event of Default with respect to the Notes occurring by reason of any willful action or inaction taken or not taken by or on behalf of Quebecor Media with the intention of avoiding payment of the premium that Quebecor Media would have had to pay if Quebecor Media then had elected to redeem the Notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
      Quebecor Media is required to deliver to the trustee within 120 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Quebecor Media is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Shareholders
      No past, present or future director, officer, employee, incorporator or shareholder of Quebecor Media, as such, shall have any liability for any obligations of Quebecor Media under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under United States federal securities laws.
Legal Defeasance and Covenant Defeasance
      Quebecor Media may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes, which we refer to as Legal Defeasance, except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Amounts and special interest, if any, on such Notes when such payments are due solely from the trust referred to below;

(2) Quebecor Media’s obligation with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Quebecor Media’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.
      In addition, Quebecor Media may, at its option and at any time, elect to have the obligations of Quebecor Media released with respect to certain covenants that are described in the indenture, which we refer to as Covenant Defeasance, and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Quebecor Media, described under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Quebecor Media must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Amounts and special interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable date of redemption, as the case may be, and Quebecor Media must specify whether the Notes are being defeased to maturity or to a particular date of redemption;

(2) in the case of Legal Defeasance, Quebecor Media shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Quebecor Media has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and Quebecor Media shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Quebecor Media shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and Quebecor Media shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, other than, in each case, a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Quebecor Media or any of its Subsidiaries is a party or by which Quebecor Media or any of its Subsidiaries is bound;

(6) Quebecor Media must have delivered to the trustee an opinion of counsel to the effect that, (a) assuming no intervening bankruptcy of Quebecor Media between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of Quebecor Media under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and (b) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) Quebecor Media must deliver to the trustee an officers’ certificate stating that the deposit was not made by Quebecor Media with the intent of preferring the holders of Notes over the other creditors of Quebecor Media with the intent of defeating, hindering, delaying or defrauding creditors of Quebecor Media or others;

(8) if the Notes are to be redeemed prior to their Stated Maturity, Quebecor Media must deliver to the trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) Quebecor Media must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, Quebecor Media and the trustee may amend or supplement the indenture, the old notes or the Notes with the consent of the holders of at least a majority in principal amount of the old notes and the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the old notes and the Notes), and any existing Default or Event of Default (except a continuing Default or Event of Default (i) in the payment of interest or special interest on, or the principal of, the old notes and the Notes and (ii) in respect of a covenant or provision under which the indenture cannot be modified or amended without the consent of the holder of each old note or Note affected by such modification or amendment) or compliance with any provision of the indenture, the old notes or the Notes may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding old notes and Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, old notes and Notes).
      Without the consent of each holder affected, an amendment or waiver may not (with respect to any old notes or Notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any note or alter the provisions with respect to the redemption of the notes;

(3) reduce the rate of or change the time for payment of interest, including special interest, if any, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or special interest, if any, on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or special interest, if any, on the notes, or to institute suit for the enforcement of any payment on or with respect to such holders’ notes;

(7) amend, change or modify the obligation of Quebecor Media to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “— Offers to Repurchase at the Option of Holders — Asset Sales” covenant after the obligation to make such Asset Sale Offer has arisen or the obligation of Quebecor Media to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “— Offers to Repurchase at the Option of Holders — Change of Control” covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(8) except as otherwise permitted under the “— Covenants — Merger, Consolidation or Sale of Assets” covenant, consent to the assignment or transfer by Quebecor Media of any of its rights or obligations under the indenture;

(9) subordinate the notes to any other obligation of Quebecor Media;

(10) amend or modify the provisions described under the caption “— Payment of Additional Amounts;” or

(11) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of old notes or Notes, Quebecor Media and the trustee may amend or supplement the indenture, the old notes or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the obligations of Quebecor Media to holders of notes in the case of a merger, consolidation, or amalgamation or sale of all or substantially all of the assets of Quebecor Media; provided, however, that Quebecor Media delivers to the trustee:

(a) an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such assumption by a successor corporation and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred, and

(b) an opinion of counsel in Canada to the effect that holders of the notes will not recognize income, gain or loss for Canadian federal, provincial or territorial tax purposes as a result of such assumption by a successor corporation and will be subject to Canadian federal, provincial or territorial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred;

(4) to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) provide for the issuance of Additional Notes in accordance with the indenture; or

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all old notes and Notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Quebecor Media, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Quebecor Media has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Amounts and special interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Quebecor Media is a party or by which Quebecor Media is bound;

(3) Quebecor Media has paid or caused to be paid all sums payable by it under the indenture; and

(4) Quebecor Media has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the date of redemption, as the case may be.
      In addition, in each case, Quebecor Media must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of Quebecor Media, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding old notes and Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with this request.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Quebecor Media Inc., 612 St-Jacques Street, Montréal, Québec, Canada H3C 4M8.
Governing Law
      The indenture and the old notes are, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.
Enforceability of Judgments
      Since substantially all of the assets of Quebecor Media are outside the United States, any judgments obtained in the United States against Quebecor Media, including judgments with respect to the payment of principal, premium, interest, special interest, Additional Amounts, Change of Control Payment, offer price, redemption price or other amounts payable under the Notes, may not be collectible within the United States.
      Quebecor Media’s head office is in Québec and its assets are located principally in Canada. Quebecor Media has been informed by its Canadian counsel, Ogilvy Renault LLP, that the laws of Québec permit an action to be brought in a court of competent jurisdiction in Québec (a “Québec Court”) on any final and enforceable judgment in personam for a sum certain of any federal or state court located in the Borough of Manhattan in The City of New York (a “New York Court”) that is not subject to ordinary remedy under the internal laws of the State of New York if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the Québec Court (submission by Quebecor Media in the indenture to the jurisdiction of the New York Court being sufficient for such purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure; (iii) the decision and enforcement thereof would not be inconsistent with public order as understood in international relations in Québec; (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue laws (including taxation laws) or other laws of a public nature, such as expropriatory or penal laws; (v) a dispute between the same parties, based on the same facts and having the same object, has not given rise to a decision rendered in Québec, whether or not a final judgment, is not pending before a Québec Court in the first instance, or has not been decided in a third country and the decision has met the necessary conditions for recognition in Québec; (vi) the decision has not been rendered by default unless the plaintiff has proven due service on the defaulting party in accordance with the laws of the jurisdiction in which the decision was rendered; and (vii) the action to enforce such judgment is commenced within the applicable limitation period. Ogilvy Renault LLP is not aware of any reasons under the present laws of Québec for avoiding enforcement of judgments of a New York Court with respect to the indenture or the notes on the basis of public order, as that term is understood in international relations and under the laws of Québec.
      In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency, converted at the rate of exchange prevailing on the day that the judgment of the New York Court became enforceable under New York law.
Book-Entry, Delivery and Form
      The Notes will be initially issued in the form of one or more global securities registered in the name of DTC or its nominee.
      Upon the issuance of a global security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such global security for which old notes were exchanged by such Persons in the exchange offer. Ownership of beneficial interests in a global security will be limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants, including through Clearstream Banking, S.A. and Euroclear Bank S.A./ N.V., as operator of the Euroclear System. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.
      Payment of principal of and interest on Notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the indenture. Under the terms of the indenture, Quebecor Media and the trustee will treat the Persons in whose names securities representing the Notes, including the global securities, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of Quebecor Media, the trustee or any agent of Quebecor Media or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
      Quebecor Media has been advised by DTC that upon receipt of any payment of principal of or interest on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants. A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated Notes only if:

(1) DTC notifies Quebecor Media that it (a) is unwilling or unable to continue as depositary for the global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Quebecor Media fails to appoint a successor depositary within 120 days after the date of such notice;

(2) Quebecor Media, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated Notes, subject to the rules of DTC, which require the consent of each participant; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a global Note may be exchanged for certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated Notes delivered in exchange for any global Note or beneficial interests in global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
      Any global security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated Notes,

(1) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

(2) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of Quebecor Media maintained for such purposes, and

(3) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although Quebecor Media may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.
      So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global security for all purposes under the indenture and the Notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the Notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such global security. Accordingly, each Person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. Quebecor Media understands that under existing industry practices, in the event that Quebecor Media requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.
      DTC has advised Quebecor Media that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency”’ registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers of the old notes), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Quebecor Media, the trustee, the initial purchasers of the old notes or the exchange agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Consent to Jurisdiction and Service
      Pursuant to the indenture, Quebecor Media has irrevocably appointed CT Corporation System as its agent for service of process in any suit, action, or proceeding with respect to the indenture, the old notes or the Notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such non-exclusive jurisdiction.
Definitions
      Set forth below are defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Accounts Receivable Entity” means a Subsidiary of Quebecor Media or any other Person in which Quebecor Media or any of its Restricted Subsidiaries makes an Investment:

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable;

(2) that is designated pursuant to a resolution of the Board of Directors of Quebecor Media as an Accounts Receivable Entity;

(3) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by Quebecor Media or any of its Restricted Subsidiaries (excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates Quebecor Media or any of its Restricted Subsidiaries in any way, other than pursuant to Standard Securitization Undertakings, or (c) subjects any asset of Quebecor Media or any other Restricted Subsidiary of Quebecor Media, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Indebtedness, “Non-Recourse Accounts Receivable Entity Indebtedness”);

(4) with which neither Quebecor Media nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to Quebecor Media or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Quebecor Media in connection with a Qualified Receivables Transaction and fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction; and

(5) with respect to which neither Quebecor Media nor any of its Restricted Subsidiaries has any obligation to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of more than 10% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at March 15, 2011 (such redemption price being described under “— Optional Redemption”) plus (2) all remaining required interest payments due on such Note through March 15, 2011 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.
      “Asset Acquisition” means (a) an Investment by Quebecor Media or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Quebecor Media or any Restricted Subsidiary or (b) any acquisition by Quebecor Media or any Restricted Subsidiary of the assets of any Person that constitute substantially all of an operating unit, a division or line of business of such Person or that is otherwise outside of the ordinary course of business.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets of Quebecor Media or any of its Restricted Subsidiaries; provided, however, that the sale, conveyance or other disposition of all or substantially all of the assets of Quebecor Media and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “— Offers to Repurchase at the Option of Holders — Change of Control” and/or the provisions described under the caption “— Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the indenture described under “— Offers to Repurchase at the Option of Holders — Asset Sales;” and

(2) the issuance of Equity Interests of any of Quebecor Media’s Restricted Subsidiaries or the sale by Quebecor Media’s or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$10.0 million;

(2) a sale, lease, conveyance or other disposition of assets between or among Quebecor Media and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by Quebecor Media or any of its Restricted Subsidiaries to Quebecor Media or another of its Restricted Subsidiaries;

(4) the sale, lease, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) sales of accounts receivables pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof, including cash in an amount equal to at least 75% of the Fair Market Value thereof;

(7) any transfer of accounts receivable, or a fractional undivided interest therein, by an Accounts Receivable Entity in a Qualified Receivables Transaction;

(8) any Tax Benefit Transaction;

(9) the issuance of Equity Interests of any Public Subsidiary pursuant to any equity compensation plan approved in accordance with the rules and regulations of the primary stock exchange or quotation system on which the Capital Stock of such Public Subsidiary is listed or quoted; provided, however, that the aggregate Fair Market Value for all such issued Equity Interests shall not exceed US$5.0 million in any twelve-month period;

(10) the issuance of Equity Interests of any of Quebecor Media’s Restricted Subsidiaries; provided, that after such issuance Quebecor Media’s ownership interests in such Restricted Subsidiary, whether directly or through its Restricted Subsidiaries, is at least equal to its ownership interests in such Restricted Subsidiary prior to such issuance; and

(11) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Covenants — Restricted Payments.”
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Back-to-Back Debt” means any loans made or debt instruments issued as part of a Back-to-Back Transaction and in which each party to such Back-to-Back Transaction, other than a Quebecor Media Entity, executes or has executed a subordination agreement in favor of the holders of the Notes in substantially the form attached as an exhibit to the indenture.
      “Back-to-Back Preferred Shares” means Preferred Shares issued:

(1) to a Quebecor Media Entity by an Affiliate of Quebecor Media (other than a Quebecor Media Entity) in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, an Affiliate of such Quebecor Media Entity (other than a Quebecor Media Entity) has loaned on an unsecured basis to such Quebecor Media Entity, or an Affiliate of such Quebecor Media Entity (other than a Quebecor Media Entity) has subscribed for Preferred Shares of such Quebecor Media Entity, in an amount equal to, the requisite subscription price for such Preferred Shares;

(2) by a Quebecor Media Entity to one of its Affiliates (other than a Quebecor Media Entity) in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred

Shares, such Quebecor Media Entity has loaned an amount equal to the proceeds of such issuance to an Affiliate (other than a Quebecor Media Entity) on an unsecured basis; or

(3) by a Quebecor Media Entity to one of its Affiliates (other than a Quebecor Media Entity) in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, such Quebecor Media Entity has used the proceeds of such issuance to subscribe for Preferred Shares issued by an Affiliate (other than a Quebecor Media Entity);

in each case on terms whereby:

(a) the aggregate redemption amount applicable to the Preferred Shares issued to or by such Quebecor Media Entity is identical:

(i) in the case of (1) above, to the principal amount of the loan made or the aggregate redemption amount of the Preferred Shares subscribed for by such Affiliate;

(ii) in the case of (2) above, to the principal amount of the loan made to such Affiliate; or

(iii) in the case of (3) above, to the aggregate redemption amount of the Preferred Shares issued by such Affiliate;

(b) the dividend payment date applicable to the Preferred Shares issued to or by such Quebecor Media Entity will:

(i) in the case of (1) above, be immediately prior to, or on the same date as, the interest payment date relevant to the loan made or the dividend payment date on the Preferred Shares subscribed for by such Affiliate;

(ii) in the case of (2) above, be immediately after, or on the same date as, the interest payment date relevant to the loan made to such Affiliate; or

(iii) in the case of (3) above, be immediately after, or on the same date as, the dividend payment date on the Preferred Shares issued by such Affiliate;

(c) the amount of dividends provided for on any payment date in the share conditions attaching to the Preferred Shares issued:

(i) to a Quebecor Media Entity in the case of (1) above, will be equal to or in excess of the amount of interest payable in respect of the loan made or the amount of dividends provided for in respect of the Preferred Shares subscribed for by such Affiliate;

(ii) by a Quebecor Media Entity in the case of (2) above, will be less than or equal to the amount of interest payable in respect of the loan made to such Affiliate; or

(iii) by a Quebecor Media Entity in the case of (3) above, will be equal to the amount of dividends in respect of the Preferred Shares issued by such Affiliate; and provided that, in the case of Preferred Shares issued by a Restricted Subsidiary of Quebecor Media as set forth in clauses (1), (2) and (3) above, each holder of such Preferred Shares under such Back-to-Back Transaction, other than such Restricted Subsidiary, executes or has executed a subordination agreement in favor of the holders of the Notes in substantially the form attached as an exhibit to the indenture.
      “Back-to-Back Securities” means the Back-to-Back Preferred Shares or the Back-to-Back Debt or both, as the context requires, provided that a Back-to-Back Security issued by any Restricted Subsidiary of Quebecor Media (A) shall provide that (i) such Restricted Subsidiary shall suspend any payment on such Back-to-Back Security until such Restricted Subsidiary receives payment on the corresponding Back-to-Back Security in an amount equal to or exceeding the amount to be paid on the Back-to-Back Security issued by such Restricted Subsidiary and (ii) if the holder of such Back-to-Back Security is paid any amount on or with respect to such Back-to-Back Security by such Restricted Subsidiary, then to the extent such amounts are paid out of proceeds in excess of the corresponding payment received by such Restricted Subsidiary on the corresponding Back-to-Back Security held by it, the holder of such Back-to-Back Security will hold such excess payment in trust for the benefit of such Restricted Subsidiary and will forthwith repay such payment to such Restricted Subsidiary and (B) may provide that, notwithstanding clause (A), such Restricted Subsidiary may make payment on such Back-to-Back Security if at the time of payment such Restricted Subsidiary would be permitted to make such payment under the provision of the indenture described under the caption “— Covenants — Restricted Payments;” provided that any payment made pursuant to this clause (B) which is otherwise prohibited under clause (A) would constitute a Restricted Payment.
      “Back-to-Back Transactions” means any of the transactions described under the definition of Back-to-Back Preferred Shares.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have corresponding meanings.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Canadian Taxing Authority” means any federal, provincial, territorial or other Canadian government or any authority or agency therein having the power to tax.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Capital Stock Sale Proceeds” means the aggregate net cash proceeds (including cash received when non-cash proceeds have been converted into cash) received by Quebecor Media after the Issue Date:

(1) as a contribution to the common equity capital or from the issue or sale of Equity Interests of Quebecor Media (other than Disqualified Stock or Back-to-Back Securities); or

(2) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Quebecor Media that have been converted into or exchanged for such Equity Interests;

other than, in either (1) or (2) above, Equity Interests (or convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities) sold to a Subsidiary of Quebecor Media.

      “Cash Equivalents” means:

(1) United States dollars or Canadian dollars;

(2) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory or province of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated, at the time of acquisition, in the “R-1” category by the Dominion Bond Rating Service Limited;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of US$250.0 million;

(4) repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having, at the time of acquisition, at least a “P-1” rating from Moody’s Investors Service, Inc. or at least an “A-1” rating from Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition or with respect to commercial paper in Canada a rating, at the time of acquisition, in the “R-1” category by the Dominion Bond Rating Service Limited; and

(6) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Quebecor Media and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Related Party of a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of Quebecor Media;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than a Permitted Holder or a Related Party of a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Quebecor Media, measured by voting power rather than number of shares; or

(4) during any consecutive two-year period, the first day on which individuals who constituted the Board of Directors of Quebecor Media as of the beginning of such two-year period (together with any new directors who were nominated for election or elected to such Board of Directors with the approval of a majority of the individuals who were members of such Board of Directors, or whose nomination or election was previously so approved at the beginning of such two-year period) cease to constitute a majority of the Board of Directors of Quebecor Media.
      “Commodity Price Agreement” means any commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements entered into for the purpose of fixing, hedging or swapping commodity price risk.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period to the extent such expense is amortized) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents (i) an accrual of or reserve for cash expenses in any future period or (ii) amortization of a prepaid cash expense that was paid in a prior period to the extent such expense is amortized) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) solely for the purpose of determining the amount of Indebtedness that may be Incurred under the first paragraph of “— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares,” the amount of income or losses attributable to a non-controlling interest in a non-Wholly Owned Restricted Subsidiary, which was deducted and not added back in calculating Consolidated Net Income of such Person; minus

(5) any interest and other payments made to Persons other than any Quebecor Media Entity in respect of Back-to-Back Securities to the extent such interest and other payments were not deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;
      in each case, on a consolidated basis and determined in accordance with GAAP.
      “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, without duplication, the total amount of Indebtedness of such Person and its Restricted Subsidiaries, including (i) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, and (ii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Shares of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.
      “Consolidated Interest Expense” means, with respect to any Person, for any period, without duplication, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees, and charges incurred in respect of letter of credit or bankers’ acceptance financings), all calculated after taking into account the effect of all Hedging Obligations, (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), (iv) the product of (a) all dividend payments on any series of Preferred Shares of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, and (v) to the extent not included in clause (iv) above for purposes of GAAP, the product of (a) all dividend payments on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Interest and other payments on Back-to-Back Securities will not be included as Consolidated Interest Expense.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary) or that is accounted for by the equity method of accounting shall be included; provided, that the Net Income shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause 3(a) of the first paragraph of “Covenants — Restricted Payments,” the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) the Net Income or loss of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; provided, however, that for purposes of the covenant described under the caption “— Covenants — Restricted Payments,” the Net Income of any Unrestricted Subsidiary will be included to the extent it would otherwise be included under clause (1) of this definition; and

(6) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Quebecor Media or any Restricted Subsidiary shall be excluded, provided that such shares, options or other rights can be redeemed at the option of the holders thereof for Capital Stock of Quebecor Media or Quebecor Media Inc. (other than in each case Disqualified Stock of Quebecor Media).
      “Credit Agreement” means the Credit Agreement, to be dated as of the Issue Date, by and among Quebecor Media Inc., as Borrower, the financial institutions party thereto from time to time, as Lenders, and Bank of America, N.A., as Administrative Agent for the Lenders.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, or other debt arrangements (including, without limitation, under the indenture), in each case with banks, other institutional lenders or investors, providing for revolving credit loans, term loans, notes, receivables financing (including, to the extent Indebtedness, through the sales of accounts receivables to such lenders or investors or to an Accounts Receivable Entity) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Currency Exchange Protection Agreement” means any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement entered into for the purpose of protecting against fluctuations in currency exchange rates with any commercial bank or other financial institutions having capital and surplus in excess of US$250.0 million at the time the Currency Exchange Protection Agreement is entered into.
      “Debt to Cash Flow Ratio” means, as of any date of determination (the “Determination Date”), the ratio of (a) the Consolidated Indebtedness of Quebecor Media as of such Determination Date to (b) (i) the Consolidated Cash Flow of Quebecor Media’s cable segment as reported in its consolidated financial statements (the “Cable Business”) for the most recently ended fiscal quarter ending immediately prior to such Determination Date for which internal financial statements are available multiplied by four, provided, that if (A) in such fiscal quarter the Consolidated Cash Flow of the Cable Business was reduced by a cash restructuring expense and (B) no similar restructuring expense or other non-recurring cash expense was incurred by the Cable Business in the three fiscal quarters prior to such fiscal quarter, for the purpose of calculating the Consolidated Cash Flow of the Cable Business, such cash restructuring charge shall not be multiplied by four; plus (ii) the Consolidated Cash Flow of Quebecor Media, excluding the Cable Business, for the most recently ended four fiscal quarters ending immediately prior to such Determination Date for which internal financial statements are available (each of the periods referenced to in clauses (i) and (ii), a “Measurement Period”), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Quebecor Media and its Restricted Subsidiaries from the beginning of the applicable Measurement Period through and including such Determination Date (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of the applicable Measurement Period. For purposes of calculating Consolidated Cash Flow for each Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the applicable Measurement Period; (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during the applicable Measurement Period; (iii) if Quebecor Media or any of its Restricted Subsidiaries shall have in any manner (x) acquired through an Asset Acquisition or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during the applicable Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP, as if, in the case of an Asset Acquisition, all such transactions (including any related financing transactions) had been consummated on the first day of the applicable Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions (including any related financing transactions) had been consummated prior to the first day of the applicable Measurement Period; (iv) if (A) since the beginning of the applicable Measurement Period, Quebecor Media or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding or has repaid any Indebtedness, or (B) the transaction giving rise to the need to calculate the Debt to Cash Flow Ratio is an incurrence or repayment of Indebtedness, Consolidated Interest Expense for such Measurement Period shall be calculated after giving effect on a pro forma basis to such incurrence or repayment as if such Indebtedness had been incurred or repaid on the first day of such period, provided that, in the event of any such repayment of Indebtedness, Consolidated Cash Flow for such period shall be calculated as if Quebecor Media or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness; and (v) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the Determination Date had been the applicable base interest rate for the entire Measurement Period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months). For purposes of this definition, any pro forma calculation shall be made in good faith by a responsible financial or accounting officer of Quebecor Media consistent with Article 11 of Regulation S-X of the Securities Act, as such Regulation may be amended.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (i) Back-to-Back Preferred Shares will not constitute Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Quebecor Media to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Quebecor Media may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption “— Covenants — Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means an offering by Quebecor Media of Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Quebecor Media however designated and whether voting or non-voting or an equity contribution by a direct or indirect parent company of Quebecor Media.
      “Existing Indebtedness” means Indebtedness of Quebecor Media and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.
      “Fair Market Value” means, with respect to any assets (including securities), the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction; provided, however, that if such assets have a Fair Market Value in excess of US$40.0 million, Fair Market Value shall be determined by the Board of Directors of Quebecor Media, as set forth in a resolution, based upon (i) approval by a majority of the disinterested members of the Board of Directors or (ii) an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada; provided, further, that no such resolution, approval or opinion shall be required in connection with any Back-to-Back Transaction.
      “GAAP” means generally accepted accounting principles, consistently applied, as in effect in Canada from time to time.
      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States of America pledges its full faith and credit, and which are not callable or redeemable at the issuer’s option.
      “guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or Commodity Price Agreement.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) representing principal of and premium, if any, in respect of borrowed money;

(2) representing principal of and premium, if any, evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (in each case, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends); or

(7) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Attributable Debt, Disqualified Stock and Preferred Stock) would appear as a liability upon the face of a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock or Preferred Stock. The term “Indebtedness” will not include Back-to-Back Securities or Standard Securitization Undertakings.
      The amount of any Indebtedness described above in clauses (1) through (7) and in the preceding paragraph outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; provided, however, that if any Indebtedness denominated in a currency other than Canadian dollars is hedged or swapped through the maturity of such Indebtedness under a Currency Exchange Protection Agreement, the amount of such Indebtedness will be adjusted to the extent of any positive or negative value (to the extent the obligation under such Currency Exchange Protection Agreement is not otherwise included as Indebtedness of such Person) of such Currency Exchange Protection Agreement.
      “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement entered into for the purpose of protecting against fluctuations in interest rates with any commercial bank or other financial institution having capital and surplus in excess of US$250.0 million at the time the Interest Rate Agreement is entered into.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Quebecor Media or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If Quebecor Media or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Quebecor Media such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Quebecor Media, Quebecor Media shall be deemed to have made an

Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described under the caption “— Covenants — Restricted Payments.” The acquisition by Quebecor Media or any Restricted Subsidiary of Quebecor Media of a Person that holds an Investment in a third Person will be deemed to be an Investment by Quebecor Media or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the third paragraph of the covenant described under the caption “— Covenants — Restricted Payments.”
      “Issue Date” means January 17, 2006.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Shares dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without regard to the $10.0 million limitation set forth in the definition thereof) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).
      “Net Proceeds” means the aggregate cash proceeds received by Quebecor Media or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (b) any relocation expenses incurred as a result of the Asset Sale, (c) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (d) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, (e) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (f) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures of Quebecor Media or such Restricted Subsidiary as a result of such Asset Sale.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Quebecor Media nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of an Unrestricted Subsidiary, (b) is directly or indirectly liable as a guarantor or otherwise other than by virtue of a pledge of the Equity Interests of an Unrestricted Subsidiary or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the old notes or the Notes) of Quebecor Media or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Quebecor Media or any of its Restricted Subsidiaries other than as set forth in clause (1) above.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Business” means the businesses conducted by Quebecor Media and its Subsidiaries on the Issue Date, or anything related or ancillary thereto.
      “Permitted Holders” means one or more of the following persons or entities:

(1) Quebecor Inc.;

(2) any issue of the late Pierre Péladeau;

(3) any trust having as its sole beneficiaries one or more of the persons listed in clause (2) above;

(4) any corporation, partnership or other entity controlled, directly or indirectly, by one or more of the persons or trusts referred to in clause (2) or (3) above; and

(5) Caisse de dépôt et placement du Québec, or any corporation, partnership or other entity controlled, directly or indirectly, by Caisse de dépôt et placement du Québec.
      “Permitted Investments” means:

(1) any Investment in Quebecor Media or in a Restricted Subsidiary of Quebecor Media;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by Quebecor Media or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Quebecor Media;

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Quebecor Media or any of its Restricted Subsidiaries;

(c) such Person, which was formed solely for the purpose of acquiring assets of a Permitted Business, is upon acquisition of such assets obligated to convey or otherwise distribute assets to Quebecor Media or any of its Restricted Subsidiaries having a Fair Market Value at least equal to the Investment of Quebecor Media or such Restricted Subsidiary in such Person (net of transaction expenses);

provided, that, in each case, such Person’s primary business is, or the assets acquired by Quebecor Media or any of its Restricted Subsidiaries are used or useful in, a Permitted Business;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption “— Offers to Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Quebecor Media;

(6) any Investment made in connection with Hedging Obligations entered into in the ordinary course of business of Quebecor Media or any of its Restricted Subsidiaries and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, foreign currency exchange rates or commodity prices, or by reason of fees, indemnifies and compensation payable thereunder;

(7) payroll, travel and similar advances to officers, directors and employees of Quebecor Media and its Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(8) any Investment in connection with Back-to-Back Transactions;

(9) any Investment existing on the Issue Date, and any Investment that is an extension, modification, renewal or reinvestment of such existing Investment, provided, that, the Fair Market Value of the new Investment does not exceed the Fair Market Value of the existing Investment at the time it is extended, modified, renewed or reinvested;

(10) any Investment by Quebecor Media or any Restricted Subsidiary of Quebecor Media in an Accounts Receivable Entity or any Investment by an Accounts Receivable Entity in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in an Accounts Receivable Entity is in the form of a Purchase Money Note or an Equity Interest;

(11) Investments in joint ventures engaged in a Permitted Business not to exceed US$50.0 million; or

(12) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date, not to exceed US$100.0 million in the aggregate outstanding at any one time.

      “Permitted Liens” means:

(1) Liens on the assets of Quebecor Media securing Indebtedness and other Obligations of Quebecor Media under Credit Facilities, which Indebtedness was permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant described under the caption “— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares;”

(2) Liens in favor of Quebecor Media;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with Quebecor Media, provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with Quebecor Media;

(4) Liens on property existing at the time of acquisition thereof by Quebecor Media, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such property;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens securing Permitted Refinancing Indebtedness, provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(10) attachment or judgment Liens not giving rise to a Default or an Event of Default;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(12) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other Liens of a similar nature incurred in the ordinary course of business (including, without limitation, mechanics’, landlords’ or workmen’s compensation Liens and Liens in respect of insurance or benefits and other similar Liens), in each case exclusive of Obligations for the payment of borrowed money;

(13) licenses, permits, reservations, servitudes, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas or oil pipelines, steam, gas and water mains or electric light and power, or telephone and telegraph or cable television conduits, poles, wires and cables, reservations, limitations, provisos and conditions expressed in any original grant from any governmental entity or other grant of real or immovable property, or any interest therein) and zoning land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other governmental authorities in respect of real property not interfering, individually or in the aggregate, in any material respect with the use of the affected real property for the ordinary conduct of the business of Quebecor Media or any of its Restricted Subsidiaries at such real property;

(14) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements, including mark-to-market transactions designed solely to protect Quebecor Media or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(17) Liens consisting of any interest or title of licensor in the property subject to a license;

(18) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(19) Liens on accounts receivable and related assets incurred in connection with a Qualified Receivables Transaction;

(20) Liens on Capital Stock of any Unrestricted Subsidiary;

(21) any extensions, substitutions, replacements or renewals of the foregoing clauses (2) through (20); and

(22) Liens incurred in the ordinary course of business of Quebecor Media with respect to Obligations that do not exceed US$50.0 million at any one time outstanding.
      “Permitted Refinancing Indebtedness” means any Indebtedness of Quebecor Media or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Quebecor Media or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes; and

(5) such Indebtedness is incurred either by Quebecor Media or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Shares” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
      “Public Subsidiary” means any of Quebecor Media’s Restricted Subsidiaries that (1) is required to file reports pursuant to the Securities Act (Ontario) and/or is required to file reports pursuant to Section 13 of the Exchange Act and (2) has Capital Stock listed or quoted, as applicable, on the Toronto Stock Exchange, the New York Stock Exchange or the NASDAQ National Market.
      “Purchase Money Note” means a promissory note of an Accounts Receivable Entity to Quebecor Media or any of its Restricted Subsidiaries, which note must be repaid from cash available to the Accounts Receivable Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.
      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by Quebecor Media or any of its Restricted Subsidiaries pursuant to which Quebecor Media or such Restricted Subsidiary transfers to an Accounts Receivable Entity (in the case of a transfer by Quebecor Media or any of its Restricted Subsidiaries) or any other Person other than Quebecor Media or any of its Subsidiaries, or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Quebecor Media or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms at the time Quebecor Media or such Restricted Subsidiary enters into such transaction.
      “Quebecor Media Entity” means any of Quebecor Media or any of its Restricted Subsidiaries.
      “Related Party” means:

(1) any controlling shareholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).
      “Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business; (2) if the Net Proceeds are from the sale of assets of Quebecor Media or any of its Restricted Subsidiaries or the Equity Interests of any of its Restricted Subsidiaries, substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary; or (3) if the Net Proceeds are from the sale of assets or Equity Interests of a Person other than Quebecor Media or any of its Restricted Subsidiaries, the assets of a Permitted Business or the Voting Stock of any Person engaged in a Permitted Business.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on the Issue Date.
      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Quebecor Media or any of its Restricted Subsidiaries, which are customary in an accounts receivable securitization transaction.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subordinated Indebtedness” means any Indebtedness of Quebecor Media or any of its Restricted Subsidiaries (whether outstanding on the Issue Date or thereafter incurred) that is, by its terms, expressly subordinate or junior in right of payment to the old notes and the Notes.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).
      “Tax Benefit Transaction” means, for so long as Quebecor Media is a direct or indirect Subsidiary of Quebecor Inc., any transaction between a Quebecor Media Entity and Quebecor Inc. or any of its Affiliates, the primary purpose of which is to create tax benefits for any Quebecor Media Entity or for Quebecor Inc. or

any of its Affiliates; provided, however, that not later than the date of any such transaction (1) if the Tax Benefit Transaction includes net consideration payable thereunder in excess of Cdn$10.0 million (or Cdn$25.0 million when aggregated with all other Tax Benefit Transactions in any 12-month period), the Quebecor Media Entity involved in the transaction obtains, or has obtained in connection with a previous similar Tax Benefit Transaction, a favorable tax ruling from a competent tax authority or a favorable tax opinion from a nationally recognized Canadian law or accounting firm having a tax practice of national standing as to the tax efficiency of the transaction for such Quebecor Media Entity; (2) if the Tax Benefit Transaction includes net consideration payable thereunder in excess of Cdn$10.0 million (or Cdn$25.0 million when aggregated with all other Tax Benefit Transactions in any 12-month period), Quebecor Media delivers to the trustee a resolution of the Board of Directors of Quebecor Media to the effect the transaction will not prejudice the noteholders, which resolution shall be based upon (a) approval by a majority of the disinterested members of such Board of Directors or (b) an opinion as to the fairness to such Quebecor Media Entity of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada; (3) such transaction is set forth in writing; and (4) the Consolidated Cash Flow of Quebecor Media is not reduced after giving pro forma effect to the transaction as if the same had occurred at the beginning of the most recently ended full fiscal quarter for which internal financial statements are available; provided, however, that if such transaction shall thereafter cease to satisfy the preceding requirements as a Tax Benefit Transaction, it shall thereafter cease to be a Tax Benefit Transaction for purposes of the indenture and shall be deemed to have been effected as of such date and, if the transaction is not otherwise permitted by the indenture as of such date, Quebecor Media will be in default under the indenture if such transaction does not comply with the preceding requirements or is not otherwise unwound within 45 days of that date.
      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to March 15, 2011; provided, however, that if the then remaining term of the notes to March 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the notes to March 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Unrestricted Subsidiary” means:

(1) Nurun Inc.;

(2) any Subsidiary of Quebecor Media that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under the caption “— Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(3) any Subsidiary of an Unrestricted Subsidiary.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
      The following discussion is a summary of certain U.S. federal income tax consequences applicable to the exchange of the old notes for Notes pursuant to the exchange offer and the ownership and disposition of the Notes by a U.S. Holder (as defined below), but does not purport to be a complete analysis of all potential U.S. federal income tax effects. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect. All of these are subject to change, possibly with retroactive effect, or different interpretations.
      This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their specific circumstances (for example, U.S. Holders subject to the alternative minimum tax provisions of the Code) or to holders that may be subject to special rules under U.S. federal income tax law, including:

•	dealers in stocks, securities or currencies;

•	securities traders that use a mark-to-market accounting method;

•	banks and financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	persons holding notes as part of a hedging or conversion transaction or a straddle;

•	persons deemed to sell notes under the constructive sale provisions of the Code;

•	persons who or that are, or may become, subject to the expatriation provisions of the Code;

•	persons whose functional currency is not the U.S. dollar; and

•	direct, indirect or constructive owners of 10% or more of our outstanding voting shares.
      The summary also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. Holders. In addition, this discussion is limited to U.S. Holders that acquire the Notes pursuant to the exchange offer. Moreover, the discussion is limited to U.S. Holders who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
      For purposes of this summary, “U.S. Holder” means the beneficial holder of a Note who or that for U.S. federal income tax purposes is:

•	an individual citizen or resident alien of the United States;

•	a corporation or other entity treated as such formed in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect to be treated as a U.S. person.
      We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange, ownership or disposition of the Notes or that any such position will not be sustained.
      If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to the tax consequences of the partnership owning and disposing of the Notes.
      To ensure compliance with requirements imposed by the IRS, we inform you that the United States tax advice contained herein: (i) is written in connection with the promotion or marketing by Quebecor Media Inc. of the transactions or matters addressed herein, and (ii) is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding United States tax penalties. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
      PROSPECTIVE U.S. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DESCRIBED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.
The Exchange
      The exchange of old notes for Notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the Notes will have the same tax attributes as the old notes, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.
Interest on the Notes
      Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Interest on the Notes will constitute income from sources outside the United States and generally, with certain exceptions, for taxable years beginning on or before December 31, 2006, will be “passive income” (or, for taxable years beginning after December 31, 2006, “passive category income”), which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. Holder under the federal income tax laws.
      In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the Notes. According to U.S. Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe the likelihood that we will be obligated to make any such payments is remote. Therefore, we did not treat the potential payment of additional amounts pursuant to the provisions related to changes in Canadian laws or regulations applicable to tax-related withholdings or deductions, the registration rights provisions, the optional redemption or change of control provisions as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a U.S. Holder may be required to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If we pay additional amounts on the Notes, U.S. Holders will be required to recognize such amounts as income.
Market Discount and Bond Premium
      If you have purchased old notes for an amount less than their adjusted issue price, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange or retirement of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including, in the case of a Note, any market discount accrued on the related old note). You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. In that case, your tax basis in your Notes will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS. If you do not make such an election, in general, all or a portion of your interest expense on any indebtedness incurred or continued in order to purchase or carry Notes may be deferred until the maturity of the Notes, or certain earlier dispositions. Unless you elect to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the related outstanding note to its maturity date.
      If you have purchased old notes for an amount greater than their face value, you will have purchased the related Notes with amortizable bond premium. You generally may elect to amortize that premium from the purchase date to the maturity date of the Notes under a constant yield method. Amortizable premium generally may be deducted against interest income on such Notes and generally may not be deducted against other income. Your basis in a Note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you during the taxable year of the election and thereafter, and may not be revoked without IRS consent.
      You are urged to consult your own tax advisor regarding the market discount and bond premium rules.
Sale, Exchange or Retirement of a Note
      A U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than for Notes pursuant to the exchange offer, as discussed above, or a tax-free transaction), redemption, retirement or other taxable disposition of an old note or a Note, equal to the difference, if any, between:

•	the amount of cash and the fair market value of any property received (less any portion allocable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary interest income); and

•	the U.S. Holder’s tax basis in the old notes or the Notes.
      Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Note has been held or deemed held for more than one year at the time of the disposition. Net capital gains of noncorporate U.S. Holders, including individuals, may be taxed at lower rates than items of ordinary income. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Any gain or loss recognized by a U.S. Holder on the sale or other disposition of a Note generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States. Any loss attributable to accrued but unpaid interest will be allocated against income of the same category and source as the interest on the notes unless certain exceptions apply. A U.S. Holder’s tax basis in a Note will generally equal the U.S. Holder’s cost therefor, less any principal payments received by such holder.
Information Reporting and Backup Withholding
      A U.S. Holder of the Notes may be subject to “backup withholding” with respect to certain “reportable payments,” including interest payments and, under certain circumstances, principal payments on the notes or upon the receipt of proceeds upon the sale or other disposition of such notes. These backup withholding rules apply if the U.S. Holder, among other things:

•	fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalty of perjury within a reasonable time after the request for the TIN;

•	furnishes an incorrect TIN;

•	is notified by the IRS that is has failed to report properly interest or dividends; or

•	under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding.

      A U.S. Holder that does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder’s federal income tax liability, provided that the required information is timely furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain exempt U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.
      We will report to the U.S. Holders of Notes and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to these payments.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
Certain Canadian Federal Income Tax Considerations for Residents of Canada
      The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser of the Notes pursuant to this offering who at all relevant times, for purposes of the Income Tax Act (Canada), which we refer to as the Tax Act, is or is deemed to be resident in Canada, deals at arm’s length with, and is not affiliated with, Quebecor Media and holds the Notes as capital property. Generally, the Notes will be considered capital property to a holder provided that the holder does not hold the Notes in the course of carrying on a business and has not acquired them as an adventure in the nature of trade. Certain holders who are resident in Canada whose Notes might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making an irrevocable election permitted by subsection 39(4) of the Tax Act. This summary does not address the Canadian federal income tax considerations applicable to holders of the Notes that are “financial institutions” as defined in the “mark-to-market” rules contained in the Tax Act.
      This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the published administrative practices of the Canada Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax considerations which may differ from the Canadian federal income tax considerations described herein.
      This summary is not exhaustive of all Canadian federal income tax considerations that may be relevant to a particular holder of the Notes. This summary is not intended to be, and should not be interpreted as, legal or tax advice to any particular holder. Accordingly, prospective holders of the Notes should consult their own tax advisors with respect to their individual circumstances.

Interest
      A holder of the Notes that is a corporation, partnership, unit trust or a trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year all interest that accrues or is deemed to accrue to such holder of the Notes to the end of that year or that becomes receivable or is received by it before the end of that year, to the extent that such interest was not included in computing the holder’s income for a preceding taxation year.
      Any other holder of the Notes, including an individual, as well as trusts of which neither a corporation nor a partnership is a beneficiary, will be required to include in computing its income for a taxation year all interest on the Notes that is received or receivable by such holder in that year (depending on the method regularly followed by the holder in computing income) to the extent that such interest was not included in computing the holder’s income for a preceding taxation year.
      Any premium paid by Quebecor Media to a holder because of the redemption or purchase by it of a Note before the maturity thereof will generally be deemed to be interest received at that time by the holder to the extent that such premium can reasonably be considered to relate to, and does not exceed the value at the time of redemption or purchase of, the interest that would have been paid or payable by Quebecor Media on the notes for a taxation year ending after the redemption or purchase.

Dispositions
      On a disposition or a deemed disposition of a Note (including a redemption or purchase by Quebecor Media, or a repayment at maturity), a holder will generally be required to include in computing its income for the taxation year in which the disposition occurs all interest that accrued or that is deemed to have accrued on the Note from the date of the last interest payment to the date of disposition, except to the extent that such interest has otherwise been included in the holder’s income for that year or a preceding taxation year.

      In addition, the disposition or deemed disposition of a Note will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any amount included in the holder’s income as interest and any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Note to the holder immediately before the disposition. Generally, one-half of a capital gain (a “taxable capital gain”) will be included in the holder’s income, and one-half of a capital loss (an “allowable capital loss”) may be deducted against taxable capital gains realized by such holder in the same taxation year. Any excess of allowable capital losses over taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation years and applied against net taxable capital gains realized in such years in accordance with the detailed rules contained in the Tax Act. Capital gains realized by an individual may give rise to liability for alternative minimum tax.

Exchange of Old Notes for Notes
      The exchange of old notes for Notes under an exchange described in “The Exchange Offer” will not constitute a disposition and will not give rise to a capital gain or a capital loss.

Additional Refundable Tax
      A holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3 % on certain investment income, including interest and taxable capital gains earned or realized in respect of the Notes.

Foreign Exchange
      The Notes are denominated in U.S. dollars. All amounts relating to the acquisition, holding or disposition of Notes must be converted into Canadian dollars for the purposes of the Tax Act and the regulations thereunder. A holder of Notes may realize a capital gain or loss by virtue of fluctuations in the Canadian dollar/ U.S. dollar exchange rate and the Canadian dollar amount of accrued interest included in the holder’s income will be affected by fluctuations in Canadian dollar/ U.S. dollar exchange rates.
Canadian Material Federal Income Tax Considerations for Non-Residents of Canada
      The following is a summary of the principal Canadian federal income tax considerations generally applicable to a holder who, at all times for purposes of the Tax Act, deals at arm’s length with and is not affiliated with Quebecor Media, holds the Notes as capital property, and is not an insurer who carries on an insurance business in Canada or an authorized foreign bank who carries on a bank business in Canada and who, at all times for the purposes of the Canada-United States Income Tax Convention (1980), as amended, (the “Convention”) and the Tax Act, is not and is not deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold the Notes in the course of carrying on a business in Canada, to whom we refer as a Non-Resident Holder.
      This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the published administrative practices of the Canada Revenue Agency and the current provisions of the Convention. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax considerations which may differ from the Canadian federal income tax considerations described herein.
      This summary is not exhaustive of all Canadian federal income tax considerations that may be relevant to a particular Non-Resident Holder. This summary is not intended to be, and should not be interpreted as, legal or tax advice to any particular Non-Resident Holder, and no representation with respect to the income tax consequences to any particular Non-Resident Holder is made. Accordingly, prospective holders of the Notes should consult their own tax advisors with respect to their individual circumstances.

Interest
      A Non-Resident Holder will not be subject to tax (including withholding tax) under the Tax Act on interest, principal or premium on the Notes.

Dispositions
      Gains realized on the disposition or deemed disposition of a Note by a Non-Resident Holder will not be subject to tax under the Tax Act.

Exchange of Old Notes for Notes
      The exchange of old notes for Notes by a Non-Resident Holder under the exchange offer will not constitute a taxable transaction for the purposes of the Tax Act.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. Under the registration rights agreement, we have agreed that, starting on the expiration date and ending on the sooner of 180 days after the effectiveness date of the registration statement that includes this prospectus and the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any of these resales. In addition, until                     , 2006, all dealers effecting transactions in the Notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any of these resales of Notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      Until the 180th day after the effectiveness date of the registration statement that includes this prospectus or the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, whichever occurs first, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the Notes offered by this prospectus, their enforceability under the laws of the State of New York and certain legal matters in connection with the exchange offer will be passed upon for us by Ogilvy Renault LLP, Montréal, Canada. Ropes & Gray LLP, Boston, Massachusetts, will pass upon certain matters of United States tax laws.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Our consolidated balance sheets as at December 31, 2004 and 2005 and our consolidated statements of income, shareholder’s equity and cash flows for the three years ended December 31, 2005 are included in this prospectus and have been audited by KPMG LLP, an independent registered public accounting firm, as indicated in their report appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the Notes offered in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement (including its exhibits and schedules). You should read the registration statement (including its exhibits and schedules) for more information about us, the exchange offer and the Notes. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Because this prospectus may not contain all the information that you find important, you should review the full text of these documents. We have filed these documents as exhibits to the registration statement.
      We are also subject to the reporting requirements of the Exchange Act. We file reports and other information with the SEC. The public may read and copy the registration statement (including its exhibits and schedules) and the reports and other information filed by us at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of this Internet site is http://www.sec.gov.
      In addition, you may obtain a copy of the documents to which we refer you in this prospectus without charge upon written or oral request to: Quebecor Media Inc., 612 Saint-Jacques Street, Montreal, Québec, Canada H3C 4M8, Attention: Investor Relations, telephone number (514) 380-1999. To obtain timely delivery, you must request these documents no later than five business days before the expiration date of the exchange offer. Unless extended, the expiration date is                     , 2006.

INDEX TO FINANCIAL STATEMENTS
Quebecor Media Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS OF QUEBECOR MEDIA INC.
      We have audited the accompanying consolidated balance sheets of Quebecor Media Inc. and its subsidiaries (the “Company”) as at December 31, 2004 and 2005 and the consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2003, 2004 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2005 and the results of its operations and its cash flows for the years ended December 31, 2003, 2004 and 2005 in accordance with Canadian generally accepted accounting principles.
      Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements.

/s/ KPMG llp
Chartered Accountants
Montreal, Canada
February 10, 2006, except as to note 24, which is dated as of May 4, 2006

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2003	2004	2005

	(In millions of Canadian dollars)
Revenues	$2,298.1	$2,462.4	$2,702.9
Cost of sales and selling and administrative expenses	(1,686.3)	(1,765.2)	(1,969.3)
Amortization	(226.6)	(225.9)	(231.9)
Financial expenses (note 2)	(300.1)	(314.6)	(285.3)
Reserve for restructuring of operations, impairment of assets and other special charges (note 3)	(1.8)	(2.8)	0.2
Gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary (note 4)	144.1	(4.8)	(60.0)
(Loss) gain on sale of businesses and other assets	(1.1)	9.3	0.1
Write-down of goodwill (note 12)	(0.5)	—	—

Income before income taxes	225.8	158.4	156.7
Income taxes (note 6)	(12.5)	37.4	44.0

	238.3	121.0	112.7
Non-controlling interest	(34.6)	(31.7)	(16.2)

Income from continuing operations	203.7	89.3	96.5
Income (loss) from discontinued operations (note 7)	0.2	(1.1)	—

Net income	$203.9	$88.2	$96.5

See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Years Ended December 31, 2003, 2004 and 2005

		Contributed		Translation	Total shareholder’s
	Capital Stock	surplus	Deficit	adjustment	equity

	(In millions of Canadian dollars)
Balance as at December 31, 2002	$1,341.8	$3,214.6	$(2,801.7)	$(2.8)	$1,751.9
Issuance of new shares (note 17)	431.9	—	—	—	431.9
Purchase of tax credits from a company under common control	—	6.0	—	—	6.0
Net income	—	—	203.9	—	203.9
Translation adjustment	—	—	—	1.3	1.3

Balance as at December 31, 2003	1,773.7	3,220.6	(2,597.8)	(1.5)	2,395.0
Purchase of tax credits from a company under common control	—	(3.8)	—	—	(3.8)
Dividends	—	—	(20.0)	—	(20.0)
Net income	—	—	88.2	—	88.2
Translation adjustment	—	—	—	0.5	0.5

Balance as at December 31, 2004	1,773.7	3,216.8	(2,529.6)	(1.0)	2,459.9
Dividends	—	—	(105.0)	—	(105.0)
Net income	—	—	96.5	—	96.5
Translation adjustment	—	—	—	(1.3)	(1.3)

Balance as at December 31, 2005	$1,773.7	$3,216.8	$(2,538.1)	$(2.3)	$2,450.1

See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2003	2004	2005

	(In millions of Canadian dollars)
Cash flows related to operations:
Income from continuing operations	$203.7	$89.3	$96.5
Adjustments for:
Amortization of property, plant and equipment	215.1	218.1	225.3
Amortization of deferred charges and write-down of goodwill	12.0	7.8	6.6
Amortization of deferred financing costs and of long-term debt discount	53.7	56.9	62.7
(Gain) loss on ineffective derivative instruments and on foreign currency translation on unhedged long-term debt	(22.0)	8.0	4.4
Loss on revaluation of the additional amount payable (note 13)	4.5	26.9	10.1
Loss (gain) on sale of businesses, other assets and property, plant and equipment	20.3	3.1	(1.7)
(Gain) loss on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary (note 4)	(144.1)	4.8	60.0
Future income taxes	(28.0)	16.5	25.0
Non-controlling interest	34.6	31.7	16.2
Interest on redeemable preferred shares of a subsidiary	24.5	—	—
Other	8.0	(1.8)	(1.5)

	382.3	461.3	503.6
Net change in non-cash balances related to operations	(17.5)	38.6	(32.2)

Cash flows provided by continuing operations	364.8	499.9	471.4
Cash flows (used in) provided by discontinued operations	(1.2)	0.6	—

Cash flows provided by operations	363.6	500.5	471.4
Cash flows related to financing activities:
Net (decrease) increase in bank indebtedness	(8.9)	(4.2)	12.3
Net borrowings under revolving bank facilities	70.1	(86.4)	72.2
Issuance of long-term debt, net of financing fees	1,553.2	389.5	200.9
Repayments of long-term debt and unwinding of hedging contracts	(2,053.3)	(384.9)	(318.9)
Net increase in prepayments under cross-currency swap agreements	(118.1)	(184.4)	(34.1)
Repayments under an interest rate swap	—	—	(3.6)
Dividends	—	(20.0)	(45.0)
Dividends paid to non-controlling shareholders	(5.4)	(5.0)	(5.2)
Issuance of capital stock by subsidiaries	1.2	2.6	—
Repurchase of redeemable preferred shares of a subsidiary (note 4)	(55.0)	—	—
Proceeds from issuance of capital stock	431.9	—	—

Cash flows used in financing activities	(184.3)	(292.8)	(121.4)

Sub-total, balance carried forward	$179.3	$207.7	$350.0
See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (CONTINUED)

	Years Ended December 31,

	2003	2004	2005

	(In millions of Canadian dollars)
Sub-total, balance brought forward	$179.3	$207.7	$350.0
Cash flows related to investing activities:
Business acquisitions, net of cash and cash equivalents (note 5)	(76.2)	(112.5)	(110.5)
Proceed from disposal of businesses, net of cash and cash equivalents disposed (notes 5 and 7)	24.7	(7.8)	4.3
Additions to property, plant and equipment	(131.2)	(181.1)	(315.5)
Net (increase) decrease in temporary investments	(106.8)	94.5	59.1
Proceeds from disposal of assets	4.3	7.5	5.5
Decrease (increase) in advances receivable from parent company	26.1	—	(15.9)
Proceeds from disposal of tax deductions to the parent company	—	—	15.9
Other	(3.3)	(3.7)	(3.6)

Cash flows used in investing activities	(262.4)	(203.1)	(360.7)

Net (decrease) increase in cash and cash equivalents	(83.1)	4.6	(10.7)
Effect of exchange rate changes on cash and cash equivalents denominated in foreign currencies	(1.6)	0.6	(0.7)
Cash and cash equivalents at beginning of year	188.3	103.6	108.8

Cash and cash equivalents at end of year	$103.6	$108.8	$97.4

Cash and cash equivalents consist of:
Cash	$43.0	$8.0	$14.9
Cash equivalents	60.6	100.8	82.5

	$103.6	$108.8	$97.4

Additional information on the consolidated statements of cash flows:
Changes in non-cash balances related to operations (net of effect of business acquisitions and disposals):
Accounts receivable	$11.9	$(10.9)	$(57.6)
Inventories and investments in televisual products and movies	15.9	5.3	(20.3)
Accounts payable and accrued charges	(85.2)	15.0	43.7
Other	39.9	29.2	2.0

	$(17.5)	$38.6	$(32.2)

Non-cash transaction related to financing activities:
Issuance of additional amount payable	$70.0	$—	$—

Cash interest payments	$236.4	$239.6	$230.5
Cash payments (net of refunds) for income taxes	(20.9)	8.8	13.5

See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2005

	(In millions of
	Canadian dollars)
ASSETS
Current assets:
Cash and cash equivalents	$108.8	$97.4
Temporary investments (market value of $99.7 million in 2004 and $40.6 million in 2005)	99.7	40.6
Accounts receivable (note 8)	342.9	415.7
Income taxes	24.2	9.3
Advances receivable from parent company and companies under common control	—	15.6
Inventories and investments in televisual products and movies (note 9)	134.7	155.5
Prepaid expenses	21.4	22.4
Future income taxes (note 6)	70.6	98.7

	802.3	855.2
Long-term investments (market value of $13.0 million in 2004 and $11.2 million in 2005)	13.0	11.2
Property, plant and equipment (note 10)	1,522.1	1,631.5
Future income taxes (note 6)	80.8	57.5
Other assets (note 11)	240.0	248.2
Goodwill (note 12)	3,851.0	3,871.9

	$6,509.2	$6,675.5

See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,

	2004	2005

	(In millions of
	Canadian dollars)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness	$—	$12.7
Accounts payable and accrued charges	546.2	608.8
Deferred revenue	143.7	155.2
Income taxes	13.4	13.4
Dividends payable	—	60.0
Advances payable to parent company and companies under common control	16.7	—
Additional amount payable (note 13)	101.4	111.5
Current portion of long-term debt (note 14)	2.8	2.7

	824.2	964.3
Long-term debt (note 14)	2,546.0	2,530.5
Other liabilities (note 15)	297.0	359.3
Future income taxes (note 6)	189.4	227.0
Non-controlling interest (note 16)	192.7	144.3
Shareholders’ equity:
Capital stock (note 17)	1,773.7	1,773.7
Contributed surplus	3,216.8	3,216.8
Deficit	(2,529.6)	(2,538.1)
Translation adjustment	(1.0)	(2.3)

	2,459.9	2,450.1
Commitments and contingencies (note 19)
Guarantees (note 20)
Subsequent events (note 24)

	$6,509.2	$6,675.5

On behalf of the Board of Directors,

(Signed)	(Signed)
Serge Gouin, Chairman of the Board	Jean La Couture, Director
See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
SEGMENTED INFORMATION
Years Ended December 31, 2003, 2004 and 2005
(In millions of Canadian dollars)
      Quebecor Media Inc. (the “Company”) operates in the following industry segments: Cable, Newspapers, Broadcasting, Leisure and Entertainment, Business Telecommunications, Interactive Technologies and Communications and Internet/ Portals. The Cable segment offers television distribution, Internet and telephony services in Canada and operates in the rental of videocassettes, digital video discs (“DVD” units) and games. The Newspapers segment includes the printing, publishing and distribution of daily and weekly newspapers in Canada. The Broadcasting segment operates French- and English-language general-interest television networks, specialized television networks, magazine publishing and movie distribution in Canada. The Leisure and Entertainment segment, which has operations solely in Canada, combines book publishing and distribution, and music production and distribution. The Business Telecommunications segment operates in Canada and offers enterprises, through its network, business-to-business connections, Internet connections, Website hosting and telephone services. The Interactive Technologies and Communications segment offers e-commerce solutions through a combination of strategies, technology integration, IP solutions and creativity on the Internet and is active in Canada, the United States and Europe. The Internet/ Portals segment operates Internet sites in Canada, including French- and English-language portals and specialized sites.
      These segments are managed separately since they all require specific market strategies. The Company assesses the performance of each segment based on income before amortization, financial expenses, reserve for restructuring of operations, impairment of assets and other special charges, gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary, (loss) gain on sale of businesses and other assets and write-down of goodwill.
      The accounting policies of each segment are the same as the accounting policies used for the consolidated financial statements.
      Segment income includes income from sales to third parties and inter-segment sales. Transactions between segments are negotiated and measured as if they were transactions between unrelated parties.

	2003	2004	2005

Revenues:
Cable	$805.0	$871.6	$1,002.0
Newspapers	845.9	888.1	915.6
Broadcasting	340.9	358.0	401.4
Leisure and Entertainment	205.0	241.7	255.4
Business Telecommunications	77.7	78.6	102.1
Interactive Technologies and Communications	44.8	51.9	65.1
Internet/Portals	28.2	34.5	50.0
Head Office and inter-segment	(49.4)	(62.0)	(88.7)

	$2,298.1	$2,462.4	$2,702.9

See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
SEGMENTED INFORMATION — (Continued)

	2003	2004	2005

Income before amortization, financial expenses, reserve for restructuring of operations, impairment of assets and other special charges, gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary, (loss) gain on sale of businesses and other assets and write-down of goodwill:

Cable	$275.3	$341.2	$382.0
Newspapers	224.8	227.8	222.2
Broadcasting	81.5	80.5	53.0
Leisure and Entertainment	14.7	22.7	27.0
Business Telecommunications	14.4	22.6	31.3
Interactive Technologies and Communications	1.1	2.3	3.9
Internet/ Portals	3.1	4.5	10.5

	614.9	701.6	729.9
General corporate (expenses) revenues	(3.1)	(4.4)	3.7

	$611.8	$697.2	$733.6

	2003	2004	2005

Amortization:
Cable	$141.8	$143.5	$145.2
Newspapers	27.6	26.0	30.3
Broadcasting	12.2	11.9	13.7
Leisure and Entertainment	4.1	5.6	4.3
Business Telecommunications	35.9	33.6	34.5
Interactive Technologies and Communications	2.4	1.7	1.7
Internet/ Portals	1.3	0.7	0.8
Head Office	1.3	2.9	1.4

	$226.6	$225.9	$231.9

	2003	2004	2005

Additions to property, plant and equipment:
Cable	$90.3	$123.1	$191.8
Newspapers	14.3	18.8	74.0
Broadcasting	5.7	10.1	12.9
Leisure and Entertainment	1.3	3.3	7.9
Business Telecommunications	17.9	21.4	23.8
Interactive Technologies and Communications	0.9	1.2	1.4
Internet/ Portals	0.3	0.8	0.7
Head Office	0.5	2.4	3.0

	$131.2	$181.1	$315.5

See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
SEGMENTED INFORMATION — (Continued)

	2004	2005

Assets:
Cable	$3,912.7	$3,986.2
Newspapers	1,443.4	1,503.5
Broadcasting	549.7	585.3
Leisure and Entertainment	126.7	183.1
Business Telecommunications	266.3	265.5
Interactive Technologies and Communications	64.3	71.0
Internet/ Portals	57.5	59.0
Head Office	88.6	21.9

	$6,509.2	$6,675.5

See accompanying notes to consolidated financial statements.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(Tabular amounts in millions of Canadian dollars, except for option data)
      The Company is incorporated under the laws of Quebec and is a subsidiary of Quebecor Inc.
1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
      The consolidated financial statements are prepared in conformity with Canadian generally accepted accounting principles (“GAAP”). The significant differences between generally accepted accounting principles in Canada and in the United States are described in note 25.

(a) Basis of presentation:
      The consolidated financial statements include the accounts of Quebecor Media Inc. (the “Company”) and all its subsidiaries. Intercompany transactions and balances are eliminated on consolidation.
      Certain comparative figures for the years 2003 and 2004 have been reclassified to conform with the presentation adopted for the year ended December 31, 2005.

(b) Foreign currency translation:
      Financial statements of self-sustaining foreign operations are translated using the rate in effect at the balance sheet date for asset and liability items, and using the average exchange rates during the year for revenues and expenses. Adjustments arising from this translation are deferred and recorded in translation adjustment and are included in income only when a reduction in the investment in these foreign operations is realized.
      Other foreign currency transactions are translated using the temporal method. Translation gains and losses are included in financial expenses.

(c) Use of estimates:
      The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related amounts of revenues and expenses, and disclosure of contingent assets and liabilities. Significant areas requiring the use of management estimates relate to the determination of pension and other employee benefits, key economic assumptions used in determining the allowance for doubtful accounts, the provision for obsolescence, the allowance for sales returns, reserves for the restructuring of operations, the useful life of assets for amortization and evaluation of expected future cash flows to be generated by assets, the determination of the fair value of assets acquired and liabilities assumed in business combinations, implied fair value of goodwill, provisions for income taxes and determination of future income tax assets and liabilities, and the determination of fair value of financial instruments. Actual results could differ from these estimates.

(d) Impairment of long-lived assets:
      The Company reviews, when a triggering event occurs, the carrying values of its long-lived assets by comparing the carrying amount of the asset or group of assets to the expected future undiscounted cash flows to be generated by the asset or group of assets. An impairment loss is recognized when the carrying amount of an asset or group of assets held for use exceeds the sum of the undiscounted cash flows expected from its use and eventual disposition. The impairment loss is measured as the amount by which the asset’s carrying amount exceeds its fair value, based on quoted market prices, when available, or on the estimated present value of future cash flows.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(e) Revenue recognition:
      The Company recognizes its operating revenues when the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and

•	the collection of the sale is reasonably assured.
      The portion of unearned revenue is recorded under “Deferred revenue” when customers are invoiced.
      Revenue recognition policies for each of the Company’s main segments are as follows:

Cable segment
      The Cable segment provides services under arrangement with multiple deliverables comprised of a separate unit of accounting for subscriber services (connecting fees and operating services) and a separate unit of accounting for sales of equipment to subscribers.
      Connection fee revenues of the Cable segment are deferred and recognized as revenues over the estimated average thirty-month period that subscribers are expected to remain connected to the network. The incremental and direct costs related to connection fees, in an amount not exceeding the revenue, are deferred and recognized as an operating expense over the same thirty-month period. Operating revenue from cable and other services, such as Internet access and telephony, is recognized when services are provided. Revenue from sales of equipment to subscribers and costs of equipment are recognized in income when the equipment is delivered. Revenues from video rentals are recorded as revenue when services are provided. Promotion offers are accounted for as a reduction in the related service revenue when customers take advantage of the offer.

Newspapers segment
      Revenues of the Newspapers segment, derived from circulation and advertising from publishing activities, are recognized in accordance with the revenue recognition policy used by the Newspaper segment for its publishing activities. Revenue from the distribution of publications and products is recognized upon delivery, net of provisions for estimated returns. Revenue from commercial printing contracts is recognized once the product is delivered.

Broadcasting segment
      Revenues of the Broadcasting segment derived from the sale of advertising airtime are recognized when the advertising has been broadcast. Revenues derived from circulation and advertising from publishing activities are recognized when publication is delivered. Revenues derived from specialty television channels are recognized on a monthly basis at the time the service is rendered.
      Revenues derived from the sale and distribution of film and from television program rights are recognized when the following conditions are met: (a) persuasive evidence of a sale or a licensing agreement with a customer exists and is provided solely by a contract or other legally enforceable documentation that sets forth, at a minimum (i) the licence period, (ii) the film or group of films affected, (iii) the consideration to be received for the rights transferred; (b) the film is complete and has been delivered or is available for delivery; (c) the licence period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale; (d) the arrangement fee is fixed or determinable; (e) the collection of the arrangement fee is reasonably assured.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Theatrical revenues are recognized over the period of presentation and when all of the above conditions are met. Theatrical revenues are based on a percentage of revenues generated by movie theatres. Revenues generated from video are recognized at the time of delivery of the videocassettes and DVDs, less a provision for future returns, or are accounted for based on a percentage of retail sales and when the aforementioned conditions are met.

Leisure and Entertainment segment
      Revenues derived from retail stores, book publishing and distribution activities are recognized upon delivery of the products, net of provisions for estimated returns based on the segment historical rate of return.

(f)	Barter transactions:
      In the normal course of operations, the Newspapers, the Broadcasting and the Internet/ Portals segments offer advertising in exchange for goods and services. Revenues thus earned and expenses incurred are accounted for on the basis of the fair value of the goods and services obtained.
      For the year ended December 31, 2005, the Company recorded $17.7 million of barter advertising ($16.3 million in 2003 and $13.1 million in 2004).

(g)	Cash and cash equivalents:
      Cash and cash equivalents include highly liquid investments purchased three months or less from maturity and are stated at cost, which approximates market value. As at December 31, 2005, these highly liquid investments consist of commercial paper and bankers’ acceptance bearing interest from 3.24% to 3.32% and maturing in January 2006.

(h)	Temporary investments:
      Temporary investments are recorded at the lower of cost and market value. Temporary investments consist of commercial paper bearing interest from 3.33% to 3.40% and maturing between April and May 2006.

(i)	Trade receivable:
      The Company establishes an allowance for doubtful accounts based on the specific credit risk of its customers and historical trends.

(j)	Tax credits and government assistance
      The Broadcasting and Leisure and Entertainment segments have access to several government programs designed to support production and distribution of televisual products and movies and magazine and book publishing in Canada. The financial aid for production is accounted for as reduction in expenses in compliance with the subsidiary’s accounting policy for the recognition of revenue from completed televisual products and movies. The financial aid for broadcast rights is applied against investments in televisual products or used directly to reduce operating expenses during the year. The financial aid for magazine and book publishing is accounted for in revenues when the conditions for acquiring the government assistance are met.
      The Interactive Technologies and Communications and Leisure and Entertainment segments receive tax credits mainly related to their research and development activities and publishing activities. These tax credits are accounted for using the cost reduction method. Under this method, tax credits related to eligible expenses are accounted for as a reduction in related costs, whether they are capitalized or expensed, in the year the expenses are incurred, as long as there is reasonable assurance of their realization.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(k)	Inventories:
      Inventories are valued at the lower of cost, determined by the first-in, first-out method or the weighted-average cost method, and net realizable value. Net realizable value represents the market value for all inventories, except for raw materials and supplies, for which it is replacement cost. Work in process is valued at the pro-rata billing value of the work completed.

(l)	Investments in televisual products and movies:

(i) Programs produced and productions in progress
      Programs produced and productions in progress related to broadcast activities are accounted for at the lower of cost and net realizable value. Cost includes direct charges for goods and services and the share of labour and general expenses relating to each production. The cost of each program is charged to cost of sales when the program is broadcasted or when a loss can be estimated.

(ii) Broadcast rights
      Broadcast rights are essentially contractual rights allowing limited or unlimited broadcast of televisual products or movies. The Broadcasting segment records an asset for the broadcast rights acquired and a liability for obligations incurred under a licence agreement when the broadcast licence period begins and all of the following conditions have been met: the cost of each program, movies or series is known or can be reasonably determined; the programs, movies or series have been accepted in accordance with the conditions of the broadcast licence agreement; the programs, movies or series are available for the first showing or telecast.
      Amounts paid for broadcast rights before all of the above conditions are met are recorded as prepaid broadcast rights.
      Broadcast rights are classified as short or long term, based on management’s estimates of the broadcast period. These rights are amortized upon the broadcast of televisual products and movies over the contract period, based on the estimated number of showings, using an amortization method based on future revenues. This amortization is presented in cost of sales and selling and administrative expenses. Broadcast rights are valued at the lower of unamortized cost or net realizable value. Broadcast rights payable are classified as current or long-term liabilities based on the payment terms included in the licence.

(iii) Distribution rights:
      Distribution rights relate to the distribution of televisual products and movies. The costs include costs for movies acquisition rights and other operating costs incurred, which provide future economic benefits. The net realizable value of distribution rights represents the Broadcasting segment’s share of future estimated revenues to be derived, net of future costs. The Broadcasting segment records an asset and a liability for the distribution rights and obligations incurred under a licence agreement when the televisual product and movie has been accepted in accordance with the conditions of the licence agreement, the televisual product or movie is available for broadcast and the cost of the licence is known or can be reasonably estimated.
      Amounts paid for distribution rights prior to the conditions of recording the asset being met are recorded as prepaid distribution rights. Distribution rights are amortized using the individual film forecast computation method based on actual revenues realized over total expected revenues.
      Estimates of revenues related to television products and movies are examined periodically by Broadcasting segment management and revised as necessary. The value of unamortized costs is reduced to net realizable value, as necessary, based on this assessment. The amortization of distribution rights is presented in cost of sales and selling and administrative expenses.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(m)	Income taxes:
      The Company follows the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on future income tax assets and liabilities is recognized in income in the period that includes the enactment or substantive enactment date. A valuation allowance is recorded if the realization of future income tax assets is not considered “more likely than not.”

(n)	Long-term investments:
      Investments in joint ventures are accounted for using the proportionate consolidation method. Joint ventures represent a negligible portion of the Company’s operations. Investments in companies subject to significant influence are accounted for by the equity method. Portfolio investments are accounted for by the cost method. Carrying values of investments recorded for by the equity or cost method are reduced to estimated market values if there is other than a temporary decline in the value of the investment.

(o)	Property, plant and equipment:
      Property, plant and equipment are stated at cost, net of government grants and investment tax credits. Cost represents acquisition or construction costs, including preparation, installation and testing charges and interest incurred with respect to the property, plant and equipment until they are ready for commercial production. In the case of projects to construct and connect receiving and distribution networks of cable, cost includes equipment, direct labour and direct overhead costs. Projects under development may also be comprised of advances for equipment under construction. Expenditures for additions, improvements and replacements are capitalized, whereas maintenance and repair expenditures are charged to cost of sales.
      Amortization is principally calculated on the straight-line basis over the following estimated useful lives:

Estimated
Asset	useful life

Buildings	25 to 40 years
Machinery and equipment	3 to 20 years
Receiving, distribution and telecommunications networks	3 to 20 years
      Leasehold improvements are amortized over the term of the lease.
      The Company does not record an asset retirement obligation in connection with its cable distribution networks. The Company expects to renew all of its agreements with utility companies to access their support structures in the future, making the retirement date of these assets undeterminable.

(p)	Goodwill and other intangible assets:
      Goodwill and intangible assets with indefinite useful lives, are not amortized.
      Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared to its fair value. When the fair value of a reporting unit exceeds its carrying amount, then the goodwill of the reporting unit is considered not to be impaired and the second step is not required. The second step of the impairment test is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
compared to its carrying amount to measure the amount of the impairment loss, if any. When the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate item in the income statement before discontinued operations.
      Intangible assets acquired, such as broadcasting licences, that have an indefinite useful life, are also tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test compares the carrying amount of the intangible asset to its fair value, and an impairment loss is recognized in the statement of income for the excess, if any.
      Intangible assets with definite useful lives, such as customer relationships and non-competition agreements, are amortized over their useful life using the straight-line method over a period of three to ten years.

(q)	Deferred start-up costs and financing fees:
      Deferred start-up costs are recorded at cost and include development costs related to new specialty services and pre-operating expenditures and are amortized when commercial operations begin using the straight-line method over periods of three to five years. Financing fees related to long-term financing are amortized using the interest rate method and the straight-line method over the term of the related long-term debt.

(r)	Stock-based compensation:
      The compensation cost attributable to stock-based awards to employees that call for settlement in cash or other assets, at the option of the employee, is recognized in operating expenses over the vesting period. Changes in the intrinsic value of the stock options awards between the grant date and the measurement date result in a change in the measurement of the liability and compensation cost. Other stock options awards to employees are measured based on the fair value of the options at the grant date and a compensation expense is recognized over the vesting period of the options, with a corresponding increase to additional paid-in capital. When the stock options are exercised, capital stock is credited by the sum of the consideration paid, together with the related portion previously recorded to paid-in capital.
      In the case of the employee share purchase plans of Company’s subsidiaries, the contribution paid by the subsidiaries on behalf of their employees is considered a compensation expense. The contribution paid by employees for the purchase of shares is credited to the subsidiary’s capital stock.

(s)	Derivative financial instruments:
      The Company uses various derivative financial instruments to manage its exposure to fluctuations in foreign currency exchange rates and interest rates. The Company does not hold or use any derivative instruments for trading purposes. The Company documents all relationships between derivatives and hedged items, its strategy for using hedges and its risk-management objective. The Company assesses the effectiveness of derivatives when the hedge is put in place and on an ongoing basis.
      The Company enters into foreign exchange forward contracts to hedge anticipated foreign-denominated equipment purchases. Under hedge accounting, foreign exchange translation gains and losses are recognized as an adjustment to the cost of property, plant and equipment, when the transaction is recorded. The portion of the forward premium or discount on the contract relating to the period prior to consummation of the transaction is also recognized as an adjustment to the cost of property, plant and equipment, when the transaction is recorded.
      The Company enters into foreign exchange forward contracts and cross-currency swaps to hedge some of its long-term debt. Under hedge accounting, foreign exchange translation gains and losses are recorded under

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
other assets or other liabilities. The fees on forward foreign exchange contracts and on cross-currency swaps are recognized as an adjustment to interest expenses over the term of the agreement.
      The Company also enters into interest rate swaps in order to manage the impact of fluctuations in interest rates on its long-term debt. These swap agreements require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. The Company designates its interest rate hedge agreements as hedges of the interest cost on the underlying debt. Interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps on an accrual basis.
      Some of the Company’s cross-currency swap agreements are subject to a floor limit on negative fair market value, below which the Company can be required to make prepayments to reduce the lenders’ exposure. Such prepayments are reimbursed by reductions in the Company’s future payments under the agreements. The portion of these reimbursements related to interest is accounted for as a reduction in financial expenses. The prepayments are presented on the balance sheet as a reduction in the liability of the derivative instrument.
      Realized and unrealized gains or losses associated with derivative instruments, that have been terminated or cease to be effective prior to maturity, are deferred under other current or non-current assets or liabilities on the balance sheet and recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative instrument, any realized or unrealized gain or loss on such derivative instrument is recognized in income.
      Derivative instruments that are ineffective or that are not designated as an hedge are reported on a market-to-market basis in the consolidated financial statements. Any change in the fair value of these derivative instruments is recorded in income.

(t)	Pension plans and postretirement benefits:

(i) Pension plans:
      The Company offers defined benefit pension plans and defined contribution pension plans to some of its employees. Defined benefit pension plan costs are determined using actuarial methods and are funded through contributions determined in accordance with the projected benefit method pro-rated on service, which incorporates management’s best estimate of future salary levels, other cost escalations, retirement ages of employees and other actuarial factors. Pension plan expense is charged to operations and includes:

•	Cost of pension plan benefits provided in exchange for employee services rendered during the year;

•	Amortization of the initial net transition asset, prior service costs and amendments on a straight-line basis over the expected average remaining service period of the active employee group covered by the plans; and

•	Interest cost of pension plan obligations, expected return on pension fund assets, and amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or the fair value of plan assets over the expected average remaining service period of the active employee group covered by the plans.
      When an event gives rise to both a curtailment and a settlement, the curtailment is accounted for prior to the settlement.
      Actuarial gains and losses arise from the difference between the actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period or from changes in actuarial assumptions used to determine the accrued benefit obligation.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company uses the fair value at year-end to evaluate plan assets for the purpose of calculating the expected return on plan assets.

(ii) Postretirement benefits:
      The Company offers health, life and dental insurance plans to some of its retired employees. The Company accrues the cost of postretirement benefits, other than pensions. These benefits are funded by the Company as they become due. The Company amortizes the cumulative unrecognized net actuarial gains and losses in excess of 10% of the accrued benefit obligation over the expected average remaining service life of the active employee group covered by the plans.

2.	FINANCIAL EXPENSES:

	2003	2004	2005

Interest on long-term debt	$242.0	$224.1	$212.7
Amortization of deferred financing costs and long-term debt discount	53.7	56.9	62.7
(Gain) loss on ineffective derivative instruments and on foreign currency translation on unhedged long-term debt	(22.0)	8.0	4.4
Loss on revaluation of the additional amount payable	4.5	26.9	10.1
Interest on redeemable preferred shares of a subsidiary	27.5	—	—
Other	0.6	3.6	0.9
Investment income	(6.2)	(4.9)	(4.5)

	$300.1	$314.6	$286.3
Interest capitalized to the cost of property, plant and equipment	—	—	(1.0)

	$300.1	$314.6	$285.3

3.	RESERVE FOR RESTRUCTURING OF OPERATIONS, IMPAIRMENT OF ASSETS AND OTHER SPECIAL CHARGES:

2003
      During the year ended December 31, 2003, the Company and its subsidiaries recorded asset write-downs totalling $1.3 million and severance costs and other restructuring charges of $0.5 million.

2004
      During the year ended December 31, 2004, a write-down of deferred costs of $0.8 million in the Broadcasting segment, and an additional charge of $2.0 million in the Business Telecommunications segment for the settlement of a litigation related to the 2001 operations restructuring program were recorded.

2005
      During the year ended December 31, 2005, the Broadcasting segment recorded a net reversal of $0.2 million related to restructuring initiatives of prior years.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	GAIN (LOSS) ON DEBT REFINANCING AND ON REPURCHASE OF REDEEMABLE PREFERRED SHARES OF A SUBSIDIARY:

(a)	Quebecor Media Inc.
      As a result of the repurchase of a portion of its Notes on July 19, 2005, the Company recorded a loss of $60.8 million, comprised of the excess of the consideration paid over the carrying value of the Notes and of the hedging contracts, and the write-off of related deferred financing costs. The Company repurchased US$128.2 and US$12.1 million in aggregate principal amounts of its Senior Notes and Senior Discount Notes (note 14(ii) and (iii)), bearing interest at 11.125% and 13.750% respectively, pursuant to the tender offers announced on June 20, 2005. Under these offers, the total consideration was a fixed price of US$1,112.50 per US$1,000 principal amount for each Senior Note and a fixed price of US$1,007.50 per US$1,000 principal amount at maturity for each Discount Note, which includes an early tender premium in the amount of US$30.00 per US$1,000 of principal (or principal amount at maturity, in the case of the Discount Notes). The Company paid cash considerations totalling $215.3 million for the repurchase of the Notes, including the premiums and disbursements for unwinding hedging contracts.

(b)	Videotron Ltd.:
      On October 8, 2003, net proceeds from the issuance of a first series of the 6.875% Senior Notes (note 14(vi)) were used to repay Videotron Ltd.’s term-loan credit facilities “A” and “B”, in place as at December 31, 2002, as well as amounts outstanding on its revolving credit facilities. As a result of the debt refinancing, Videotron Ltd. recorded a loss of $17.1 million, comprised of a loss on the unwinding of hedging contracts and the write-off of deferred financing costs.
      On November 19, 2004, the net proceeds from the issuance of a second series of the 6.875% Senior Notes (note 14(vi)) were used to repay in full Videotron Ltd.’s term loan credit facility “C” in place as at December 31, 2003. As a result of the refinancing of the term loan, Videotron Ltd. recorded a loss of $4.8 million, comprised of a loss of $4.6 million on the marked-to-market of a derivative instrument and the write-off of $0.2 million in deferred financing costs.
      On July 15, 2005, Videotron Ltd., Cable segment, repurchased the entire aggregate principal amount of its subsidiary, CF Cable TV Inc., Senior Secured First Priority Notes, which bore interest at 9.125% and were due in 2007, for a total cash consideration of $99.3 million. The repurchase resulted in a gain of $0.8 million including the cost of unwinding a hedging contract.

(c)	Sun Media Corporation:
      On February 7, 2003, net proceeds from the issuance of the 7.625% Senior Notes (note 14(x)) and from the new credit facilities were used to reimburse, in their entirety, the Senior Bank Credit facility of Sun Media Corporation and the two series of Senior Subordinated Notes at December 31, 2002. As a result of the debt refinancing, Sun Media Corporation recorded a net gain of $7.5 million in 2003, comprised of a cash gain of $10.3 million from unwinding hedging contracts, offset by the write-off of related deferred financing costs.

(d)	Videotron Telecom Ltd.:
      On December 22, 2003, the Company repurchased the redeemable preferred shares issued by Videotron Telecom Ltd., Business Telecommunications segment, for a cash consideration of $55.0 million and an additional amount payable of $70.0 million (see note 13). As the carrying value of these preferred shares, classified as a liability instrument, was $278.7 million at the date of the transaction, a gain of $153.7 million was recorded in the consolidated statement of income.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	BUSINESS ACQUISITIONS AND DISPOSALS:

Business acquisitions:
      During the years ended December 31, 2003, 2004 and 2005, the Company acquired or increased its interest in several businesses and has accounted for these by the purchase method. Certain purchase price allocations are preliminary and should be finalized as soon as Company’s management has gathered all the significant information believed to be available and considered necessary. The results of operations of these businesses have been included in the Company’s consolidated financial statements from their date of acquisition.

2003

•	A total of 1,452,200 Class B Non-Voting Common Shares of TVA Group Inc. were repurchased for a cash consideration of $25.8 million, resulting in additional goodwill of $5.9 million.

•	On October 15, 2003, Quebecor Media Inc. increased its interest in CEC Publishing Inc., Leisure and Entertainment segment, from 50% to 100%, for a cash consideration of $15.0 million, resulting in a preliminary additional goodwill of $9.4 million, which was reduced by $5.5 million in 2004 when the purchase price allocation was finalized.

•	On November 3, 2003, Sun Media Corporation, Newspapers segment, completed the acquisition of the newspaper operations of Annex Publishing & Printing Inc. for a cash consideration of $34.2 million, subject to certain purchase equation adjustments, resulting in additional goodwill of $20.8 million. The newspaper operations are located in Southern Ontario and include two daily newspapers, one semi-weekly and six weekly publications, two shopping guides, as well as a commercial printing operation.

•	Other businesses were acquired for cash considerations totalling $3.6 million, resulting in additional goodwill of $0.1 million.

2004

•	A total of 1,892,500 Class B non-voting Common Shares of TVA Group Inc. were repurchased for a cash consideration of $41.0 million, resulting in additional goodwill of $10.2 million.

•	All minority interests in Canoe Inc., Internet/ Portals segment, directly owned by minority shareholders, were acquired for a cash consideration of $25.2 million, resulting in additional goodwill of $4.8 million.

•	On December 2, 2004, TVA Group Inc. and Sun Media Corporation, two subsidiaries of the Company, completed the acquisition of Sun TV (formerly Toronto 1). The purchase price paid at the closing was $43.2 million, $32.4 million of which was paid in cash by TVA Group Inc. for its 75% interest in Sun TV. Sun Media Corporation paid $2.8 million in cash and transferred to CHUM Limited its 29.9% interest in CablePulse24 (CP24), a 24-hour news station in Toronto, for its 25% interest in Sun TV. In December 2005, TVA Group Inc. and Sun Media Corporation recorded a balance payable of $3.6 million in respect with the final purchase price adjustment. The acquisition resulted in a preliminary goodwill of $11.2 million, which was reduced by $0.5 million in 2005 when the purchase price allocation was finalized. Also, the transfer of Sun Media Corporation’s interest in CP24 to CHUM Limited resulted in a gain on disposal of $8.0 million.

•	Other businesses were acquired for cash considerations totalling $13.3 million, resulting in additional goodwill of $8.8 million.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005

•	A total of 3,739,599 Class B non-voting Common Shares of TVA Group Inc., Broadcasting segment, were repurchased for a cash consideration of $81.9 million, resulting in an additional goodwill of $22.3 million on a preliminary basis.

•	On December 12, 2005, the Company acquired Sogides Ltée, a major book publishing and distribution group in Quebec, for a cash consideration of $24.0 million and an additional contingent payment of $5.0 million based on the achievement of specific conditions in 2008. This acquisition resulted in an additional goodwill of $7.8 million on a preliminary basis.

•	Other businesses were acquired for cash considerations totalling $4.6 million and the operating assets of the community newspaper Beauport Express, resulting in additional goodwill of $3.5 million.
      Business acquisitions are summarized as follows:

	2003	2004	2005

Assets acquired:
Cash and cash equivalents	$2.4	$2.2	$—
Non-cash current operating assets	10.0	11.4	20.5
Property, plant and equipment	2.6	15.5	4.6
Other assets	22.8	32.8	6.3
Future income taxes	—	20.3	—
Goodwill	30.7	35.0	33.1
Non-controlling interest	23.3	31.8	60.3

	91.8	149.0	124.8
Liabilities assumed:
Bank indebtedness	—	—	(0.4)
Non-cash current operating liabilities	(5.9)	(15.2)	(7.1)
Other liabilities	(0.1)	—	—
Future income taxes	(7.2)	(11.1)	(2.1)

	(13.2)	(26.3)	(9.6)

Net assets acquired at fair value	$78.6	$122.7	$115.2

Consideration:
Cash	$78.6	$114.7	$110.5
Balance payable	—	—	3.6
Community newspaper (Beauport Express)	—	—	1.1
Investment in CP24	—	8.0	—

	$78.6	$122.7	$115.2

Business disposals

•	In 2003 and 2005, the Company sold businesses for cash considerations of $2.0 million and $0.5 million, resulting in a loss on disposal of $1.1 million and a gain on disposal of $0.1 million, respectively.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	INCOME TAXES:
      Income taxes on continuing operations are as follows:

	2003	2004	2005

Current	$15.5	$20.9	$19.0
Future	(28.0)	16.5	25.0

	$(12.5)	$37.4	$44.0

      The following table reconciles the difference between the domestic statutory tax rate and the effective tax rate of the Company and its subsidiaries:

	2003	2004	2005

Statutory tax rate	33.1%	31.0%	31.0%
Increase (reduction) resulting from:
Effect of provincial and foreign tax rates differences	—	0.2	(0.2)
Effect of non-deductible charges and/or tax rate deductions	2.7	4.4	4.2
Change in valuation allowance	(20.0)	(6.3)	(4.8)
Change in future income tax balances due to a tax rate increase	—	—	7.6
Tax consolidation transaction with the parent company	—	—	(10.1)
Other	(0.1)	(5.7)	0.4

Effective tax rate before the following items	15.7	23.6	28.1
Effect of the non-taxable net gain on debt refinancing and on repurchase of redeemable preferred shares	(21.2)	—	—

Effective tax rate	(5.5)%	23.6%	28.1%

      The tax effects of significant items comprising the Company’s net future income tax liabilities are as follows:

	2004	2005

Loss carryforwards	$257.1	$296.0
Accounts payable and accrued charges	32.3	32.2
Property, plant and equipment	(235.8)	(226.0)
Goodwill and other assets	(21.3)	(33.2)
Deferred charges	(7.1)	(13.3)
Other	19.2	25.8

	44.4	81.5
Valuation allowance	(82.4)	(152.3)

Net future income tax liabilities	$(38.0)	$(70.8)

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The current and long-term future income tax assets and liabilities are as follows:

	2004	2005

Future income tax assets:
Current	$70.6	$98.7
Long-term	80.8	57.5

	151.4	156.2
Future income tax liabilities:
Long-term	(189.4)	(227.0)

Net future income tax liabilities	$(38.0)	$(70.8)

      The net change in the total valuation allowance for the year ended December 31, 2005, is due mainly to the realization of a capital loss of approximately $400.0 million resulting from a subsidiary being wound-up in 2005 and for which, the Company has recorded a full valuation allowance of $76.0 million.
      Subsequent recognition of tax benefits relating to the valuation allowance as at December 31, 2005 will be entirely reported in the consolidated statement of income.
      As at December 31, 2005, the Company had loss carryforwards for income tax purposes including $482.0 million available to reduce future taxable income, of which $462.0 million will expired from 2006 to 2025 and $20.0 million that can be carried forward indefinitely, and $679.0 million available to reduce future capital gains that can be carried forward indefinitely.
      During the years ended December 31, 2003 and 2004, some of the Company’s subsidiaries acquired tax benefits amounting to $13.7 million and $12.9 million, respectively, from Quebecor World Inc., a company under common control. Of this amount, $13.4 million and $12.9 million were recorded as income taxes receivable in 2003 and 2004, respectively, while $0.3 million was recorded as long-term future income tax assets in 2003. These transactions allowed the Company to realize gains of $2.1 million and $0.1 million, respectively (net of non-controlling interest) which are recorded as contributed surplus. Additional tax benefits of $8.0 million will be recognized into the statement of income as a reduction of income taxes expenses when the new deduction multiple applied on the tax benefits bought in 2003 and 2004 will be officially enacted. However, if the new deduction multiple does not become enacted, $6.0 million will be recorded as contributed surplus since the amount paid to Quebecor World Inc. will be recovered by an equal amount.
      On December 14, 2005, the Company entered into a tax consolidation transaction by which the Company has transferred to its parent company $192.0 million of capital losses for a cash consideration of $15.9 million. In addition, in 2006, the parent company will transfer to the Company $75.0 million of non-capital losses in exchange of a cash consideration of $16.3 million. Cash considerations have been negotiated on an arms-length basis between the parties and represent the fair value of tax deductions being transferred. As a result of these transactions, the Company has recorded a reduction of $15.9 million of its income tax expense in 2005 and expects to reduce its income tax expense by $8.5 million in the future.
      The Company has not recognized a future income tax liability for the undistributed earnings of its subsidiaries in the current or prior years since the Company does not expect to sell or repatriate funds from those investments. Any such liability cannot reasonably be determined at the present time.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	DISCONTINUED OPERATIONS:
      On March 14, 2003, Nurun Inc. closed the sale of its interest in Nurun Technologies S.A. for a cash consideration of $0.3 million, resulting in a loss on disposal of $0.1 million (net of income taxes and non-controlling interest).
      On May 5 and 8, 2003, Sun Media Corporation, Newspapers segment, concluded the sale of its operating businesses in Florida and British Columbia for a total cash consideration of $22.4 million, resulting in a gain on disposal of $0.3 million (net of income taxes and non-controlling interest). These operations included 13 weekly publications as well as commercial printing operations.
      On May 25, 2004, in response to a partial takeover bid for Mindready Solutions Inc., 6.75 million Common Shares of Mindready Solutions Inc. held by Nurun Inc., Interactive Technologies and Communications segment, were sold for a cash consideration of $7.8 million, of which $4.4 million was received on the closing date of the bid and the balance of $3.4 million in February 2005. In March 2005, Nurun Inc. sold its 9.6% remaining interest in Mindready Solutions Inc. for cash proceeds of $0.4 million. The sale resulted in a loss on disposal of $0.3 million (net of income taxes and non-controlling interest).
      The results of the disposed businesses were reclassified and disclosed in the consolidated statements of income as “Income (loss) from discontinued operations”, while the cash flows related to the operations of the disposed businesses were reclassified and disclosed in the consolidated statements of cash flows as “Cash flows provided by (used in) discontinued operations”.
      The following tables provide additional financial information related to the operations from the above discontinued operations for the years ended December 31, 2003 and 2004.
Combined and consolidated statements of income

	2003	2004

Revenues	$29.5	$8.0
Cost of sales and selling and administrative expenses	(29.0)	(9.7)
Amortization	(1.1)	(0.3)
Financial income	—	0.2
Reserve for restructuring of operations	0.2	—

Loss before income taxes	(0.4)	(1.8)
Income taxes	0.3	0.1

	(0.7)	(1.9)
Non-controlling interest	0.6	1.1
Gain (loss) on disposal of businesses (net of income taxes and of non-controlling interest)	0.3	(0.3)

Income (loss) from discontinued operations	$0.2	$(1.1)

8.	ACCOUNTS RECEIVABLE:

	2004	2005

Trade	$310.0	$360.5
Other	32.9	55.2

	$342.9	$415.7

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	INVENTORIES AND INVESTMENTS IN TELEVISUAL PRODUCTS AND MOVIES:

	2004	2005

Raw materials and supplies	$35.2	$32.0
Work in process	7.5	9.7
Finished goods	56.2	68.7
Investments in televisual products and movies	35.8	45.1

	$134.7	$155.5

10.	PROPERTY, PLANT AND EQUIPMENT:

	2004

		Accumulated
	Cost	Amortization	Net amount

Land	$33.0	$—	$33.0
Buildings and leasehold improvements	169.9	33.5	136.4
Machinery and equipment	710.1	397.7	312.4
Receiving, distribution and telecommunication networks	1,384.2	359.2	1,025.0
Projects under development	15.3	—	15.3

	$2,312.5	$790.4	$1,522.1

	2005

		Accumulated
	Cost	Amortization	Net amount

Land	$32.7	$—	$32.7
Buildings and leasehold improvements	179.6	44.9	134.7
Machinery and equipment	818.3	476.2	342.1
Receiving, distribution and telecommunication networks	1,521.8	478.1	1,043.7
Projects under development	78.3	—	78.3

	$2,630.7	$999.2	$1,631.5

11.	OTHER ASSETS:

	2004	2005

Broadcasting licenses	$109.7	$109.3
Deferred financing costs, net of accumulated amortization	49.2	42.6
Investments in televisual products and movies	22.3	28.0
Customer relationships and non-competition agreements, net of accumulated amortization	20.9	21.9
Deferred connection costs	9.4	15.5
Deferred asset related to the discontinuation of hedge accounting	12.5	11.7
Deferred pension charge (note 23)	8.1	8.2
Other	7.9	11.0

	$240.0	$248.2

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	GOODWILL:
      For the years ended December 31, 2003, 2004 and 2005, the changes in the carrying amounts of goodwill were as follows:

	2003

					Adjustment of
	Balance as at	Business			Purchase Price	Balance as at
	December 31,	Acquisitions	Discontinued		Allocation and	December 31,
	2002	(Disposals)	Operations	Write-down	Other	2003

Cable	$2,662.7	$—	$—	$—	$(1.6)	$2,661.1
Newspapers	1,000.1	20.8	(10.1)	—	—	1,010.8
Broadcasting	158.6	6.7	—	—	(0.3)	165.0
Leisure and Entertainment	34.9	8.7	—	—	—	43.6
Business Telecommunications	0.9	(0.9)	—	—	—	—
Internet/ Portals	26.2	—	—	(0.5)	—	25.7

Total	$3,883.4	$35.3	$(10.1)	$(0.5)	$(1.9)	$3,906.2

	2004

			Adjustment of
	Balance as at	Business	Purchase Price		Balance as at
	December 31,	Acquisitions	Allocation and		December 31,
	2003	(Disposals)	Other		2004

Cable	$2,661.1	$5.2	$(84.5	)(1)	$2,581.8
Newspapers	1,010.8	0.4	—		1,011.2
Broadcasting	165.0	20.3	—		185.3
Leisure and Entertainment	43.6	1.0	(5.5)		39.1
Interactive Technologies and Communications	—	2.8	0.3		3.1
Internet/ Portals	25.7	4.8	—		30.5

Total	$3,906.2	$34.5	$(89.7)		$3,851.0

	2005

			Adjustment of
	Balance as at	Business	Purchase Price		Balance as at
	December 31,	Acquisitions	Allocation and		December 31,
	2004	(Disposals)	Other		2005

Cable	$2,581.8	$—	$—		$2,581.8
Newspapers	1,011.2	1.0	(10.2	)(1)	1,002.0
Broadcasting	185.3	22.3	(0.5)		207.1
Leisure and Entertainment	39.1	7.8	—		46.9
Interactive Technologies and Communications	3.1	1.3	(0.8)		3.6
Internet/ Portals	30.5	—	—		30.5

Total	$3,851.0	$32.4	$(11.5)		$3,871.9

(1)	Recognition of tax benefits not recognized as at the business acquisition date.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	ADDITIONAL AMOUNT PAYABLE:
      The value of the additional amount payable resulting from the repurchase of the redeemable preferred shares (note 4 (d)) fluctuates based on the market value of the Company’s Common Shares. Until the Company is listed on a stock exchange, the value of the additional amount payable is based on a formula established in the agreement. At the date of the transaction, both parties had agreed to an initial value of $70.0 million. As at December 31, 2005, the additional amount payable is valued at $111.5 million ($101.4 million as at December 31, 2004). Change in the amount payable is recorded as a financial expense in the statement of income. The additional amount payable matures on December 15, 2008. The holder has the right to require payment at any time since December 15, 2004. If the Company files a prospectus for an initial public offering, the holder has the right to require the Company to pay the additional amount payable by delivering 3,740,682 Common Shares of the Company, adjusted to take into account certain shareholders’ equity transactions. The Company holds an option to pay this additional amount in cash, for a period of 30 days following each of June 15, 2007 and June 15, 2008. The Company may, under certain conditions and if its shares are publicly traded at that time, pay the additional amount by delivering 3,740,682 Common Shares to the holder.

14.	LONG-TERM DEBT:

	Effective Interest
	Rate as at
	December 31,	Year of
	2005	Maturity	2004	2005

Quebecor Media Inc.:
Credit facility(i)		2007	$—	$—
Senior Notes(ii)	11.50%	2011	844.7	672.0
Senior Discount Notes(iii)	13.75%	2011	296.0	316.1

			1,140.7	988.1
Videotron Ltd. and its subsidiaries(iv):
Credit facility(v)		2009	—	—
Senior Notes(vi)	6.59%	2014	796.6	769.2
Senior Notes(vii)	6.44%	2015	—	202.5
Senior Secured First Priority Notes(viii)	7.59%	2007	92.3	—

			888.9	971.7
Sun Media Corporation and its subsidiaries(iv):
Credit facilities(ix)	6.24%	2008-2009	241.6	231.1
Senior Notes(x)	7.88%	2013	242.7	235.2

			484.3	466.3
TVA Group Inc. and its subsidiaries(iv):
Revolving bank loan(xi)	4.02%	2010	34.9	107.1

			2,548.8	2,533.2
Less current portion:
Sun Media Corporation and its subsidiaries			2.8	2.7

			$2,546.0	$2,530.5

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i)	The credit facility of $75.0 million ($135.0 million in 2004), available for general liquidity purposes, is a one-year revolving credit facility that can be extended on a yearly basis, which was refinanced in January 2006 (see note 24). The credit facility is secured by a first ranking moveable hypothec on all tangible and intangible assets, current and future, of the Company. As at December 31, 2005, the carrying value of assets guaranteeing the credit facility is $6,675.5 million. The credit facility in aggregate is secured by the Company’s shareholders. The borrowed amounts bear interest at floating rates based on bankers’ acceptance rate or bank prime rate. As at December 31, 2005, no amount was drawn on the credit facility.

(ii)	The Senior Notes, for a principal amount of US$586.8 million, net of the partial repurchase in July 2005 (see note 4 (a)) were issued at discount for net proceeds of US$573.8 million. These notes bear interest at a rate of 11.125%, payable semi-annually, since January 15, 2002. Notes contain certain restrictions for the Company, including limitations on its ability to incur additional indebtedness. The notes are unsecured and are redeemable at the option of the Company at a decreasing premium, commencing on July 15, 2006. The Company has fully hedged the foreign currency risk associated with the Senior Notes by using a cross-currency interest rate swap, under which all payments were set in Canadian dollars. On January 17, 2006, the Company repurchased US$561.6 million in aggregate principal amounts of the notes (note 24).

(iii)	The Senior Discount Notes, for a principal amount of US$282.9 million, net of the partial repurchase in July 2005 (see note 4(a)), were issued at discount for net proceeds of US$145.0 million. These notes bear interest at a rate of 13.75%, payable semi-annually, commencing January 15, 2007. Notes contain certain restrictions for the Company, including limitations on its ability to incur additional indebtedness. The notes are unsecured and are redeemable at the option of the Company at a decreasing premium, commencing on July 15, 2006. The Company has fully hedged the foreign currency risk associated with the Senior Discount Notes by using a cross-currency interest rate swap agreement, under which all payments were set in Canadian dollars. On January 17, 2006, the Company repurchased US$275.6 million in aggregate principal amounts at maturity of the notes (note 24).

(iv)	The debt of these subsidiaries is non-recourse to the parent company, Quebecor Media Inc.

(v)	The credit facility of $450.0 million is a revolving credit facility maturing in November 2009 and bears interest at bankers’ acceptance or LIBOR rates, plus a margin, depending on Videotron Ltd.’s leverage ratio. The credit facility is secured by a first ranking hypothec on the universality of all tangible and intangible assets, current and future, of Videotron Ltd. and its subsidiaries. As at December 31, 2005, the carrying value of assets guaranteeing the credit facility of Videotron Ltd. was $3,986.2 million. The credit facility contains covenants such as maintaining certain financial ratios and some restrictions on the payment of dividends and asset acquisitions and dispositions. As at December 31, 2005, no amount was drawn on the credit facility.

(vi)	In October 2003, a first series of Senior Notes was issued at discount for net proceeds of US$331.9 million, before issuance fees of US$5.7 million. In November 2004, a second series of Senior Notes was sold at premium on their face amount of US$315.0 million resulting in gross proceeds of US$331.0 million before accrued interest and issuance fees of US$6.2 million. These notes bear interest at a rate of 6.875%, payable every six months on January 15 and July 15, and mature in January 2014. The notes contain certain restrictions for Videotron Ltd., including limitations on its ability to incur additional indebtedness, and are unsecured. Videotron Ltd. has fully hedged the foreign currency risk associated with the Senior Notes by using cross-currency interest rate swaps, under which all payments were set in Canadian dollars. The notes are redeemable, in whole or in part, at any time on or after January 15, 2009, with a premium.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(vii)	On September 16, 2005, Senior Notes were issued at discount for net proceeds of US$174.1 million, before issuance fees of $3.8 million. These Notes bear interest at a rate of 6.375% payable every six months on December 15 and June 15, and mature on December 15, 2015. The Notes contain certain restrictions for Videotron Ltd., including limitations on its ability to incur additional indebtedness, and are unsecured. Videotron Ltd. has fully hedged the foreign currency risk associated with the Senior Notes by using cross-currency interest rate swaps, under which all payments were set in Canadian dollars. The notes are redeemable, in whole or in part, at any time on or after December 15, 2010, with a premium.

(viii)	The Senior Secured First Priority Notes were repurchased on July 15, 2005 (note 4 (b)).

(ix)	The bank credit facilities comprise a revolving credit facility amounting to $75.0 million, maturing in 2008, and a term loan “B” credit facility amounting to US$230.0 million, excluding issuance fees of US$0.5 million, maturing in 2009, and are collateralized by liens on all of the property and assets of Sun Media Corporation and its operating subsidiaries, now owned or hereafter acquired. The bank credit facilities contain covenants that restrict the declaration and payment of dividends and other distributions, as well as financial ratios. As at December 31, 2005, the carrying value of assets guaranteeing the bank credit facilities was $1,503.5 million. Any amount borrowed under the revolving credit facility bears interest at Canadian bankers’ acceptance and/or Canadian prime rate plus an applicable margin determined by financial ratios. On October 12, 2004, the bank credit facilities were amended such that advances under the term loan “B” credit facility bear interest at LIBOR plus a margin of 2.00% per annum, or at U.S. prime rate plus a margin of 1.00% per annum, with the possibility of such margins being reduced under certain circumstances. Sun Media Corporation has fully hedged the foreign currency risk associated with the term B loan by using cross-currency interest rate swaps, under which all payments were set in Canadian dollars. As at December 31, 2005, no amount had been drawn on the revolving credit facility, while the term loan “B” credit facility was in use for an amount of US$198.7 million.

(x)	The Senior Notes were issued at discount for net proceeds of US$201.5 million, before issuance fees of US$4.1 million. These notes bear interest at a rate of 7.625% and mature in 2013. The notes contain certain restrictions for Sun Media Corporation, including limitations on its ability to incur additional indebtedness, and are unsecured. The Senior Notes are guaranteed by specific subsidiaries of Sun Media Corporation Inc. Sun Media Corporation has fully hedged the foreign currency risk associated with the Senior Notes by using cross-currency interest rate swaps and a foreign exchange forward contract, under which all payments were set in Canadian dollars. The notes are redeemable, in whole or in part, at any time on or after February 15, 2008, with a premium.

(xi)	The credit agreement amended in 2005, consists of a revolving term bank loan of a maximum of $160.0 million ($65.0 million in 2004), bearing interest at the prime rate of a Canadian chartered bank or bankers’ acceptances rates, plus a variable margin determined by certain financial ratios. In 2005, the revolving term loan maturity was extended until June 15, 2010. The credit facility contains certain restrictions, including the obligation to maintain certain financial ratios.
      Certain debts of the Company and its subsidiaries contain restrictions to pay dividends. On December 31, 2005, the Company and its subsidiaries were in compliance with all debt covenants.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Principal repayments on long-term debt over the next years are as follows:

2006	$2.7
2007	2.7
2008	2.7
2009	223.0
2010	107.1
2011 and thereafter	2,195.0

15.	OTHER LIABILITIES:

	2004	2005

Cross-currency interest-rate swap agreements and other derivative instruments	$209.8	$261.0
Accrued stock-based compensation	22.0	32.8
Deferred revenues	16.0	23.4
Accrued post-retirement benefits liability (note 23)	29.5	30.3
Accrued pension benefit liability (note 23)	12.3	7.2
Other	7.4	4.6

	$297.0	$359.3

16.	NON-CONTROLLING INTEREST:
      Non-controlling interest includes the interest of non-controlling shareholders in the participating shares of the Company’s subsidiaries. As at December 31, 2005, the most significant non-controlling interests were as follows:

		Non-controlling
Subsidiary	Segment	Interest

TVA Group Inc.	Broadcasting	54.77%
Nurun Inc.	Interactive Technologies and Communications	42.10%

17.	CAPITAL STOCK:

(a)	Authorized capital stock:
      An unlimited number of Common Shares, without par value;
      An unlimited number of Cumulative First Preferred Shares, without par value; the number of preferred shares in each series and the related characteristics, rights and privileges are to be determined by the Board of Directors prior to each issue;

•	An unlimited number of Cumulative First Preferred Shares, Series A (“Preferred A Shares”), carrying a 12.5% annual fixed cumulative preferential dividend, redeemable at the option of the holder and retractable at the option of the Company;

•	An unlimited number of Cumulative First Preferred Shares, Series B (“Preferred B Shares”), carrying a fixed cumulative preferential dividend generally equivalent to the Company’s credit facility interest rate, redeemable at the option of the holder and retractable at the option of the Company

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	An unlimited number of Cumulative First Preferred Shares, Series C (“Preferred C Shares”), carrying an 11.25% annual fixed cumulative preferential dividend, redeemable at the option of the holder and retractable at the option of the Company;

•	An unlimited number of Cumulative First Preferred Shares, Series D (“Preferred D Shares”), carrying an 11.00% annual fixed cumulative preferential dividend, redeemable at the option of the holder and retractable at the option of the Company;

•	An unlimited number of Cumulative First Preferred Shares, Series F (“Preferred F Shares”), carrying a 10.85% annual fixed cumulative preferential dividend, redeemable at the option of the holder and retractable at the option of the Company.
      An unlimited number of Preferred Shares, Series E (“Preferred E Shares”), carrying a non-cumulative dividend subsequent to the holders of Cumulative First Preferred Shares, redeemable at the option of the holder and retractable at the option of the Company.

(b)	Issued capital stock:

	Common Shares		Preferred B Shares

	Number	Amount	Number	Amount

Balance as at December 31, 2002	95,131,972	1,341.8	—	—
Issuance of new shares	14,221,664	215.8	216,145,684	216.1
Conversion of Preferred B Shares into Common Shares	14,249,171	216.1	(216,145,684)	(216.1)

Balance as at December 31, 2003, 2004 and 2005	123,602,807	$1,773.7	—	$—

      As at December 31, 2005, Sun Media Corporation and its subsidiaries, Newspaper segment, owned 990,000 Preferred A Shares (1,140,000 Preferred A Shares in 2004) and 255,000 Preferred F Shares, for a total amount of $1,245.0 million (1,140.0 million in 2004), and 9101-0835 Quebec Inc., Leisure and Entertainment segment, owned 147,950 Preferred C Shares (270,000 Preferred C Shares in 2004) for an amount of $147.9 million (270.0 million in 2004). These shares are eliminated on consolidation.

(c)	Transactions during the year:

2003
      At the beginning of 2003, the Company issued 216,145,684 Preferred B Shares, for a cash consideration of $216.1 million.
      On April 22, 2003, all of the issued and outstanding Preferred B Shares were converted into 14,249,171 Common Shares. On the same day, the Company issued 14,221,664 Common Shares for a cash consideration of $215.8 million.
      A dividend of $3.0 million was declared on the Preferred B Shares on April 22, 2003 and paid in July 2003. This amount is recorded in financial expenses in the consolidated statements of income, since the Preferred B Shares were classified as a liability while outstanding.
      During the year ended December 31, 2003, the Company redeemed 360,000 Cumulative First Preferred Shares, Series A, for an amount of $360.0 million owned by its wholly owned subsidiary, Sun Media Corporation.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2004
      On January 14, 2004, the Company redeemed 450,000 Preferred A Shares owned by its wholly owned subsidiary, Sun Media Corporation, Newspapers segment, for an amount of $450.0 million.
      On January 16, June 1 and October 7, 2004, the Company issued 70,000, 100,000 and 100,000 Preferred C Shares respectively, for a total amount of $270.0 million, to its indirectly wholly owned subsidiary, 9101-0835 Québec Inc., Leisure and Entertainment segment.
      On January 16, 2004, the Company issued 1,100,000 Preferred D Shares, for an amount of $1,100.0 million, to its indirectly wholly owned subsidiary, Vidéotron (1998) ltée, Cable segment. On December 16, 2004, the Company redeemed the shares for an amount of $1,100.0 million.
      On November 30, 2004, the Company issued one Preferred E share, for an amount of $3.6 million to its wholly owned subsidiary, Sun Media Corporation, Newspapers segment. On the same day, the Company redeemed the shares for an amount of $3.6 million.

2005
      On January 14, 2005, the Company redeemed 150,000 Preferred A Shares for an amount of $150.0 million from Sun Media Corporation and its subsidiaries, Newspaper segment, and issued 255,000 Preferred F Shares for an amount of $255.0 million to Sun Media Corporation and its subsidiaries.
      On March 9, 2005 and April 29, 2005, the Company issued 61,950 Preferred C Shares to 9101-0835 Quebec inc., Leisure and Entertainment segment, for a total amount of $61.9 million. On August 2, 2005, the Company redeemed 184,000 Preferred C Shares for an amount of $184.0 million.

18.	SHARE PURCHASE PLANS:

(a)	Quebecor Media Inc. stock option plan:
      Under a stock option plan established by the Company, 6,185,714 Common Shares of the Company were set aside for officers, senior employees and other key employees of the Company and its subsidiaries. Each option may be exercised within a maximum period of 10 years following the date of grant at an exercise price not lower than, as the case may be, the fair market value of the Common Shares of Quebecor Media Inc. at the date of grant, as determined by its Board of Directors (if the Common Shares of Quebecor Media Inc. are not listed on a stock exchange at the time of the grant) or the trading price of the Common Shares of the Company on the stock exchanges where such shares are listed at the time of grant. Unless authorized by the the Company Compensation Committee in the context of a change of control, no options may be exercised by an optionee if the shares of the Company have not been listed on a recognized stock exchange. On December 31, 2007, if the shares of the Company have not been so listed, optionees may exercise, between January 1 and January 31 of each year, starting January 1st, 2008, their right to receive an amount in cash equal to the difference between the fair market value, as determined by the Company’s Board of Directors, and the exercise price of their vested options. Except under specific circumstances, and unless the Compensation Committee decides otherwise, options vest over a five-year period in accordance with one of the following vesting schedules as determined by the Compensation Committee at the time of grant: (i) equally over five years with the first 20% vesting on the first anniversary of the date of the grant; (ii) equally over four years with the first 25% vesting on the second anniversary of the date of grant; and (iii) equally over three years with the first 33% vesting on the third anniversary of the date of grant.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table gives summary information on outstanding options granted as at December 31, 2004 and 2005:

	2004		2005

		Weighted Average		Weighted Average
	Options	Exercise Price	Options	Exercise Price

Balance at beginning of year	2,607,537	$16.93	3,135,040	$17.99
Granted	663,930	21.84	255,630	28.96
Cancelled	(136,427)	16.48	(162,349)	17.13

Balance at end of year	3,135,040	$17.99	3,228,321	$18.90

Vested options at end of year	268,282	$16.51	939,965	$17.20

      The following table gives summary information on outstanding options as at December 31, 2005:

	Outstanding options		Vested options

		Weighted
		Average Years		Weighted Average
Range of exercise price	Number	to Maturity	Number	Exercise Price

$15.19 to 21.77	2,921,392	7.0	936,335	$17.18
21.77 to 31.55	306,929	9.2	3,630	22.98

$15.19 to 31.55	3,228,321	7.2	939,965	$17.20

      For the year ended December 31, 2005, a charge of $10.8 million related to the plan is included in income ($6.6 million in 2003 and 15.1 million in 2004).

(b)	TVA Group Inc. plans:

(i) Stock option plan for senior executives
      Under this stock option plan, 1,400,000 Class B shares of TVA Group Inc. have been set aside for senior executives of TVA Group Inc. and its subsidiaries. The terms and the conditions of options granted are determined by TVA Group Inc.’s Compensation Committee. The subscription price of an option cannot be less than the closing price of Class B shares on the Toronto Stock Exchange the day before the option is granted. Options granted under the plan may generally vest over a five-year period on the basis of 25% each year, starting on the second anniversary of the grant. The term of an option cannot exceed 10 years. Holders of options under the plan have the choice, at the time of exercising their options, to opt to receive from TVA Group Inc. a cash payment equal to the number of shares corresponding to the options exercised, multiplied by the difference between the market value and the purchase price of the shares under the option. The market value is defined by the average closing market price of the Class B share for the last five trading days preceding the date on which the option was exercised.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table gives details on changes to outstanding options for the years ended December 31, 2004 and 2005:

	2004		2005

		Weighted Average		Weighted Average
	Options	Exercise Price	Options	Exercise Price

Balance at beginning of year	300,300	$16.55	215,000	$19.81
Granted	126,500	20.75	115,630	20.85
Exercised	(161,800)	16.52	(6,000)	14.00
Cancelled	(50,000)	13.24	(14,453)	20.85

Balance at end of year	215,000	$19.81	310,177	$20.27

Vested options at end of year	73,500	$19.39	72,500	$18.50

      The following table gives summary information on outstanding options as at December 31, 2005:

		Outstanding Options		Vested Options

			Weighted		Weighted
		Weighted	Average		Average
		Average Years	Exercise		Exercise
Range of Exercise Price	Number	to Maturity	Price	Number	Price

$14.00 to 18.85	47,500	4.7	$15.85	47,500	$15.85
18.86 to 25.50	262,677	8.5	21.06	25,000	23.52

$14.00 to 25.50	310,177	7.9	$20.27	72,500	$18.50

      Had the vested options been exercised as at December 31, 2005, Quebecor Media Inc.’s interest in TVA Group Inc. would have decreased from 45.23% to 45.11% (39.73% to 39.64% as at December 31, 2004).
      A reversal of $0.1 million of the compensation cost was recorded for the TVA Group Inc. plan for the year ended December 31, 2005 (none in 2003 and a charge of $0.2 million in 2004).

(ii) Share purchase plan for executives and employees
      In 1998, TVA Group Inc. introduced a share purchase plan relating to 375,000 TVA Group Inc. Class B shares for its executives and a share purchase plan relating to 375,000 TVA Group Inc. Class B shares for its employees. The plans provide that participants can acquire shares on certain terms related to their salary. The shares can be acquired at a price equal to 90% of the average closing market price of TVA Group Inc. Class B shares. The plans also provide financing terms free of interest. No Class B shares were issued under the plans during the years ended December 31, 2003, 2004 and 2005. The remaining balance that may be issued under the share purchase plan for executives is 332,643 TVA Group Inc. Class B shares as at December 31, 2004 and 2005. The remaining balance that may be issued under the share purchase plan for employees is 229,753 TVA Group Inc. Class B shares as at December 31, 2004 and 2005.

(iii) Deferred share unit plan
      In 2000, TVA Group Inc. introduced a long-term profit sharing plan for certain members of senior management of TVA Group Inc., and its subsidiaries. The deferred share units (“DSU“s) are redeemable only upon termination of the participant’s employment. The redemption price is payable in cash or, at TVA Group Inc.’s discretion, in Class B shares of TVA Group Inc. or by a combination of cash and shares. Under this plan, a maximum of 25,000 Class B shares of TVA Group Inc. can be issued. No DSUs were issued under this plan during the years ended December 31, 2004 and 2005.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	COMMITMENTS AND CONTINGENCIES:

(a)	Leases:
      The Company rents premises and equipment under operating leases and has entered into long-term commitments to purchase services, capital equipment, and distribution and broadcasting rights that call for total future payments of $331.4 million. The minimum payments for the coming years are as follows:

		Other
	Leases	Commitments

2006	$38.8	$94.1
2007	32.1	36.6
2008	26.7	7.5
2009	21.9	4.9
2010	17.7	—
2011 and thereafter	51.1	—
      Operating lease rentals amounted to $40.9 million, $35.1 million and $42.4 million for the years ended December 31, 2003, 2004 and 2005, respectively.

(b)	Long-term agreement:
      Newsprint represents a significant component of operating costs for the Newspapers segment. Sun Media Corporation uses one newsprint manufacturer to supply its requirements, and has entered into a long-term agreement with this supplier which expired December 31, 2005. The Company is currently renegotiating the contract for the period ending December 31, 2006 under principally the same terms and conditions. The terms of the expired agreement provide the Company with an ongoing discount to market prices and commit Sun Media Corporation to purchase an annual minimum of 15,000 tonnes of newsprint exclusively from this supplier.

(c)	Other commitments:
      The Broadcasting segment has commitments to invest $62.5 million over an eight-year period ending in 2012 in the Canadian TV industry and in the Canadian communications industry to promote Canadian TV content and the development of communications. As at December 31, 2005, $18.7 million remained to be invested.

(d)	Contingencies:
      On March 13, 2002, legal action was initiated by the shareholders of a cable company against Videotron Ltd., Cable segment. They contend that Videotron Ltd. did not honor its commitment related to a stock purchase agreement signed in August 2000. The plaintiffs are requesting compensation totaling $26.0 million. Videotron Ltd.’s management claims the suit is not justified and intends to vigorously defend its case in Court.
      A number of other legal proceedings against the Company and its subsidiaries are still outstanding. In the opinion of the management of the Company and its subsidiaries, the outcome of these proceedings is not expected to have a material adverse effect on the Company’s results or its financial position.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	GUARANTEES:
      In the normal course of business, the Company enters into numerous agreements containing guarantees including the following:

Operating leases:
      The Company has guaranteed a portion of the residual values of certain assets under operating leases with expiry dates between 2006 and 2010 to the benefit of the lessor. Should the Company terminate these leases prior to term (or at the end of these lease term) and should the fair value of the assets be less than the guaranteed residual value, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. In addition, the Company has provided guarantees to the lessor of certain premise leases, with expiry dates through 2016. Should the lessee default under the agreement, the Company must, under certain conditions, compensate the lessor. As at December 31, 2005, the maximum exposure with respect to these guarantees is $16.9 million and no liability has been recorded in the consolidated balance sheet since the Company does not expect to make any payments pertaining to these guarantees.

Business and asset disposals:
      In the sale of all or part of a business or an asset, in addition to possible indemnification relating to failure to perform covenants and breach of representations or warranties, the Company may agree to indemnify against claims related to its past conduct of the business. Typically, the term and amount of such indemnification will be limited by the agreement. The nature of these indemnification agreements prevents the Company from estimating the maximum potential liability it could be required to pay to guaranteed parties. Also, in connection with the sale of Mindready Solutions Inc., the Company has guaranteed, up to a maximum amount of $1.0 million, that company’s commitments related to a lease of premises that expires in 2011. The Company has not accrued any amount in respect of these items in the consolidated balance sheet.

Long-term debt:
      Under the terms of their respective U.S. indebtedness, the Company and certain of its subsidiaries have agreed to indemnify their respective lenders against changes in withholding taxes. These indemnifications extend for the term of the indebtedness and do not have a limit on the maximum potential liability. The nature of the indemnification agreement prevents the Company from estimating the maximum potential liability it could be required to pay to lenders. Should such amounts become payable, the Company and its subsidiaries would have the option of repaying those debts. No amount has been accrued in the consolidated financial statements with respect to these indemnifications.

Outsourcing companies and suppliers:
      In the normal course of its operations, the Company enters into contractual agreements with outsourcing companies and suppliers. In some cases, the Company agrees to provide indemnifications in the event of legal procedures initiated against them. In other cases, the Company provides indemnification to counterparties for damages resulting from the outsourcing companies and suppliers. The nature of the indemnification agreements prevents the Company from estimating the maximum potential liability it could be required to pay. No amount has been accrued in the consolidated financial statements with respect to these indemnifications.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	FINANCIAL INSTRUMENTS:
      The Company is exposed to risks relating to foreign exchange fluctuations and is also subject to risks relating to interest rate fluctuations. To reduce these risks, the Company and its subsidiaries use derivative financial instruments. None of these instruments are held or issued for speculative purposes.

(a)	Description of derivative financial instruments:

(i) Foreign exchange forward contracts:

		Average	Notional
Currencies (sold/bought)	Maturing	exchange Rate	amount

Quebecor Media Inc.
$/Euro	August 2007	1.4310	$58.1
$/CHF	February 2007	0.9050	11.9
Sun Media Corporation
$/US$	February 15, 2013	1.5227	312.2
Videotron Ltd. and its subsidiaries:
$/US$	Less than 1 year	1.1790	10.4

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii) Cross-currency interest rate swaps:

						Exchange rate
						of interest
					Annual	and capital
				Annual	nominal	payments per
		Notional		effective	interest	CDN dollar for
	Period covered	amount		interest Rate	Rate	one US dollar

Quebecor Media Inc.:
Senior Notes	2001 to 2011	US$	586.8	11.98%	11.125%	1.5255
Senior Discount Notes	2001 to 2011	US$	282.9	14.60%	13.75%	1.5822	(1)

Videotron Ltd. and its subsidiaries:
Senior Notes	2004 to 2014	US$	190.0	Bankers’ acceptances 3 months plus 2.80%	6.875%	1.2000
Senior Notes	2004 to 2014	US$	125.0	7.45%	6.875%	1.1950
Senior Notes	2003 to 2014	US$	200.0	Bankers’ acceptances 3 months plus 2.73%	6.875%	1.3425
Senior Notes	2003 to 2014	US$	135.0	7.66%	6.875%	1.3425
Senior Notes	2005 to 2015	US$	175.0	5.98%	6.375%	1.1781

Sun Media Corporation and its subsidiaries:
Senior Notes	2003 to 2008	US$	155.0	8.17%	7.625%	1.5227
Senior Notes	2008 to 2013	US$	155.0	Bankers’ acceptances 3 months plus 3.70%	7.625%	1.5227
Senior Notes	2003 to 2013	US$	50.0	Bankers’ acceptances 3 months plus 3.70%	7.625%	1.5227
Term-loan B credit facility	2003 to 2009	US$	199.3	Bankers’ acceptances 3 months plus 2.48%	LIBOR plus 2.00%	1.5175

(1)	As per the agreement, the exchange rate includes an exchange fee.
      Some of these cross-currency swap agreements are subject to a ceiling on negative fair market value, below which the Company may be required to make prepayments to limit the exposure of the counterparties. Such prepayments are offset by equal reductions in the Company.’s commitments under the agreements. Because of the appreciation of the Canadian dollar against the U.S. dollar, the Company was required to make prepayments of $197.7 million in 2004 and $75.9 million in 2005. These prepayments were financed from the Company’s available cash and from its existing credit facilities. As part of the refinancing of its debts on January 17, 2006 (see note 24), the Company settled these existing cross-currency swap agreements and

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
entered into new hedging contracts under which the Company is not required to make prepayments in the future.
      Also, certain cross-currency interest rate swaps entered into by the Company and its subsidiaries include an option that allows each party to unwind the transaction on a specific date or at any time, from an anniversary date of the transaction to maturity, at the then-market value.

(iii) Interest-rate swaps:
      Videotron Ltd. has entered into interest rate swaps to manage its interest rate exposure and has committed to exchange, at specific intervals, the difference between the fixed and floating interest rates calculated by reference to the notional amounts.
      The amounts of outstanding contracts as at December 31, 2005 by Videotron Ltd. are shown in the table below:

	Notional		Fixed
Maturity	Amount	Pay/Receive	Rate	Floating Rate

Videotron Ltd. and its subsidiaries
May 2006	$90.0	Pay fixed/ receive floating	5.41%	Bankers’ acceptance 3 months
September 2007	$5.0	Pay fixed/ receive floating	3.75%	Bankers’ acceptance 3 months

(b)	Fair value of financial instruments:
      The carrying amount of cash and cash equivalents, temporary investments, accounts receivable, bank indebtedness, accounts payable and accrued charges, dividend payable, advances receivable from parent company and companies under common control and the additional amount payable approximates their fair value since these items will be realized or paid within one year or are due on demand.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Financial instruments with a fair value that is different from their carrying amount as at December 31, 2004 and 2005 are as follows:

	2004		2005

	Carrying		Carrying
	Value	Fair value	Value	Fair value

Quebecor Media Inc.
Long-term debt	(1,140.7)	(1,332.9)	(988.1)	(1,078.8)
Cross-currency interest rate swaps	(3.9)	(241.9)	(21.5)	(261.3)
Foreign forward exchange contracts	—	—	—	(1.8)
Videotron Ltd. and its subsidiaries
Long-term debt	(888.9)	(901.1)	(971.7)	(967.4)
Interest rate swaps	(4.6)	(4.6)	(0.9)	(0.9)
Cross-currency interest rate swaps	(45.5)	(72.3)	(73.7)	(135.0)
Foreign exchange forward contract	(8.4)	(8.4)	—	(0.2)
Sun Media Corporation and its subsidiaries
Long-term debt(1)	(484.3)	(507.7)	(466.3)	(476.1)
Cross-currency interest rate swaps and foreign exchange forward contract	(147.4)	(169.8)	(154.1)	(186.5)
TVA Group Inc. and its subsidiaries
Long-term debt	(34.9)	(34.9)	(107.1)	(107.1)

(1)	Including current portion
      The fair value of the financial liabilities are estimated based on discounted cash flows using year-end market yields or market value of similar instruments with the same maturity. The fair value of the derivative financial instruments is estimated using year-end market rates, and reflects the amount the Company would receive or pay if the instruments were closed out at those dates.

(c)	Credit risk management:
      The Company is exposed to credit losses resulting from defaults by counterparties when using financial instruments.
      When the Company enters into derivative contracts, the counterparties are international and Canadian banks that have a minimum credit rating of A- from Standard & Poor’s or A3 from Moody’s and are subject to concentration limits. The Company does not foresee any failure by counterparties in meeting their obligations.
      In the normal course of business, the Company continuously monitors the financial condition of its customers and reviews the credit history of each new customer. As at December 31, 2005, no customer balance represented a significant portion of the Company’s consolidated trade receivables. The Company establishes an allowance for doubtful accounts based on the specific credit risk of its customers and historical trends.
      The Company believes that the product-line diversity of its customer base is instrumental in reducing its credit risk, as well as the impact of fluctuations in product-line demand. The Company does not believe that it is exposed to an unusual level of customer credit risk.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	RELATED PARTY TRANSACTIONS:
      During the year, the Company made purchases and incurred rent charges from companies under common control and from an affiliated company in the amount of $88.4 million ($78.9 million in 2003 and $75.1 million in 2004), included in the cost of sales and selling and administrative expenses. The Company made sales to companies under common control and to an affiliated company in the amount of $21.5 million ($2.6 million in 2003 and $11.1 million in 2004). These transactions were concluded and accounted for at the exchange value.
      In 2005, the Company acquired certain assets from Quebecor World Inc., a company under common control, for a cash consideration of $3.3 million. The transaction was recorded at the carrying value of the assets transferred.
      In 2004, Videotron Telecom Ltd., Business Telecommunications segment, purchased some of the Quebecor World Inc.’s information technology (IT) infrastructure equipment of Quebecor World Inc., a company under common control, at a cost of $3.0 million as part of an IT outsourcing long-term agreement signed between the parties. Both the price of the equipment transferred and revenues from this outsourcing agreement are accounted for at the exchange value.
      Quebecor Inc. (the “parent company”) has entered into management arrangements with the Company. Under these management arrangements, the parent company and the Company provide each other management services on a cost reimbursement basis. The expenses subject to reimbursement include the salaries of the Company’s executive officers who also serve as executive officers of the parent company. Also, in connection with the Company’s credit facility, which is secured by the Company’s shareholders, an annual security fee equivalent to 1% of the credit facility is charged to the Company by its shareholders. In 2005, the Company received an amount of $3.0 million, which is included as a reduction in selling and administrative expenses ($3.0 million in 2003 and 2004). The Company has incurred management and security fees of $2.2 million ($1.1 million in 2003 and $1.8 million in 2004) with the shareholders. In addition, the Company incurred rent expenses with a subsidiary of a shareholder and with a shareholder of the parent company for an amount of $2.6 million ($3.6 million in 2003 and $3.7 million in 2004).
      During the year ended December 31, 2005, Nurun Inc., Interactive Technologies and Communications segment, received interest of $0.8 million ($1.0 million in 2003 and $0.7 million in 2004) from Quebecor Inc. As at December 31, 2005, cash and cash equivalents totalling $22.3 million ($25.1 million as at December 31, 2004) have been invested on a revolving basis in Quebecor Inc. under the terms of an agreement for the consolidation of bank operations. These advances on demand bear interest at prime rate less 1.4%.

23.	PENSION PLANS AND POSTRETIREMENT BENEFITS:
      The Company maintains various flat-benefit plans and various final-pay plans with indexation features from none to 2%. Also, the Company’s policy is to maintain its contribution at a level sufficient to cover benefits. Actuarial valuations of the Company’s numerous pension plans were performed once at least in the last three years and the next required valuations will be performed at least over the next three years.
      The Company provides postretirement benefits to eligible employees. The costs of these benefits, which are principally health care, are accounted for during the employee’s active service period.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.	PENSION PLANS AND POSTRETIREMENT BENEFITS:
      The following tables give a reconciliation of the changes in the plans’ benefit obligations and the fair value of plan assets for the years ended December 31, 2004 and 2005, and a statement of the funded status as at those dates:

			Postretirement
	Pension benefits		benefits

	2004	2005	2004	2005

Change in benefit obligations:
Benefit obligations at beginning of year	$410.8	$444.9	$28.6	$35.5
Service costs	11.9	15.3	1.5	1.8
Interest costs	26.2	27.7	1.9	2.2
Plan participants’ contributions	7.3	10.4	—	—
Actuarial loss	6.6	68.7	2.6	4.5
Benefits and settlements paid	(18.2)	(16.7)	(1.0)	(1.2)
Plan amendments	0.3	5.6	—
Curtailment gain	—	—	—	(2.4)
Other	—	—	1.9	—

Benefit obligations at end of year	$444.9	$555.9	$35.5	$40.4

			Postretirement
	Pension benefits		benefits

	2004	2005	2004	2005

Change in plan assets:
Fair value of plan assets at beginning of year	$377.1	$421.8	$—	$—
Actual return on plan assets	38.6	47.2	—	—
Employer contributions	17.0	18.1	1.0	1.2
Plan participants’ contributions	7.3	10.4	—	—
Benefits and settlements paid	(18.2)	(16.7)	(1.0)	(1.2)

Fair value of plan assets at end of year	$421.8	$480.8	$—	$—

      The plan assets are comprised of:

	2004	2005

Equity securities	53.2%	55.8%
Debt securities	45.5	43.4
Other	1.3	0.8

	100.0%	100.0%

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As at December 31, 2005, plan assets included shares of the parent company and of a company under common control representing an amount of $2.7 million ($2.1 million as at December 31, 2004).

			Postretirement
	Pension benefits		benefits

	2004	2005	2004	2005

Reconciliation of funded status:
Excess of benefit obligations over fair value of plan assets at end of year	$(23.1)	$(75.1)	$(35.5)	$(40.4)
Unrecognized actuarial loss	27.4	81.1	7.3	11.2
Unrecognized net transition (asset) obligation	(6.2)	(5.7)	0.6	0.5
Unrecognized prior service cost (benefit)	14.1	18.1	(1.9)	(1.6)
Valuation allowance	(16.4)	(17.4)	—	—

Net amount recognized	$(4.2)	$1.0	$(29.5)	$(30.3)

      Included in the above benefit obligations and fair value of plan assets at year-end are the following amounts in respect of plans that are not fully funded:

			Postretirement
	Pension benefits		benefits

	2004	2005	2004	2005

Benefit obligations	$(272.7)	$(549.5)	$(35.5)	$(40.4)
Fair value of plan assets	240.6	473.6	—	—

Funded status — plan deficit	$(32.1)	$(75.9)	$(35.5)	$(40.4)

      Amounts recognized in the consolidated balance sheets are as follows:

			Postretirement
	Pension benefits		benefits

	2004	2005	2004	2005

Accrued benefit liability	$(12.3)	$(7.2)	$(29.5)	$(30.3)
Deferred pension charge	8.1	8.2	—	—

Net amount recognized	$(4.2)	$1.0	$(29.5)	$(30.3)

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Components of the net benefit costs are as follows:

	Pension benefits			Postretirement benefits

	2003	2004	2005	2003	2004	2005

Service costs	$8.1	$11.9	$15.3	$1.3	$1.5	$1.8
Interest costs	24.2	26.2	27.7	1.9	1.9	2.2
Actual return on plan assets	(56.4)	(38.6)	(47.2)	—	—	—
Current actuarial loss	30.4	6.6	68.7	0.9	2.6	4.5
Current prior service costs (benefits)	2.3	0.3	5.6	(0.3)	—	—
Curtailment (gain) loss and other	(0.2)	—	—	—	1.9	(1.6)

Elements of net benefit costs before adjustments to recognize the long-term nature and valuation allowance	8.4	6.4	70.1	3.8	7.9	6.9
Difference between actual and expected return on plan assets	31.7	9.2	15.1	—	—	—
Deferral of amounts arising during the period:
Actuarial gain	(30.4)	(6.6)	(68.7)	(0.9)	(2.6)	(4.5)
Prior service costs	(2.3)	(0.3)	(5.6)	0.3	—	—
Amortization of previously deferred amounts:
Net actuarial loss	0.8	1.3	(0.2)	0.2	—	(0.1)
Prior service costs (benefits)	1.2	1.2	1.6	(0.3)	(0.3)	(0.3)
Transitional obligations	(0.5)	(0.5)	(0.5)	0.1	0.1	0.1
Other	0.4	—	—	—	—	—

Total adjustments to recognize the long-term nature of benefit costs	0.9	4.3	(58.3)	(0.6)	(2.8)	(4.8)
Valuation allowance	1.1	2.6	1.0	—	—	—

Net benefit costs	$10.4	$13.3	$12.8	$3.2	$5.1	$2.1

      The expense related to defined contribution pension plans amounted to $9.7 million ($8.7 million in 2003 and $10.3 million in 2004).
      Also, the total cash amount paid or payable for employee future benefits for all plans, consisting of cash contributed by the Company to its funded pension plans, cash payment directly to beneficiaries for its unfunded other benefit plans and cash contributed to its defined contribution plans, totalled $29.0 million in 2005 ($23.2 million in 2003 and $28.3 million in 2004).

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The weighted average rates used in the measurement of the Company’s benefit obligations as at December 31, 2003, 2004 and 2005 and current periodic costs are as follows:

	Pension Benefits			Postretirement Benefits

	2003	2004	2005	2003	2004	2005

Benefit obligations
Rates as at year-end:
Discount rate	6.25%	6.00%	5.00%	6.25%	6.00%	5.00%
Rate of compensation increase	3.50	3.50	3.50	3.50	3.50	3.50
Current periodic costs
Rates as at preceding year-end:
Discount rate	6.75%	6.25%	6.00%	6.75%	6.25%	6.00%
Expected return on plan assets(1)	7.75	7.75	7.50	—	—	—
Rate of compensation increase	3.78	3.50	3.50	3.78	3.50	3.50

(1)	After management and professional fees
      The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligations was 7.8% at the end of 2005. The cost, as per an estimate, is expected to decrease gradually for the next 7 years to 5.0% and remain at that level thereafter. A one-percentage point change in the assumed health care cost trend would have the following effects:

	Postretirement Benefits

Sensitivity analysis	1% increase	1% decrease

Effect on service and interest costs	$0.9	$(0.8)
Effect on benefit obligations	8.6	(6.6)

24.	SUBSEQUENT EVENTS
      On January 17, 2006, the Company issued new Senior Notes of US$525.0 million in aggregate principal amount, bearing interest at 7.75% and maturing in March 2016. In addition, the Company refinanced its credit facilities through the execution of a $125.0 million term loan A credit facility, maturing in January 2011, a US$350.0 million term loan B credit facility, maturing in January 2013 and a $100.0 million five-year revolving credit facility. Funds from new Senior Notes and new term loans A and B credit facilities, in addition to borrowings from Videotron Ltd. existing revolving credit facility and a new credit facility of Sun Media, were used to repurchase US$561.6 in aggregate principal amounts of the Company’s 11.125% Senior Notes and US$275.6 million in aggregate principal amounts at maturity of the Company’s outstanding 13.75% Senior Discount Notes pursuant to tenders offers announced December 16, 2005. In the tender offers, the total consideration per US$1,000 principal amount of Senior Notes was US$1,083.49 and the total consideration per US$1,000 principal amount at maturity of Senior Discount Notes was US$1,042.64, which includes a tender premium of US$30.00 per US$1,000 of principal, or principal amount at maturity, in the case of the Discount Notes, in respect of Notes tendered on or prior to December 30, 2005. As a result, the Company will record a loss of $331.6 million comprised of the excess of the consideration paid of $1.3 billion, including disbursements for unwinding hedging contracts, over the carrying value of the Notes and of the hedging contracts, and the write-off of deferred financing costs.
      On April 12, 2006, the Company concluded a long term committed credit facility with Société Générale (Canada) for the Canadian dollar equivalent of euros 59.4 million, bearing interest at Bankers’ Acceptance Rate, plus a premium, and maturing in 2016. The facility will be secured by, among other things, a first

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ranking hypothec on the movable properties of the Company. The drawings under this facility will finance the purchase by the Company of printing presses.

25.	SIGNIFICANT DIFFERENCES BETWEEN GAAP IN CANADA AND IN THE UNITED STATES:
      The Company’s consolidated financial statements are prepared in accordance with GAAP in Canada, which differ in some respects from those applicable in the United States. The following tables set forth the impact of material differences between GAAP in Canada and in the United States on the Company’s consolidated financial statements:

(a)	Consolidated statements of income:

	2003	2004	2005

Net income, as reported in the consolidated statements of income per GAAP in Canada	$203.9	$88.2	$96.5
Adjustments:
Development, pre-operating and start-up costs (i)	3.2	(2.1)	(1.3)
Pension and postretirement benefits (ii)	(0.4)	0.9	2.1
Change in fair value and ineffective portion of derivative instruments (iii)	(167.5)	6.6	11.3
Income taxes (iv)(v)	1.3	(4.4)	31.1
Non-monetary transactions (vi)	—	—	1.5
Gain on repurchase of redeemable preferred shares of a subsidiary (vii)	(153.7)	—	—
Other	16.7	6.9	—

Net (loss) income, as adjusted per GAAP in the United States (in Canadian dollars)	$(96.5)	$96.1	$141.2

(b)	Comprehensive (loss) income:
      The application of GAAP in the United States requires the disclosure of comprehensive loss in a separate financial statement, which includes net income as well as revenues, charges, gains and losses recorded directly to equity. The details of the comprehensive loss are as follows:

	2003	2004	2005

Net (loss) income, as adjusted per GAAP in the United States	$(96.5)	$96.1	$141.2
Derivative instruments (iii)	(63.9)	(105.7)	(22.0)
Pension and post-retirement benefits (ii)	(0.1)	(4.4)	(18.8)
Translation adjustment(1)	1.3	0.5	(1.3)
Income taxes (iv)	3.5	2.2	73.3

Comprehensive (loss) income per GAAP in the United States	$(155.7)	$(11.3)	$172.4

(1)	Change for the year.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Accumulated other comprehensive loss as at December 31, 2003, 2004 and 2005 is as follows:

	2003	2004	2005

Derivative instruments (iii)	$(48.7)	$(154.4)	$(176.4)
Pension and post-retirement benefits (ii)	(7.0)	(11.4)	(30.2)
Translation adjustment	(1.5)	(1.0)	(2.3)
Income taxes (iv)	2.3	4.5	77.8

Accumulated other comprehensive loss at end of year	$(54.9)	$(162.3)	$(131.1)

(c)	Consolidated balance sheets:

	2004		2005

	Canada	United States	Canada	United States

Goodwill	3,851.0	3,846.3	3,871.9	3,868.0
Future income tax assets	80.8	81.7	57.5	57.5
Other assets	240.0	214.7	248.2	240.7
Long-term debt	(2,546.0)	(2,512.1)	(2,530.5)	(2,465.8)
Other liabilities	(297.0)	(541.5)	(359.3)	(684.5)
Future income tax liabilities	(189.4)	(189.0)	(227.0)	(103.8)
Non-controlling interest	(192.7)	(194.9)	(144.3)	(144.0)
Contributed surplus (v)(vii)	(3,216.8)	(3,370.5)	(3,216.8)	(3,386.4)
Deficit	2,529.6	2,763.5	2,538.1	2,727.3
Accumulated other comprehensive loss	1.0	162.3	2.3	131.1

(i)	Under GAAP in Canada, certain development and pre-operating costs that satisfy specified criteria for recoverability are deferred and amortized. Also, under GAAP in Canada, certain start-up costs incurred in connection with various projects have been recorded in the consolidated balance sheets under the item “Other assets”, and are amortized over a period not exceeding five years. Under GAAP in the United States, these costs must be included in income as incurred.

(ii)	Under GAAP in Canada, when a defined benefit plan gives rise to an accrued benefit asset, a company must recognize a valuation allowance for the excess of the adjusted benefit asset over the expected future benefit to be realized from the plan asset. GAAP in the United States does not provide for a valuation allowance against pension assets.

Under GAAP in the United States, if the accumulated benefit obligation exceeds the fair value of a pension plan’s assets, the Company is required to recognize a minimum accrued liability equal to the unfunded accumulated benefit obligation, which is recorded in accumulated other comprehensive loss.

Further differences result from the different transition rules and timing of the adoption of the current standards in Canada and in the United States for pension and postretirement benefits.

(iii)	Under GAAP in United States, Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivatives be recorded as either assets or liabilities in the balance sheet at fair value. In accordance with SFAS 133, for derivative instruments designated as fair value hedges, such as certain cross-currency interest rate swaps of Videotron Ltd. and Sun Media Corporation, changes in the fair value of the derivative instrument are substantially offset in the statement of income by changes in the fair value of the hedged item. For derivative instruments designated as cash flow hedges, such as the Company’s cross-currency interest rate swaps and certain cross-currency interest rate swaps or forward exchange contracts of Videotron Ltd. and Sun Media Corporation, the effective portion of any hedge is reported in other comprehensive income

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(loss) until it is recognized in income during the same period in which the hedged item affects income, while the current ineffective portion of hedges is recognized in the statement of income each period.

Under GAAP in Canada, derivative financial instruments are accounted for on an accrual basis. Realized and unrealized gains and losses are deferred and recognized in income in the same period and in the same financial statement category as the income or expense arising from the corresponding hedged positions.

Further differences result from the different transition rules and timing of the adoption of the current standards in Canada and in the United States for derivative financial instruments and hedge accounting.

(iv)	This adjustment represents the tax impact of United States GAAP adjustments. Furthermore, the Company concluded, in 2005, that the realization of future income tax assets related to its derivative financial instruments was now considered “more likely than not”. Consequently, the tax benefits were recognized in the statement of income and in the statement of comprehensive income.

(v)	In 2005, the Company entered into a tax consolidation transaction by which the Company has transferred to its parent company capital losses for a cash consideration of $15.9 million (note 6). Under GAAP in Canada, the transaction was recorded in accordance with CICA Handbook 3840, Related Party Transactions, and resulted in a reduction of $15.9 million of the Company’s income tax expense. Under GAAP in the United States, since this transaction related to an asset transfer from a subsidiary to its parent company, the difference between the carrying value of the tax benefits transferred and the cash consideration received has been recognized in contributed surplus.

(vi)	In April 2005, Sun Media Corporation, Newspaper segment, exchanged a community publication for another community publication. Under U.S. GAAP, this exchange of businesses is recorded in accordance with FASB Statement No. 141, Business Combinations and the cost of the purchase should be determined as the fair value of the consideration given or the fair value of the net assets or equity interest received, whichever is more reliably measurable. Under Canadian GAAP, since this exchange of businesses is a non-monetary transaction, it is accounted for in accordance with CICA Handbook 3830, Non-monetary Transactions, and recorded at the carrying value of the asset or service given up in the exchange adjusted by any monetary consideration received or given.

Accordingly, under US GAAP, this transaction resulted in a gain on disposal of a publication and also resulted in an increase of the purchase price of the publication acquired.

(vii)	Under GAAP in Canada, the gain on repurchase of redeemable preferred shares of a subsidiary is included in income. Under GAAP in the United States, any such gain would be included in contributed surplus.

(d)	Additional disclosures required under GAAP in the United States:

(i) Pension plans
      The expected long-term rate-of-return-on-assets assumption is selected by first identifying the expected range of long-term rates of return for each major asset class. Expected long-term rates of return are developed based on long-term historical averages and current expectations of future returns. In addition, consideration is given to the extent active management is employed in each class and to inflation rates. A single expected long-term rate of return on plan assets is then calculated by weighting each asset class.
      The Company’s investment strategy for plan assets takes into account a number of factors, including the time horizon of the pension plans’ obligations and the investment risk. For each of the plans, an allocation range by asset class is developed whereby a mix of equities and fixed-income investments is used to maximize the long-term return of plan assets. Third party investment managers are employed to invest assets in both passively-indexed and actively-managed strategies and investment risk is monitored on an ongoing basis.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The expected employer contributions to the Company’s defined benefit pension plans and post-retirement benefits plans will be $24.5 million in 2006 and the expected benefit payments over the next years will be as follows:

2006	$19.6
2007	19.3
2008	20.5
2009	21.3
2010	23.1
2011-2015	143.2
      Under GAAP in the United States, the amount of accumulated benefit obligation related to pension and post-retirement benefits plans must be disclosed. As at December 31, 2004 and 2005, the accumulated benefit obligation for all plans was of $411.1 million and $505.2 million, respectively; while the accumulated benefit obligation related to plans that are not fully funded was $247.3 million and $499.2 million as at the same respective dates.

(ii) Allowance for doubtful accounts
      Under GAAP in the United States, allowance for doubtful accounts must be disclosed. Accordingly, allowance for doubtful accounts, which is recorded in reduction of accounts receivable amounted to $17.3 million and $19.8 million as at December 31, 2004 and 2005, respectively.

(iii) Accrued liabilities
      Under GAAP in the United States, items which comprise more than 5% of total current liabilities must be disclosed separately. Accrued interest expenses of $99.9 million and $82.6 million and employees’ salaries and dues of $91.2 million and $101.7 million as at December 31, 2004 and 2005, respectively, are included in accounts payable and accrued charges.

(iv) Statement of cash flows
      The disclosure of a subtotal of the amount of cash flows provided by operations before net change in non-cash balances related to operations in the consolidated statement of cash flows is permitted under GAAP in Canada while it is not allowed by GAAP in the United States.

(v) Advertising cost
      Under GAAP in the United States and GAAP in Canada, advertising costs are expensed as incurred and amounted to $49.3 million, $54.4 million and $65.8 million during the years ended December 31, 2003, 2004 and 2005, respectively.

(vi)	Under GAAP in the United States, cost of sales and other expenses must be disclosed separately in the statement of income.
      These costs are as follows:

	2003	2004	2005

Cost of sales	$1,092.9	$1,130.2	$1,233.8
General, selling and administrative expenses	593.4	635.0	735.5

	$1,686.3	$1,765.2	$1,969.3

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(vii) Derivative instruments
      Under GAAP in the United States, the amount of ineffectiveness related to fair value and cash flow hedges must be disclosed separately. The Company recorded ineffectiveness gains related to its fair value hedges of $8.4 million and $15.1 million in 2004 and 2005, respectively, and an ineffectiveness loss of $7.8 million in 2003. The Company recorded ineffectiveness losses for its cash flow hedges of $4.7 million, $0.6 million and $15.1 million in 2003, 2004 and 2005.
      The reconciliation of the beginning and ending accumulated comprehensive derivative gain (loss) related to cash flow hedges is as follows:

Accumulated comprehensive derivative gain as at December 31, 2002	$15.2
Reclassification to income	(15.2)
Effective portion of hedges	(48.7)

Accumulated comprehensive derivative loss as at December 31, 2003	(48.7)
Reclassification to income	0.3
Effective portion of hedges	(106.0)

Accumulated comprehensive derivative loss as at December 31, 2004	(154.4)
Reclassification to income	29.2
Effective portion of hedges	(51.2)

Accumulated comprehensive derivative loss as at December 31, 2005	$(176.4)

      The Company will reclassify an estimated loss of $140.0 million (and the related income taxes of $54.2 million) from the statement of other comprehensive loss to the statement of income as a result of the repurchase of its Senior Notes and Senior Discount Notes in January 2006 (note 24).

(viii) Restrictions of dividends payments
      Substantially all of the assets of the Company are restricted net assets of subsidiaries subject to restrictions which limit the payment of dividends.

26.	NON-CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY:
      The U.S. Securities and Exchange Commission requires that the non-consolidated financial statements of the parent company be presented when its subsidiaries have restrictions that may limit the amount of cash that can be paid to the parent company.
      The Company has access to the cash flow generated by its subsidiaries by way of dividends declared by its public subsidiaries and dividends and advances from its private subsidiaries. However, some of the Company’s subsidiaries have restrictions, based on contractual debt obligations and corporate solvency tests, regarding the

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amounts of dividends and advances that could be paid to the Company. The non-consolidated and condensed financial statements of the Company prepared under Canadian GAAP are as follows:
      Non-consolidated and condensed statements of income

	2003	2004	2005

Revenues
Management fees	$17.1	$20.4	$30.0
Interest on loan to subsidiaries	5.5	6.0	6.9
Other	20.1	20.8	28.0

	42.7	47.2	64.9
Expenses
General and administrative	(40.5)	(46.4)	(53.7)
Depreciation and amortization	(1.7)	(1.4)	(1.2)
Financial	(181.2)	(181.0)	(171.3)

Loss before undernoted items	(180.7)	(181.6)	(161.3)
Gain on disposal of investments	—	1.4	—
Loss on debt refinancing	—	—	(60.8)

Loss before income taxes	(180.7)	(180.2)	(222.1)
Income taxes	(28.2)	(48.2)	(24.9)

	(152.5)	(132.0)	(197.2)
Equity income from subsidiaries	356.4	220.2	293.7

Net income	$203.9	$88.2	$96.5

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Non-consolidated and condensed statements of cash flows

	2003	2004	2005

Cash flows related to operations
Net income	$203.9	$88.2	$96.5
Amortization of plant, property and equipment	1.7	1.4	1.2
Amortization of deferred financing costs and of long term debt discount	48.3	55.0	61.2
Gain on disposal of investments	—	(1.4)	—
Loss on debt refinancing	—	—	60.8
Future income taxes	(29.4)	(48.5)	(25.7)
Excess (shortage) of equity distribution over equity income from subsidiaries	57.0	(76.1)	(111.2)
Net change in non-cash balances related to operations	(83.5)	9.4	(29.7)

Cash flows provided by operations	198.0	28.0	53.1
Cash flows related to financing activities Proceeds from issuance of redeemable preferred shares	431.9	1,370.0	316.9
Repurchases of redeemable preferred shares	(360.0)	(1,550.0)	(334.0)
Net borrowings (repayments) of revolving credit facilities	97.0	(97.0)	—
Repayments of long-term debt and unwinding of hedging contracts	(429.0)	—	(215.7)
Net increase in prepayments under cross-currency swap agreements	(118.8)	(184.4)	(34.1)
Dividends on common shares	—	(20.0)	(45.0)
(Increase) decrease in advances to subsidiaries	(150.2)	180.0	(1.5)
(Decrease) increase in advances from subsidiaries	(1.2)	74.3	(18.3)

Cash flows used in financing activities	(530.3)	(227.1)	(331.7)
Cash flows related to investing activities
Net acquisitions of investments in subsidiaries	(17.7)	(26.3)	(39.9)
Dividends received in excess of accumulated equity income from subsidiaries	20.0	205.2	210.0
Proceeds from disposal of investments in subsidiaries	361.0	—	—
Proceeds from disposal of tax deductions to a subsidiary	—	—	35.2
Net (increase) decrease in temporary investments	(18.4)	(59.9)	78.4
Other	3.7	1.4	(1.6)

Cash flows provided by investing activities	348.6	120.4	282.1

Net increase (decrease) in cash and cash equivalents	16.3	(78.7)	3.5
Cash and cash equivalents at beginning of year	76.9	93.2	14.5

Cash and cash equivalents at end of year	$93.2	$14.5	$18.0

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Non-consolidated and condensed balance sheets

	2004	2005

ASSETS
Current assets	$221.5	$153.6
Advances to subsidiaries	157.3	175.9
Investments in subsidiaries	3,684.2	3,372.9
Convertible obligation and notes receivable — subsidiaries	1,410.0	1,392.9
Other assets	71.7	84.8

	$5,544.7	$5,180.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$144.1	$207.8
Long-term debt	1,140.7	988.2
Advances from subsidiaries	354.4	77.7
Other liabilities	35.6	63.4
Redeemable preferred shares issued to subsidiaries	1,410.0	1,392.9
Shareholders’ equity	2,459.9	2,450.1

	$5,544.7	$5,180.1

27.	RESTRICTED AND UNRESTRICTED SUBSIDIARIES:
      The Company is subject to certain reporting requirements pursuant to the indentures governing the Company’s Senior Notes and Senior Discount Notes issued in July 2001. The financial condition and results of operations of the Company and its Restricted Subsidiaries must be disclosed separately from the financial condition and results of operations of the Unrestricted Subsidiaries, as shown in the following condensed and consolidated statements of income and balance sheets.
      Following the acquisition in September 2004 of all minority interests directly owned by minority shareholders of Canoe Inc., the Company decided to reassign Canoe Inc. as a “Restricted Subsidiary.” Accordingly, the Company reclassified the figures for the previous periods to reflect this change. As at December 31, 2005, the only designated Unrestricted Subsidiary is Nurun Inc. Moreover, the gain an disposal on the Company’s investment in Mircocell Telecommunications in 2004, has been included in the condensed and consolidated statements of income of the Unrestricted Subsidiary.

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Subsidiaries and the Company:
      Condensed and consolidated statements of income

	2003	2004	2005

Revenues	$2,253.3	$2,411.5	$2,637.8
Cost of sales and selling and administrative expenses	(1,642.6)	(1,716.6)	(1,908.1)
Amortization	(224.2)	(224.2)	(230.2)
Financial expenses	(299.9)	(315.1)	(286.1)
Reserve for restructuring of operations, impairment of assets, and other special charges	(0.8)	(2.8)	0.2
Gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary	144.1	(4.8)	(60.0)
(Loss) gain on sale of businesses and other assets	(1.1)	8.0	0.1
Write-down of goodwill	(0.5)	—	—

Income before income taxes	228.3	156.0	153.7
Income taxes (credit)	(12.9)	37.2	44.7

	241.2	118.8	109.0
Non-controlling interest	(35.6)	(31.4)	(14.6)

Income from continuing operations	205.6	87.4	94.4
Income from discontinued operations	0.7	—	—

Net income	$206.3	$87.4	$94.4

      Income before amortization, financial expenses, reserve for restructuring of operations, impairment of assets and other special charges, gain (loss) on debt refinancing and on repurchase of redeemable preferred shares of a subsidiary, (loss) gain on sale of businesses and other assets, and write-down of goodwill:

	2003	2004	2005

Cable	$275.3	$341.2	$382.0
Newspapers	224.8	227.8	222.2
Broadcasting	81.5	80.5	53.0
Leisure and Entertainment	14.7	22.7	27.0
Business Telecommunications	14.4	22.6	31.3
Internet/ Portals	3.1	4.5	10.5

	613.8	699.3	726.0
General corporate expenses	(3.1)	(4.4)	3.7

	$610.7	$694.9	$729.7

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Subsidiaries and the Company:
      Condensed and consolidated balance sheets

	2004	2005

ASSETS
Current assets	$747.9	$794.0
Property, plant and equipment	1,519.0	1,628.6
Other assets	329.7	313.3
Goodwill	3,847.9	3,868.3

	6,444.5	6,604.2

LIABILITIES
Current liabilities	810.7	946.8
Long-term debt	2,546.0	2,530.5
Other liabilities	486.4	586.3
Non-controlling interest	169.0	118.8

	4,012.1	4,182.4

Net investment in Restricted Subsidiaries and the Company	$2,432.4	$2,421.8

Unrestricted Subsidiary:
      Condensed and consolidated statements of income

	2003	2004	2005

Revenues	$44.8	$51.9	$65.1
Cost of sales and selling and administrative expenses	(43.7)	(49.6)	(61.2)
Amortization	(2.4)	(1.7)	(1.7)
Financial (expenses) revenues	(0.2)	0.5	0.8
Reserve for restructuring of operations	(1.0)	—	—
Gain on disposal of a portfolio investment	—	1.3	—

(Loss) income before income taxes	(2.5)	2.4	3.0
Income taxes	0.4	0.2	(0.7)

	(2.9)	2.2	3.7
Non-controlling interest	1.0	(0.3)	(1.6)

(Loss) income from continuing operations	(1.9)	1.9	2.1
Loss from discontinued operations	(0.5)	(1.1)	—

Net (loss) income	$(2.4)	$0.8	$2.1

QUEBECOR MEDIA INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Condensed and consolidated balance sheets

	2004	2005

ASSETS
Current assets	$54.4	$61.2
Property, plant and equipment	3.1	2.9
Other assets	4.1	3.6
Goodwill	3.1	3.6

	64.7	71.3

LIABILITIES
Current liabilities	13.5	17.5
Non-controlling interest	23.7	25.5

	37.2	43.0

Net investment in Unrestricted Subsidiary	$27.5	$28.3

US$525,000,000
Quebecor Media Inc.
Offer to Exchange All Outstanding
7 3/4% Senior Notes due March 15, 2016
Issued on January 17, 2006 for
New 7 3/4% Senior Notes due March 15, 2016

PROSPECTUS
                        , 2006

No dealer, salesperson or other person is authorized
to give any information or to represent anything not contained in this prospectus.
You must not rely on any unauthorized information or representations.
This prospectus is an offer to exchange only the old notes for the new notes in accordance with the terms included in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so.
The information contained in this prospectus is current only as of its date.
Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors.
      Each of the following summaries is qualified in its entirety by reference to the complete text of the applicable statute, certificates of incorporation and by-laws referred to below.
      Quebecor Media Inc. is incorporated under the laws of the Province of Québec.
      Under the Companies Act (Québec), the registrant shall assume the defense of a director or officer prosecuted by a third party for an act done in the exercise of his duties and shall pay damages, if any, resulting from that act, unless the director or officer has committed a grievous offence or a personal offence separable from the exercise of his duties.
      However, in penal or criminal proceedings, the registrant shall assume only the payment of the expenses of the director or officer if he had reasonable grounds to believe that his conduct was in conformity with the law, or the payment of the expenses of the director or officer if he has been freed or acquitted.
      The registrant shall assume the expenses of the director or officer, if, having prosecuted him for an act done in the exercise of his duties, it loses its case and the court so decides. If the registrant wins its case only in part, the court may determine the amount of the expenses it shall assume.
      Quebecor Inc. carries liability insurance for the benefit of its directors and officers, as well as for the directors and officers of its subsidiaries, including the registrant and certain associated companies, against certain liabilities incurred by them in such capacity. These policies are subject to customary deductibles and exceptions. The premiums in respect of this insurance are entirely paid by Quebecor Inc.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits.
      The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by referenced into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, the Province of Québec, Canada on this eighth (8th) day of May, 2006.

QUEBECOR MEDIA INC.

By:	/s/ Mark D’Souza

Name: Mark D’Souza
Title: Vice President, Finance

POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark D’Souza, Vice President, Finance and Denis Sabourin, Vice President and Corporate Controller of Quebecor Media Inc. and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement and any amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
QUEBECOR MEDIA INC.

Name and Signature	Title	Date

/s/ Pierre Francoeur Pierre Francoeur	President and Chief Operating Officer	May 8, 2006

/s/ Mark D’Souza Mark D’Souza	Vice President, Finance	May 8, 2006

/s/ Pierre Karl Péladeau Pierre Karl Péladeau	Director, Vice Chairman of the Board of Directors and Chief Executive Officer	May 8, 2006

/s/ Denis Sabourin Denis Sabourin	Vice President and Corporate Controller	May 8, 2006

/s/ Serge Gouin Serge Gouin	Director, Chairman of the Board of Directors and Chairman of the Compensation Committee	May 8, 2006

/s/ Jean La Couture Jean La Couture	Director and Chairman of the Audit Committee	May 8, 2006

/s/ Érik Péladeau Érik Péladeau	Director and Vice Chairman of the Board of Directors	May 8, 2006

/s/ André Delisle André Delisle	Director	May 8, 2006

/s/ A. Michel Lavigne A. Michel Lavigne	Director	May 8, 2006

/s/ Samuel Minzberg Samuel Minzberg	Director	May 8, 2006

Name and Signature	Title	Date

/s/ The Right Honourable Brian Mulroney The Right Honourable Brian Mulroney	Director	May 8, 2006

/s/ Jean Neveu Jean Neveu	Director	May 8, 2006

/s/ Normand Provost Normand Provost	Director	May 8, 2006

      Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, the State of Delaware, this eighth (8th) day of May, 2006.

PUGLISI & ASSOCIATES
(Authorized U.S. Representative)

By:	/s/ Gregory F. Lavelle

Name: Gregory F. Lavelle
Title: Managing Director

EXHIBIT INDEX

1.1	Purchase Agreement dated as of January 11, 2006 by and among Quebecor Media Inc. and Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC, RBC Capital Markets Corporation, HSBC Securities (USA) Inc. and NBF Securities (USA) Corp. (Exhibit D to this Exhibit 1.1 is included as Exhibit 4.9.).
3.1	Articles of Incorporation of Quebecor Media Inc. (translation) (incorporated by reference to Exhibit 3.1 to Quebecor Media Inc.’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
3.2	Certificate of Amendment of Articles of Incorporation filed February 3, 2003 (translation) (incorporated by reference to the applicable exhibit to Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2002, which was filed on March 31, 2003).
3.3	By-laws of Quebecor Media Inc. (translation) (incorporated by reference to Exhibit 3.2 to Quebecor Media Inc.’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
3.4	Certificate of Amendment of Articles of Incorporation filed December 5, 2003 (translation) (incorporated by reference to the applicable exhibit to Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2003, which was filed on March 31, 2004).
3.5	Certificate of Amendment of Articles of Incorporation filed January 16, 2004 (translation) (incorporated by reference to the applicable exhibit to Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2003 which was filed on March 31, 2004).
3.6	Certificate of Amendment of Articles of Incorporation filed November 26, 2004 (translation) (incorporated by reference to Exhibit 1.6 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2004, which was filed on March 31, 2005).
3.7	By-law number 2004-1 of Quebecor Media Inc. (translation) (incorporated by reference to Exhibit 1.7 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2004, which was filed on March 31, 2005).
3.8	By-law number 2004-2 of Quebecor Media Inc. (translation) (incorporated by reference to Exhibit 1.8 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2004, which was filed on March 31, 2005).
3.9	Certificate of Amendment of Articles of Incorporation of Quebecor Media Inc. filed January 14, 2005 (translation) (incorporated by reference to Exhibit 1.9 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2005, which was filed on March 29, 2006).
3.10	By-law number 2005-1 of Quebecor Media Inc. (translation) (incorporated by reference to Exhibit 1.10 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2005, which was filed on March 29, 2006).
4.1	Form of 11 1/8 % Senior Note due 2011 (included in Exhibit A to Exhibit 4.3 below).
4.2	Form of 13 3/4 % Senior Discount Note due 2011 (included in Exhibit A to Exhibit 4.4 below).
4.3	11 1/8 % Senior Note Indenture, dated as of July 6, 2001, by and between Quebecor Media Inc. and National City Bank, as trustee (incorporated by reference to Exhibit 4.3 to Quebecor Media Inc.’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
4.4	13 3/4 % Senior Discount Note Indenture, dated as of July 6, 2001, by and between Quebecor Media Inc. and National City Bank, as trustee (incorporated by reference to Exhibit 4.4 to Quebecor Media Inc.’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
4.5	First Supplemental Indenture, dated as of December 30, 2005, to the Indenture, dated as of July 6, 2001, relating to Quebecor Media Inc.’s 11 1/8 % Senior Notes due 2011, by and between Quebecor Media Inc. and U.S. Bank National Association (as successor to National City Bank), as trustee (incorporated by reference to Exhibit 2.5 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2005, which was filed on March 29, 2006).
4.6	First Supplemental Indenture, dated as of December 30, 2005, to the Indenture, dated as of July 6, 2001, relating to Quebecor Media Inc.’s 13 3/4 % Senior Discount Notes due 2011, by and between Quebecor Media Inc. and U.S. Bank National Association (as successor to National City Bank), as trustee (incorporated by reference to Exhibit 2.6 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2005, which was filed on March 29, 2006).

4.7	Form of 7 3/4 % Senior Note due 2016 (included as Exhibit A to Exhibit 4.8 below).
4.8	7 3/4 % Senior Notes Indenture, dated as of January 17, 2006, by and between Quebecor Media Inc., and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 2.8 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2005, which was filed on March 29, 2006).
4.9	Registration Rights Agreement dated as of January 11, 2006 by and among Quebecor Media Inc. and Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC, RBC Capital Markets Corporation, HSBC Securities (USA) Inc. and NBF Securities (USA) Corp.
4.10	Form of Sun Media Corporation 7 5/8 % Senior Note due 2013 (included in Exhibit A to Exhibit 4.11 below) (incorporated by reference to Exhibit A to Exhibit 4.2 to Sun Media Corporation’s Registration Statement on Form F-4 dated April 10, 2003, Registration Statement No. 333-103998).
4.11	Indenture relating to Sun Media Corporation 7 5/8 % Senior Notes due 2013, dated as of February 7, 2003, among Sun Media Corporation, the subsidiary guarantors signatory thereto, and National City Bank, as trustee (incorporated by reference to Exhibit 4.2 to Sun Media Corporation’s Registration Statement on Form F-4 dated April 10, 2003, Registration Statement No. 333-103998).
4.12	Sun Media Corporation First Supplemental Indenture, dated as of July 30, 2004, by and among Sun Media Corporation, the subsidiary guarantors signatory thereto, and U.S. Bank Corporate Trust Services (formerly National City Bank), as trustee (incorporated by reference to Exhibit 2.4 of Sun Media Corporation’s annual report on Form 20-F for the year ended December 31, 2004, filed on March 24, 2005).
4.13	Form of Vidéotron Ltée 6 7/8 % Senior Notes due January 15, 2014 (incorporated by reference to Exhibit A to Exhibit 4.3 to Videotron’s Registration Statement on Form F-4 dated January 8, 2004, Registration Statement No. 333-110697).
4.14	Form of Notation of Guarantee by the subsidiary guarantors of the 6 7/8 % Vidéotron Ltée Senior Notes due January 15, 2014 (incorporated by reference to Exhibit E to Exhibit 4.3 to Videotron’s Registration Statement on Form F-4 dated January 8, 2004, Registration Statement No. 333-110697).
4.15	Indenture relating to Vidéotron Ltée 6 7/8 % Notes due 2014, dated as of October 8, 2003, by and among Vidéotron Ltée, the subsidiary guarantors signatory thereto and Wells Fargo Bank Minnesota, N.A., as trustee (incorporated by reference to Exhibit 4.3 to Vidéotron Ltée’s Registration Statement on Form F-4 dated January 8, 2004, Registration Statement No. 333-110697).
4.16	Vidéotron Ltée First Supplemental Indenture, dated as of July 12, 2004, by and among Vidéotron Ltée, SuperClub Videotron Canada inc., Les Propriétés SuperClub inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.4 to Videotron’s Registration Statement on Form F-4 dated January 18, 2005, Registration Statement No. 333-121032).
4.17	Form of Videotron Ltée 6 3/8 % Senior Note due 2015 (included as Exhibit A to Exhibit 4.19 below).
4.18	Form of Notation of Guarantee by the subsidiary guarantors of Vidéotron Ltée’s 6 3/8 % Senior Notes due 2015 (included as Exhibit E to Exhibit 4.19 below).
4.19	Indenture relating to Vidéotron Ltée 6 3/8 % Senior Notes, dated as of September 16, 2005, by and between Videotron Ltée, the guarantors party thereto, and Wells Fargo, National Association, as trustee (incorporated by reference to Exhibit 4.3 of Vidéotron Ltée’s Registration Statement on Form F-4 dated October 14, 2005, Registration Statement No. 333-128998).
4.20	Shareholders’ Agreement dated December 11, 2000 by and among Quebecor Inc., Capital Communications CDPQ inc. (now known as Capital d’Amérique CDPQ inc.) and Quebecor Media, together with a summary thereof in the English language (incorporated by reference to Exhibit 9.1 to Quebecor Media Inc.’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
4.21	Letter Agreement dated December 11, 2000 between Quebecor Inc. and Capital Communications CDPQ inc. (now known as Capital d’Amérique CDPQ inc.) (translation) (incorporated by reference to Exhibit 9.2 to Quebecor Media Inc.’s Registration Statement on Form F-4 dated September 5, 2001 Registration Statement 333-13792).
4.22	Written Resolution adopted by the Shareholders of Quebecor Media Inc. on May 5, 2003 relating to the increase in the size of the Board of Directors of Quebecor Media Inc. (translation) (incorporated by reference to the applicable exhibit to Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2003 which was filed on March 31, 2004).

4.24	Credit Agreement, dated as of January 17, 2006, by and among Quebecor Media Inc., as Borrower, the financial institutions party thereto from time to time, as Lenders, and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 4.2 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2005, which was filed on March 29, 2006).
4.25	Credit Agreement dated as of February 7, 2003 among Sun Media Corporation, as borrower, Bank of America, N.A., Banc of America Securities LLC and Credit Suisse First Boston Corporation, as arrangers, Bank of America, N.A., as administrative agent, and the financial institutions signatory thereto, as lenders (incorporated by reference to Exhibit 10.4 to Sun Media Corporation’s Registration Statement on Form F-4 dated April 10, 2003, Registration Statement No. 333-103998).
4.26	First Amending Agreement, dated as of December 3, 2003, amending the Credit Agreement dated as of February 7, 2003 among Sun Media Corporation, Banc of America Securities LLC and Credit Suisse First Boston Canada and the lenders thereto (incorporated by reference to Exhibit 4.1 to Sun Media’s Annual Report on Form 20-F for the year ended December 31, 2003, filed on March 30, 2004).
4.27	Second Amending Agreement, dated as of October 12, 2004, amending the Credit Agreement dated as of February 7, 2003 among Sun Media Corporation, Banc of America Securities LLC and Credit Suisse First Boston Canada and the lenders thereto (incorporated by reference to Exhibit 4.5 of Sun Media Corporation’s Annual Report on Form 20-F for the year ended December 31, 2004, filed on March 24, 2005, Commission file No. 333-6690).
4.28	Third Amending Agreement, dated as of January 17, 2006, amending the Credit Agreement dated as of February 7, 2003, as amended, among Sun Media Corporation, Banc of America Securities LLC, Credit Suisse First Boston Canada, the lenders party thereto, and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 4.6 of Sun Media Corporation’s Annual Report on Form 20-F for the year ended December 31, 2005, filed on March 21, 2006, Commission file no. 333-6690).
4.29	Credit Agreement dated as of November 28, 2000 among Vidéotron Ltée, RBC Dominion Securities Inc., Royal Bank of Canada and the co-arrangers and lenders thereto, together with the First Amending Agreement dated as of January 5, 2001 and the Second Amending Agreement dated as of June 29, 2001 (incorporated by reference to Exhibit 10.5 to Quebecor Media Inc.’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
4.30	Sixth Amending Agreement, dated as of October 8, 2003, to the Credit Agreement dated as of November 28, 2000, among Vidéotron Ltée, Royal Bank of Canada, as administrative agent, and the financial institutions signatory thereto and acknowledged by Le SuperClub Vidéotron Ltée, Groupe de Divertissement SuperClub inc., Videotron (1998) ltée, CF Cable TV Inc., Videotron (Regional) Ltd, Télé-Câble Charlevoix (1997) inc., Videotron TVN inc. and Câblage QMI inc., as guarantors and by Quebecor Media Inc. (incorporated by reference to Exhibit 10.1 to Vidéotron Ltée’s Registration Statement on Form F-4 dated January 8, 2004, Registration Statement No. 333-110697).
4.31	Seventh Amending Agreement dated as of November 19, 2004 to the Credit Agreement dated as of November 28, 2000, among Vidéotron Ltée, Royal Bank of Canada, as administrative agent, and the financial institutions signatory thereto and acknowledged by Le SuperClub Vidéotron Ltée, Groupe de Divertissement SuperClub inc., Videotron (1998) ltée, CF Cable TV Inc., Videotron (Regional) Ltd., 9139-3256 Québec inc., Videotron TVN inc., Les Propriétés SuperClub inc. and SuperClub Videotron Canada inc., as guarantors (the “Guarantors”), and by Quebecor Media Inc. (incorporated by reference to Exhibit 10.2 to Vidéotron Ltée’s Registration Statement on Form F-4 dated January 18, 2005, Registration Statement No. 333-121032).
4.32	Form of Amended and Restated Credit Agreement entered into as of November 28, 2000, as amended by a First Amending Agreement dated as of January 5, 2001, as Second Amending Agreement dated as of June 29, 2001, a Third Amending Agreement dated December 12, 2001 and accepted by the Lenders as of December 21, 2001, a Fourth Amending Agreement dated as of December 23, 2002, a Fifth Amending Agreement dated as of March 24, 2003, a Sixth Amending Agreement dated as of October 8, 2003 and a Seventh Amending Agreement dated as of November 19, 2004, among Vidéotron Ltée, Royal Bank of Canada, as administrative agent, and the financial institutions signatory thereto (incorporated by reference to Schedule 2 to Exhibit 10.2 to Videotron’s Registration Statement on Form F-4 dated January 18, 2005, Registration Statement No. 333-121032).
4.33	Form of Guarantee under the Vidéotron Ltée Credit Agreement (incorporated by reference to Schedule D of Exhibit 10.5 to Quebecor Media’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
4.34	Form of Share Pledge of the shares of Vidéotron Ltée and of the guarantors of the Vidéotron Ltée Credit Agreement (incorporated by reference to Schedule E of Exhibit 10.5 to Videotron’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).

4.35		Share Purchase Agreement dated December 22, 2003 between Carlyle VTL Holdings, L.P. and Carlyle Partners III (Videotron), L.P., and Quebecor Media Inc. and 9101-0827 Québec Inc. relating to the purchase 9101-0827 Québec Inc. of 5,000 Class C Preferred Shares of 3662527 Canada Inc. (incorporated by reference to Exhibit 4.11 of Quebecor Media’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed on March 31, 2004).
4.36		First Amendment to Share Purchase Agreement dated as of December 31, 2004 between Carlyle VTL Holdings, L.P. and Carlyle Partners III (Videotron), L.P. and Quebecor Media Inc. and 9101-0827 Québec Inc. (incorporated by reference to Exhibit 4.18 of Quebecor Media’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed on March 31, 2005).
5.1		Opinion of Ogilvy Renault LLP, counsel to Quebecor Media Inc., dated May 8, 2006.
8.1		Opinion of Ogilvy Renault LLP, counsel to Quebecor Media Inc., dated May 8, 2006 regarding certain Canadian federal income tax considerations (included in Exhibit 5.1 above).
10.1		Lease Agreement dated November 24, 1993 between Le Groupe Videotron Ltée and National Bank of Canada for the property located at 300 Viger Avenue East, Montréal, Province of Québec, Canada, together with a summary thereof in the English language (incorporated by reference to Exhibit 10.3 to Quebecor Media Inc.’s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
12.1		Statement of Computation of Ratio of Earnings to Fixed Charges (previously filed as and incorporated by reference to Exhibit 7.1 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2005, which was filed on March 29, 2006).
21.1		Subsidiaries of Quebecor Media Inc. (previously filed as and incorporated by reference to Exhibit 8.1 of Quebecor Media’s Annual Report on Form 20-F for fiscal year ended December 31, 2005, which was filed on March 29, 2006).
23.1		Consent of KPMG LLP, dated May 8, 2006.
23.2		Consent of Ogilvy Renault LLP, counsel to Quebecor Media Inc. (included in Exhibit 5.1 above).
23.3		Consent of Ropes & Gray LLP, special U.S. counsel to Quebecor Media Inc.
24.1		Powers of Attorney (included on signature pages to this registration statement).
25.1		Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee, on Form T-1.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	To be filed in an amendment to this Registration Statement on Form F-4.